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VERSO CORPORATION TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

VERSO CORPORATION
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Not Applicable
	(2)	Aggregate number of securities to which transaction applies: Not Applicable
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Not Applicable
	(4)	Proposed maximum aggregate value of transaction: $400,000,000
	(5)	Total fee paid: $80,000
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

Preliminary Proxy Statement—Subject to Completion, Dated December 10, 2019.

Verso Corporation 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243 www.versoco.com

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                ], 2020

To Our Stockholders:

        A special meeting of stockholders (the "Special Meeting") of Verso Corporation ("Verso") will be held at [            ], located at [            ], on [            ], 2020, beginning at [            ] (Eastern Time). At the Special Meeting, our stockholders will vote on proposals:

  1.
  To approve the sale of our Androscoggin mill, located in Jay, Maine, and our Stevens Point mill, located in Stevens Point, Wisconsin, pursuant to the Membership Interest Purchase Agreement, dated as November 11, 2019, by and between Pixelle Specialty Solutions LLC, Verso Paper Holding LLC and Verso (as amended from time to time).

  2.
  To approve the adjournment or postponement of the Special Meeting from time to time, if necessary or appropriate (as determined by the board of directors or a committee thereof), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposed sale described in Proposal 1.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.

        The accompanying proxy statement contains important information concerning the sale transaction, specific information about the Special Meeting and how to cast your vote. We encourage you to read the accompanying proxy statement in its entirety, including the section entitled "Risk Factors Related to the Sale Proposal" beginning on page 15, for a discussion of risks related to Proposal 1.

        The holders of Verso's Class A common stock and Class B common stock of record at the close of business on [            ], the record date for the Special Meeting, are entitled to receive notice of the Special Meeting and to vote the shares of common stock that they held on the record date at the Special Meeting and any postponement or adjournment thereof. A list of the stockholders as of the record date will be available for inspection by any stockholder at Verso's offices located at 8540 Gander Creek Drive, Miamisburg, Ohio, during ordinary business hours beginning on [            ], 2020.

        Your vote is very important. Whether or not you plan to attend the Special Meeting of stockholders, please vote by proxy using the Internet, by telephone or by mailing the enclosed proxy card. If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in "street name"), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. Because Proposal 1 requires the approval of the holders of the majority of our outstanding common stock, if you do not vote or do not give instructions to your broker, it will have the same effect as voting against Proposal 1.

By order of the Board of Directors, St. John Daugherty Secretary
[ ], [ ]

VERSO CORPORATION

Preliminary Proxy Statement—Subject to Completion, Dated December 10, 2019.

Verso Corporation 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243 www.versoco.com

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [            ], 2020

        We are furnishing this proxy statement in connection with the solicitation of proxies by Verso Corporation ("Verso") on behalf of our board of directors for use at a special meeting of stockholders (the "Special Meeting"), and any postponement or adjournment thereof, to be held at [            ], located at [            ] on [            ], 2020, beginning at [            ] (Eastern Time). At the Special Meeting, stockholders will be asked to adopt resolutions:

  1.
  To approve the sale of our Androscoggin mill, located in Jay, Maine, and our Stevens Point mill, located in Stevens Point, Wisconsin, pursuant to the Membership Interest Purchase Agreement, dated as November 11, 2019, by and between Pixelle Specialty Solutions LLC, Verso Paper Holding LLC and Verso (as amended from time to time). We refer to this proposal as the "Sale Proposal."

  2.
  To approve the adjournment or postponement of the Special Meeting from time to time, if necessary or appropriate (as determined by the board of directors or a committee thereof), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Sale Proposal. We refer to this proposal as the "Proposal to Adjourn or Postpone the Special Meeting."

        The proposals are set forth in the accompanying Notice of Special Meeting of stockholders and are described in this proxy statement.

        OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MEMBERSHIP INTEREST PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE SALE PROPOSAL AND "FOR" THE APPROVAL OF THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING.

        Your vote is very important. Whether or not you plan to attend the Special Meeting of stockholders, please vote by proxy on the Internet, by telephone or by mailing the enclosed proxy card.

        The holders of Verso's Class A common stock and Class B common stock of record at the close of business on [            ], [            ], the record date for the Special Meeting, are entitled to receive notice of the Special Meeting and to vote the shares of common stock that they held on the record date at the Special Meeting and any postponement or adjournment thereof. A list of the stockholders as of the record date will be available for inspection by any stockholder at Verso's offices located at 8540 Gander Creek Drive, Miamisburg, Ohio, during ordinary business hours beginning on [            ], 2020.

        In this proxy statement, the terms the "Company," "Verso," "we," "our" and "us" refer to Verso Corporation and, where appropriate, its subsidiaries.

        This proxy statement and the accompanying materials are first being sent or given to our stockholders on or about [            ], [            ].

        Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of stockholders to be held on [            ], 2020: This proxy statement, a form of proxy, and our 2018 Annual Report are available for viewing and printing at the following website: http://www.viewproxy.com/Verso/2019.

        YOUR VOTE IS EXTREMELY IMPORTANT. YOU MAY VOTE YOUR SHARES BY PROXY OR IN PERSON. WE REQUEST THAT YOU READ THE PROXY STATEMENT AND VOTE YOUR SHARES BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR BY VOTING VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

 SUMMARY TERM SHEET

        This summary term sheet, together with the "Information About the Special Meeting" section that follows, highlights selected information from this proxy statement about the proposed sale of our Androscoggin mill, located in Jay, Maine, and our Stevens Point mill, located in Stevens Point, Wisconsin, to Pixelle Specialty Solutions LLC, which we refer to as the Sale Transaction. This summary term sheet and the information about the Special Meeting section may not contain all of the information that is important to you. For a more complete description of the Sale Transaction, you should carefully read this proxy statement and the Membership Interest Purchase Agreement attached hereto as Appendix A in their entirety. The location of the more detailed description of each item in this summary is provided in the parentheses in each sub-heading below. Also see "WHERE YOU CAN FIND MORE INFORMATION" on page 86.

Parties to the Sale Transaction (page 19)

  Verso Corporation and its Subsidiaries

        Verso, a Delaware corporation, is publicly traded on the New York Stock Exchange (symbol: VRS). Verso Paper Holding LLC (which we refer to as "Verso Paper") is a Delaware limited liability company and an indirect wholly-owned subsidiary of Verso. Verso, together with its subsidiaries, is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results.

  Pixelle Specialty Solutions LLC

        Pixelle Specialty Solutions LLC (which we refer to as "Pixelle"), is a Delaware limited liability company and a leading manufacturer and supplier of specialty paper and engineered products with manufacturing facilities in Pennsylvania and Ohio. Pixelle was formed in 2018 as a subsidiary of the Lindsay Goldberg Funds (as defined in the section below).

  Lindsay Goldberg

        Goldberg Lindsay & Co. LLC (which we refer to as "Lindsay Goldberg") is not a party to the Purchase Agreement, but Pixelle is indirectly owned by private equity funds managed by affiliates of Lindsay Goldberg (which we refer to as the "Lindsay Goldberg Funds"). Lindsay Goldberg is a private investment firm that focuses on partnering with families, founders and management teams seeking to actively build their businesses. Founded in 2001, Lindsay Goldberg's relationship-driven approach is centered upon a collaborative investment model and supported by its global network of affiliate partners. Lindsay Goldberg has managed approximately $13 billion of committed capital in private equity funds invested across a core group of industries including sectors such as consumer, healthcare, industrials, and business, government & financial services.

The Purchase Agreement (page 50 and Appendix A)

        At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Sale Proposal, pursuant to the Membership Interest Purchase Agreement (which we refer to, as it may be amended from time to time, as the "Purchase Agreement"), dated as of November 11, 2019, by and among Verso, Verso Paper and Pixelle. Pursuant to the Purchase Agreement, we will sell, for an aggregate purchase price of $400 million (which we refer to as the "Purchase Price"), substantially all of the assets and assumed liabilities primarily related to our Androscoggin mill located in Jay, Maine (which we refer to as the "Androscoggin Mill") and our Stevens Point mill, located in Stevens Point, Wisconsin (which we refer to as the "Stevens Point Mill"), through the sale of all of the outstanding membership interests in Verso Androscoggin LLC (which we refer to as "Verso Androscoggin"), a

Delaware limited liability company and direct wholly owned subsidiary of Verso Paper, which, after giving effect to the internal reorganization contemplated by the Restructuring Agreement (as defined below), as of the closing date, will hold all of such assets (we refer to the transactions contemplated by the Purchase Agreement as the "Sale Transaction"). The Purchase Price consists of $365 million in cash and Pixelle's assumption of $35 million of Verso's pension liabilities, and is subject to customary purchase price adjustments.

        A copy of the Purchase Agreement is attached as Appendix A to this proxy statement. We encourage you to read the Purchase Agreement in its entirety.

Recommendation of our Board of Directors (page 28)

        After careful consideration, our board of directors unanimously recommends that you vote "FOR" the Sale Proposal and "FOR" the Proposal to Adjourn or Postpone the Special Meeting.

        In reaching its decision to approve the Purchase Agreement and the Sale Transaction and to recommend that you vote in favor of these proposals, our board of directors considered a wide range of material factors relating to the Purchase Agreement and the Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see "Proposal 1: The Sale Proposal—Reasons for Recommendation" beginning on page 28 below.

Opinion of our Financial Advisor (page 33)

        On November 11, 2019, Houlihan Lokey Capital, Inc., (which we refer to as "Houlihan Lokey"), orally rendered its opinion to the board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the board of directors dated November 11, 2019), as to, as of November 11, 2019, the fairness, from a financial point of view, to Verso of the Purchase Price to be received by Verso Paper for the equity interests in Verso Androscoggin in the Sale Transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement.

        Houlihan Lokey's opinion was directed to the board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Verso of the Purchase Price to be received by Verso Paper for the equity interest in Verso Androscoggin in the Sale Transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement and did not address any other aspect or implication of the Sale Transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the board of directors, any security holder of Verso or any other person as to how to act or vote with respect to any matter relating to the Sale Transaction or otherwise.

Information about the Special Meeting (page 9)

        Date, Time and Place.    The Special Meeting will be held at [            ], located at [            ] on [            ], 2020, beginning at [            ] (Eastern Time).

        Record Date and Voting Power.    You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on [            ], [            ], the record date for the

Special Meeting. You will have one vote at the Special Meeting for each share of our common stock you held at the close of business on the record date. There are [            ] shares of our common stock entitled to be voted at the Special Meeting.

        Required Vote.    The approval of the Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Verso entitled to vote on the Sale Proposal. Abstentions, broker non-votes, and the failure to vote will have the same effect as votes against the Sale Proposal. The Proposal to Adjourn or Postpone the Special Meeting will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present in person or by proxy at the Special Meeting. Abstentions would have the same effect as a vote against this proposal and broker non-votes (if any) would have no effect on the outcome of the vote on this proposal.

Interests of Certain Persons in the Sale Transaction (page 44)

        Leslie T. Lederer served as our Interim Chief Executive Officer from April 5, 2019 until November 11, 2019, when he became Senior Transaction Advisor to Verso. In connection with Mr. Lederer's appointment as Senior Transaction Advisor, the board of directors approved an amendment to Mr. Lederer's previously issued equity award agreement pursuant to which the remaining unvested stock units subject to the award will vest upon the closing of the Sale Transaction, generally subject to Mr. Lederer's continued employment. Mr. Lederer's unvested stock units will be converted into an aggregate of 60,948 shares of Verso Class A common stock upon the closing.

Conditions to Closing (page 60)

        The Sale Transaction, which we anticipate will close in the first quarter of 2020, is subject to certain closing conditions including, among others:

  •
  the affirmative vote of the holders of a majority of the outstanding shares of common stock of Verso entitled to vote on the approval of the Sale Proposal;

  •
  the absence of certain legal impediments to the Sale Transaction;

  •
  the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  granting of an approval by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, as amended; and

  •
  the completion of the transactions contemplated by the Restructuring Agreement pursuant to which, prior to closing, Verso and certain of Verso's affiliates will transfer certain assets and liabilities to Verso Androscoggin, so that Verso Androscoggin will hold at the closing substantially all of the assets primarily related to the business operated at the Androscoggin Mill and the Stevens Point Mill, and will have assumed certain related liabilities (the "Restructuring Agreement").

Solicitation of Other Offers; Exclusivity (page 56)

        Upon execution of the Purchase Agreement, we were required to end all existing discussions or negotiations with other parties conducted prior to the execution of the Purchase Agreement with respect to any competing acquisition proposal or any proposal that could reasonably be expected to lead to a competing acquisition proposal. We also have agreed not to, and we are required to cause our representatives not to, directly or indirectly, solicit, initiate or knowingly encourage any competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal or otherwise take certain actions related to a proposed competing proposal.

        Notwithstanding the above, prior to stockholder approval and subject to our compliance with certain procedural requirements, Verso is permitted to furnish nonpublic information to, and participate in discussions or negotiations with, any person in response to an unsolicited competing proposal that the board of directors determines in good faith after consultation with financial advisors and outside legal counsel would reasonably be expected to lead to a superior proposal.

Termination (page 60)

        The Purchase Agreement may be terminated:

  •
  by either party (i) upon mutual consent, (ii) if the closing has not occurred on or prior to May 11, 2020, (iii) if the transactions are permanently enjoined or prohibited, (iv) if stockholder approval of the Sale Transaction is not obtained at the Special Meeting, or (v) by either party due to a material breach of the Purchase Agreement by the other party if such breach would result in the failure of any of the conditions to be satisfied (subject to a 45 day cure period);

  •
  by us, prior to receipt of stockholder approval, to enter into an alternative purchase agreement with respect to a superior proposal, subject to our compliance in all material respects with the non-solicitation provisions of the Purchase Agreement and the payment of a termination fee;

  •
  by Pixelle, prior to receipt of stockholder approval, if the board of directors has made an adverse recommendation change, with respect to the Sale Transaction; and

  •
  by us if Pixelle fails to consummate the Sale Transaction within five business days after all conditions are satisfied and we have provided notice that we are ready, willing and able to consummate the closing.

Termination Fees (page 60)

        We will be required to pay to Pixelle a termination fee of $15 million in the event:

  (i)
  we terminate the Purchase Agreement to enter into an alternative acquisition agreement with respect to a superior proposal;

  (ii)
  Pixelle terminates the Purchase Agreement as a result of the board of directors making an adverse recommendation change with respect to the Sale Transaction; or

  (iii)
  (A) within 12 months of termination of the Purchase Agreement we enter into an alternative transaction agreement or a competing proposal (as defined below in the section entitled "Solicitation of Other Offers; Exclusivity" beginning on page 56 of this proxy statement), which represents 50.1% of or more of the consolidated revenues, net income or assets of Verso and its subsidiaries, taken as a whole, (B) after the date of the Purchase Agreement and prior to such termination a competing proposal has been publicly disclosed or privately made to our board of directors and (C) such termination of the Purchase Agreement is (1) by either Pixelle or Verso following stockholders failing to approve Proposal 1 at the Special Meeting or because the closing has not occurred on or prior to May 11, 2020 or (2) by Pixelle due to our material, unremedied breach of the Purchase Agreement.

        Pixelle will be required to pay us a termination fee of $15 million in the event that we terminate the Purchase Agreement as a result of Pixelle's failure to consummate the Sale Transaction within five business days after all conditions are satisfied and we have provided the required notice that we are ready, willing and able to consummate the Sale Transaction.

Expense Reimbursement (page 61)

        We have agreed to reimburse Pixelle for its reasonable out-of-pocket expenses, not to exceed $3.5 million, in the event of a termination due to either (i) a failure to obtain stockholder approval of the Sale Transaction or (ii) a failure to consummate the Sale Transaction prior to May 11, 2020 and stockholder approval has not been obtained at the time of termination.

Financing the Sale Transaction (see pages 45)

        Pixelle expects to finance the cash consideration payable in connection with the Sale Transaction with a combination of (i) cash on hand, (ii) debt financing to be provided by certain financial institutions as incremental facilities pursuant to an amendment to its existing credit agreement (further described in the section entitled "Proposal 1: The Sale Transaction—Financing the Sale Transaction—Debt Commitment Letter" beginning on page 45) and (iii) equity financing to be provided by the Lindsay Goldberg Funds (further described in the section entitled "Proposal 1: The Sale Transaction—Financing the Sale Transaction—Equity Commitment Letter" beginning on page 46). The obligations of Pixelle under the Purchase Agreement are not conditioned upon its ability to obtain financing.

Expected Consummation of Sale Transaction

        We expect to consummate the Sale Transaction as soon as practicable after all of the closing conditions in the Purchase Agreement, including approval of the Sale Proposal by our stockholders, have been satisfied or waived. Subject to the satisfaction or waiver of these conditions, we anticipate the Sale Transaction to close in the first quarter of 2020. However, there can be no assurance that the Sale Transaction will be consummated at all or, if consummated, when it will be consummated.

Nature of Verso's Business Following the Sale Transaction (page 44)

        Upon the consummation of the Sale Transaction, Verso will produce a comprehensive portfolio of graphic paper products for applications across our customer base, bleached hardwood market pulp, and certain specialty products, which are permitted to be produced pursuant to the provisions of the non-competition restrictions in the Purchase Agreement, at four mill locations with a combined annual capacity of approximately two million tons of paper. These mills are located in Quinnesec, Michigan, Wisconsin Rapids, Wisconsin, Duluth, Minnesota and Escanaba, Michigan. In addition, the Quinnesec mill will sell approximately 55,200 air-dried metric tons of bleached hardwood market pulp annually to Pixelle pursuant to the supply agreement to be entered into with Pixelle in connection with the closing. See "Purchase Agreement—Ancillary Agreements." Our Wisconsin Rapids Mill will sell approximately 51,600 air-dried metric tons of bleached hardwood wetlap pulp annually to Pixelle pursuant to this supply agreement. Revenues for our remaining business based on the trailing twelve month period was approximately $2 billion.

Effects on Our Business if the Sale Transaction is Not Consummated (page 44)

        If the Sale Transaction is not consummated, we will continue to operate our Androscoggin Mill and our Stevens Point Mill, and we will continue to consider and evaluate other strategic opportunities with respect to those or our other mills. In such a circumstance, there can be no assurances that our continued operation of our Androscoggin Mill and our Stevens Point Mill or any alternative strategic opportunities will result in the same or greater value to our stockholders as the proposed Sale Transaction.

        If the Sale Transaction is not consummated, we will not receive the expected proceeds from the Sale Transaction.

        If the Purchase Agreement is terminated under certain circumstances described in this proxy statement and set forth in Section 7 of the Purchase Agreement and described above, we may be required to pay to Pixelle a termination fee of $15 million or reimburse certain of Pixelle's expenses incurred in connection with the Sale Transaction, up to $3.5 million. Pixelle will be required to pay us a termination fee of $15 million in the event that we terminate the Purchase Agreement as a result of Pixelle's failure to consummate the Sale Transaction within five business days after all conditions are satisfied and we have provided the required notice that we are ready, willing and able to consummate the Sale Transaction.

Ancillary Agreements (page 64)

        In connection with the Sale Transaction, the following additional agreements were negotiated and were executed or will be executed at or before the consummation of the Sale Transaction:

  Restructuring Agreement

        Verso and certain of its affiliates entered into the Restructuring Agreement contemporaneously with the execution of the Purchase Agreement, which contemplates that, prior to closing Verso and certain of Verso's affiliates will transfer certain assets and liabilities to Verso Androscoggin, so that Verso Androscoggin will hold at the closing all of the assets primarily related to the Androscoggin Mill and the Stevens Point Mill, and will have assumed certain related liabilities. The Restructuring Agreement provides, among other things, that Verso will retain certain liabilities under environmental laws relating to its ownership or operation of the two mills prior to the closing date.

  Transition Services Agreement

        The transition services agreement provides for our provision of certain services for a transition period following the consummation of the Sale Transaction.

  Supply Agreement

        We also entered into a binding term sheet with Pixelle contemporaneously with the execution of the Purchase Agreement which sets forth the material terms to be included in a supply agreement to be entered into by us and Pixelle at closing to provide for the supply of both wet lap pulp and bleached hardwood kraft pulp to Pixelle for a four-year period following the closing of the Sale Transaction, with an option, at Pixelle's election, to extend such term for one additional four-year period. We have agreed to supply 4,600 tons of baled hardwood per month from our Quinnesec, Michigan mill and 4,300 tons of wet-lap hardwood pulp per month from our Wisconsin Rapids, Wisconsin mill.

Regulatory Approvals (page 47)

        To consummate the Sale Transaction, Verso and Pixelle must obtain certain approvals from, or make filings with, several United States federal regulatory authorities. Such federal approvals and filings include the following:

  •
  the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act" in this proxy statement, and the related rules and regulations, following the filing of the notification and report forms with the Federal Trade Commission, which we refer to as the "FTC" in this proxy statement, and the Antitrust Division of the Department of Justice, which we refer to as the "Antitrust Division" in this proxy statement; and

  •
  authorization of the Federal Energy Regulatory Commission, which we refer to as "FERC" in this proxy statement, of the Sale Transaction under Section 203 of the Federal Power Act, as amended (which we refer to as the "FPA").

        Although we believe that we will receive these required approvals, we cannot give any assurance as to the timing of these approvals or as to Verso's and Pixelle's ultimate ability to obtain such approvals (or any additional approvals or filings which may otherwise become necessary). We also cannot ensure that we will obtain such approvals on terms and subject to conditions satisfactory to Verso and Pixelle or that the granting of required approvals will not involve the imposition of additional conditions on the completion of the Sale Transaction.

Appraisal Rights in Respect of the Transaction (page 47)

        No appraisal or dissenters' rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the actions contemplated by the Sale Proposal or the Proposal to Adjourn or Postpone the Special Meeting.

Anticipated Accounting Treatment of the Sale Transaction (page 48)

        Following the consummation of the Sale Transaction, the related account balances for the assets sold and liabilities assumed by Pixelle pursuant to the Purchase Agreement will be removed from Verso's books and Verso will record a gain on the sale equal to the difference between the net purchase price received and the net book value of the assets sold and liabilities assumed by Pixelle.

Material U.S. Federal Income Tax Consequences of the Sale Transaction (page 48)

        The Sale Transaction will be treated as a taxable sale of assets by Verso and will give rise to a net taxable gain recognition for the purpose of United States federal income tax and various state and local jurisdictions. Generally, the Sale Transaction will not produce any separate and independent U.S. federal income tax consequences to our U.S. stockholders. Each stockholder is urged to consult his or her own tax advisor as to tax consequences of the transactions, including any state, local, foreign or other tax consequences and on his or her particular facts and circumstances.

Risk Factors Relating to the Sale Proposal (page 15)

        In evaluating the Sale Proposal, you should carefully read this proxy statement and consider the factors discussed in the section entitled "Risk Factors Relating to the Sale Proposal."

INFORMATION ABOUT THE SPECIAL MEETING

What is the purpose of the Special Meeting?

        At the Special Meeting, Verso's stockholders will vote on proposals to:

  1.
  Approve the Sale Proposal.

  2.
  Approve the Proposal to Adjourn or Postpone the Special Meeting.

Will any other business be conducted at the Special Meeting?

        As of the date of this proxy statement, the board of directors knows of no business that will be presented at the Special Meeting other than the proposals described in this proxy statement. However, if any other proposal properly comes before the stockholders for a vote at the Special Meeting, the proxy holders will vote your shares in accordance with their best judgment.

How does the board of directors recommend that I vote on these proposals?

        The board of directors recommends that you vote your shares:

  •
  Proposal 1—"FOR" the Sale Proposal.

  •
  Proposal 2—"FOR" the Proposal to Adjourn or Postpone the Special Meeting.

Who is entitled to vote?

        The holders of Verso's Class A common stock of record at the close of business on [            ], [            ], the record date for the Special Meeting, are entitled to receive notice of the Special Meeting and to vote the shares of common stock that they held on the record date at the Special Meeting and any postponement or adjournment thereof. You are a stockholder of record if your shares of common stock are registered directly in your name with Computershare Inc., our registrar and transfer agent. If your shares are held by a broker, bank or other nominee, then you are not a stockholder of record, but instead you are the beneficial owner of shares held in "street name." If you hold your shares in "street name," the broker, bank or other nominee that holds your shares will provide you with information about how to instruct it to vote your shares held in "street name" at the annual meeting.

        Each outstanding share of Class A common stock and Class B common stock entitles its holder to one vote on each matter voted on at the Special Meeting. At the close of business on [            ], [            ], there were [            ] outstanding shares of Class A common stock and no outstanding shares of Class B common stock.

How many shares must be present to conduct business at the Special Meeting?

        A quorum must be present at the Special Meeting in order for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of a majority in voting power of the outstanding shares of Class A common stock entitled to vote at the Special Meeting will constitute a quorum. Abstentions will be included in the number of shares considered present at the Special Meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the Special Meeting?

        If a quorum is not present at the scheduled time of the Special Meeting, either the chairman of the Special Meeting or the holders of a majority in voting power of the outstanding shares of common stock present in person or represented by proxy at the Special Meeting may adjourn the Special Meeting to another place, date or time until a quorum is present. The date, time, place (if any) and means of remote communication (if any) of the adjourned meeting will be announced at the Special

Meeting when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days from the date for which the Special Meeting was originally called or unless after the adjournment a new record date is fixed for the adjourned meeting.

What vote is required to approve each of the proposals?

        Proposal 1—Sale Proposal.    The approval of the Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Verso entitled to vote on the Sale Proposal. If you abstain from voting, either in person or by proxy, or you do not vote or do not instruct your broker or other nominee how to vote your shares, the resulting abstention or broker non-vote (if any) will have the same effect as a vote against the Sale Proposal.

        Proposal 2—Proposal to Adjourn or Postpone the Special Meeting.    The Proposal to Adjourn or Postpone the Special Meeting will require the approval of the holders of a majority of the voting power of our common stock present in person or by proxy at the Special Meeting. Abstentions would have the same effect as a vote against this proposal and broker non-votes (if any) would have no effect on the outcome of the vote on this proposal.

How are votes counted at the Special Meeting?

        For Proposal 1 (Sale Proposal) and Proposal 2 (Proposal to Adjourn or Postpone the Special Meeting), you may vote "FOR," "AGAINST" or "ABSTAIN."

How may I vote my shares?

        You may vote your shares either by proxy without attending the Special Meeting or in person at the Special Meeting. We urge you to vote by proxy even if you plan to attend the Special Meeting. That will help us to know as soon as possible that we have a quorum in order to conduct business at the Special Meeting. Returning your proxy card will not affect your right to revoke your proxy or to attend the Special Meeting and vote in person.

How do I vote my shares by proxy?

        If you are a stockholder of record and want to vote your shares by proxy without attending the Special Meeting, you may vote on the Internet, by telephone or by mail by following the instructions below, which also are printed on your proxy card:

  •
  Internet—If voting on the Internet, please refer to the instructions on the enclosed proxy card when you access the website; and follow the prompts to vote your shares.

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  Telephone—If voting by telephone, please refer to the instructions on the enclosed proxy card when using any touch-tone telephone; have your proxy card available when you make the call.

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  Mail—If voting by mail, please mark, sign and date your proxy card, then detach it from the voting instructions, and return the proxy card in the included postage-prepaid envelope.

        If you are a beneficial owner of shares held in "street name," then your broker, bank or other nominee will provide you with information about how to provide it with voting instructions, so that it may vote your shares as you direct. You can provide voting instructions to your broker, bank or other nominee by properly completing, signing, dating and returning by mail the voting instruction form that it provides to you. In the alternative, if your broker, bank or other nominee offers telephone or Internet voting options, you can provide your voting instructions by telephone or on the Internet by following the voting instructions that your broker, bank or other nominee provides to you. If you do not give instructions to your broker, your broker will not be able to vote your shares with respect to any of the Proposals.

How do I vote my shares in person?

        If you are a stockholder of record and attend the Special Meeting, you may vote at the Special Meeting by delivering your completed proxy card in person. In the alternative, you may vote at the Special Meeting by completing and submitting a ballot in person. We will distribute ballots to stockholders of record who wish to vote in person at the Special Meeting. If you are a beneficial owner of shares held in "street name," you may vote at the Special Meeting only if you obtain and bring to the Special Meeting a "legal proxy" from your broker, bank or other nominee that holds your shares giving you the right to vote the shares in person at the Special Meeting.

What is the deadline to ensure my shares are voted if I do not attend the Special Meeting?

        If you are a stockholder of record, your proxy should be received via telephone or Internet by 11:59 p.m. (Eastern Time) on [            ], 2020, to ensure your shares are voted at the Special Meeting. If you are a stockholder of record, you also have the option of completing, signing, dating and returning your proxy card so that it is received by Verso before the polls close at the Special Meeting in order for your shares to be voted at the Special Meeting. If you are a beneficial owner of shares, you should comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares.

If I return my proxy card without specifying voting instructions on it, will my shares be voted?

        If you are a stockholder of record or a beneficial owner and return your signed and dated proxy card without indicating voting instructions on it, your shares will be voted in accordance with the recommendations of our board of directors. See "How does the board of directors recommend that I vote on these proposals?"

What are broker non-votes and how do they affect voting?

        A "broker non-vote" occurs when a broker, bank or other nominee that holds shares in "street name" for a beneficial owner exercises its discretion to vote the shares on a routine item at a Special Meeting, but is not permitted to vote these shares on one or more non-routine items at the Special Meeting as a result of not having received voting instructions on the non-routine item(s) from the beneficial owner. In such event, the shares will be voted on the routine item(s) in the manner directed by the nominee and will constitute broker non-votes on each of the non-routine items. It is anticipated that there will not be any "broker non-votes" at this Special Meeting.

How do I change my vote or revoke my proxy?

        Your attendance at the Special Meeting, by itself, will not revoke your proxy or change your vote. If you are a stockholder of record, you may revoke your proxy or change your vote at any time before the polls are closed at the Special Meeting by taking any of the following actions: properly completing, signing, dating and returning another proxy card with a later date; voting in person at the Special Meeting; or giving written notice of your revocation to our Secretary. You may also revoke a previously submitted proxy and change your vote by submitting a later dated proxy via telephone or Internet by the deadlines specified above under "What is the deadline to ensure my shares are voted if I do not attend the Special Meeting?" Only the latest validly executed proxy that you submit will be counted. If you are a beneficial owner of shares held in "street name," you may revoke your proxy and change your vote only by submitting new voting instructions to the broker, bank or other nominee that holds your shares by the deadlines provided by such broker, bank or other nominee, or by obtaining a legal proxy from your nominee giving you the right to vote your shares in person at the Special Meeting and attending and voting at such Special Meeting.

Who will count the votes?

        Verso has retained [            ] to tabulate and certify the stockholder votes.

Who pays for the proxy solicitation and how will Verso solicit votes?

        Verso will pay all costs associated with its solicitation of proxies in connection with the Special Meeting. We also will reimburse any costs incurred by brokers, banks and other nominees to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of our board of directors in person or by mail, telephone, facsimile or e-mail. We have hired MacKenzie Partners, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $[            ].

Where can I find the results of the stockholder votes at the Special Meeting?

        We will disclose the results of the stockholder votes at the Special Meeting in a current report on Form 8-K to be filed with the Securities and Exchange Commission (which we refer to as the "SEC") within four business days after the Special Meeting. The report also will be available on Verso's website at www.versoco.com on the "Investors" page. The information on our website is not a part of this proxy statement.

What are the U.S. federal income tax consequences of the Sale Transaction to U.S. stockholders?

        The Sale Transaction is a corporate action. Generally, the Sale Transaction will not produce any separate and independent U.S. federal income tax consequences to our U.S. stockholders. See "Proposal 1: The Sale Proposal—Material U.S. Federal Income Tax Consequences of the Sale Transaction" beginning on page 48.

When will I be asked to vote to elect directors to the board of directors of Verso?

        You are receiving this proxy statement in connection with Verso's Special Meeting of Stockholders to be held on [            ], 2020 to approve the Sale Transaction. Verso has sent to stockholders a separate proxy statement in connection with its 2019 Annual Meeting of Stockholders to be held on January 21, 2020. Information about the proposals to be voted on at the 2019 Annual Meeting, including the election of directors, and other information regarding the 2019 Annual Meeting, including the date, time and location, and who is entitled to receive notice and vote at the 2019 Annual Meeting is included in the separate preliminary proxy statement that Verso filed with the SEC on December 9, 2019.

Who can I contact with questions?

        Verso has engaged MacKenzie Partners to act as proxy solicitor. You may contact them as follows:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
(212) 929-5500
or
 Toll-Free (800) 322-2885

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

        In this proxy statement, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or "Securities Act," and Section 21E of the Securities Exchange Act of 1934, as amended, or "Exchange Act." Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. They include, for example, statements relating to our business and operating outlook; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on us. Actual results could vary materially depending on risks and uncertainties that may affect us and our business. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the long-term structural decline and general softening of demand facing the paper industry; our exploration of strategic alternatives, including the possible sale or merger of our entire company or a material portion of our business and our ability to consummate any such strategic transactions, including the proposed sale of Verso's Androscoggin Mill and Stevens Point Mill; the risk that the Purchase Agreement would limit our ability to pursue other strategic alternatives to the Sale Transaction; the risk that the Purchase Agreement might expose us to contingent liabilities; risks related to our ability to obtain stockholder approval for the Sale Transaction; the risk that the pending Sale Transaction could create unknown impacts on our future prospects; the risk that the amount of net proceeds that we would receive from the Sale Transaction is subject to uncertainties; the risk that stockholders are not guaranteed to receive any of the proceeds from the Sale Transaction; the risk that management could spend or invest the net proceeds from the Sale Transaction in ways against stockholders' wishes; the risk that some of our executive officers might have interests in the Sale Transaction that might be in addition to, or different from, stockholders' interests; the risk that our business following the Sale Transaction would be reduced and less diversified; the risk that we would be unable to compete with respect to certain specialty paper products for two years after the closing of the Sale Transaction; the risk that we may be unable to obtain governmental and regulatory approvals required for the Sale Transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the Sale Transaction; the risk that an event, change or other circumstances could give rise to the termination of the Sale Transaction; the risk that failure to consummate the Sale Transaction might materially and adversely affect our business, financial condition and results of operation; the risk that a condition to closing of the Sale Transaction may not be satisfied; the risk that we would be required to pay a termination fee or expense reimbursement if the Purchase Agreement is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; the timing to consummate the Sale Transaction; the risk that any announcement relating to the Sale Transaction could have adverse effects on the market price of Verso's common stock; the risk of litigation related to the Sale Transaction; the risk of disruption from the Sale Transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; our adoption of a limited duration stockholder rights plan and its ability to delay or discourage a merger, tender offer or change of control; negative effects of a proxy contest and the actions of activist stockholders; developments in alternative media, which have and are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; intense competition in the paper manufacturing industry; our dependence on a small number of customers for a significant portion of our business; any additional closure and other restructuring costs; our limited ability to control the pricing of our products or pass through increases in our costs to our customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described in Part I, Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Part II, Item 1A, "Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statement made in this proxy statement to reflect subsequent events or circumstances or actual outcomes.

 RISK FACTORS RELATING TO THE SALE PROPOSAL

While the Sale Transaction is pending, it creates unknown impacts on our future which could materially and adversely affect our business, financial condition and results of operations.

        While the Sale Transaction is pending, it creates unknown impacts on our future. Therefore, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending consummation of the Sale Transaction. In addition, while the Sale Transaction is pending, we are subject to a number of risks, including:

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  the additional attention required of management, our board of directors and employees on issues related to the Sale Transaction and away from our day-to-day business;

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  the potential disruption to business partners and other service providers from the proposed transaction making it more difficult to maintain relationships with customers, employees or suppliers;

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  our potential ability to attract, retain and motivate key employees due to employees' concerns about their possible job retention following the Sale Transaction or a shift in loyalty of employees that will be transferred to Pixelle as a result of the Sale Transaction before the consummation of the Sale Transaction; and

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  our potential inability to respond effectively to competitive pressures, industry developments and future opportunities.

        The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations.

        We have also incurred substantial transaction costs in connection with the Sale Transaction and we will continue to do so until the consummation of the Sale Transaction.

The failure to consummate the Sale Transaction may materially and adversely affect our business, financial condition and results of operations.

        The Sale Transaction, which is anticipated to close in the first quarter of 2020, is subject to various closing conditions including, among others, (i) the affirmative vote of the holders of a majority of the outstanding shares of common stock of Verso entitled to vote on the approval of the Sale Proposal, (ii) the absence of certain legal impediments to the Sale Transaction, (iii) the expiration or termination of the required waiting periods under the HSR Act, and (iv) granting of an approval by the FERC under Section 203 of the FPA. In addition, Pixelle's obligation to close the Sale Transaction is subject to certain other conditions, including the absence of a material adverse change with respect to the business of the two mills.

        We cannot control some of these conditions and we cannot assure you that they will be satisfied, or that Pixelle will waive any condition that is not satisfied. If the Sale Transaction is not consummated, we may be subject to a number of risks, including the following:

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  we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price or other terms of the alternate transaction as compared to what is proposed in the Sale Transaction;

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  the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the Sale Transaction will be consummated;

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  the failure to complete the Sale Transaction may create doubt as to our ability to effectively implement our current business strategies;

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  our costs related to the Sale Transaction, such as legal, accounting and financial advisory fees, must be paid even if the Sale Transaction is not completed;

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  our relationships with our customers, suppliers and employees may be damaged and our business may be harmed;

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  in certain instances we may be required to pay Pixelle a $15 million termination fee or reimburse Pixelle's expenses up to $3.5 million; and

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  we may not be able to return cash to stockholders pursuant to our board of directors' announced plan to distribute a substantial portion of the net proceeds of the Sale Transaction to our stockholders.

        The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations, which could cause the market value of our common stock to decline.

The Purchase Agreement limits our ability to pursue other strategic alternatives to the Sale Transaction.

        The terms of the Purchase Agreement required us to immediately cease and cause to be terminated all existing discussions or negotiations with any person (except for Pixelle, its affiliates and its and their respective representatives) conducted prior to the execution of the Purchase Agreement with respect to any competing acquisition proposal or any proposal that could reasonably be expected to lead to a competing acquisition proposal. We have further agreed (x) not to solicit, initiate, or knowingly encourage, induce or facilitate any alternative acquisition proposals or engage in discussions related thereto and (y) to certain restrictions on our ability to respond to any such proposal, subject to certain exceptions. If, prior to the receipt of stockholder approval at the Special Meeting, (i) we receive a superior proposal (as defined in the section entitled "Solicitation of Other Offers; Exclusivity" beginning on page 56 of this proxy statement) that did not result from a material breach of the non-solicitation provision of the Purchase Agreement or (ii) an intervening event (as defined in the section entitled "Recommendation/Superior Offer" beginning on page 58 of this proxy statement) has occurred and, in either case, our board of directors determines in good faith (after consulting with its outside legal and financial advisors) that a failure to change the board recommendation would be inconsistent with our board of directors' fiduciary duties, then our board of directors may take action to change the board recommendation or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to a superior proposal, subject to the terms of the Purchase Agreement, including payment of a $15 million termination fee.

If the Purchase Agreement is terminated under specified circumstances we will be required to pay Pixelle a $15 million termination fee or reimburse Pixelle's expenses up to $3.5 million. The requirement to pay this termination fee may discourage third parties from submitting an alternative proposal.

        Under the terms of the Purchase Agreement, we are required to pay Pixelle $15 million in cash in the event that:

  (i)
  we terminate the Purchase Agreement to enter into an alternative acquisition agreement with respect to a superior proposal;

  (ii)
  Pixelle terminates the Purchase Agreement as a result of the board of directors making an adverse recommendation change with respect to the Sale Transaction; or

  (iii)
  (A) within 12 months of termination of the Purchase Agreement we enter into an alternative transaction agreement or a competing proposal (as defined below in the section entitled "Solicitation of Other Offers; Exclusivity" beginning on page 56 of this proxy statement), which represents 50.1% of or more of the consolidated revenues, net income or assets of

    Verso and its subsidiaries, taken as a whole, (B) after the date of the Purchase Agreement and prior to such termination a competing proposal has been publicly disclosed or privately made to our board of directors and (C) such termination of the Purchase Agreement is (1) by either Pixelle or Verso following stockholders failing to approve Proposal 1 at the Special Meeting or because the closing has not occurred on or prior to May 11, 2020 or (2) by Pixelle due to our material, unremedied breach of the Purchase Agreement.

        In other circumstances, Pixelle is entitled to expense reimbursement up to $3.5 million in the event of a termination due to a failure to obtain stockholder approval of the Sale Proposal or if the Purchase Agreement is terminated for failure to consummate the Sale Transaction prior to May 11, 2020 and stockholder approval of the Sale Proposal has not been obtained at such time of termination. In no event is Pixelle entitled to both the termination fee and the expense reimbursement.

        The requirement that we pay Pixelle the termination fee may discourage third parties from submitting a superior proposal as it could add to the price they would pay in any such transaction.

The Purchase Agreement may expose us to contingent liabilities.

        We have agreed to indemnify Pixelle for breaches of certain specified fundamental representations and warranties and failure to perform covenants or obligations contained in the Purchase Agreement, subject to certain limitations, and certain other indemnities. In addition, we have agreed to indemnify Pixelle against certain liabilities related to the pre-closing ownership or operation of the two mills, pre-closing taxes and certain other items. Our indemnification obligations are, in some cases, subject to limitations, but the limitation on our maximum exposure could be material. In some instances our indemnification obligations are not subject to any limitations. Significant indemnification claims by Pixelle could materially and adversely affect our business, financial condition and results of operations.

        We have further agreed to indemnify Pixelle against (i) certain pre-closing liabilities consistent with an asset-sale, as further defined in the Restructuring Agreement, including certain liabilities under environmental laws in effect on or prior to the closing date relating to our ownership or operation of the two mills prior to the closing date, (ii) pre-closing taxes and Verso's portion of certain transaction taxes and (iii) trademark infringement claims.

The amount of net proceeds that we will receive from the Sale Transaction is subject to uncertainties.

        Pursuant to the Purchase Agreement, the amount of net proceeds from the Sale Transaction is subject to the possibility of reduction by virtue of a purchase price adjustment described below in the section entitled "Purchase Agreement—Purchase Price" beginning on page 51 of this proxy statement. The amount of net proceeds is subject to further reduction after the closing if Pixelle successfully assert claims for indemnification pursuant to the indemnification provisions of the Purchase Agreement, which are summarized in the section entitled "Purchase Agreement—Indemnification" beginning on page 61 of this proxy statement. Furthermore, we may have unforeseen liabilities and expenses that must be satisfied from the after-tax net proceeds of the Sale Transaction, leaving less to fund our remaining operations.

You are not guaranteed any of the proceeds from the Sale Transaction.

        On November 12, 2019, in connection with our announcement of the Sale Transaction, we stated that our board of directors plans to return a significant portion of the net proceeds to stockholders either by way of a dividend or share repurchase, conducted either by way of modified Dutch tender offer, accelerated share repurchase program or open market purchases. It continues to be our board of directors' plan to return $225 million as a minimum amount of the net proceeds to stockholders; however, our board of directors has not made a final decisions in this regard.

        Our board of directors has not determined the exact use of the net proceeds from the Sale Transaction and we cannot assure the amount of the net proceed that we will ultimately distribute to our stockholders in the event the Sale Transaction is approved and consummated. You should not vote in favor of the Sale Transaction based upon the assumption that you will receive any portion of the net proceeds from the Sale Transaction. Any net proceeds that we retain will be used for general corporate purposes.

Management could spend or invest the net proceeds from the Sale Transaction in ways with which our stockholders may not agree.

        Our management could utilize the proceeds from the Sale Transaction in ways with which our stockholders may not agree. The investment of these proceeds may not yield a favorable return.

Some of our executive officers may have interests in the Sale Transaction that may be in addition to, or different from, the interests of our stockholders.

        Stockholders should be aware that our executive officers may have financial interests in the Sale Transaction that may be in addition to, or different from, the interests of our stockholders generally. These interests include agreements of one of our executive officers that provide for the acceleration of certain outstanding equity awards upon the consummation of the Sale Transaction. The board of directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Sale Transaction and Purchase Agreement and in recommending to our stockholders that they approve the Sale Proposal.

Because our operations at our Androscoggin Mill and our Stevens Point Mill collectively represented approximately 21% of our revenues over the most recent trailing twelve months, our business following the Sale Transaction will be reduced and less diversified.

        We may encounter unanticipated difficulties or challenges as we transition into a company with a heavier emphasis on graphic papers. The reduction in the scale and scope of our business as a result of the Sale Transaction will expose a larger portion of our business to the type of risks associated with the market for graphic papers. In addition, a greater portion of our product line will be exposed to greater secular and cyclical risks associated with the remaining business. If we are unable to address and overcome these difficulties or challenges, we may not be successful with our remaining businesses.

We will be unable to compete with respect to certain specialty paper products for a period of two years after the closing of the Sale Transaction.

        The Purchase Agreement provides that for a period of two years after the date of the closing of the Sale Transaction, we will be unable to engage in the business of designing, manufacturing or selling certain specialty paper products, as further described in the section entitled "Purchase Agreement—Non-Competition" beginning on page 58 of this proxy statement. These restrictions may prevent us from pursuing business opportunities that would be attractive to us or our stockholders.

        In addition, until that date that is two years after the date of the closing of the Sale Transaction, no third party that acquires us may use our assets to design, manufacture or sell the restricted specialty paper products in violation of the non-competition restrictions in the Purchase Agreement (but such acquirer may continue to use its existing assets to produce competing products). It is possible that this obligation could dissuade potential third parties from seeking to acquire us during this time.

PROPOSAL 1—THE SALE PROPOSAL

        The following is a description of the material aspects of the Sale Proposal and the Sale Transaction, including background information relating to the proposed Sale Transaction. While we believe that the following description covers the material terms of the Sale Transaction and other arrangements between Pixelle, Lindsay Goldberg and Verso, the description may not contain all of the information that is important to you. In particular, please see the section "Purchase Agreement" for a more detailed summary of the Purchase Agreement and the complete copy of the Purchase Agreement attached as Appendix A to this proxy statement and incorporated by reference herein. You should carefully read this proxy statement and the other documents to which we refer, including the Purchase Agreement, for a complete understanding of the terms of the Sale Transaction.

Parties to the Sale Transaction

  Verso Corporation and its Subsidiaries

        Verso, a Delaware corporation, is publicly traded on the New York Stock Exchange (symbol: VRS). Verso Paper is a Delaware limited liability company and an indirect wholly-owned subsidiary of Verso. Verso, together with its subsidiaries, is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results.

  Pixelle Specialty Solutions LLC

        Pixelle is a Delaware limited liability company and a leading manufacturer and supplier of specialty paper and engineered products with manufacturing facilities in Pennsylvania and Ohio. Pixelle was formed in 2018 as a subsidiary of the Lindsay Goldberg Funds.

  Lindsay Goldberg

        Lindsay Goldberg is not a party to the Purchase Agreement, but Pixelle is indirectly owned by Lindsay Goldberg Funds. Lindsay Goldberg is a private investment firm that focuses on partnering with families, founders and management teams seeking to actively build their businesses. Founded in 2001, Lindsay Goldberg's relationship-driven approach is centered upon a collaborative investment model and supported by its global network of affiliate partners. Lindsay Goldberg has managed approximately $13 billion of committed capital in private equity funds invested across a core group of industries including sectors such as consumer, healthcare, industrials, and business, government & financial services.

Background of the Sale Transaction

        The board of directors and senior management of Verso regularly review and evaluate Verso's strategic plan as part of their ongoing efforts to provide long-term value to stockholders, taking into account economic, competitive and other conditions, as well as historical and projected industry trends and developments. In 2016, as part of its regular review of long-term strategic alternatives, the board of directors and senior management discussed a wide variety of potential alternatives with representatives of Houlihan Lokey, which Verso retained as its financial advisor on November 21, 2016 to assist Verso in reviewing and identifying certain strategic alternatives.

        On September 21, 2017, Verso announced that the board of directors had formed a Strategic Alternatives Committee, comprised of three independent directors, which, with the assistance of senior management and Houlihan Lokey, would identify and evaluate a range of potential strategic transaction alternatives, including the possible sale of one or more Verso mills.

        Over the next several months, the board of directors, the Strategic Alternatives Committee and senior management, with the assistance of Verso's advisors, conducted a review of strategic alternatives, which included the sales of individual mills with a focus on a potential sale of the Androscoggin Mill and/or the Steven Point Mill. On January 16, 2018, after Verso's receipt in late December of 2017 of an unsolicited non-binding acquisition proposal for all of the outstanding stock of Verso for cash consideration from two financial buyers (which we collectively refer to herein as "Party A"), Verso, at the recommendation of the Strategic Alternatives Committee and the direction of the board of directors, announced that it was expanding its evaluation of potential transaction alternatives to include other alternatives, including but not limited to, a potential sale or merger of the entire company.

        From January of 2018 through March of 2018, Verso's senior management and its advisors facilitated diligence and engaged in discussions with various potential counterparties with respect to a variety of potential transactions, including the sale of one or more mills and a sale of the entire company. Verso's senior management and its advisors engaged in discussions with the Strategic Alternatives Committee and the board of directors throughout this process.

        In March of 2018, after a review of available alternatives, the board of directors determined to suspend the sale process for the potential sale of individual mills and to continue to pursue Party A's proposal which had been revised to include a business combination with Party A's portfolio company pursuant to which Verso's stockholders would receive as consideration a mixture of cash and stock in the resulting combined company.

        Between March of 2018 and June of 2018, Verso and its representatives engaged with Party A with respect to its proposal, including conducting due diligence, negotiating a non-binding term sheet and negotiating definitive documentation.

        In the second quarter of 2018, Verso's common stock price increased and Verso and Party A held discussions regarding Verso's appreciated market value and a potential increase in consideration to be paid by Party A in a transaction, but did not reach agreement on revised terms.

        On June 19, 2018, the board of directors met to discuss the terms of Party A's proposal, including issues with respect to valuation and other transaction execution issues. After a review and in consultation with its financial and legal advisors, the board of directors unanimously determined to terminate discussions with Party A.

        Between June 20, 2018 and July 20, 2018, representatives of Verso and Party A discussed a potential revival of Party A's proposal, but such discussions did not result in a revised proposal acceptable to the board of directors.

        Throughout the remainder of 2018 and during early 2019, Verso's senior management and the board of directors continued to review and evaluate the potential long-term stockholder value that might be achieved as a result of Verso's standalone strategic plan and the value that might be achieved in a strategic transaction. In connection with such continued review and evaluation and certain merger and acquisition transactions in the industry that had been announced at potentially attractive valuation multiples, on March 28, 2019, the board of directors authorized Verso to re-engage Houlihan Lokey as financial advisor and authorized management and Houlihan Lokey to conduct an outreach to targeted parties who may be likely to be interested in participating in a potential transaction involving Verso, based in part on Verso's discussions with various potential counterparties in connection with the evaluation of strategic alternatives in 2017 and 2018.

        Between March 28, 2019 and May 7, 2019, at the direction of Verso, Houlihan Lokey contacted a potential strategic buyer counterparty (which we refer to herein as "Party B") and another potential strategic buyer counterparty (which we refer to herein as "Party C") regarding various potential strategic transactions, including the sale of Verso and the sale of one or more mills. Verso executed confidentiality agreements with Party C and Party B on April 19, 2019 and May 2, 2019, respectively.

        Houlihan Lokey along with senior management updated the board of directors of the status of preliminary discussions with potential counterparties at a May 7, 2019 meeting of the board of directors. The board of directors directed Houlihan Lokey to continue its outreach efforts to potential counterparties and to further discussions with the current interested parties.

        Between May 7, 2019 and June 10, 2019, at the direction of the board of directors, Houlihan Lokey contacted two additional potential counterparties in connection with various potential strategic transactions, one of which (which we refer to herein as "Party D") executed a confidentiality agreement with Verso on May 26, 2019. Party D, however, did not subsequently submit a formal proposal regarding a strategic transaction with Verso. During the same time period, discussions with Party B advanced and Verso provided additional diligence materials to Party B, while discussions with Party C ceased on or around June 5, 2019 when such party notified Houlihan Lokey that it was no longer interested in a strategic transaction with Verso.

        On June 12, 2019, Houlihan Lokey informed the board of directors that Party A had verbally conveyed its intention to conduct a tender offer for approximately 46% of Verso's publicly traded stock. The board of directors held a telephonic meeting on June 12, 2019 to discuss the potential tender offer by Party A and discussed, with the assistance of Akin Gump Strauss Hauer & Feld (which we refer to herein as "Akin Gump") and Houlihan Lokey, options available to Verso, including the adoption and implementation of a limited duration stockholder rights plan (which we refer to herein as the "Rights Plan"), in order to protect stockholder interests and reduce the likelihood that any person or group would gain control of Verso through open market accumulation or other tactics without paying an appropriate control premium.

        On June 13, 2019, Verso announced that the board of directors had approved the adoption of the Rights Plan and had re-engaged Houlihan Lokey as Verso's financial advisor.

        On June 14, 2019, Party A submitted a written proposal to Verso to acquire shares of Class A common stock of Verso through a cash tender offer for approximately $315 million, after which they would own approximately 50.2% of Verso on a fully diluted basis (which we refer to herein as the "Party A 2019 Proposal").

        On or about June 16, 2019, Verso, through its advisors, communicated to Party A its willingness to enter into a customary confidentiality agreement with Party A in order to explore whether a negotiated transaction could be reached.

        On June 17, 2019, Verso announced the effectiveness of the Rights Plan. Also on June 17, 2019, a potential financial buyer (which we refer to herein as "Party E") contacted Houlihan Lokey to express an interest in a potential acquisition of Verso. At the request of Verso, Houlihan Lokey provided Party E with a draft confidentiality agreement on the same day.

        On June 18, 2019, at the request of Verso, Houlihan Lokey provided a draft confidentiality agreement to representatives of Lindsay Goldberg acting on behalf of Pixelle. On June 26, 2019, Verso and Pixelle executed a confidentiality agreement in connection with pursuing a potential strategic transaction for either an acquisition of Verso or the acquisition of the Androscoggin Mill and the Stevens Point Mill. The confidentiality agreements executed with Pixelle and the other parties were on substantially the same terms.

        On June 20, 2019, Party A proposed its own form of confidentiality agreement, which contained a "blow-out" provision that would have forced Verso to publicly release all material non-public information covered by the confidentiality agreement upon the expiration of a sixty-day period and did not include a customary standstill provision.

        On July 1, 2019, Verso delivered a letter to Party A stating that the board of directors, after a comprehensive review and in consultation with its financial and legal advisors, unanimously concluded that the Party A 2019 Proposal was inadequate and contrary to the best interests of Verso and its stockholders. In this letter, Verso further indicated its willingness to engage in discussions on a transaction that would maximize value for all Verso stockholders, subject to entering into a confidentiality agreement that included more customary terms and conditions than the confidentiality agreement proposed by Party A.

        On July 8, 2019, Pixelle submitted an initial proposal to purchase the Androscoggin Mill and the Stevens Point Mill for a purchase price of $325 million on a debt free, pension free basis, payable in cash. At a July 11, 2019 telephonic meeting, the board of directors instructed Houlihan Lokey to inform Pixelle that its valuation was not sufficient, and Houlihan notified Pixelle of this position. Pixelle continued its diligence in order to determine whether it would be willing to submit a proposal with a higher valuation.

        On July 16, 2019, at the request of Verso, Houlihan Lokey contacted a potential strategic acquirer with a financial sponsor (which we refer to herein as "Party F") and provided a confidentiality agreement in connection with a potential acquisition by Party F of the Stevens Point Mill. Party F executed the confidentiality agreement the following day and received initial diligence materials.

        Following discussions in June 2019 with an additional potential strategic buyer counterparty (which we refer to herein as "Party G"), Verso executed a confidentiality agreement with Party G on July 17, 2019. Party G, however, did not subsequently submit a formal proposal regarding a strategic transaction with Verso.

        On July 18, 2019, Party A delivered a letter to Verso reaffirming the terms of the Party A 2019 Proposal. At the direction of the board of directors at its meeting on July 21, 2019, between July 22, 2019 and July 28, 2019, representatives of Party A and representatives of Verso engaged in discussions concerning a potential transaction and the potential execution of a confidentiality agreement between the parties, but were unable to reach agreement on the terms of a confidentiality agreement.

        On July 31, 2019, Party E submitted a preliminary proposal to purchase 100% of Verso's outstanding stock for a purchase price of $20.35 per share, subject to completion of due diligence.

        On August 1, 2019, representatives of Party A sent to representatives of Verso an email proposing (i) a $300 million investment in Verso by Party A and (ii) that Verso add three proposed director nominees to the board of directors effective immediately (which we refer to herein as the "Party A August 1st Email").

        On August 2, 2019, Pixelle submitted an updated non-binding proposal for the purchase of the two mills for a purchase price of $415 million, comprised of $388.6 million in cash and the assumption of approximately $26.4 million of pension liabilities, subject to completion of due diligence (which we refer to herein as the "Pixelle August 2nd Proposal").

        On August 3, 2019, the board of directors held a telephonic meeting to discuss the Party A August 1st Email. After discussion and evaluation of the proposal, the board of directors determined that Party A's proposal would be unnecessarily dilutive to Verso's stockholders in light of Verso's financial position, Party A had not adequately identified a strategic plan for the proceeds that would be in Verso stockholders best interests and would provide Party A with substantial control over Verso without the payout of a control premium. On August 3, 2019, Verso delivered a letter to Party A in response to its letter delivered July 18, 2019, the Party A 2019 Proposal and Party A August 1st Email rejecting such proposals and encouraging Party A to propose a transaction that would maximize value for all Verso stockholders, provided that discussions with Verso regarding a proposal would be subject to entering into a customary confidentiality agreement in a form consistent with agreements signed by other interested parties.

        On August 6, 2019, Party F submitted a preliminary proposal to purchase the Stevens Point Mill for a purchase price with a range from $350 million to $375 million.

        On August 7, 2019, a financial bidder (which we will refer to herein as "Party H") submitted a preliminary proposal to purchase 100% of Verso's outstanding stock for $16.50-$18.00 per share, subject to completion of due diligence. As of August 7, 2019, other than Pixelle, Party F, Party E and Party H, all other potential counterparties had declined to participate further in the process.

        On August 7, 2019, the board of directors held a special meeting to consider the results of Houlihan Lokey's discussions with potential counterparties and the various proposals that had been received. Verso's senior management and representatives of Houlihan Lokey and Akin Gump were present during parts of the meeting. Representatives from Akin Gump discussed with the board of directors certain legal issues relating to Verso, the board of directors and fiduciary duties under Delaware law in the context of a potential strategic transaction. Senior management and representatives from Houlihan Lokey reviewed with the board of directors the terms and conditions of the indications of interest that had been received from Pixelle, Party F, Party E and Party H and potential next steps. Following extensive discussion, the board of directors directed Houlihan Lokey and Akin Gump in conjunction with senior management to continue discussions with each of Pixelle, Party F, Party E and Party H about a strategic transaction, and to negotiate final offers from each such party.

        On August 9, 2019, Party A delivered a letter to Verso withdrawing "all prior proposals" to Verso and there was no further discussion with Party A with respect to a strategic transaction after that point.

        On August 19, 2019, Party H informed Houlihan Lokey that it was not in a position to materially increase its bid and would no longer be participating in the strategic process.

        On August 22, 2019, Pixelle was granted access to an electronic data room containing additional diligence materials.

        On August 26, 2019 the board of directors held a telephonic meeting and received updates from Verso's senior management, Houlihan Lokey and Akin Gump regarding ongoing diligence and negotiations with Pixelle, Party F and Party E.

        On August 27, 2019, Pixelle, along with Houlihan Lokey and senior management, conducted a site visit of the Stevens Point Mill.

        On August 29, 2019, Pixelle submitted a non-binding letter of intent with its proposal to acquire the Stevens Point Mill and the Androscoggin Mill. On August 30, 2019, at the request of Verso, Houlihan Lokey sent back a revised draft of Pixelle's August 29th letter of intent.

        On September 3, 2019, following review of additional diligence materials and discussions with Houlihan Lokey throughout August 2019, Party F informed Houlihan Lokey that it was declining to participate further in the strategic process.

        On September 4, 2019, Pixelle, along with Houlihan Lokey and senior management, conducted a site visit of the Androscoggin Mill.

        On September 4, 2019, the board of directors held a telephonic meeting to discuss, among other items, the status of the transaction process. Houlihan Lokey and senior management summarized the status of Pixelle's and Party E's ongoing diligence processes, and discussed next steps and potential transaction timing. The board of directors requested that Houlihan Lokey and senior management continue discussions with each of Party E and Pixelle through September 30, 2019 and report back to the board of directors on the status of those discussions on or about that date.

        Throughout September 2019, Pixelle and Party E continued discussions with Houlihan Lokey and continued to conduct due diligence in connection with their respective proposed transactions. On

September 23, 2019, Houlihan Lokey and senior management met with representatives of Party E to discuss Party E's due diligence in furtherance of an updated bid.

        On September 25, 2019 the board of directors, with representatives of senior management, Houlihan Lokey and Akin Gump in attendance, held a telephonic meeting to discuss the potential strategic transactions with Pixelle and Party E. Houlihan Lokey informed the board of directors that following a meeting with representatives of Party E on September 23, 2019, discussions had not proceeded any further and Party E had ceased its diligence review. Houlihan Lokey also provided an update on discussions with Pixelle, and the results of their continued diligence of the Androscoggin Mill and the Stevens Point Mill. The board of directors discussed the Pixelle August 2nd Proposal and potential uses of the net proceeds from a sale of the Androscoggin Mill and the Stevens Point Mill, as well as additional options available to Verso, including continuing to run Verso as constituted. After discussion, the board of directors unanimously authorized and directed Houlihan Lokey to continue discussions with Pixelle and directed Akin Gump to prepare a draft purchase agreement for a sale of the Androscoggin Mill and the Stevens Point Mill to Pixelle.

        On September 27, 2019, Pixelle submitted a non-binding letter of intent with its proposal to acquire the Stevens Point Mill and the Androscoggin Mill (which we refer to herein as the "Pixelle September 27th Proposal"). The Pixelle September 27th Proposal confirmed the purchase price proposal of $415 million less the assumed pension liability of approximately $26.4 million set forth in the Pixelle August 2nd Proposal, outlined certain other deal terms and conditions and requested exclusivity through October 30, 2019.

        On September 29, 2019, the board of directors held a telephonic meeting to discuss the Pixelle September 27th Proposal. Houlihan Lokey provided an overview of the Pixelle September 27th Proposal and confirmed that Party E was no longer actively pursuing an acquisition of Verso. Houlihan Lokey further provided an overview of the anticipated net proceeds to Verso in connection with the Pixelle September 27th Proposal, the potential use of such net proceeds and potential strategic alternatives that may be available to Verso assuming the consummation of the Pixelle September 27th Proposal. The board of directors requested that Houlihan Lokey discuss certain terms and conditions of the Pixelle September 27th Proposal.

        On or about September 29, 2019, Pixelle, in connection with and in response to discussions with Houlihan Lokey, submitted a further revised non-binding letter of intent to Houlihan Lokey reiterating the Pixelle September 27th Proposal, but removing the statement "the transaction would not be subject to the approval of Verso's stockholders" (which we refer to herein as the "September 30th Proposal").

        On September 30, 2019, Houlihan Lokey provided the board of directors with information regarding engagements between Houlihan Lokey and each of Lindsay Goldberg and Party E during the preceding two years, including the approximate range of aggregate fees received by Houlihan Lokey in respect of such engagements (which we refer to herein as the "HL Relationships Information").

        Between September 30, 2019 and October 1, 2019, representatives of Verso and representatives of Lindsay Goldberg, acting on behalf of Pixelle, negotiated a letter of intent based on the September 30th Proposal. Negotiated terms included provisions related to a long-term bleached hardwood pulp supply agreement, the structure of the transaction, inclusion of a representation and warranty policy to limit Verso's indemnification obligations, the inclusion of an express reference to the receipt of stockholder approval as a condition to consummating the transaction, and exclusivity through October 30, 2019. Representatives of Verso agreed to a form of letter of intent on October 1, 2019, subject to approval by Verso's board of directors. Verso's board of directors approved the letter of intent on October 2, 2019 and the letter of intent was executed later that day.

        Between October 2, 2019 and November 11, 2019, management and employees of Verso responded to various due diligence requests from Pixelle and its representatives and advisors and held various telephone conferences with Pixelle and its representatives and advisors regarding due diligence matters.

        On October 8, 2019, Verso, Pixelle and their representatives participated in a conference call to coordinate drafting definitive documents, completing due diligence and coordinating other transaction considerations.

        On October 10, 2019, Akin Gump delivered an initial draft of the Purchase Agreement to Cravath, Swaine & Moore LLP (which we refer to herein as "Cravath"), legal advisor to Pixelle. The draft included a customary "fiduciary out" to allow Verso to terminate the Purchase Agreement in connection with a superior offer and two termination fees, one payable by Verso in the event that the Purchase Agreement was terminated in connection with the board of director's exercise of its "fiduciary out" or any adverse recommendation change by the board of directors with respect to the transaction, and the other payable by Pixelle in the event the Purchase Agreement were to be terminated in certain circumstances. Verso did not propose the amount of either termination fee in the initial draft of the Purchase Agreement.

        On October 18, 2019, Verso, Pixelle and their respective representatives participated in a conference call to discuss and further coordinate on open work streams, including the drafting of definitive documents and the completion of due diligence.

        On October 18, 2019, Cravath delivered a revised draft of the Purchase Agreement to Akin Gump, which included, among other changes, a "force the vote" concept requiring Verso to hold a meeting seeking stockholder approval of the transaction even if the board of directors had made an adverse recommendation change in connection with a superior proposal, an expense reimbursement for Pixelle in the event the Purchase Agreement was terminated due to failure to obtain stockholder approval and references to a draft of the Restructuring Agreement to be entered into simultaneously with the Purchase Agreement.

        On October 24, 2019, the board of directors held a telephonic meeting to discuss the revised draft Purchase Agreement delivered by Cravath on October 18, 2019. Prior to the meeting, the board of directors were provided with copies of and written summaries of the key terms of the draft Purchase Agreement and ancillary documents. Akin Gump presented a summary of the open issues in the Purchase Agreement and the approach reflected in the revised draft of the Purchase Agreement circulated to the board of directors. The board of directors, with the assistance of Houlihan Lokey, senior management and Akin Gump, discussed the open issues and the board of directors directed Akin Gump to deliver a revised draft of the Purchase Agreement to Cravath.

        On October 24, 2019, Akin Gump delivered to Cravath a revised draft of the Purchase Agreement. The revised draft, among other changes, removed the "force the vote" construct and reverted to a "fiduciary out" construct and proposed a cap of $2 million on the expense reimbursement provision in the event the Purchase Agreement is terminated due to failure to obtain stockholder approval. Verso also proposed a termination fee of 2.5% in circumstances where Verso is required to pay the fee and a termination fee of 7.5% in circumstances where Pixelle is required to pay the fee. Verso also agreed to the concept of a restructuring agreement in order to transfer certain assets and liabilities to Verso Androscoggin, so that Verso Androscoggin would hold at the closing all of the assets primarily related to the Androscoggin Mill and the Stevens Point Mill.

        On October 25, 2019, Akin Gump delivered to Cravath an initial draft of the Restructuring Agreement.

        From October 25, 2019 through October 30, 2019, Akin Gump and Cravath had several telephone calls to discuss the open issues related to the Purchase Agreement and the Restructuring Agreement.

        On October 29, 2019, representatives of Lindsay Goldberg acting on behalf of Pixelle, Houlihan Lokey and Verso management held a number of calls to discuss a proposal by Pixelle to lower the transaction purchase price. Representatives of Lindsay Goldberg and Pixelle communicated to representatives of Houlihan Lokey and Verso management that due to certain considerations as a result of its ongoing diligence specifically related to the significantly reduced electric capacity payments at the Androscoggin mill, they were requesting a purchase price reduction of $30 million to a revised total purchase price of $385 million. Additionally, representatives of Lindsay Goldberg, acting on behalf of Pixelle, previewed that a revised draft of the Purchase Agreement would include a non-competition provision for certain products produced at the two mills covered by the Purchase Agreement that were not currently produced at Verso's remaining mills.

        On October 30, 2019, Cravath delivered a revised draft of the Purchase Agreement to Akin Gump, which, among other changes, accepted the proposed "fiduciary out" concept, proposed a cap of $4 million on the expense reimbursement provision in the event the Purchase Agreement is terminated due to failure to obtain stockholder approval and proposed a $25 million termination fee applicable to both parties. Pixelle also added a two-year non-competition provision for specified products produced at the Androscoggin Mill and the Stevens Point Mill not currently produced by Verso at its remaining mills. On the same day, Cravath delivered a revised draft of the Restructuring Agreement.

        On October 30, 2019 and October 31, 2019, representatives of Lindsay Goldberg acting on behalf of Pixelle, Houlihan Lokey and Verso management held calls and exchanged emails regarding the proposed purchase price reduction and the scope of the non-competition provision. As a result of these negotiations, Pixelle agreed to submit to Verso's board of directors a revised proposal of $395 million for the two mills and, subject to approval by Verso board of directors, generally agreed to Verso management's proposed revisions to the non-competition provision, which added increased specificity to the covered products and applicable exceptions.

        On November 2, 2019, Akin Gump delivered to Cravath a revised draft Purchase Agreement, which, among other changes, proposed a cap of $3 million on the expense reimbursement provision in the event the Purchase Agreement is terminated due to failure to obtain stockholder approval and proposed a termination fee of $15 million in circumstances where Verso is obligated to pay the fee. On the same day, Akin Gump delivered to Cravath a revised Restructuring Agreement, which limited the scope of Verso's retained liabilities with respect to certain environmental matters.

        On November 3, 2019, the board of directors held a telephonic meeting to discuss the status of negotiations with Pixelle. Prior to the meeting, the board of directors were provided with written summaries of the key terms of the draft Purchase Agreement, Restructuring Agreement and ancillary documents. Akin Gump presented a summary of the open issues in each agreement. The board of directors, with the assistance of Verso management, Houlihan Lokey and Akin Gump, discussed the material open issues and the board of directors directed Houlihan to deliver the following proposal to Pixelle and Lindsay Goldberg: (i) Verso will agree to the non-competition provision in the form the parties had negotiated, (ii) a Purchase Price of $400 million, and (iii) the termination fee for both parties would be $15 million. The board of directors further authorized Verso management to execute an extension to Pixelle's exclusivity period through November 6, 2019. The extension was executed by Verso and Pixelle following the meeting.

        On November 3, 2019, Houlihan Lokey contacted Lindsay Goldberg to deliver the board of director's proposal. After discussions among Verso and representatives of Lindsay Goldberg acting on behalf of Pixelle, Pixelle agreed to Verso's proposal.

        From November 3, 2019 through November 7, 2019, Verso management, with the assistance of representatives of Houlihan Lokey and Akin Gump, negotiated with representatives of Pixelle, Lindsay Goldberg and Cravath regarding the open issues, including the terms of including various interim operating covenants that would be applicable to Verso during the period between execution of the Purchase Agreement and the closing of the transaction and certain mechanics related to Pixelle's assumption of the pension liabilities and treatment of employee benefits and worked to finalize ancillary documents and schedules.

        On November 5, 2019, Cravath delivered to Akin Gump a revised draft of the Purchase Agreement, which proposed an expense reimbursement cap of $3.5 million. The draft Purchase Agreement also included certain other issues that were still subject to negotiation, including certain interim operating covenants that would be applicable to Verso during the period between execution of the Purchase Agreement and the closing of the Sale Transaction and certain mechanics related to the assumption of the pension liabilities and treatment of employee benefits. On the same day, Cravath delivered to Akin Gump a revised draft of the Restructuring Agreement, reflecting noted open issues, including the scope of Verso's retained liabilities with respect to certain environmental matters.

        On November 7, 2019, the board of directors held a telephonic meeting, during which, Akin Gump presented a summary of the open issues with respect to the transaction agreements. The board of directors, with the assistance of Verso management, Houlihan Lokey and Akin Gump, discussed material open issues and the board of directors provided direction on Verso's approach with respect thereto. Also on November 7, 2019, with the authorization of the board of directors, Verso and Pixelle extended the exclusivity period until November 13, 2019.

        On November 8, 2019, Cravath sent Akin Gump a revised draft of the Purchase Agreement and a revised draft of the Restructuring Agreement. The remaining open points were primarily related to the scope of Verso's retained liabilities with respect to certain environmental matters, certain interim operating covenants that would be applicable to Verso during the period between the execution of the Purchase Agreement and the closing of the Sale Transaction and certain mechanics related to the treatment of employee benefits.

        From November 8, 2019 through November 10, 2019, Verso, Pixelle and their respective advisors had various calls to negotiate and finalize the remaining open issues on the transaction documents.

        On November 8, 2019, Akin Gump sent a revised draft of the Restructuring Agreement to Cravath, reflecting its proposal on the treatment and scope of Verso's retained liabilities with respect to certain environmental matters.

        On November 9, 2019, Akin Gump sent a revised draft Purchase Agreement to Cravath, reflecting ongoing discussions among Verso, Pixelle and their respective representatives and a limited number of open issues.

        On November 10, 2019, the board of directors held a telephonic meeting to review the terms and conditions of the Purchase Agreement and related documentation. The board of directors received written summaries of the key terms of the transaction documents in advance of the meeting. At the meeting, Akin Gump presented a summary of the key terms of the transaction. Verso management, Houlihan Lokey and Akin Gump then provided an update with respect to ongoing negotiations and open issues. Also during the meeting, the board of directors reviewed the HL Relationships Information provided to the board of directors on September 30, 2019, and Houlihan Lokey informed the board of directors that there were no material updates regarding its relationships with Lindsay Goldberg and its affiliates since September 30, 2019.

        On November 10, 2019 and November 11, 2019, Verso, Pixelle and its advisors held several telephone calls and exchanged various drafts of the documents in connection with finalizing the transaction agreements. On November 11, 2019, the remaining open issue was the scope of Verso's retained liabilities with respect to certain environmental matters. Verso and Pixelle reached an agreement in principal on the evening of November 11, 2019.

        On November 11, 2019, the board of directors conducted a telephonic meeting to review the terms and conditions of the proposed transaction. At the request of the board of directors, representatives of Houlihan Lokey provided an overview of the sale process, reviewed and discussed its financial analyses with respect to the two mills and the proposed transaction, and responded to questions from the board of directors. Following such discussions, representatives of Akin Gump gave a presentation on the key terms of the Purchase Agreement and also provided a timetable for the transaction. Thereafter, at the request of the board of directors, Houlihan Lokey orally rendered its opinion to the board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the board of directors dated November 11, 2019), as to, as of such date, the fairness, from a financial point of view, to Verso of the purchase price to be received by Verso Paper for the equity interests in Verso Androscoggin LLC in the sale transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement.

        Following Akin Gump's presentation and the receipt of Houlihan Lokey's opinion, the board of directors, with the assistance of its legal and financial advisors, discussed the terms of the proposed transaction and voted to approve the sale of the two mills and the transactions contemplated by the Purchase Agreement, including the ancillary documents and (i) unanimously adopted resolutions determining that the Purchase Agreement and the transactions contemplated by the Purchase Agreement are fair to and in the best interests of Verso and its stockholders, (ii) declared that the form, terms and provisions of the Purchase Agreement were approved, (iii) authorized the execution, delivery, and performance of the Purchase Agreement, (iv) directed the approval of the Purchase Agreement and transactions contemplated thereby to be submitted to a vote of Verso's stockholders at a special meeting and (v) resolved to recommend approval by Verso's stockholders of the transactions contemplated by the Purchase Agreement.

        Throughout the night of November 11, 2019, Verso and Pixelle finalized the transaction documents and executed the Purchase Agreement. Verso publicly announced the sale of the Androscoggin Mill and the Stevens Point Mill to Pixelle on November 12, 2019.

Recommendation of our Board of Directors and Reasons for Recommendation

Recommendation of the Board of Directors

        Our board of directors has unanimously (i) determined that the Purchase Agreement and the Sale Transaction are advisable and in the best interests of Verso and its stockholders, (ii) approved the Purchase Agreement and the Sale Transaction and declared the same to be advisable and fair to, and in the best interest of Verso and its stockholders, (iii) approved the execution, delivery and performance by Verso of the Purchase Agreement and the consummation of the Sale Transaction upon the terms and subject to the conditions of the Purchase Agreement, (iv) recommended the approval of the Sale Proposal by the stockholders of Verso, and (v) directed that the approval of the Sale Proposal be submitted to a vote of Verso's stockholders.

        After careful consideration, our board of directors unanimously recommends that you vote "FOR" the Sale Proposal; and "FOR" the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Sale Proposal.

  Reasons for Recommendation

        In reaching its decision to approve the Purchase Agreement and the Sale Transaction and recommend that the stockholders of Verso approve the Sale Proposal, the board of directors consulted with Verso's senior management team and its outside legal and financial advisors and relied upon and considered numerous factors, including the totality of the information presented for and considered by it and the material factors set forth below (the order in which the following factors appear does not reflect any relative significance and which is not intended to be exhaustive):

  •
  The value and type of consideration to be received by us pursuant to the Purchase Agreement in comparison to the risks associated with maintaining the operations of the Androscoggin Mill and the Stevens Point Mill, which include those risk factors discussed above under "Risk Factors Relating to the Sale Proposal" and also include risks related to:

    •
    The U.S. and global economy and general stock market conditions and volatility;

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    Competition in the specialty paper industry in which the Androscoggin Mill and the Stevens Point Mill operate;

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    Our limited ability to control the pricing of products made at the Androscoggin Mill and the Stevens Point Mill or pass through increases in costs to customers;

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    Historical and current information concerning Verso's available liquidity, business, financial performance and financial condition, operations and current industry, economic and market conditions;

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    The other risks and uncertainties identified in Verso's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019; and

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    The belief of the board of directors, after consideration of the factors described above, that the consummation of the Sale Transaction represents the best reasonably available alternative for maximizing stockholder value and the related conclusion that continuing to own and operate the Androscoggin Mill and the Stevens Point Mill would not unlock the inherent value in these operations to enhance stockholder value.

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  The fact that the Sale Transaction will position us to operate with a more focused concentration on our remaining mills, which the board of directors and management believe will generate sufficient EBITDA and cash flow, enhance our competitive position, provide greater flexibility to take advantage of future opportunities, including strategic alternatives, as they arise, and eliminate certain planned and anticipated capital expenditures scheduled for the Androscoggin Mill and the Stevens Point Mill and the related risks for those expenditures.

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  The fact that the majority of the consideration received pursuant to the Purchase Agreement consists of cash, which provides certainty of value and liquidity to us and does not expose us to future risks related to the business of the mills to be sold after the closing of the Sale Transaction.

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  The belief of the board of directors that the consideration that we will receive in the Sale Transaction would provide us with the ability to return a substantial portion of the proceeds to stockholders either by way of dividend or share repurchase, conducted either by way of modified Dutch tender offer, accelerated share repurchase program or open market purchases, as well the opportunity to effect both a meaningful reduction of our unfunded liabilities related to our defined benefit pension plan by means of a pension plan prepayment which will have the impact of offsetting our tax liability related to the transaction while simultaneously reducing the unfunded liabilities associated with our pension plans.

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  Following the consummation of the Sale Transaction and the use of the net proceeds therefrom to both distribute a substantial portion of the net proceeds to stockholders and to pay down unfunded liabilities related to our defined benefit pension plan, our resulting business profile would permit us to focus on our remaining operations in enhancing both the cost effectiveness of these operations as well as the development of products which have the potential for greater future growth. Consummating the Sale Transaction would allow us to re-deploy capital which had been planned for the Androscoggin Mill and the Stevens Point Mill to the remaining mills.

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  Following the consummation of the Sale Transaction, we will be a more focused business; we expect to have no current outstanding indebtedness (other than de minimis amounts incurred in the ordinary course of operating our business) and expect to have significant cash flow, which will allow us the flexibility to consider a variety of strategic and organic growth opportunities that could enhance stockholder value and enhance our ability to return capital to our stockholders through dividends or other means.

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  The oral opinion of Houlihan Lokey rendered to the board of directors on November 11, 2019 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the board of directors, dated November 11, 2019), as to, as of such date, the fairness, from a financial point of view, to Verso of the consideration to be received by Verso Paper Holding LLC for the equity interests in Verso Androscoggin in the Sale Transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement.

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  The fact that the Sale Transaction is the result of an active, lengthy and thorough evaluation of strategic alternatives which included engaging with multiple public and private strategic buyers and financial sponsors with expertise in the paper and pulp industries to assess potential interest, including negotiations with respect to a number of indications of interest for a potential strategic transaction involving an entire company sale and a sale of one or more individual mills.

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  That we have the ability, prior to the time the Verso stockholders approve the Sale Proposal, to consider and respond to an unsolicited bona fide written acquisition proposal, to furnish confidential information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal, if the board of directors, prior to taking any such actions, determines in good faith (after consultation with outside legal counsel and its financial advisor) that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to lead to a superior proposal.

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  Our ability, under certain circumstances, to terminate the purchase agreement in order to enter into an agreement providing for a superior proposal provided that we have complied with our obligations relating to the entering into of any such agreement and concurrently with the termination of the Purchase Agreement pay to Pixelle a termination fee of $15 million.

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  The perceived greater likelihood of consummating a transaction with Pixelle than other transaction alternatives.

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  Pixelle has obtained debt and equity financing commitments to fund the sale transaction, and we are a third-party beneficiary of the equity commitment letter and have the right to seek specific performance to cause the equity financing to be funded (subject to certain conditions).

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  The business reputation and capabilities of Lindsay Goldberg and Pixelle and their respective management.

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  The fact that Pixelle's obligation to complete the sale transaction is not conditioned on Pixelle obtaining financing.

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  The expectation of the board of directors that, based on the limited number and nature of the conditions to funding set forth in the debt commitment letter and equity commitment letters, such conditions will be timely met and the financing will be provided in a timely manner.

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  The fact that pursuant to the terms of the Purchase Agreement, if Pixelle fails to effect the closing under certain circumstances, Pixelle is obligated to pay us a termination fee of $15 million.

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  The board of directors considered all of the terms and conditions of the Purchase Agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the consideration and the structure of the termination rights, including:

    •
    That the terms of the Purchase Agreement were the products of arms'-length negotiations among sophisticated parties in consultation with their respective advisors, as described in the section entitled "Proposal 1: Sale Proposal—Background of the Sale Transaction," beginning on page 19 of this proxy statement;

    •
    That the Purchase Agreement, subject to the terms and conditions thereof, permit us to, subject to certain conditions, furnish information to and conduct negotiations with third parties that make unsolicited competing proposals and, upon payment of a termination fee of $15 million to Pixelle, terminate the Purchase Agreement in order to enter into an agreement with respect to a superior proposal;

    •
    That the Sale Transaction is subject to the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the approval of the Sale Proposal;

    •
    The belief of the board of directors that the termination fee payable by us upon our termination of the Purchase Agreement to enter into an agreement with respect to a superior proposal is reasonable in light of the overall terms of the Purchase Agreement and the benefits of the Sale Transaction and would not preclude another party from making a competing proposal; and

    •
    The remedies of specific performance and monetary damages that are available to us under the Purchase Agreement as more fully described in the section entitled "Purchase Agreement—Specific Performance" beginning on page 63 of this proxy statement.

  •
  The board of directors has also considered a variety of uncertainties and risks and other potentially negative factors concerning the Sale Transaction. These factors included the following:

  •
  Termination Fee. The possibility that, although the board of directors conducted an active strategic review process, the termination fee of $15 million payable by Verso to Pixelle under certain circumstances set forth in the Purchase Agreement may deter third parties that might be interested in exploring strategic transactions with us.

  •
  Risk Associated with Failure to Consummate the Sale Transaction. The possibility that the Sale Transaction might not be consummated, and the risks and costs to us in such an event, including the additional attention required of management and employees on issues related to the Sale Transaction and away from our day-to-day business.

  •
  Monetary and Opportunity Costs. The significant costs involved in connection with completing the Sale Transaction, the substantial management time and effort required to complete the Sale Transaction, and the related disruption to our operations.

  •
  Limitations on Ability to Pursue Competing Proposals and Change in Board Recommendation. The fact that the Purchase Agreement prohibits us from soliciting competing proposals from potential third party purchasers and limits the rights of the board of directors to change its recommendation with respect to the Sale Proposal to certain specified situations as described in "Proposal 1: The Sale Proposal—Purchase Agreement—Solicitation of Other Offers; Exclusivity" beginning on page 56;

  •
  Effects of Transaction Announcement. The risks and contingencies related to the announcement and pendency of the Sale Transaction, including the impact of the transaction on and the disruption to relationships with our business partners.

    •
    Closing Conditions. The fact that the consummation of the Sale Transaction is subject to the satisfaction of certain closing conditions that are not within Verso's control, including (i) the approval of the Sale Transaction by the various governmental authorities described below under "Purchase Agreement—Regulatory Approvals" beginning on page 47 of this proxy statement and (ii) that no material adverse effect has occurred.

    •
    Interim Restrictions on Business Pending the Consummation of the Sale Transaction. The fact that the Purchase Agreement contains restrictions on the conduct of our business with respect to the mills to be sold prior to the completion of the Sale Transaction, including generally requiring us to conduct the business with respect to the two mills only in the ordinary course, subject to specified limitations, and that we will not undertake various actions related to the conduct of the business to be sold without the prior written consent of Pixelle, which may delay or prevent us from responding to changing market and business conditions and/or have a negative impact on our current business relationships (including with current or prospective employees, customers, suppliers or partners).

    •
    Potential Impact on Future Operations. The risks that our business will be reduced and less diversified following the closing of the Sale Transaction, including that a larger portion of our business will be exposed to the type of risks associated with a more limited paper product line and that the smaller scale of our business could reduce the opportunity to leverage purchasing efficiencies across various paper mills that we own and will continue to operate after the Sale Transaction is consummated.

    •
    Risks of Unforeseen Expenses and Indemnification Liability. The risk that unforeseen liabilities and expenses may be incurred that may limit the ultimate amount of net proceeds from the Sale Transaction, including with respect to our indemnification obligations under the Purchase Agreement.

    •
    We will have limited ability to pursue certain business opportunities following the consummation of the Sale Transaction. The risks associated with our agreement to be bound by non-competition covenants in the Purchase Agreement which preclude our ability to engage in, own, operate or assist any other business or person in engaging in the business of designing, manufacturing, and selling any specialty paper products related to: (i) coated thermal transfer papers manufactured and sold at the Stevens Point Mill, (ii) coated direct thermal base papers, manufactured and sold at the Stevens Point Mill or (iii) uncoated flexible packaging manufactured and sold at the Androscoggin Mill, in each case for two years following the consummation of the Sale Transaction.

    •
    Potential Impact on Stock Price if the Purchase Agreement Is Terminated. The market price of our common stock could be affected by many factors, including: (i) if the Purchase Agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting us, (ii) the possibility that, as a result of the termination of the Purchase Agreement, possible acquirors may consider the business to be sold to be an unattractive acquisition candidate, and (iii) the possible sale of common stock by investors following an announcement that the Purchase Agreement was terminated.

        The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the board of directors in reaching its conclusions and recommendation in relation to the Purchase Agreement and the Sale Transaction. The board of directors evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of Verso as well as the business to be sold, in consultation with Verso's senior management and legal and financial advisors. The board of directors did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the board of directors conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Sale Transaction to the stockholders of Verso outweighed the risks or potential negative consequences. Individual members of the board of directors may have given different weight to different factors. In addition, in arriving at its recommendation, the members of the board of directors were aware of the interests of certain officers and directors of the Company as described in "Proposal 1: The Sale Proposal—Interests of Certain Persons in the Sale Transaction" beginning on page 44 of this proxy statement.

Opinion of our Financial Advisor

        On November 11, 2019, Houlihan Lokey orally rendered its opinion to the board of directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the board of directors dated November 11, 2019), as to, as of November 11, 2019, the fairness, from a financial point of view, to Verso of the Purchase Price to be received by Verso Paper for the equity interest in Verso Androscoggin in the Sale Transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement.

        Houlihan Lokey's opinion was directed to the board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Verso of the Purchase Price to be received by Verso Paper for the equity interest in Verso Androscoggin in the Sale Transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement and did not address any other aspect or implication of the Sale Transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the board of directors, any security holder of Verso or any other person as to how to act or vote with respect to any matter relating to the Sale Transaction or otherwise.

        In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  1.
  reviewed the following agreements and documents:

  a.
  a draft, dated November 9, 2019, of the Purchase Agreement; and

  b.
  a draft, dated November 9, 2019, of the Restructuring Agreement;

  2.
  reviewed certain publicly available business and financial information relating to Verso, Verso Paper, Verso Androscoggin and the two mills that Houlihan Lokey deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the two mills made available to Houlihan Lokey by Verso, including financial projections (and adjustments thereto) prepared by or discussed with the management of Verso relating to the two mills for the fiscal years ending December 31, 2019 through 2024 (which we refer to as the "projections");

  4.
  compared the financial and operating performance of the two mills with that of companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

  5.
  considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

  6.
  spoke with certain members of the management of Verso regarding the business, operations, financial condition and prospects of the two mills, the Sale Transaction and related matters; and

  7.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        For purposes of its analyses and opinion, Houlihan Lokey, with Verso's consent, evaluated the fairness, from a financial point of view, to Verso of the Purchase Price being received by Verso Paper for the equity interest in Verso Androscoggin in the Sale Transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement as though the equity interest in Verso Androscoggin had been transferred, and the Purchase Price received, by Verso.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Verso advised Houlihan Lokey, and Houlihan Lokey assumed, that the projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the two mills. At Verso's direction, Houlihan Lokey assumed that the projections provided a reasonable basis on which to evaluate the two mills and the Sale Transaction and Houlihan Lokey, at Verso's direction, used and relied upon the projections for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the two mills since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

        For purposes of its analyses and opinion, Houlihan Lokey with Verso's agreement assumed that (i) the Sale Transaction would not impair the ability of Verso and its affiliates to operate the assets, businesses or operations of Verso and its subsidiaries other than the two mills as currently conducted, or as the management of Verso and its subsidiaries currently contemplate conducting the Verso's retained mills, (ii) upon the consummation of the Sale Transaction pursuant to the Purchase Agreement, neither Verso nor any of its subsidiaries would have any liability or obligation with respect to certain assumed liabilities related to the Androscoggin Mill and the Stevens Point Mill, and (iii) after giving effect to the transactions contemplated by the Restructuring Agreement and immediately prior to the consummation of the Sale Transaction, Verso Androscoggin would have no assets or operations other than those at the two mills.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments referred to therein were true and correct, (b) each party to all such agreements and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Restructuring Agreement and the Sale Transaction would be satisfied without waiver thereof, and (d) the transactions contemplated by the Restructuring Agreement and the Sale Transaction would be consummated in a timely manner in accordance with the terms described in all such agreements and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that

(i) the transactions contemplated by the Restructuring Agreement and the Sale Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the transactions contemplated by the Restructuring Agreement and the Sale Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the transactions contemplated by the Restructuring Agreement, the Sale Transaction, the Androscoggin Mill, the Stevens Point Mill, Verso Androscoggin, Verso Paper, Verso or Pixelle or any expected benefits of the Sale Transaction that would be material to its analyses or opinion. With Verso's agreement Houlihan Lokey also assumed that any adjustments to the Purchase Price pursuant to the Purchase Agreement or otherwise would not be material to its analyses or opinion and Houlihan Lokey expressed no opinion with respect thereto. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of any draft documents identified above would not differ in any respect from the drafts of said documents.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the two mills, Verso Androscoggin, Verso's retained mills, Verso Paper, Verso, Pixelle or any other party, and Houlihan Lokey was not provided with any such appraisal or evaluation.

        Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Verso Androscoggin, Verso Paper, Verso or Pixelle was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Androscoggin Mill, the Stevens Point Mill, Verso Androscoggin, Verso's retained mills, Verso Paper, Verso or Pixelle was or may have been a party or was or may have been subject.

        Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Except as set forth in the last sentence of its opinion, Houlihan Lokey did not express any view or opinion as to the price or range of prices at which the equity interest in Verso Androscoggin may be purchased or sold, or otherwise be transferable, at any time.

        Houlihan Lokey's opinion was furnished for the use of the board of directors (in its capacity as such) in connection with its evaluation of the Sale Transaction and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion was not intended to be, and does not constitute, a recommendation to the board of directors, Verso, Verso Paper, any security holder or any other party as to how to act or vote with respect to any matter relating to the Sale Transaction, the transactions contemplated by the Restructuring Agreement or otherwise.

        Houlihan Lokey's opinion only addressed whether the Purchase Price to be received by Verso Paper for the equity interest in Verso Androscoggin in the Sale Transaction pursuant to the Purchase Agreement after giving effect to the transactions contemplated by the Restructuring Agreement was fair, from a financial point of view, to Verso in the manner set forth in the opinion and did not address any other aspect or implication of the Sale Transaction, any related transaction, or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the transactions contemplated by the Restructuring Agreement except that, for purposes of its analyses and opinion Houlihan Lokey assumed the consummation of the transactions contemplated by the Restructuring Agreement prior to consummation of the Sale Transaction. In addition, Houlihan Lokey's opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the board of directors, Verso, Verso Paper, Pixelle, their respective security holders or any other party to proceed with or effect the Sale Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Sale Transaction or otherwise (other than the Purchase Price to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Sale Transaction to the holders of any class of securities, creditors or other constituencies of Verso, Verso Paper, Verso Androscoggin, Pixelle or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the Sale Transaction as compared to any alternative business strategies or transactions that might have been available for the two mills, Verso Androscoggin, Verso Paper, Verso, Pixelle or any other party, (v) the fairness of any portion or aspect of the Sale Transaction to the stockholders of Verso or any other person (including, without limitation, any distribution or other use of the Purchase Price following the consummation the Sale Transaction), (vi) the fairness of any portion or aspect of the Sale Transaction to any one class or group of Verso Androscoggin's, Verso Paper's, Verso's, Pixelle's or any other party's security holders or other constituents vis-à-vis any other class or group of Verso Androscoggin's, Verso Paper's, Verso's, Pixelle's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vii) whether or not Verso Paper, Verso, Pixelle, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Sale Transaction, (viii) the solvency, creditworthiness or fair value of the Androscoggin Mill, the Stevens Point Mill, Verso's retained mills, the certain assets acquired by Verso Androscoggin pursuant to the Restructuring Agreement, Verso Androscoggin, Verso Paper, Verso, Pixelle or any other participant in the Sale Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Sale Transaction, any class of such persons or any other party, relative to the Purchase Price or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, environmental, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the board of directors, on the assessments by the board of directors, Verso, Verso Paper, Verso Androscoggin, Pixelle and their respective advisors, as to all legal, regulatory, accounting, environmental, insurance, tax and other similar matters with respect to the two mills, Verso Androscoggin, Verso Paper, Verso, Pixelle and the Sale Transaction or otherwise.

        In preparing its opinion to the board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Houlihan Lokey's analyses for comparative purposes is identical to Verso Androscoggin, the two mills or the Sale Transaction and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the projections and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Verso. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was only one of many factors considered by the board of directors in evaluating the Sale Transaction. Neither Houlihan Lokey's opinion nor its analyses were determinative of the Purchase Price or of the views of the board of directors with respect to the Sale Transaction or the Purchase Price. The type and amount of consideration payable in the Sale Transaction pursuant to the Purchase Agreement were determined through negotiation between Verso and the other parties to the Sale Transaction, and the decision to enter into the Purchase Agreement was solely that of the board of directors.

  Financial Analyses

        The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the board of directors on November 11, 2019. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  Adjusted Enterprise Value—generally, the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of Verso) plus the amount of debt outstanding, tax-affected net pension liability, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

  •
  Adjusted EBITDA—generally, the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

        Unless the context indicates otherwise, adjusted enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of November 7, 2019, and transaction values for the selected transactions analysis described below were calculated on an adjusted enterprise value basis, to the extent net pension liability data was publicly available, based on the value of the equity consideration in the transaction and other publicly available information as of the announcement of the transaction. The estimates of future financial performance of the two mills relied upon for the financial analyses described below were based on the projections, and the estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

        Selected Companies Analysis.    Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

  •
  Adjusted Enterprise value as a multiple of estimated adjusted EBITDA for the last twelve months, or "LTM Adjusted EBITDA";

  •
  Adjusted Enterprise value as a multiple of estimated adjusted EBITDA for the next fiscal year, or "NFY Adjusted EBITDA"; and

  •
  Adjusted Enterprise value as a multiple of estimated adjusted EBITDA for the year following the next fiscal year, or "NFY + 1 Adjusted EBITDA."

        The selected companies and corresponding multiples were:

Adjusted Enterprise Value / Adjusted EBITDA
	LTM	NFY	NFY+1
Specialty Paper
Clearwater Paper Corporation	8.4x	8.3x	7.0x
Domtar Corporation	4.8x	5.6x	6.0x
Neenah, Inc.	12.9x	12.0x	11.0x
UPM-Kymmene Oyj	10.1x	9.5x	10.0x
Diversified Pulp / Paper
Resolute Forest Products Inc.	5.6x	6.9x	5.7x
Sappi Limited	4.8x	4.7x	4.5x

        Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 6.5x to 7.5x to the two mill's LTM Adjusted EBITDA, 6.5x to 7.5x to the two mill's estimated NFY Adjusted EBITDA and 6.0x to 7.0x to the two mill's estimated NFY + 1 Adjusted EBITDA. The selected companies analysis indicated implied adjusted enterprise value reference ranges of the two mills of approximately $308.1 million to $355.5 million based on LTM Adjusted EBITDA, approximately $282.9 million to $326.5 million based on NFY Adjusted EBITDA and approximately $296.4 million to $345.8 million based on NFY + 1 Adjusted EBITDA, as compared to the Purchase Price of $400 million ($365 million after adjustment for the unfunded pension amount of $35 million) in the Sale Transaction pursuant to the Purchase Agreement.

        Selected Transactions Analysis.    Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of LTM Adjusted EBITDA for the last twelve months available prior to the date of announcement, and the selected transactions and corresponding multiples were:

Date Announced	Target	Acquiror	Transaction Value/LTM Adj. EBITDA
10/2018	Catawba, South Carolina Paper and Pulp Mill of Resolute Forest Products	New-Indy Containerboard LLC	12.9x
8/2018	Specialty Papers Business Unit of P. H. Glatfelter Company	Spartan Paper LLC (nka: Pixelle Specialty Solutions LLC)	11.9x
7/2018	Expera Specialty Solutions, LLC	Ahlstrom Munksjo Oyj	8.5x
5/2018	Catalyst Paper Operations Inc.	ND Paper LLC	NA
4/2018	Caieiras Specialty Paper Mill in Brazil of MD Papéis Ltda.	Ahlstrom Brasil Ltd	8.2x
12/2017	Cham Paper Group Holding AG, Speciality Paper Business	Sappi Limited	5.9x
5/2017	Tembec Inc	Rayonier Advanced Materials Inc	5.5x
5/2017	US Corrugated, Inc., Certain Operations	WestRock Company	5.0x
11/2015	Atlas Paper Mills, LLC	Resolute Forest Products Inc	NA
10/2015	Wausau Paper Corp.	SCA Americas, Inc.	12.4x
12/2014	Clearwater Paper Corporation, Specialty Products Business	Dunn Paper, Inc.	6.2x
1/2014	NewPage Holdings Inc.	Verso Corporation	5.8x

"NA" refers to not publicly available.

        Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 7.0x to 8.0x to the two mills LTM Adjusted EBITDA. The selected transactions analysis indicated an implied adjusted enterprise value reference range of the two mills of approximately $331.8 million to $379.2 million, as compared to the Purchase Price of $400 million ($365 million after adjustment for the unfunded pension amount of $35 million) in the Sale Transaction pursuant to the Purchase Agreement.

        Discounted Cash Flow Analysis.    Houlihan Lokey performed a discounted cash flow analysis of the two mills based on the projections. Houlihan Lokey applied a range of terminal value multiples of 6.0x to 7.0x to the two mill's projected Adjusted EBITDA for the fiscal year ending December 2024 and discount rates ranging from 9.5% to 10.5%. The discounted cash flow analysis indicated an implied adjusted enterprise value reference range of the two mills of approximately $284.9 million to $343.5 million, as compared to the Purchase Price of $400 million ($365 million after adjustment for the unfunded pension amount of $35 million) in the Sale Transaction pursuant to the Purchase Agreement.

  Other Matters

        Verso engaged Houlihan Lokey as its financial advisor based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to Houlihan Lokey's engagement by Verso, Houlihan Lokey will be entitled to a transaction fee currently estimated to be approximately $5.045 million upon the consummation of the Sale Transaction. Houlihan Lokey became entitled to a fee of $1,200,000 upon the rendering of its opinion to the board of directors, $900,000 of which fee is creditable to the extent previously paid against the transaction fee. In addition, Verso also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of or related to Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, Verso Androscoggin, Verso Paper, Verso, Pixelle or any other party that may be involved in the Sale Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Sale Transaction.

        Houlihan Lokey and/or certain of its affiliates have in the past provided investment banking, financial advisory and/or other financial or consulting services to Verso and Lindsay Goldberg, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Lindsay Goldberg (collectively, with Lindsay Goldberg, the "Lindsay Goldberg Group"), for which Houlihan Lokey and/or its affiliates have received compensation, including, among other things, having acted as financial advisor to ECS Federal, LLC, then a member of the Lindsay Goldberg Group, in connection with its sale transaction, which transaction closed in April 2018, for which Houlihan Lokey and its affiliates have received aggregate fees of approximately $4.5 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Verso, Pixelle, members of the Lindsay Goldberg Group, other participants in the Sale Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Lindsay Goldberg, other participants in the Sale Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Lindsay Goldberg Group, other participants in the Sale Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Verso, Pixelle, members of the Lindsay Goldberg Group, other participants in the Sale Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Projected Financial Information

        Verso does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, on October 22, 2019, in connection with the evaluation of the proposed Sale Transaction, Verso management provided the board of directors with the projections The projections were also provided to Houlihan Lokey who was authorized to use and rely upon the projections for purposes of providing advice to the board of directors.

        The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to the board of directors and Houlihan Lokey as described above. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as "GAAP"), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Verso management, and is subjective in many respects. Furthermore, neither Verso's independent auditors nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion or other form of assurance on, such information or its achievability.

        The projections are forward-looking statements. Although summaries of the projections are presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by Verso senior management, which it believes were reasonable at the time the projections were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the forecasts not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by Verso, changes in actual or projected cash flows, competitive pressures, and the other factors described in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 13 of this proxy statement. In addition, the projections do not take into account any circumstances or events occurring after the date that the projections were prepared and do not give effect to the Sale Transaction. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. The inclusion of this information should not be regarded as an indication that the board of directors, Verso senior management team, Houlihan Lokey or any other recipient of this information considered, or now considers, the projections to be material information of Verso, or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the Purchase Agreement or any of the other proposals to be voted on at the Special Meeting or to influence any stockholder to make any investment decision with respect to the Sale Transaction.

        The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Verso contained in Verso public filings with the SEC. The projections were reviewed by Verso senior management with, and considered by, the board of directors in connection with its evaluation and approval of the Sale Transaction.

        Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the forecasts to reflect circumstances existing after the date when we prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. We can give no assurance that, had our projections been prepared either as of the date of the Purchase Agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Neither Verso nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders or any other person regarding the ultimate performance of the Androscoggin Mill and the Stevens Point Mill compared to the information contained in our projections or that our projections will be achieved.

        In light of the foregoing factors and the uncertainties inherent in the projections and considering that the Special Meeting will be held several months after the projections were prepared, stockholders are cautioned not to rely on the projections included in this proxy statement.

        Certain of the measures included in the projections may be considered non-GAAP financial measures, as noted below. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. In addition, certain non-GAAP financial measures are a component of Verso annual employee incentive plans. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Verso may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the forecasts were relied upon by the board of directors in connection with its consideration of the Sale Transaction and by Houlihan Lokey for purposes of providing advice to the board of directors. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by the board of directors in connection with its consideration of the Sale Transaction or by Houlihan Lokey for purposes of providing advice to the board of directors.

        The following is a summary of the projections prepared by senior management of Verso and given to the board of directors and Houlihan Lokey, prior to the execution of the Purchase Agreement:

  Projections

	Fiscal year ended December 31,
Androscoggin Mill Cash Flow Summary (Dollars in millions)	2019	2020	2021	2022	2023	2024
Revenue	$316.4	$321.6	$371.9	$377.7	$388.6	$390.4
Total Cost of Products Sold	(309.4)
Selling, general and administrative expenses allocation	(10.0)

Adjusted EBITDA(1)	$(3.0)	$1.4	$25.2	$21.5	$23.6	$21.7
Capital expenditures		(68.7)	(26.5)	(21.1)	(16.1)	(16.1)
Pension benefit obligation		(2.2)	(2.0)	(2.4)	(1.7)	(0.5)
Working capital(2)		(3.9)	(5.4)	1.3	0.7	1.9
Taxes		(0.0)	(1.2)	(1.4)	(3.6)	(3.8)
Interest		(0.0)	(0.2)	(0.2)	(0.2)	(0.2)

Free Cash Flow		$(73.4)	$(10.1)	$(2.3)	$2.7	$3.1
Cumulative Free Cash Flow		$(73.4)	$(83.6)	$(85.9)	$(83.2)	$(80.1)

(1)
Expense details related to (i) Total Cost of Products Sold and (ii) Selling, general and administrative expenses were not provided for the fiscal years 2020-2024.

(2)
Working capital is defined as current assets, net of cash & cash equivalents, less current liabilities, excluding the current portion of long-term debt.

	Fiscal year ended December 31,
Stevens Point Mill Cash Flow Summary (Dollars in millions)	2019	2020	2021	2022	2023	2024
Revenue	$263.7	$265.6	$268.8	$271.2	$277.3	$277.8
Total Cost of Products Sold	(212.3)
Selling, general and administrative expenses allocation(3)	(4.9)

Adjusted EBITDA(4)	$46.5	$48.0	$31.2	$25.6	$48.9	$48.4
Capital expenditures		(26.8)	(8.5)	(4.4)	(4.4)	(4.4)
Pension benefit obligation		(1.9)	(1.7)	(2.0)	(1.4)	(0.4)
Working capital		(0.1)	(1.2)	(1.1)	(1.6)	(0.9)
Taxes		(0.3)	(1.5)	(1.7)	(7.4)	(8.6)
Interest		(0.4)	(0.3)	(0.3)	(0.4)	(0.4)

Free Cash Flow		$18.7	$18.0	$16.1	$33.7	$33.8
Cumulative Free Cash Flow		$18.7	$36.6	$52.8	$86.5	$120.3

(3)
Net of addback to account for pension benefit obligation

(4)
Expense details related to (i) Total Cost of Products Sold and (ii) Selling, general and administrative expenses were not provided for the fiscal years 2020-2024.

	Fiscal year ended December 31,
Androscoggin Mill and Stevens Point Mill Consolidated Cash Flow Summary (Dollars in millions)	2019	2020	2021	2022	2023	2024
Revenue	$580.1	$587.2	$640.8	$648.9	$666.0	$668.2
Total Cost of Products Sold	(521.7)
Selling, general and administrative expenses allocation	(14.9)

Adjusted EBITDA(5)	$43.5	$49.4	$56.3	$47.0	$72.5	$70.1
Capital expenditures		(95.5)	(35.0)	(25.5)	(20.5)	(20.5)
Pension benefit obligation		(4.1)	(3.7)	(4.3)	(3.1)	(0.9)
Working capital		(4.0)	(6.6)	0.1	(1.0)	1.1
Taxes		(0.3)	(2.7)	(3.1)	(11.0)	(12.4)
Interest		(0.4)	(0.5)	(0.5)	(0.5)	(0.5)

Free Cash Flow		$(54.8)	$7.8	$13.8	$36.4	$36.9
Cumulative Free Cash Flow		$(54.8)	$(46.9)	$(33.1)	$3.3	$40.2

(5)
Expense details related to (i) Total Cost of Products Sold and (ii) Selling, general and administrative expenses were not provided for fiscal years 2020-2024.

Net Proceeds from the Sale Transaction

        Net cash proceeds of the transaction are anticipated to be approximately $336 million, after the assumption by Pixelle of approximately $35 million of pension liabilities, working capital adjustments estimated to be approximately $17 million, including the repayment of $15 million of certain adjustments to the agreed target working capital amount as a result of the factoring of certain extended term accounts receivables related to the two mills and approximately $12 million of transaction expenses.

Use of Net Proceeds from the Sale Transaction

        The board of directors plans to return $225 million as a minimum amount of the net proceeds to stockholders either by way of dividend or share repurchase, conducted either by way of modified Dutch tender offer, accelerated share repurchase program or open market purchases, and to determine the form of such return promptly following the closing of the transaction. In addition, we plan to utilize approximately $54 million of the net proceeds to reduce a portion of our pension liability which will offset the anticipated tax liability associated with the transaction. Any remaining net proceeds will be used for general corporate purposes while the board of directors continues its ongoing review of strategic alternatives.

Treatment of Stock-Based Awards

        Except as described under "Proposal 1: Sale Proposal—Interests of Certain Persons in the Sale Transaction" below, the consummation of the Sale Transaction will not result in the vesting of any stock-based awards issued to our directors or executive officers. In connection with the execution of the Purchase Agreement, the compensation committee of the board of directors has exercised its discretion under our performance incentive plan to accelerate the vesting of equity-based awards, specifically, performance stock units and restricted stock units, granted under our performance incentive plan immediately prior to the consummation of the Sale Transaction conditioned upon the closing, with respect to four employees included in the transaction who are expected to become employees of Pixelle. These unvested equity-based awards will be converted into an aggregate of 16,950 shares of Verso Class A common stock upon the closing.

Interests of Certain Persons in the Sale Transaction

        In considering the recommendation of the board of directors to vote to approve the Purchase Agreement, our stockholders should be aware that Leslie T. Lederer, the Senior Transaction Advisor (formerly our Interim Chief Executive Officer), has a financial interest in the consummation of the Sale Transaction that may be in addition to, or different from, the interests of our stockholders generally. The board of directors was aware of and considered this potential interest, among other matters, in evaluating and negotiating the sale transaction and in recommending to our stockholders that they approve the Purchase Agreement. Our stockholders should take these interests into account in deciding whether to vote "FOR" the Purchase Agreement.

        Mr. Lederer served as our Interim Chief Executive Officer from April 5, 2019 until November 11, 2019, when he became Senior Transaction Advisor to Verso. In connection with Mr. Lederer's appointment as Senior Transaction Advisor, the board of directors approved an amendment to Mr. Lederer's previously issued equity award agreement pursuant to which the remaining unvested stock units subject to the award will vest upon the closing of the Sale Transaction, generally subject to Mr. Lederer's continued employment. Mr. Lederer's unvested stock units will be converted into an aggregate of 60,948 shares of Verso Class A common stock upon the closing.

Nature of Verso's Business Following the Sale Transaction

        Upon the consummation of the Sale Transaction, Verso will produce a comprehensive portfolio of graphic paper products for applications across our customer base, bleached hardwood market pulp, and certain specialty products, which are permitted to be produced pursuant to the provisions of the non-competition restrictions in the Purchase Agreement, at four mill locations with a combined annual capacity of approximately two million tons of paper. These mills are located in Quinnesec, Michigan, Wisconsin Rapids, Wisconsin, Duluth, Minnesota and Escanaba, Michigan. In addition, the Quinnesec mill will sell approximately 55,200 air-dried metric tons of bleached hardwood market pulp annually to Pixelle pursuant to the supply agreement to be entered into with Pixelle. See "Purchase Agreement—Ancillary Agreements." Our Wisconsin Rapids Mill will sell approximately 51,600 air-dried metric tons of bleached hardwood wetlap pulp annually to Pixelle pursuant to the supply agreement to be entered into with Pixelle. Revenues for our remaining business based on the trailing twelve month period was approximately $2 billion.

Effects on Our Business if the Sale Transaction is Not Consummated

        If the Sale Transaction is not consummated, we will continue to operate our Androscoggin Mill and our Stevens Point Mill, and we will continue to consider and evaluate other strategic opportunities with respect to those or our other mills. In such a circumstance, there can be no assurances that our continued operation of our Androscoggin Mill and our Stevens Point Mill or any alternative strategic opportunities will result in the same or greater value to our stockholders as the proposed Sale Transaction.

        If the Sale Transaction is not consummated, we will not receive the expected proceeds from the Sale Transaction.

        If the Purchase Agreement is terminated under certain circumstances described in this proxy statement and set forth in Section 7 of the Purchase Agreement and described above, we may be required to pay to Pixelle a termination fee of $15 million or reimburse certain of Pixelle's expenses in connection with the Sale Transaction, up to $3.5 million. In the event that we pay the expense reimbursement and the termination fee subsequently becomes payable, the amount of the expense reimbursement paid by us will be credited against the termination fee. Pixelle will be required to pay us a termination fee of $15 million in the event that we terminate the Purchase Agreement as a result of Pixelle's failure to consummate the Sale Transaction within five business days after all conditions are satisfied and we have provided the required notice that we are ready, willing and able to consummate the Sale Transaction.

Financing the Sale Transaction

        Pixelle expects to finance the cash consideration payable in connection with the Sale Transaction with a combination of (i) cash on hand, (ii) incremental debt financing to be provided pursuant to an amendment to its existing credit agreement (which we refer to as the "debt financing") and (iii) equity financing to be provided by the Lindsay Goldberg Funds (which we refer to as the "equity financing"). The obligations of Pixelle under the Purchase Agreement are not conditioned upon its ability to obtain financing.

  Debt Commitment Letter

        Pixelle has received a debt commitment letter (which we refer to as the "debt commitment letter"), dated November 11, 2019, from Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC and Citizens Bank, N.A. (collectively referred to herein as the "Debt Commitment Parties") and related fee letters from the relevant Debt Commitment Parties pursuant to which, and subject to the conditions set forth therein, the Debt Commitment Parties have severally committed to provide (i) up to $255 million (subject to adjustment as set forth in the debt commitment letter) in term loan debt financing for the purpose of funding a portion of the cash consideration in connection with the Sale Transaction, the payment of fees, expenses and other transactions costs incurred in connection with the Sale Transaction and the debt financing and, to the extent of any remaining proceeds, for working capital and other general corporate purposes and (ii) up to $20 million in revolving debt financing for working capital and other general corporate purposes. Such debt financing is structured as an incremental term loan facility and an incremental revolving facility under Pixelle's existing credit agreement.

        The availability of the debt financing is subject to certain conditions, including:

  •
  the substantially concurrent consummation of the Sale Transaction in all material respects in accordance with the terms of the Purchase Agreement (without giving effect to any modifications, amendments, consents or waivers by Pixelle that are materially adverse to the interests of the Debt Commitment Parties and other lenders of the debt financing, unless consented to by the lead arrangers of the debt financing, such consent not to be unreasonably withheld, delayed or conditioned);

  •
  between the date of the Purchase Agreement and the closing date, there shall have been no circumstance, condition, event, development or change that would reasonably be expected to have, individually or in the aggregate, a "material adverse effect" (as defined in the section entitled "Purchase Agreement—Representation and Warranties" beginning on page 52 of this proxy statement);

  •
  the receipt by the lead arrangers of the debt financing of (i) certain specified financial information related to the two mills and Pixelle, (ii) certain specified guarantee, collateral and security documentation and (iii) information required by regulatory authorities under applicable "know your customer", anti-money laundering and individual beneficial ownership rules and regulations;

  •
  certain specified representations and warranties of Verso and its subsidiaries in the Purchase Agreement and certain specified representations and warranties of Pixelle and its subsidiaries in the definitive documentation with respect to the debt financing will be true and correct in all material respects as of the closing date;

  •
  the payment of certain fees and expenses;

  •
  the expiration of the marketing period;

  •
  the equity financing will have been funded prior to or substantially concurrently with the borrowing under the debt financing as contemplated by the debt commitment letter;

  •
  the execution and delivery of definitive documentation with respect to the debt financing, together with customary closing deliverables and customary legal opinions with respect to the definitive documentation;

  •
  the absence of payment and bankruptcy events of default under Pixelle's existing credit agreement; and

  •
  the aggregate principal amount of the debt financing shall be permitted under Pixelle's existing credit agreement as incremental facilities thereunder.

        The commitments under the debt commitment letter will automatically terminate upon the occurrence of any of the following events: (i) the termination of the Purchase Agreement in accordance with its terms prior to the consummation of the Sale Transaction, (ii) the consummation of the Sale Transaction without the use of the term loan debt financing and (iii) if the closing date does not occur on or before 11:59 p.m., New York City time, on May 11, 2020.

  Equity Commitment Letter

        Pixelle further received an equity commitment letter (which we refer to as the "equity commitment letter") from the Lindsay Goldberg Funds, dated November 11, 2019, pursuant to which the Lindsay Goldberg Funds have committed to contribute to Pixelle an aggregate amount of up to $110 million in cash for the purpose of funding, together with the proceeds of the debt financing, a portion of the cash consideration payable in connection with the Sale Transaction.

        The Lindsay Goldberg Funds' obligations to provide the equity financing is subject to certain conditions, including:

  •
  the satisfaction of all of the mutual conditions to closing and Pixelle's conditions to closing under the Purchase Agreement (as further described in the section entitled "Purchase Agreement—Conditions to Closing" beginning on page 60 of this proxy statement), other than those conditions that by their nature are to be, and will be, satisfied by actions taken at the closing;

  •
  Pixelle is required to consummate the closing pursuant to the terms and conditions of the Purchase Agreement; and

  •
  the substantially simultaneous consummation of the closing in accordance with the terms of the Purchase Agreement.

        Verso is an express third party beneficiary of the equity commitment letter for the purpose of seeking specific performance of the Lindsay Goldberg Funds' obligation to fund the equity commitment to Pixelle. The Lindsay Goldberg Funds' commitment under the equity commitment letter will automatically terminate upon the earliest to occur of (i) the consummation of the closing and payment of the purchase price pursuant to and in accordance with the Purchase Agreement and (ii) the termination of the Purchase Agreement in accordance with its terms prior to the effective time.

Stockholder Approval of the Sale Proposal

        The Sale Transaction is subject to certain closing conditions including, among others, the affirmative vote of the holders of a majority of the outstanding shares of common stock of Verso entitled to vote on the approval of the Sale Proposal.

No Changes to the Rights of Stockholders

        There will be no change in the rights of our stockholders as a result of the Sale Transaction.

Appraisal Rights in Respect of the Transaction

        No appraisal or dissenters' rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the actions contemplated by the Sale Proposal.

Regulatory Approvals

        To consummate the Sale Transaction, Verso and Pixelle must obtain approvals from, or make filings with, certain United States federal antitrust and other regulatory authorities. We describe certain United States federal and state approvals and filings below.

        We currently anticipate consummating the Sale Transaction during the first quarter of 2020. Verso and Pixelle have agreed to use reasonable best efforts to obtain or cause to be obtained certain consents or approvals of certain specified governmental authorities.

        Although we believe that we will receive the required approvals to consummate the Sale Transaction, we cannot give any assurance as to the timing of these approvals or filings or as to Verso's and Pixelle's ultimate ability to obtain such approvals (or any additional approvals or filings which may otherwise become necessary). We also cannot ensure that we will obtain such approvals on terms and subject to conditions satisfactory to Verso and Pixelle or that the granting of required approvals will not involve the imposition of additional conditions on the completion of the Sale Transaction.

  HSR Act

        Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied or terminated. These requirements apply to the Sale Transaction.

        Under the HSR Act, the Sale Transaction may not be completed until the expiration of a 30-calendar day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, following the filing of a Notification and Report Form for Certain Mergers and Acquisitions with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request for additional information and documentary materials. On November 25, 2019, Pixelle and Verso filed their respective notification and report forms with the FTC and the Antitrust Division. The 30-day waiting period under the HSR Act will expire at 11:59 p.m. ET, on December 26, 2019, unless terminated early or extended by a request for additional information or documentary materials. At any time before or after the closing, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the Sale Transaction, conditionally approve the Sale Transaction upon the divestiture of assets, subject the consummation of the Sale Transaction to regulatory conditions or seek other remedies. In addition, state attorneys general and other regulators could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the consummation of the Sale Transaction or permitting consummation subject to regulatory conditions. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Sale Transaction on antitrust or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

  FERC Approval under Section 203 of the Federal Power Act

        We have a subsidiary, Verso Energy Services LLC, that is subject to the jurisdiction of FERC under Part II of the FPA. Pursuant to Section 203(a)(1) of the FPA and Part 33 of the regulations of FERC, the Sale Transaction is subject to the approval of FERC with respect to the proposed sale of Verso Energy Services LLC. Verso Energy Services LLC performs certain electric energy management services for the Androscoggin Mill, including purchasing capacity and associated electric energy for the mill, and is also a retail service provider in Maine and sells electric energy at retail to the Androscoggin Mill. Verso Energy Services LLC has market-based rate authority from FERC and uses such authority to hedge purchases from ISO New England, Inc. to make such retail sales.

        On November 27, 2019, Verso and certain of its affiliates filed with FERC an Application for Authorization under Section 203 of the FPA for Disposition of Jurisdictional Facilities and Requests for Expedited Action, Confidential Treatment, and Waivers with information and materials intended to establish that the Sale Transaction (i) is consistent with the public interest, (ii) will have no adverse effect on competition, rates, or regulation, and (iii) does not raise any cross-subsidization concerns.

        FERC will review these factors to determine whether the Sale Transaction is consistent with the public interest. If FERC finds that the Sale Transaction would adversely affect competition in wholesale electric power markets, rates for electric transmission or the wholesale sale of electric energy, or regulation, or that the Sale Transaction would result in cross-subsidization of a non-utility associate company or pledge or encumbrance of utility assets for the benefit of an associate company that are not consistent with the public interest, it may, pursuant to the FPA, condition its approval in such a manner as necessary to mitigate such adverse effects, or it may decline to approve the Sale Transaction. FERC is required to rule on an application not later than 180 days from the date on which the completed application is filed. FERC may, however, for good cause, issue an order extending the time for consideration of the application by an additional 180 days. If FERC does not issue an order by the statutory deadline, then the FERC approval related to the Sale Transaction is deemed to be approved. We have requested that FERC issue its approval on an expedited basis—i.e., by January 27, 2020. However, there is no guarantee that FERC will do so. We expect that the FERC will approve the Sale Transaction within the initial 180-day review period. However, there is no guarantee that the FERC will approve the Sale Transaction, not extend the time period for its review, or not impose conditions on its approval.

Anticipated Accounting Treatment of the Sale Transaction

        Following the consummation of the Sale Transaction, the related account balances for the assets sold and liabilities assumed by Pixelle pursuant to the Purchase Agreement will be removed from Verso's books and a gain on the sale would be recorded as the difference between the net purchase price received and the net book value of the assets sold and liabilities assumed by Pixelle.

Material U.S. Federal Income Tax Consequences of the Sale Transaction

        The following is a general discussion of certain material U.S. federal income tax consequences of the Sale Transaction. This discussion is based on the laws in effect on the date hereof, any of which may be changed, possibly on a retroactive basis, so as to result in tax consequences different from those described below. Tax consequences under state, local and non U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the taxing authorities as to the tax consequences of the Sale Transactions and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the taxing authorities will not challenge the tax treatment or tax consequences of the Sale Transaction or, if one does challenge the tax treatment or tax consequences, that it will not be successful.

        The Sale Transaction will be treated as a taxable sale of assets (including minority interests in a partnership) by Verso and will give rise to a net taxable gain recognition for U.S. federal income tax purposes. The gain or loss recognized on any individual asset transferred pursuant to the Sale Transaction will generally be equal to the difference between the consideration received in exchange for the asset (including any related assumption of liabilities) and the tax basis of the asset.

        Generally, the Sale Transaction will not produce any separate and independent U.S. federal income tax consequences to our U.S. stockholders. Each stockholder is urged to consult his or her own tax advisor as to tax consequences of the sale transaction based on his or her particular facts and circumstances.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1—THE SALE PROPOSAL

PURCHASE AGREEMENT

        This section describes the material terms of the Purchase Agreement. Please note that the summary of the Purchase Agreement below and elsewhere in this proxy statement may not contain all of the information that is important to you. The summary of the Purchase Agreement below and elsewhere in this proxy statement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Purchase Agreement, a copy of which is attached to this proxy statement as Appendix A. We encourage you to read the Purchase Agreement carefully in its entirety for a more complete understanding of the Sale Transaction, the terms of the Purchase Agreement and other information that may be important to you.

Explanatory Note Regarding the Purchase Agreement

        The following summary of the Purchase Agreement, and the copy of the Purchase Agreement attached as Appendix A to this proxy statement, are intended only to provide information regarding the terms of the Purchase Agreement. They are not intended to provide any factual information about Verso, its subsidiaries or Pixelle or to modify or supplement any factual disclosures about Verso in its public reports filed with the SEC. The Purchase Agreement and the related summary are not intended to be a source of factual, business or operational information about Verso, its subsidiaries or Pixelle, and the following summary of the Purchase Agreement and the copy thereof included as Appendix A are not intended to modify or supplement any factual disclosure about Verso in any documents Verso has or will publicly file with the SEC. The Purchase Agreement contains representations and warranties by, and covenants of, Verso, Verso Paper, certain subsidiaries of Verso and Pixelle that were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Verso's public disclosures.

        Additional information about Verso may be found elsewhere in this proxy statement and in Verso's other public filings. See the section entitled "Where You Can Find More Information" beginning on page 86 of this proxy statement.

The Sale Transaction

        On November 11, 2019, Verso and Verso Paper entered into the Purchase Agreement with Pixelle. The Purchase Agreement provided that Pixelle will purchase from Verso Paper all of the issued and outstanding equity interests of Verso Androscoggin, an indirect wholly owned subsidiary of Verso and the entity that, as of the closing date, will hold all of the assets primarily related to Verso's Androscoggin Mill and its Stevens Point Mill for an aggregate purchase price of $400 million.

        In connection with the Purchase Agreement, Verso, and certain of its affiliates have entered into the Restructuring Agreement pursuant to which, prior to closing, Verso and certain of Verso's affiliates will transfer certain assets and assumed liabilities to Verso Androscoggin, so that Verso Androscoggin will hold at the closing all of the assets primarily related to the Androscoggin Mill and the Stevens Point Mill, and will have assumed certain related liabilities (we refer to this transfer as the "restructuring").

Completion of the Sale Transaction

        Unless the parties to the Purchase Agreement agree to an earlier date, Verso and Pixelle will complete the Sale Transaction no later than the date that is the third business day after all of the conditions to completion of the sale contained in the Purchase Agreement, which are described in the section entitled "Purchase Agreement—Conditions to Closing" of this proxy statement, are satisfied or waived, including the receipt of stockholder approval from Verso stockholders (the "closing" and such date, the "closing date"). At the closing, Verso and Pixelle will exchange various closing deliverables, including but not limited to an instrument of transfer of the membership interests of Verso Androscoggin, the transition services agreement, the supply agreement and certain other customary closing deliverables.

Purchase Price

        At the closing, as consideration for the equity interests of Verso Androscoggin, Pixelle will pay Verso $365 million in cash, subject to customary adjustments as described below, and Pixelle will assume $35 million of Verso's pension liabilities. In connection with the consummation of the Sale Transaction, Pixelle will pay us any excess cash left in Verso Androscoggin, as well as any net working capital surplus above the target net working capital and the purchase price will be reduced for $35 million for Verso's pension liabilities that Pixelle will assume, for any net working capital deficit below target net working capital, for any change in control payments paid in connection with the transaction and not paid prior to the consummation of the Sale Transaction, as well as for any indebtedness for borrowed money of Verso Androscoggin not repaid prior to the consummation of the Sale Transaction. We have also agreed to conduct a physical inventory prior to the consummation of the Sale Transaction, the results of which will be a component of the calculation of the final net working capital. We estimate that the working capital adjustments will be approximately $17 million in favor of Pixelle, including the repayment of $15 million of certain adjustments to the agreed target working capital amount as a result of the factoring of certain extended term accounts receivables related to the two mills. We further estimate that transaction related expenses will be approximately $12 million.

Restructuring Agreement

        The Restructuring Agreement contemplates that, prior to closing, Verso and certain of Verso's affiliates will transfer certain assets and liabilities to Verso Androscoggin, so that Verso Androscoggin will, as of the closing, hold all of the assets primarily related to the Androscoggin Mill and the Stevens Point Mill (each as defined in the Restructuring Agreement), and will have assumed certain related liabilities. The Restructuring Agreement provides, among other things, that Verso will retain certain liabilities under environmental laws in effect on or prior to the closing date relating to its ownership or operation of the two mills prior to the closing date, including liabilities arising or imposed after the closing in connection with release of, or human exposure to, hazardous materials or any dredging, investigation, containment or remediation of such hazardous materials. Verso's retained liabilities generally exclude the costs after the closing date for the closure of any active landfill at the Androscoggin Mill or Stevens Point Mill. Verso's retained liabilities generally include (i) costs of removal, decommissioning and closure of fuel oil storage tanks (and certain other assets, to the extent such costs exceed $2 million) located at the Androscoggin Mill but not used as of the closing date and that are removed, decommissioned or closed by Verso Androscoggin after the closing date and (ii) liabilities under environmental law in effect on or prior to the closing date or environmental permits to the extent related to any release of hazardous materials at any time prior to closing.

Representations and Warranties

        The Purchase Agreement contains customary representations and warranties made by Verso regarding Verso Androscoggin, its subsidiaries and the two mills as well as other facts pertinent to the Sale Transaction. The Purchase Agreement also includes customary representations and warranties of Pixelle regarding aspects of its financial condition and other facts pertinent to the Sale Transaction. The assertions in the representations and warranties may be subject to important qualifications and limitations agreed to by us and Pixelle in connection with the negotiated terms of the Purchase Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts. Moreover, some of the representations and warranties may have only been true as of a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between us and Pixelle rather than establishing matters of fact. Our stockholders are not third party beneficiaries under the Purchase Agreement.

        We made a number of representations and warranties to Pixelle in the Purchase Agreement, including representations and warranties regarding Verso and certain of our subsidiaries relating to the following:

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  our corporate organization, qualifications to do business, and our corporate authorization to enter into and carry out our obligations under the Purchase Agreement;

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  the absence of any conflict or violation of our governing documents, any applicable law, or any contract or agreement we have with third parties or the creation of any lien, in each case as a result of the Sale Transaction;

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  the consents, registrations, notices or filings of or to any governmental authority required in connection with the Sale Transaction;

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  financial information regarding the business of the two mills and our related records and controls;

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  the absence of undisclosed liabilities with respect to the business of the two mills;

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  the absence of Indebtedness with respect to the business of the two mills other than estimated indebtedness as of closing;

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  after giving effect to the restructuring, Verso Androscoggin's title to the tangible personal property required to operate the two mills;

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  the capitalization and ownership of Verso Androscoggin and certain subsidiaries and joint ventures;

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  the sufficiency of the assets, including intellectual property, included in the Sale Transaction to conduct the operation of the business of the two mills consistent with past practice;

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  the real properties included in the Sale Transaction;

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  the material contracts related to the two mills and the absence of breaches of those contracts;

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  the absence of litigation relating to Verso Androscoggin, its subsidiaries, and the two mills or affecting the Sale Transactions;

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  the absence of certain changes or events since December 31, 2018;

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  compliance with applicable laws;

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  certain employee, employee benefits plans, labor and related matters;

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  certain environmental matters, including compliance with environmental laws and permits and absence of environmental liabilities;

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  certain tax matters;

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  certain intellectual property matters;

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  compliance with privacy and security laws, our policies regarding privacy and security, and contractual obligations regarding privacy and security;

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  the material insurance policies maintained by us with respect to the business of the two mills;

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  the absence of broker's or finder's fees;

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  the opinion of our financial advisor with respect to the Purchase Price;

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  certain FERC regulatory matters;

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  certain affiliate transactions related to the operation of the business of the two mills;

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  the material customers and suppliers of the business of the two mills; and

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  the absence of any express warranty or guaranty as to goods sold, or services provided by Verso or any of its subsidiaries with respect to the business of the two mills.

        Our representations and warranties related to corporate organization, authorization, board recommendation, stockholder approval, indebtedness, title of assets, capitalization, ownership, sufficiency of business intellectual property, owned real property, business intellectual property, the prohibition on broker's or finder's fees, and affiliate transactions, are all considered fundamental representations under the Purchase Agreement.

        Pixelle made a number of representations and warranties to us in the Purchase Agreement, including representations and warranties regarding Pixelle as a company relating to the following:

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  Pixelle's corporate organization and corporate authorization to enter into and carry out its obligations under the Purchase Agreement;

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  the absence of any conflict with or violation of the governing documents of Pixelle;

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  the absence of litigation relating to or affecting the transactions contemplated by the Purchase Agreement;

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  the financial capacity of Pixelle to enter into the contemplated transactions;

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  the absence of broker's or finder's fees;

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  Pixelle's investment intentions with respect to its purchase of the membership interests of Verso Androscoggin; and

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  certain FERC regulatory matters.

        Pixelle's representations and warranties related to its power and authority to enter into the transaction, and the prohibition on broker's or finder's fees are considered fundamental representations under the Purchase Agreement.

        Some of the representations and warranties in the Purchase Agreement are qualified by materiality qualifications or a "material adverse effect" qualification.

        For purposes of this summary of the Purchase Agreement, a "material adverse effect" with respect to the two mills and related assets means any circumstance, condition, event, development or change that, individually or in the aggregate, has had or would be reasonably expected to: (1) have a material adverse effect upon the condition (financial or otherwise), assets, liabilities or operating results of the business of the two mills, or (2) or in any material respect, have an adverse effect on the ability of Verso to perform its obligations in connection with the Sale Transaction. However, no circumstance, condition, event, development or change resulting from or relating to any of the following, alone or taken together, will be deemed to constitute, nor be taken into account in determining whether there has been, a material adverse effect as described in clause (1) above:

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  changes after the date of the Purchase Agreement that generally affect the industries in which the business of the two mills operates;

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  natural disasters, acts of war (whether declared or undeclared), sabotage or terrorism (including cyber-attacks), or an escalation or worsening thereof or acts of God or other events, developments or changes resulting from or arising out of any natural disaster;

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  changes after the date of the Purchase Agreement relating to, financial, banking, or securities markets;

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  changes after the date of the Purchase Agreement in applicable law or U.S. generally accepted accounting principles;

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  the announcement of the execution of the Purchase Agreement to the extent that it relates to the specific identity of Pixelle (as compared to an acquirer generally);

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  the taking of any action that is taken at the express written request of Pixelle or any of its affiliates;

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  any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (provided that the facts or circumstances giving rise or contributing to such failure, to the extent not otherwise excluded by another bullet point in this list, may be taken into account in determining whether there has been a material adverse effect); or

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  changes or effects that arise solely from any seasonal fluctuations in the operation of the business of the two mills.

        However, with respect to the exceptions described in the first, second, third and fourth bullet points above, such matters will be considered to the extent that they disproportionately affect the business, condition (financial or otherwise), assets, liabilities or operating results of the business of the two mills, as compared to similarly situated businesses operating in the United States.

Conduct of Business

        We agreed in the Purchase Agreement to use commercially reasonable efforts to conduct the business of the two mills in the ordinary course of business, consistent with past practice, and to preserve the current operations, organization and goodwill of the two mills and its current relationships with customers, suppliers and key employees.

        Without limiting this general agreement and except under certain circumstances contemplated in the Purchase Agreement, the Restructuring Agreement, or as consented to in writing by Pixelle (not to be unreasonably withheld, conditioned or delayed), we will not, with respect to the operation of the business of the two mills or Verso Androscoggin and its subsidiaries, as applicable:

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  issue, pledge, sell or take other similar actions with respect to any equity securities or convertible securities of Verso Androscoggin or any of its subsidiaries;

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  adopt any amendment to any of the governing documents of Verso Androscoggin or its subsidiaries;

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  acquire or lease any material assets or business related to the business of the two mills having a fair market value in excess of $100,000 individually or $300,000 in the aggregate, except purchases of inventory in the ordinary course of business;

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  sell, lease, sublease, license or otherwise dispose of or subject to any lien any assets or properties of the two mills having a fair market value in excess of $100,000 individually or $300,000 in the aggregate, except sales of inventory and sales of obsolete assets, in each case in the ordinary course of business;

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  enter into any new line of business;

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  vary any inventory practices in a manner inconsistent in any material respect with the ordinary course of business or fail in any material respect to maintain inventory levels and amounts consistent with the ordinary course of business;

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  modify, enter into or terminate any material contract, other than in the ordinary course of business;

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  cancel or reduce in any material respect any insurance coverage, except for any cancellation in connection with the replacements of a policy by a new or successor policy of materially similar coverage;

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  grant any license or sublicense of any rights under or with respect to any of the intellectual property of the two mills, except for non-exclusive licenses granted to customers and vendors/suppliers in the ordinary course of business;

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  abandon, allow to lapse or fail to renew, maintain or defend any material intellectual property of the business of the two mills;

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  cancel any debts, material liabilities or other material obligations of Verso Androscoggin or its subsidiaries or settle, compromise, fail to exercise, waive any material claims or material rights in connection with the operations of the two mills;

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  impose any liens upon any of the material assets of the business of the two mills, other than liens permitted under the Purchase Agreement, or upon any of the interests;

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  settle any pending or threatened litigation, with respect to the business of the two mills, subject to certain exceptions for settlements including a general release and not involving the admission of wrongdoing;

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  incur indebtedness that is not repaid prior to the closing date or otherwise become responsible for any indebtedness of another person, except for short term revolving borrowings of funded indebtedness in the ordinary course of business in an amount not to exceed $100,000 in the aggregate;

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  make any loans, advances (other than advances in the ordinary course of business) or capital contributions to, or investments in, any other person in an aggregate amount in excess of $100,000;

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  settle any material tax contest; make, change or rescind any material tax election; enter into any tax allocation, sharing or indemnity agreement; extend or waive the limitation period applicable to any tax claim or assessment; or amend any material Tax Return;

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  terminate the employment of any Verso Androscoggin Employee (as such term is defined in the section entitled "Membership Interest Purchase Agreement—Employee Matters" beginning on page 62 of this proxy statement) (other than for "cause", as determined by us in our reasonable discretion consistent with past practice), hire any person as a Verso Androscoggin Employee with an annual salary in excess of $150,000 or take any other action affecting whether any person is classified as a Verso Androscoggin Employee;

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  make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration or benefits payable to any Verso Androscoggin Employee, other than ordinary course increases in base salary or wage rates in the event the closing has not occurred by April 1, 2020 and ordinary course changes with respect to compensation and changes to plans that are generally applicable to participants thereunder in the ordinary course of business to reflect annual open enrollment;

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  adopt, enter into, terminate or accelerate the vesting or payment of benefits under or amend any plan sponsored by Verso Androscoggin or its subsidiaries or for which assets or liabilities will transfer to Pixelle (such plans, "Company Plans") or, in respect of any Verso Androscoggin Employee, any other plan, other than changes to plans that are generally applicable to participants thereunder in the ordinary course of business to reflect annual open enrollment;

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  make any loans or cash advances to any Verso Androscoggin Employee or former employee;

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  grant any change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee of Verso Androscoggin; or permit any employee of Verso Androscoggin to make an election to defer compensation pursuant to any nonqualified deferred compensation plan in respect of the calendar year 2020;

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  enter into, perform under or terminate any contract with any of its officers, directors or affiliates, other than performance of any contract existing on the date of the Purchase Agreement;

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  make any change in accounting methods, principles, policies or practices related to the business of the two mills, in any respect, except insofar as may be required by law or by a change in applicable accounting principles;

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  make any capital expenditures not agreed upon at the signing of the Purchase Agreement;

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  fail to renew or let lapse, any material permit or environmental permit required for the business of the two mills, or modify or amend any material permit or environmental permit in any material respect; or

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  authorize, agree, resolve or consent to any of the foregoing.

Solicitation of Other Offers; Exclusivity

        Upon execution of the Purchase Agreement, we agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any person (except for Pixelle, its affiliates and its and their respective representatives) conducted prior to the execution of the Purchase Agreement with respect to any competing acquisition proposal or any proposal that could reasonably be expected to lead to a competing acquisition proposal. Further, until the consummation of the Sale Transaction or the termination of the Purchase Agreement pursuant to its terms, neither we nor our representatives may:

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  directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing nonpublic information), any competing proposal or any inquiry or proposal that would reasonably be expected to lead to a competing proposal;

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  directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations with any person (except for Pixelle, its affiliates and its and their respective representatives) regarding, or furnish to any such person, any nonpublic information with respect to, or afford access to properties, books or records to any person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating, or cooperate in any way with any such person with respect to, any competing proposal or any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal; or

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  grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed competing proposal, unless our board of directors concludes in good faith (after consultation with outside legal counsel) that a failure to take such action would be inconsistent with the fiduciary duties of the board of directors to Verso's stockholders under applicable law.

        A competing proposal is any proposal or offer with respect to:

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  any merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Verso;

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  the sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a subsidiary of Verso or otherwise) of:

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  the two mills; or

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  any other business or assets of Verso (including the two mills) representing 20% or more of the consolidated revenues, net income or assets of Verso and its subsidiaries, taken as a whole; or

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  any combination of the foregoing.

        Notwithstanding the above, Verso is permitted, prior to receipt of stockholder approval of the Sale Transaction, to furnish nonpublic information to, and participate in discussions or negotiations with, any person in response to an unsolicited competing proposal that (i) did not arise from a material breach by Verso or its representatives of the non-solicitation provisions of the Purchase Agreement and (ii) the board of directors determines in good faith after consultation with financial advisors and outside legal counsel would reasonably be expected to lead to a superior proposal. However, such information must be provided pursuant to a confidentiality agreement on at least as favorable terms in aggregate to Verso as the confidentiality agreement executed with Pixelle.

          Additionally, we are obligated to promptly (and in any event no later than 24 hours) advise Pixelle of any competing proposal, the material terms and conditions thereof and the identity of the person making such proposal. We are further obligated to provide Pixelle with an executed copy of the confidentiality agreement with such proposing party, if applicable, and to keep Pixelle reasonably informed in all material respects on a reasonably current basis (and in any event no later than 24 hours) of the material terms and status of any competing proposal, including by providing copies of material documentation comprising such competing proposal. We are prohibited from entering into any confidentiality or other agreement with any person that prohibits us from providing such information to Pixelle.

        As defined under the Purchase Agreement, a "superior proposal" means a written competing proposal (as defined above) (provided that for purposes of this definition, the applicable percentage in the definition of competing proposal shall be "50.1%" rather than "20%"), which includes the business of the two mills and which the board of directors determines in good faith, after consultation with outside legal counsel and a financial advisors, is more favorable to Verso's stockholders than the contemplated transactions (after taking into account any revisions to the terms of the Purchase Agreement that are committed to in writing by Pixelle).

Recommendation/Superior Offer

        Our board of directors unanimously recommends that you vote for the Sale Proposal. Our board of directors may withdraw or modify its recommendation to stockholders to vote in favor of the Sale Proposal and terminate the Purchase Agreement if:

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  we receive a competing proposal that did not result from a material breach of the solicitation restrictions set forth in the Purchase Agreement, or an intervening event has occurred. See "Proposal 1: The Sale Proposal—Purchase Agreement—Solicitation of Other Offers; Exclusivity" beginning on page 56;

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  the board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor (i) in the case of a competing proposal, that it is a superior proposal and (ii) in both cases, that the failure to change its recommendation or terminate the Purchase Agreement as a result thereof would be inconsistent with its fiduciary duties under law;

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  Pixelle is given at least four business days' notice of the intent to change the board of directors' recommendation, during which time Verso must negotiate in good faith with Pixelle (to the extent Pixelle wishes to negotiate), to make such adjustments or revisions to the terms and conditions of the Purchase Agreement such that the competing proposal would no longer constitute a superior proposal; and

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  following the four day negotiation period, having taken into account any adjustments or revisions to the terms of the Purchase Agreement committed to by Pixelle in writing, determine in good faith that, after consultation with its financial advisors and outside legal counsel, the competing proposal remains a superior proposal and the failure to take such action would be inconsistent with its fiduciary obligations under applicable law.

        As defined in the Purchase Agreement, an "intervening event" means any fact, circumstance, effect, change, event or development that (A) is unknown to or by the board of directors as of the date of the Purchase Agreement (or if known, the magnitude or material consequences of which were not known to the board of directors as of the date of the Purchase Agreement) and (B) becomes known to the board of directors prior to obtaining the stockholder approval.

Financing and Financing Cooperation

        The Sale Transaction is not conditioned upon receipt of financing by Pixelle. Pixelle has agreed to use its reasonable best efforts to obtain financing at or prior to the closing, including maintaining in effect the debt and equity commitment letters and complying with its obligations under the debt and equity commitment letters. Pixelle has agreed to keep Verso reasonably informed on a reasonably current basis of the status of Pixelle's efforts to obtain the debt financing.

        We have agreed to use our reasonable best efforts to cooperate with Pixelle in connection with its financing efforts. Pixelle has agreed to reimburse us for our reasonable and documented out-of-pocket costs incurred in connection with such cooperation and to indemnify and hold us harmless from all losses suffered or incurred by them in connection with the arrangement of the financing or any information utilized in connection therewith.

Non-Competition

        For a period of two years beginning on the closing date, Verso and its affiliates (excluding stockholders of Verso) have agreed not to engage in, own, operate or assist any other business or person in engaging in the business of designing, manufacturing, and selling any specialty paper products related to: (i) coated thermal transfer papers manufactured and sold at the Stevens Point Mill, (ii) coated direct thermal base papers manufactured and sold at the Stevens Point Mill or (iii) uncoated flexible packaging manufactured and sold at the Androscoggin Mill, subject to customary exceptions, including with respect to products currently produced at Verso's remaining mills. We have also agreed that until that date that is two years after the date of the closing of the Sale Transaction, no third party that acquires us may use our assets to design, manufacture or sell the restricted specialty paper products in violation of the non-competition restrictions in the Purchase Agreement (but such acquirer may continue to use its existing assets to produce competing products).

Additional Covenants

        The Purchase Agreement contains additional agreements between us and Pixelle relating to, among other things:

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  the preparation and filing of this proxy statement with the SEC and the holding of a stockholder's meeting and solicitation of stockholder's approval;

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  our obligation to give Pixelle and its authorized representatives and debt financing sources reasonable access to our offices, books and records, in each case, exclusively related to the business of the two mills, as Pixelle may reasonably request for the sole purpose of preparing for the transfer of the business of the two mills;

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  Pixelle's obligation to furnish to us reasonable access to such information, books, records, documents, instruments, accounts and other files relating to the business of the two mills, and to Pixelle's employees;

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  the parties' efforts to take all appropriate action, and do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the contemplated transactions, including obtaining the required consents of governmental authorities and obtaining any necessary FERC waiver;

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  the parties' obligation to use commercially reasonable efforts to cause the release of Verso, its affiliates, and any third party issuer of any existing guaranty, from each existing guaranty, and the substitution of a similar obligation of Pixelle, an affiliate of Pixelle or a third party as the guarantor, indemnitor or responsible party under each such existing guaranty;

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  use reasonable best efforts to give all notices to, and obtain all consents from, all persons required pursuant to any material contract, to the extent such material contract will be assigned to Verso Androscoggin pursuant to the restructuring or will remain a contract of Verso Androscoggin or any of its subsidiaries after giving effect to the restructuring;

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  our obligation to carry out the transactions contemplated by the Restructuring Agreement prior to the closing;

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  our obligation to cooperate with Pixelle to obtain new owner's (or lender's) title insurance policies (or bring-downs of or endorsements to any of the existing title insurance policies, if available) from a nationally recognized title company, and ALTA surveys of any owned real property from one or more licensed surveyors selected by Pixelle; and

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  our obligation to settle or terminate all contracts in effect as of the date of the signing of the Purchase Agreement between Verso Androscoggin or any of its subsidiaries and any other Verso entity.

Conditions to Closing

        The transaction, which is expected to close in the first quarter of 2020, is subject to the satisfaction or waiver of certain closing conditions including, among others:

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  the affirmative vote of the holders of a majority of the outstanding shares of common stock of Verso entitled to vote on the approval of the Sale Proposal;

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  the absence of certain legal impediments to the Sale Transaction;

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  the expiration or termination of the required waiting periods under the HSR Act;

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  granting of an approval by FERC under Section 203 of the FPA;

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  the completion of the transactions contemplated by the Restructuring Agreement; and

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  the delivery by the parties of certain customary closing deliverables.

        Each of Verso's and Pixelle's obligations to consummate the Sale Transaction are also subject to certain additional conditions, including (x) subject to specific standards, the accuracy of the representations and warranties of the other party, (y) performance in all material respects by the other party of its obligations under the Purchase Agreement, and (z) with respect to Pixelle's obligations to consummate the Sale Transaction, the absence of any circumstance, condition, event, development or change that would reasonably be expected to have, individually or in the aggregate, a material adverse effect. The closing is not subject to a financing condition.

Termination

        The Purchase Agreement may be terminated:

  •
  by either party (i) upon mutual consent, (ii) if the closing has not occurred on or prior to May 11, 2020, (iii) if the Sale Transactions are permanently enjoined or prohibited, or (iv) if stockholder approval is not obtained at the Special Meeting;

  •
  by either party due to the material breach by the other party if such breach would result in the failure of any of the conditions to be satisfied (subject to a 45 day cure period);

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  by us, prior to receipt of stockholder approval, to enter into an alternative acquisition agreement with respect to a superior proposal, subject to our prior compliance in all material respects with the non-solicitation provisions of the Purchase Agreement and the payment of a termination fee;

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  by Pixelle, prior to receipt of stockholder approval, if the board of directors has made an adverse recommendation change, as such term is defined in the Purchase Agreement; and

  •
  by us if Pixelle fails to consummate the Sale Transaction within five business days after all conditions are satisfied and we have provided notice that we are ready, willing and able to consummate the closing.

Termination Fees

        We will be required to pay to Pixelle a termination fee of $15 million in the event:

  •
  (i) we terminate the Purchase Agreement to enter into an alternative acquisition agreement with respect to a superior proposal,

  •
  (ii) Pixelle terminates the Purchase Agreement as a result of the board of directors making an adverse recommendation change or

  •
  (iii) (A) within 12 months of termination of the Purchase Agreement we enter into an alternative transaction agreement or a competing proposal (as defined above in the section entitled "Solicitation of Other Offers; Exclusivity" beginning on page 56 of this proxy statement), which represents 50.1% of or more of the consolidated revenues, net income or assets of Verso and its subsidiaries, taken as a whole, (B) after the date of the Purchase Agreement and prior to such termination a competing proposal has been publicly disclosed or privately made to our board of directors and (C) such termination of the Purchase Agreement is (1) by either Pixelle or Verso following stockholders failing to approve Proposal 1 at the Special Meeting or because the closing has not occurred on or prior to May 11, 2020 or (2) by Pixelle due to our material, unremedied breach of the Purchase Agreement.

        Pixelle will be required to pay us a termination fee of $15 million in the event that we terminate the Purchase Agreement as a result of Pixelle's failure to consummate the Sale Transaction within five business days after all conditions are satisfied and we have provided the required notice that we are ready, willing and able to consummate the Sale Transaction.

Expense Reimbursement

        We have agreed to reimburse Pixelle for its reasonable out-of-pocket expenses, not to exceed $3.5 million, in the event of a termination due to either a failure to obtain stockholder approval or a failure to consummate the Sale Transaction prior to May 11, 2020 and stockholder approval has not been obtained at the time of termination.

Indemnification

        The Purchase Agreement contains mutual indemnification for breaches of certain specified fundamental representations and warranties and failure to perform covenants or obligations contained in the Purchase Agreement, subject to certain limitations, and certain other indemnities. Our fundamental representations include representations regarding (i) our corporate organization, our corporate authorization to enter into and carry out our obligations under the Purchase Agreement, (ii) our board of directors' resolution to recommend that stockholders approve the Sale Transaction and direct that the Sale Transaction be submitted to stockholders for approval; (iii) the absence of Indebtedness other than estimated indebtedness as of closing, (iv) after giving effect to the restructuring, Verso Androscoggin's title to the tangible personal property required to operate the two mills, (v) the capitalization and ownership of Verso Androscoggin and certain subsidiaries and joint ventures, (vi) the sufficiency of the intellectual property assets included in the Sale Transaction to conduct the operation of the two mills consistent with past practice; (vii) after giving effect to the restructuring, Verso Androscoggin's title to real property required to operate the two mills, (viii) ownership of certain intellectual property that is used primarily in connection with the operation of the two mills, (ix) the absence of broker's or finder's fees and (x) certain affiliate transactions related to the operation of the two mills. Our liability for breaches of our fundamental representations is capped at the purchase price. Other than the fundamental representations and certain representations related to taxes, all representations and warranties of the parties expire upon the closing date. The fundamental representations of Verso and tax representations expire sixty days following the applicable statute of limitations.

        We have further agreed to indemnify Pixelle against (i) certain pre-closing liabilities consistent with an asset-sale, as further defined in the Restructuring Agreement, including certain liabilities under environmental laws relating to our ownership or operation of the two mills prior to the closing date, (ii) pre-closing taxes and Verso's portion of certain transaction taxes and (iii) trademark infringement claims.

        In the event that Verso enters into a consolidation or merger where it is not the surviving person, we have agreed that the indemnity provided by us shall transfer to Verso's successors and assigns (with such successors and assigns assuming our indemnity obligations), subject to documentation reasonably acceptable to Pixelle.

Employee Matters

  Treatment of Employees

        Under the terms of the Purchase Agreement, we will transfer all active employees whose primary work location is at the Stevens Point Mill or the Androscoggin Mill and certain other agreed employees to Verso Androscoggin (we refer to these employees herein as the "Verso Androscoggin Employees"). We have agreed that, prior to the closing we will either (i) establish a stand-alone payroll and human resources information system and stand-alone benefit plans that replicate in all material respects certain of our current benefit plans offered to such Verso Androscoggin Employees or (ii) in the event that we are unable to establish such systems or one or more of the applicable replicate plans, allow the Verso Androscoggin Employees and any new-hires to be provided with such benefits, at Pixelle's expense, under our existing plans for a transition period commencing with the closing and ending not later than December 31, 2020.

        Pixelle will recognize each applicable labor union that represents Verso Androscoggin Employees and assume and comply with the applicable collective bargaining agreement(s) governing those Verso Androscoggin Employees, including crediting such Verso Androscoggin Employees for years of service with us for all purposes and as required by the applicable collective bargaining agreement (except for certain agreed upon plans).

        Pixelle is required to employ any Verso Androscoggin Employee who is not represented by a labor union on terms and conditions that are no less favorable in the aggregate than the terms and conditions in place for those Verso Androscoggin Employees immediately prior to the closing date (excluding any one-time, non-ordinary course incentive compensation and any equity compensation opportunities, defined benefit pension plan or post-employment welfare benefits), until (i) December 31, 2020, if the closing date occurs on or prior to March 31, 2020, or (ii) the one year anniversary of the closing date, if the closing date occurs after March 31, 2020. Pixelle will cause such Verso Androscoggin Employees to receive service credit for purposes of eligibility to participate and vesting, and, solely in cases of vacation and severance benefits, benefit accruals under any of Pixelle's or its affiliates' employee benefit plan provided to the Verso Androscoggin Employees to the same extent such service is recognized under comparable Verso plans immediately prior to the closing date (except for certain agreed upon plans).

        We have also agreed with Pixelle to additional covenants related to the transfers of Verso Androscoggin Employee's 401(k) plans, FSA plans and any 2020 annual incentive compensation to Pixelle and the treatment of certain other benefits. We have also agreed to indemnify Pixelle for certain liabilities arising from the pre-closing employment of the Verso Androscoggin Employees and former employees, pre-closing liabilities under Company Plans (except for certain plans for which Pixelle has agreed to assume such liabilities) and any liabilities under Verso plans that are not Company Plans.

  Pension Plan Transfer

        Pixelle has agreed to have its qualified defined benefit plan ("Pixelle Plan") assume from the Verso Corporation Employee Pension Plan ("Verso Plan"), effective as of the closing date, all liabilities with respect to benefits accrued in the Verso Plan as of the closing date by Verso Androscoggin Employees and inactive employees that will become employees of Pixelle should they return from their leaves of absence within the time specified under the Purchase Agreement. The Pixelle Plan will also assume liabilities and assets with respect to other participants in the Verso Plan, only to the extent necessary to cause the Pixelle Plan to assume as close as reasonably feasible to $35 million of unfunded pension liabilities (total liabilities transferred less the statutorily required assets to be transferred). The actual transfer of the assets and liabilities is to occur no less than six months from the closing date after our actuary has completed the necessary calculations, and after Pixelle's actuary has reviewed and concurred with the calculations. The transferred amount of unfunded pension liabilities, before the adjustments described below, cannot be less than $35 million or greater than $37.5 million. To the extent these liabilities exceed the $35 million floor, we will owe a cash payment to Pixelle for the amount above the $35 million floor.

        The assets to be transferred will be determined as of closing in compliance with the relevant statute, reduced by benefit payments made to the transferred participants after closing, and adjusted for asset gains or losses from the closing date through no more than five days prior to the date of transfer determined based on the performance of an agreed upon benchmark investment.

Specific Performance

        The parties are entitled to injunctive or other equitable relief to prevent breaches of the Purchase Agreement and to specific performance of the terms of the Purchase Agreement in addition to any other remedy to which they would be entitled at law or in equity. We are, however, only entitled to specific performance to cause Pixelle to effect the consummation of the Sale Transaction if: (i) all conditions to the obligations of Pixelle set forth in the Purchase Agreement (other than those conditions that by their nature are to be satisfied at the closing or the failure of which to be satisfied is caused by a breach by Pixelle of its representations, warranties, covenants or agreements contained in the Purchase Agreement) have been satisfied (or are capable of being satisfied at the closing) or (to the extent permissible under applicable law) waived, (ii) the full amount of the debt financing has been funded or would be funded at the closing, and (iii) Pixelle has failed to complete the closing by the date the closing is required to have occurred pursuant to the Purchase Agreement.

Amendments and Waivers

        The Purchase Agreement may only be amended by a written agreement executed by the parties thereto. However, no debt financing provision (and no other provision of the Purchase Agreement to the extent that an amendment, supplement, change or waiver of such provision would modify the substance of any debt financing provision) may be amended, supplemented, changed or waived in a manner adverse to any related party of a debt financing source without the prior written consent of the related debt financing source.

Expenses

        Each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of the Purchase Agreement and the related transaction agreements, and the contemplated transactions, including all fees and expenses of representatives. All expenses incurred by us (including, if prior to closing, Verso Androscoggin and its subsidiaries, and excluding, if after closing, Verso Androscoggin and its subsidiaries) in connection with the Sale Transactions shall be paid by us (and not, for the avoidance of doubt, by Verso Androscoggin or its subsidiaries). All filing fees, if any, payable in connection with the notifications, filings, registrations, submissions or other materials related to the receipt of consents of governmental authorities, including pursuant to the HSR Act and FERC, will be borne 50% by Pixelle and 50% by us.

Governing Law

        The Purchase Agreement is governed by the laws of the State of New York.

Ancillary Agreements

  Transition Services Agreement

        Contemporaneously with the execution of the Purchase Agreement, we agreed with Pixelle to a form of transition services agreement to be entered into at closing by and among us, Pixelle, and Verso Androscoggin that is intended for our provision of certain services, to the extent necessary, for a transition period, including procurement and logistics services, IT services, financial reporting, treasury services and, to the extent necessary, HR and payroll services and participation by Verso Androscoggin Employees and newly hired employees in Verso's benefit plans.

  Supply Agreement

        We also entered into a binding term sheet with Pixelle contemporaneously with the execution of the Purchase Agreement which sets forth the material terms to be included in a supply agreement to be entered into by us and Pixelle at closing to provide for the supply of both wet lap pulp and bleached hardwood kraft pulp to Pixelle for a four-year period following the closing of the Sale Transaction, with an option, at Pixelle's election, to extend such term for one additional four-year period. We have agreed to supply 4,600 tons of baled hardwood per month from our Quinnesec, Michigan mill and 4,300 tons of wet-lap hardwood pulp per month from our Wisconsin Rapids, Wisconsin mill.

UNAUDITED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED AND REVENUES AND DIRECT EXPENSES

        Verso has prepared the following unaudited statements of assets acquired and liabilities assumed and revenues and direct expenses of the two mills (which we refer to herein as the "Unaudited Financial Information"). The Unaudited Financial Information represent the results of operations and financial position of the two mills, reflecting the assets to be acquired and liabilities to be assumed by Pixelle pursuant to the Purchase Agreement.

        The Unaudited Financial Information should be read in conjunction with the related notes thereto included in this proxy statement and is qualified in its entirety by reference to, and should be read in conjunction with the audited historical consolidated financial statements and the notes thereto included in Verso's Annual Report on Form 10-K for the year ended December 31, 2018 and Form 10-Q for the nine months ended September 30, 2019, as filed with the SEC, which are incorporated herein by reference.

        The Unaudited Financial Information does not purport to represent, and is not necessarily indicative, of what the actual financial results would have been had Verso operated the two mills as a separate entity.

ANDROSCOGGIN AND STEVENS POINT PAPER MILLS

UNAUDITED STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES ASSUMED

(Dollars in millions)	December 31, 2017	December 31, 2018	September 30, 2019
ASSETS TO BE ACQUIRED
Current assets:
Accounts receivable, net	$44	$38	$42
Inventories, net	62	78	83
Prepaid expenses and other assets	3	4	—

Total current assets	109	120	125

Property, plant, and equipment, net	178	187	194
Intangibles and other assets, net	10	9	9

Total assets to be acquired	$297	$316	$328

LIABILITIES ASSUMED
Current liabilities:
Accounts payable	$22	$36	$45
Accrued liabilities	2	3	2

Total current liabilities	24	39	47

Long-term debt and finance leases	—	—	1
Pension benefit obligation	35	35	35
Other long-term liabilities	6	6	7

Total liabilities assumed	65	80	90

Net assets to be acquired	$232	$236	$238

The accompanying notes are an integral part of these unaudited abbreviated financial statements.

ANDROSCOGGIN AND STEVENS POINT PAPER MILLS

UNAUDITED STATEMENTS OF REVENUES AND DIRECT EXPENSES

(Dollars in millions)	Year ended December 31, 2017	Year ended December 31, 2018	Nine months ended September 30, 2019
Net sales	$442	$495	$431
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	378	434	388
Depreciation and amortization	22	17	14
Selling, general and administrative expenses	15	14	12

Total Direct Expenses	415	465	414

Excess Revenue over direct expenses	$27	$30	$17

The accompanying notes are an integral part of these unaudited abbreviated financial statements.

ANDROSCOGGIN AND STEVENS POINT PAPER MILLS

NOTES TO THE UNAUDITED ABBREVIATED FINANCIAL STATEMENTS

1. SUMMARY OF BUSINESS

        Nature of Operations—Verso Corporation (together with its direct and indirect subsidiaries, the "Company" or "Verso") operates in the pulp and paper market segments. Verso's core business platform is as a producer of graphic papers, specialty papers, packaging papers and pulp. North American manufacturing facilities located in Stevens Point, Wisconsin (the "Stevens Point Mill") and Jay (Androscoggin), Maine (the "Androscoggin Mill") (collectively, the "Two Mills") represent two of the six manufacturing facilities owned and operated by Verso; these mills manufacture specialty papers and packaging papers.

        On November 12, 2019 Verso announced that it had entered into a definitive agreement ("Purchase Agreement") to sell the Two Mills to Pixelle Specialty Solutions LLC ("Pixelle") for $400 million, subject to post-closing adjustments (the "Sale Transaction").

2. BASIS OF PRESENTATION

        Basis of Presentation—The accompanying Unaudited Statements of Assets to be Acquired and Liabilities Assumed and Unaudited Statements of Revenues and Direct Expenses (the "Financial Statements") were derived from Verso's historical accounting records, which are maintained in accordance with accounting principles generally accepted in the United States ("US GAAP"). The Unaudited Statements of Assets to be Acquired and Liabilities Assumed include only the specific assets and liabilities related to the Two Mills that are being acquired by Pixelle in accordance with the Purchase Agreement. The Unaudited Statements of Assets to be Acquired and Liabilities Assumed exclude certain assets and liabilities related to the Stevens Point Mill and the Androscoggin Mill that will not transfer as part of the Sale Transaction. Additionally, the Unaudited Statements of Revenues and Direct Expenses reflect all revenues and direct expenses directly involved in the revenue producing activity of the Two Mills including an allocation of certain expenses for services provided by Verso for the periods presented.

        The Financial Statements do not purport to reflect the revenues and direct expenses that would have resulted if the Two Mills had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the Two Mills had operated as an unaffiliated, independent business. In addition, as the Two Mills had historically been managed as part of the operations of the Company and had not operated as a standalone entity, it is not practicable nor does sufficient data exist to prepare information about the operating, investing, and financing cash flows. As such, a statement of cash flows is not presented.

        Furthermore, since separate complete financial statements were not historically prepared for the Two Mills operations, preparation of amounts charged for income tax and other expenses was deemed impracticable. Under Verso's cash management approach, generally all cash, investment, and debt balances are managed centrally by Verso's treasury function; as such, these balances are not presented in the Financial Statements.

3. ALLOCATION OF CERTAIN COSTS AND EXPENSES

        Certain costs and expenses presented in these Financial Statements have been allocated by Verso to the Two Mills where specifically identifiable or, when specific identification is not practicable, a proportional cost allocation method (primarily based on net product revenues or headcount), depending on the nature of the services rendered. Management believes that such allocations have been made on a reasonable basis but may not necessarily be indicative of the costs that would have been incurred if the Two Mills had been operated on a stand-alone basis for the periods presented.

        The Financial Statements reflect a consistent allocation methodology for each reporting period presented.

        Cost of products sold (exclusive of depreciation and amortization) includes allocated expenses primarily related to compensation for employees, outside services and shared services. Selling, general and administrative expenses primarily include allocations for certain overhead costs incurred by Verso on behalf of the Two Mills, including research and development. The allocated expenses are included in the Unaudited Statements of Revenues and Direct Expenses.

4. SIGNIFICANT ACCOUNTING POLICIES

        Use of Estimates—The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

        Revenue Recognition—The Two Mills generate revenue through product sales, and shipping terms generally indicate when the performance obligation has been fulfilled and control of products has been passed to the customer. Revenue transactions consist of a single performance obligation to transfer promised goods. The Two Mills have pricing agreements with certain customers. These agreements usually define the mechanism for determining the sales price but do not impose a specific quantity on either party. Quantities to be delivered to the customer are determined at a point near the date of delivery through purchase orders or other written instructions the Two Mills receive from the customer. Spot market sales are made through purchase orders or other written instructions.

        Revenue is recognized when a performance obligation has been fulfilled, which is typically when shipped from the Two Mills or warehouses. For sales with shipping terms that transfer control at the destination point, revenue is recognized when the customer receives the goods and the performance obligation is complete. For sales with shipping terms that transfer control at the shipping point with the Two Mills bearing responsibility for freight costs to the destination, the Two Mills determined that a single performance obligation is fulfilled, and revenue is recognized when the goods ship.

        Revenue is measured as the consideration expected to be received in exchange for transferring product. The Two Mills reduce the revenue recognized for estimated returns and other customer credits, such as discounts and volume rebates, based on the expected value to be realized. The Two Mills do not have any significant payment terms as payment is received shortly after the point of sale. With respect to variable consideration, the amount of consideration expected to be received and revenue recognized includes the most likely amount of credits based on historical experience and terms of the arrangements. Revenue is adjusted at the earlier date of when the most likely amount of consideration expected to be received changes or as the consideration becomes fixed. One customer accounted for 13%, 18%, and 15% of revenue for the years ended December 31, 2017 and December 31, 2018, and for the nine months ended September 30, 2019, respectively.

        Sales taxes collected from customers are excluded from revenues. Incidental costs that are immaterial within the context of the contract are expensed when incurred.

        Cost of products sold—Certain centralized costs attributable to manufacturing overhead, including enterprise-wide human resources management, procurement and information systems support, are presented in Cost of products sold (exclusive of depreciation and amortization) in the Unaudited Statements of Revenues and Direct Expenses. The amounts presented in Cost of products sold (exclusive of depreciation and amortization), related to these costs, were $7 million, $8 million, and $6 million for the years ended December 31, 2017 and December 31, 2018, and for the nine months ended September 30, 2019, respectively.

        Shipping and Handling Costs—Shipping and handling costs, such as freight to customer destinations, are included in Cost of products sold (exclusive of depreciation and amortization) in the Unaudited Statements of Revenues and Direct Expenses. When the sales price includes charges to customers for shipping and handling, such amounts are included in Net sales.

        Planned Major Maintenance Costs—Costs for all repair and maintenance activities are expensed in the month that the related activity is performed, or goods received under the direct expense method of accounting.

        Accounts Receivable—The Two Mills maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. The Two Mills manage credit risk related to trade accounts receivable by continually monitoring the creditworthiness of customers to whom credit is granted in the normal course of business. Accounts receivable balances were $44 million, $38 million, and $42 million as of December 31, 2017, December 31, 2018 and September 30, 2019, respectively. One customer accounted for 37% of accounts receivable as of December 31, 2017, two customers accounted for 36% of accounts receivable as of December 31, 2018 and one customer accounted for 15% of accounts receivable as of September 30, 2019.

        Inventories, Replacement Parts and Other Supplies—Inventory values include all costs directly associated with manufacturing products such as materials, labor and manufacturing overhead. These values are presented at the lower of cost or net realizable value. Costs of raw materials, work-in-process and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are valued using the average cost method and are reflected in Inventories, net in the Unaudited Statements of Assets to be Acquired and Liabilities Assumed.

        Property, Plant and Equipment—Property, plant, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets.

        Depreciation is computed using the straight-line method for all assets over the assets' estimated useful lives.

        Estimated useful lives are as follows:

(Years)	Two Mills
Buildings and building improvements	20 - 40
Land improvements	10 - 20
Machinery and equipment	3 - 20
Furniture and Office Equipment	10
Computer and Hardware Software	3 - 7
Leasehold Improvements	Over the shorter of the lease term or the useful life of the improvements

        Asset Retirement Obligations—In accordance with ASC Topic 410, Asset Retirement and Environmental Obligations, a liability and an asset are recorded in an amount equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time and the asset is depreciated over its useful life.

        Revisions to the liability could occur due to changes in the estimated costs or timing of closure or possible new federal or state regulations affecting the closure. Asset retirement obligations under this standard relate primarily to closure and post-closure costs for landfills.

        Asset retirement obligations for the Two Mills totaled $6 million as of December 31, 2017, December 31, 2018 and September 30, 2019, respectively. The non-current portions of the asset retirement obligations presented in Other long-term liabilities were $6 million, $5 million, and $6 million as of December 31, 2017, December 31, 2018 and September 30, 2019, respectively. The current portion of the asset retirement obligations presented within Accrued liabilities were $1 million as of December 31, 2018.

        Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

        Intangible Assets—The Two Mills account for intangible assets in accordance with ASC Topic 350, Intangibles—Goodwill and Other. Intangible assets of the Two Mills are comprised of customer relationships with a useful life of ten years and trademarks with a five-year useful life. Both are amortized on a straight-line basis.

        Retirement Benefits—Certain employees of the Two Mills participate in Verso's pension plan. Unrecognized prior service costs and actuarial gains and losses related to these employees are amortized on a straight-line basis over the estimated remaining service periods. Certain employees of the Two Mills are covered by a defined contribution plan. The employer contributions to the defined contribution plan are based on a percentage of employees' compensation or employees' contributions.

5. INVENTORIES

        Inventories consist of the following:

(Dollars in millions)	December 31, 2017	December 31, 2018	September 30, 2019
Raw materials	$10	$18	$21
Work-in-process	4	1	1
Finished goods	45	55	55
Replacement parts and other supplies	3	4	6

Inventories, net	$62	$78	$83

6. PROPERTY, PLANT AND EQUIPMENT

        Property, plant, and equipment consist of the following:

(Dollars in millions)	December 31, 2017	December 31, 2018	September 30, 2019
Land and land improvements	$7	$7	$7
Building and leasehold improvements	38	38	40
Machinery, equipment and other	203	225	232
Construction-in-progress	2	4	15

Property, plant and equipment, gross	250	274	294
Accumulated depreciation	(72)	(87)	(100)

Property, plant and equipment, net	$178	$187	$194

        Depreciation expense for the years ended December 31, 2017 and December 31, 2018, and for nine months ended September 30, 2019, was $21 million, $16 million and $13 million, respectively.

        In the fourth quarter of 2016, based on Verso's plans to temporarily idle the No. 3 paper machine at the Androscoggin Mill, Verso determined a reduction in the useful life of the machine was necessary and accordingly recognized accelerated depreciation of $6 million during the first quarter of 2017, which is included in Depreciation and amortization in the Unaudited Statements of Revenues and Direct Expenses.

7. INTANGIBLES AND OTHER ASSETS

        Intangibles and other assets consist of the following:

(Dollars in millions)	December 31, 2017	December 31, 2018	September 30, 2019
Intangible Assets
Customer relationships, net of accumulated amortization of $1 million on December 31, 2017, $1 million on December 31, 2018, and $2 million on September 30, 2019	$5	$5	$4
Trademarks, net of accumulated amortization of $1 million on December 31, 2017, $2 million on December 31, 2018, and $2 million on September 30, 2019	3	2	2
Other assets	2	2	3

Intangibles and other assets, net	$10	$9	$9

        The amortization expense for intangible assets was $1 million in each period for the years ended December 31, 2017 and December 31, 2018, and the nine months ended September 30, 2019, respectively, and was included in Depreciation and amortization on these Unaudited Statements of Revenues and Direct Expenses.

8. ACCRUED LIABILITIES

        A summary of accrued liabilities is as follows:

(Dollars in millions)	December 31, 2017	December 31, 2018	September 30, 2019
Accrued energy	$1	$1	$—
Accrued freight	1	1	1
Other	—	1	1

Accrued liabilities	$2	$3	$2

9. OTHER LONG-TERM LIABILITIES

        Other long-term liabilities consist of the following:

(Dollars in millions)	December 31, 2017	December 31, 2018	September 30, 2019
Asset retirement obligations	$6	$5	$6
Other	—	1	1

Other long-term liabilities	$6	$6	$7

10. PENSION AND RETIREMENT BENEFITS

        Verso maintains various pension and retirement benefit plans for its employees. Employees related to the operations of the Two Mills participate in these plans. Liabilities under these plans are obligations of Verso and the plans will remain with Verso upon the closing of the Sale Transaction. The Two Mills will not assume any funding requirements related to the defined benefit pension plan. As outlined in the Purchase Agreement, Pixelle will assume a liability related to the pension obligation of no less than $35 million, but no greater than $37.5 million. Accordingly, the assumed liability is included in the accompanying Unaudited Statements of Assets to be Acquired and Liabilities Assumed in the amount of $35 million as of December 31, 2017, December 31, 2018, and September 30, 2019.

        The Two Mills account for the cost of these plans as a participant in a multiemployer pension plan in accordance with ASC Topic 715, Compensation—Retirement Benefits. Costs charged to the Two Mills by Verso for participation in these plans are based on specific actuarially-determined service and interest costs for Company employees, and a proportionate allocation of these expenses, as described in Note 3 above is included in Cost of products sold (exclusive of depreciation and amortization) and Selling, general and administrative expenses in the accompanying Unaudited Statements of Revenues and Direct Expenses.

        Pension plan expenses (income) included within Selling, general, and administrative expenses were $0.4 million for the year ended December 31, 2017, $(0.7) million for the year ended December 31, 2018 and $0.3 million for the nine months ended September 30, 2019.

11. RELATED PARTIES

        Prior to the Closing Date, Verso and the Two Mills were parties to a pulp supply arrangement in which Verso sold pulp to the Two Mills at market prices. For the year ended December 31, 2017, the Two Mills purchased 113,000 tons in the aggregate at a cost of $48 million. For the year ended December 31, 2018, the Two Mills purchased 122,000 tons in the aggregate at a cost of $61 million. For the nine months ended September 30, 2019, the Two Mills purchased 87,000 tons in the aggregate at a cost of $45 million.

        In accordance with a pulp supply agreement to be executed in conjunction with the closing of the Sale Transaction, the Two Mills will continue to purchase pulp from Verso on terms and conditions set forth in a binding term sheet executed in conjunction with the execution of the Purchase Agreement.

        Prior to the Closing Date, Verso and the Two Mills were also parties to a pulp supply arrangement in which the Two Mills sold pulp to Verso at market prices. For the year ended December 31, 2018, the Two Mills sold 5,500 tons in the aggregate at a price of $3 million. For the nine months ended September 30, 2019, the Two Mills sold 34,700 tons in the aggregate at a price of $20 million.

12. SUBSEQUENT EVENTS

        Subsequent events have been evaluated through December 6, 2019 the date these abbreviated financial statements were available to be issued, and there are no subsequent events to disclose.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial statements were prepared to assist readers in understanding the nature and effects of the sale (the "Sale Transaction") by Verso Corporation, a Delaware corporation, (together with its direct and indirect subsidiaries "Verso" or the "Company") of its Androscoggin mill (the "Androscoggin Mill") located in Jay, Maine, and its Stevens Point mill (the "Stevens Point Mill") located in Stevens Point, Wisconsin, to Pixelle Specialty Solutions LLC, a Delaware limited liability company ("Pixelle").

        The following unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated statements of Verso, adjusted to give effect to the sale of the outstanding limited liability interests of Verso Androscoggin LLC, a Delaware limited liability company ("Verso Androscoggin"), an indirect wholly owned subsidiary of Verso and the entity that, as of the closing date, will hold all of the assets primarily related to Verso's Androscoggin Mill and Stevens Point Mill (the "Two Mills"). These unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, filed with the Securities and Exchange Commission (the "SEC") on November 12, 2019, Annual Report on Form 10-K for the year ended December 31, 2018, as amended, filed with the SEC on April, 30, 2019, and the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as amended, filed with the SEC on August 24, 2018. Additional information about Verso may be found elsewhere in this proxy statement and in Verso's other public filings. See the section entitled "Where You Can Find Additional Information" beginning on page 86 of this proxy statement. Additionally, these unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes.

        The unaudited pro forma condensed consolidated balance sheet data as of September 30, 2019 gives effect to the Sale Transaction as if it occurred on September 30, 2019. The unaudited pro forma condensed consolidated statements of operations data for the nine months ended September 30, 2019 and for the years ended December 31, 2018 and December 31, 2017, have been prepared to present the Company's results of operations as if the Sale Transaction had occurred on January 1, 2017, and to reflect the intercompany transactions between the Two Mills and the Company.

        The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the following unaudited pro forma condensed consolidated financial statements to give effect to events that are (i) directly attributable to the Sale Transaction; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the results.

        The pro forma adjustments are described in the accompanying notes and are based on information available as of the date of this proxy statement and certain assumptions management believes are reasonable.

        These unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the Sale Transaction been completed as of the dates set forth above. The unaudited pro forma condensed consolidated financial information does not purport to project the future operating results or financial position of the Company following the closing of the Sale Transaction.

 Verso Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2019

(Dollars in millions)	Historical Verso Corporation	Sale of the Two Mills	Notes	Pro Forma Adjusted
	(Unaudited)	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6	$357	(a), (b)	$363
Accounts receivable, net	202	(42)	(c)	160
Inventories	416	(83)	(c)	333
Prepaid expenses and other assets	7	—		7

Total current assets	631	232		863

Property, plant, and equipment, net	940	(194)	(c)	746
Intangibles and other assets, net	64	(9)	(c), (d)	55

Total assets	$1,635	$29		$1,664

Liabilities and equity
Current liabilities:
Accounts payable	$207	$(45)	(c)	$162
Accrued and other liabilities	101	(2)	(c)	99
Current maturities of long-term debt and finance leases	1	—		1

Total current liabilities	309	(47)		262

Long-term debt and finance leases	24	(1)	(c)	23
Pension benefit obligation	393	(35)	(e)	358
Other long-term liabilities	42	(7)	(c)	35

Total liabilities	768	(90)		678

Equity:
Preferred stock—par value $0.01 (50,000,000 shares authorized, no shares issued)	—	—		—
Common stock—par value $0.01 (210,000,000 Class A shares authorized with 34,936,378 shares issued and 34,691,315 outstanding on September 30, 2019; 40,000,000 Class B shares authorized with no shares issued and outstanding on September 30, 2019)	—	—		—
Treasury stock—at cost (245,063 shares on September 30, 2019)	(5)	—		(5)
Paid-in-capital	696	1	(f)	697
Retained earnings	56	118	(f), (h)	174
Accumulated other comprehensive income	120	—		120

Total equity	867	119		986

Total liabilities and equity	$1,635	$29		$1,664

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

 Verso Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the nine months ended September 30, 2019

(Dollars in millions, except per share amounts)	Historical Verso Corporation	Sale of the Two Mills	Notes	Pro Forma Adjusted
	(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$1,857	$(370)	(c), (g)	$1,487
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,625	(348)	(c), (g)	1,277
Depreciation and amortization	157	(14)	(c), (d)	143
Selling, general and administrative expenses	76	(5)	(b), (c)	71
Restructuring charges	44	—		44
Other operating (income) expense	2	—		2

Operating income (loss)	(47)	(3)		(50)

Interest expense	2	—		2
Other (income) expense	(3)	—		(3)

Income (loss) before income taxes	(46)	(3)		(49)

Income tax expense (benefit)	—	(1)	(i)	(1)

Net income (loss)	$(46)	$(2)		$(48)

Pro forma income (loss) per common share:
Basic	$(1.33)			$(1.38)
Diluted	(1.33)			(1.38)

Pro forma weighted average common shares outstanding (in thousands):
Basic	34,599	83	(f)	34,682
Diluted	34,599	83	(f)	34,682

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Verso Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2018

(Dollars in millions, except per share amounts)	Historical Verso Corporation	Sale of the Two Mills	Notes	Pro Forma Adjusted
		(Unaudited)		(Unaudited)
Net sales	$2,682	$(434)	(c), (g)	$2,248
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	2,321	(378)	(c), (g)	1,943
Depreciation and amortization	111	(17)	(c), (d)	94
Selling, general and administrative expenses	102	(6)	(c)	96
Restructuring charges	1	—		1
Other operating (income) expense	(5)	—		(5)

Operating income (loss)	152	(33)		119

Interest expense	33	—		33
Other (income) expense	(52)	1	(c)	(51)

Income (loss) before income taxes	171	(34)		137

Income tax expense (benefit)	—	(7)	(i)	(7)

Net income (loss)	$171	$(27)		$144

Pro forma income (loss) per common share:
Basic	$4.97			$4.16
Diluted	4.88			4.09

Pro forma weighted average common shares outstanding (in thousands):
Basic	34,514	83	(f)	34,597
Diluted	35,096	83	(f)	35,179

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

 Verso Corporation
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2017

(Dollars in millions, except per share amounts)	Historical Verso Corporation	Sale of the Two Mills	Notes	Pro Forma Adjusted
		(Unaudited)		(Unaudited)
Net sales	$2,461	$(396)	(c), (g)	$2,065
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	2,250	(328)	(c), (g)	1,922
Depreciation and amortization	115	(22)	(c), (d)	93
Selling, general and administrative expenses	107	(6)	(c), (f)	101
Restructuring charges	9	—		9
Other operating (income) expense	1	—		1

Operating income (loss)	(21)	(40)		(61)

Interest expense	38	—		38
Other (income) expense	(21)	—		(21)

Income (loss) before income taxes	(38)	(40)		(78)

Income tax expense (benefit)	(8)	(14)	(i)	(22)

Net income (loss)	$(30)	$(26)		$(56)

Pro forma income (loss) per common share:
Basic	$(0.87)			$(1.62)
Diluted	(0.87)			(1.62)

Pro forma weighted average common shares outstanding (in thousands):
Basic	34,432	83	(f)	34,515
Diluted	34,432	83	(f)	34,515

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated financial statements:

  (a)
  Represents estimated net cash proceeds of $400 million less an estimated $35 million of net pension liabilities, as provided for in the Purchase Agreement assumed by Pixelle as if the Sale Transaction had closed on September 30, 2019. The cash proceeds reflected in the September 30, 2019 unaudited pro forma condensed consolidated balance sheet will likely be different from actual cash proceeds received from the Sale Transaction due to differences to the adjustment for net working capital as well as differences in the pension liability assumed by Pixelle which will be based on actuarial calculations that will be finalized after the date the Sale Transaction closes.

  (b)
  Represents a reduction to cash on the unaudited pro forma condensed consolidated balance sheet for payment of $8 million of Sale Transaction costs which are payable upon closing of the Sale Transaction. In addition, $0.1 million of Sale Transaction expenses incurred during the nine months ended September 30, 2019 have been removed from the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2019 as these are one-time, non-recurring expenses directly attributable to the Sale Transaction.

  (c)
  Reflects the pro forma adjustments for the effects of the Sale Transaction to (i) remove assets and liabilities associated with the disposition of the Two Mills and (ii) eliminate the revenues and expenses associated with the Two Mills for the nine months ended September 30, 2019 and for the years ended December 31, 2018 and December 31, 2017.

  (d)
  Represents the recognition of the estimated value associated with trademarks and customer relationships transferring to the Two Mills as a result of the Sale Transaction. Specifically, $4 million in Customer Relationships and $2 million in Trademarks have been allocated to the Two Mills as of September 30, 2019. These allocations were made based on historical revenue. Further, adjustments to reflect the associated amortization related to the acquired trademarks and customer relationships were recognized in the amounts of $1 million, $1 million, and $1 million for the nine months ended September 30, 2019, and for the years ended December 31, 2018 and December 31, 2017, respectively.

  (e)
  Represents the transfer of certain benefit obligations in the amount of $35 million ("Assumed Unfunded Pension Amount") at September 30, 2019. The actual amount will be determined based on actuarial calculations to be finalized after the Sale Transaction closes. As agreed upon in the Purchase Agreement, the amount shall be as close as reasonably feasible to $35 million, but not less than the Assumed Unfunded Pension Amount, and shall not exceed the Assumed Unfunded Pension Amount by more than $2.5 million.

  (f)
  Represents the recognition of $1 million of stock compensation in the unaudited pro forma condensed consolidated balance sheet for the vesting of awards upon the close of the Sale Transaction for the interim Chief Executive Officer and certain other employees as their unvested awards become fully vested upon the close of the Sale Transaction. This vesting resulted in the recognition of 83,000 shares as shown above. These amounts are directly related to the employees being transferred as part of the Sale Transaction.

  (g)
  Represents the sale of pulp between the Two Mills and the Company. These sales had historically been eliminated upon consolidation and had no impact on gross margin or operating income; however, they are expected to continue subsequent to the sale based on the terms of the pulp supply agreement to be entered into in conjunction with the closing of the Sale Transaction (the "Supply Agreement").

    The sales of products from the Company to the Two Mills were $41 million, $58 million, and $46 million for the nine months ended September 30, 2019, and for the years ended December 31, 2018 and December 31, 2017, respectively, based on the historical volumes sold. The costs of products sold from the Company to the Two Mills were $33 million, $46 million, and $41 million for the nine months ended September 30, 2019, and for the years ended December 31, 2018 and December 31, 2017, respectively, based on the historical volumes sold taking into account the minimum and maximum volume requirements and the pricing terms as defined in the Supply Agreement.

  (h)
  The gain on the Sale Transaction assuming the Company had completed the sale as of September 30, 2019 is as follows:

in millions
Net cash proceeds	$365
Net assets sold	$(238)
Adjustment for transaction costs	$(8)

Gain on sale	$119

    As the gain related to the sale of the Two Mills and the use of proceeds do not have a continuing impact on the Company's operations, the gain is only reflected in Retained earnings on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2019. The actual gain on the sale of the Two Mills will likely be different from amount above due to a difference in (i) asset and liability balances at the date the Sale Transaction closes, (ii) certain working capital adjustments, including $15 million related to the impact of accounts receivable factoring on the working capital calculation, (iii) the actual Sale Transaction costs used in determining the net cash proceeds from the Sale Transaction, and (iv) differences in the pension liability assumed by the Pixelle which will be based actuarial calculations that will be completed no later than 90 days after the date the Sale Transaction closes.

  (i)
  Represents adjustments for the applicable income tax effects of the pro forma adjustments. The Company has assumed a tax rate of 21% at September 30, 2019 and December 31, 2018, and 35% at December 31, 2017 when estimating the tax impacts of the Sale Transactions in 2019, 2018 and 2017, representing the applicable statutory tax rates in effect for the Company during the periods for which the unaudited pro forma condensed consolidated statements of operations are presented.

PROPOSAL 2—THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

        If approved, this proposal would permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, the affirmative vote in favor of the Sale Proposal is less than a majority of our outstanding shares of common stock entitled to vote thereon at the Special Meeting. If this proposal is approved and the Sale Proposal is not approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

        The Proposal to Adjourn or Postpone the Special Meeting will only be approved if the holders of a majority of the voting power of our common stock present in person or by proxy at the Special Meeting vote to approve the proposal. Under these circumstances, abstentions would have the same effect as a vote against this proposal and broker non-votes (if any) would have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2—THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING FROM TIME TO TIME, IF NECESSARY OR APPROPRIATE (AS DETERMINED BY THE BOARD OF DIRECTORS OR A COMMITTEE THEREOF), TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE SALE PROPOSAL.

 STOCKHOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The following table provides information about the beneficial ownership of Verso's common stock as of December 6, 2019, by each of our directors and named executive officers, all of our directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of December 6, 2019, there were 34,704,367 outstanding shares of our Class A common stock.

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned		Percentage of Outstanding Shares of Class A Common Stock Beneficially Owned(1)
Directors and Named Executive Officers:
B. Christopher DiSantis(3)	192,831		*
Adam St. John(2)	40,356	(4)	*
Allen J. Campbell(2)	51,520		*
Michael A. Weinhold(2)	34,273		*
Kenneth D. Sawyer(2)	29,787		*
Alan J. Carr(2)	23,400		*
Eugene I. Davis(2)	23,400		*
Randy J. Nebel	0		—
Steven D. Scheiwe(2)	26,074		*
Jay Shuster(2)	23,400		*
Nancy M. Taylor(2)	0		—
All current Directors and Executive Officers as a group (11 persons)(5)	258,982		*
5% or Greater Holders
Dimensional Fund Advisors LP(6)	2,810,761		8.1%
Lapetus Capital II LLC(7)	2,330,683		6.7%
BlackRock, Inc.(8)	2,505,971		7.2%
The Vanguard Group Inc.(9)	2,352,921		6.8%
Oaktree Capital Management LP(10)	1,976,270		5.7%
SCW Capital Management, LP(11)	1,780,111		5.1%

*
Less than 1% of the outstanding shares of our common stock.

(1)
"Beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of December 6, 2019, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership and voting power of the outstanding shares of Class A common stock for each person is the sum of (a) 34,704,367 shares of Class A common stock outstanding as of December 6, 2019, and (b) the number of shares of Class A common stock that such person has the right to acquire as of December 6, 2019, or within 60 days thereafter. Each person has sole voting and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)
The address for each director and named executive officer of Verso is c/o Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.

(3)
Mr. DiSantis left his position as our President and Chief Executive Officer on April 5, 2019. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. DiSantis with the SEC prior to April 5, 2019.

(4)
Includes 8,270 shares owned directly by Mr. St. John's spouse as of December 6, 2019, or which Mr. St. John's spouse has the right to acquire within 60 days thereafter, and over which Mr. St. John may be deemed to have voting and/or investment power.

(5)
Excludes Mr. DiSantis, who is no longer an executive officer of Verso. Includes 6,772 shares owned directly by Mr. Lederer, our Senior Transaction Advisor.

(6)
In a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 8, 2019, the reporting person states that as of December 31, 2018 it beneficially owned and had sole voting power over 2,718,483 shares of Class A common stock and sole dispositive power over 2,810,761 shares of Class A common stock. The Schedule 13G also discloses that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over our Class A common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of our Class A common stock held by the Funds. However, all shares of Class A common stock reported in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of Class A common stock. The address of the reporting person is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)
In a Schedule 13D/A filed by Lapetus Capital II LLC with the SEC on December 3, 2019, the reporting person states that as of December 3, 2019 that the reporting persons in the aggregate beneficially own 2,330,683 shares of Class A common stock. The Schedule 13D/A also discloses that each of Andrew M. Bursky and Timothy J. Fazio, by virtue of his status as a manager and Managing Partner of certain reporting persons, has shared voting and dispositive power of 2,330,683 shares of Class A common stock. The address of the reporting person is 100 Northfield Street, Greenwich, Connecticut 06830.

(8)
In a Schedule 13G filed by BlackRock, Inc. with the SEC on February 11, 2019, the reporting person states that as of December 31, 2018 it beneficially owned and had sole voting power over 2,418,902 shares of Class A common stock and sole dispositive power over 2,505,971 shares of Class A common stock. The address of the reporting person is 55 East 52nd Street, New York, New York 10055.

(9)
In a Schedule 13G filed by The Vanguard Group Inc. with the SEC on February 12, 2019, the reporting person states that as of December 31, 2018 it beneficially owned and had sole voting power over 37,511 shares of Class A common stock, shared voting power over 2,514 shares of Class A common stock, and sole dispositive power over 2,317,213 shares of Class A common stock, and shared dispositive power over 35,708 shares of Class A common stock. The Schedule 13G also discloses that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 33,194 shares of Class A common stock as a result of its serving as investment manager of collective trust accounts, and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,831 shares of Class A common stock as a result of its serving as investment manager of

  Australian investment offerings. The address of the reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(10)
In a Schedule 13G/A filed by Oaktree Capital Management, L.P. with the SEC on September 24, 2019, the reporting person states that as of September 12, 2019 Oaktree Opps X Reserve 6, LLC ("Reserve 6") directly owns 1,960,732 shares of Class A Common Stock (which includes warrants to purchase 184,413 shares of Class A common stock) and Oaktree Value Opportunities Fund Holdings, L.P. ("VOF Holdings") directly owns 15,538 shares of Class A Common Stock (which consists of warrants to purchase 15,538 shares of Class A common stock). The Schedule 13G/A also discloses that Oaktree Capital Group Holdings GP, LLC may be deemed to have beneficial ownership of the shares owned by Reserve 6 and VOF Holdings by way of indirect control of Reserve 6 and VOF Holdings. The address of the reporting person is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(11)
In a Schedule 13G filed by SCW Capital Management, LP with the SEC on September 23, 2019, the reporting person states that as of September 16, 2019 it beneficially owned and had shared voting and dispositive power over 1,780,111 shares of Class A common stock. The Schedule 13G also discloses that SCW Capital Management, LP serves as investment manager to, and may be deemed to beneficially own securities owned by, each of SCW Capital, LP and SCW Capital QP, LP, which are the record and direct beneficial owners of the securities covered by the Schedule 13G. The address of the reporting person is 3131 Turtle Creek Blvd., Suite 850, Dallas, Texas 75219.

ADDITIONAL INFORMATION

Mailing Address of Principal Executive Office

        The mailing address of our principal executive office is Verso Corporation, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.

2018 Annual Report on Form 10-K

        We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our 2018 Annual Report, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits. Requests for copies of such report should be directed to Verso Corporation, Attention: Secretary, 8540 Gander Creek Drive, Miamisburg, Ohio 45342. Copies of any exhibit to the 2018 Annual Report will be forwarded upon receipt of a written request to our Secretary at the address above, subject to a charge for copying and mailing.

Delivery of Documents to Stockholders Sharing an Address

        No more than one copy of the Notice of Special Meeting of Stockholders, the proxy statement and the accompanying materials are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Special Meeting of Stockholders, the proxy statement and the accompanying materials by writing to Verso Corporation, Attention: Secretary, 8540 Gander Creek Drive, Miamisburg, Ohio 45342, or by calling Investor Relations at (937) 528-3220. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Special Meeting of Stockholders, the proxy statement and the accompanying materials may write to the above address to request a change.

Stockholder Proposals for Inclusion in 2020 Proxy Statement

        Stockholders wishing to present proposals for inclusion in our notice of Annual Meeting and proxy statement for the 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposals to us no later than [                ]. Proposals should be sent to Verso Corporation, Attention: Secretary, 8540 Gander Creek Drive, Miamisburg, Ohio 45342.

        If the date of the 2020 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the one-year anniversary date of the 2019 Annual Meeting of Stockholders, under Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in our notice of Annual Meeting and proxy statement for the 2020 Annual Meeting of Stockholders must be received by us within a reasonable time before we begin to print and mail our Notice of Annual Meeting and proxy statement for the 2020 Annual Meeting of Stockholders.

Other Stockholder Proposals for Presentation at 2020 Annual Meeting of Stockholders

        Article II, Section 2.14 of Verso's bylaws addresses the manner in which Verso's stockholders may nominate persons for election as directors and make proposals of other business to be considered by our stockholders at an annual meeting of stockholders.

        Director nominations and other business proposals may be made by a stockholder only if such stockholder (1) is a stockholder of record at the time of delivery by the stockholder of the notice provided for in Section 2.14(a)(2) to our Secretary, (2) is entitled to vote at the annual meeting and upon such election or other business, and (3) complies with the notice procedures set forth in Section 2.14(a)(2). This is the exclusive means for a stockholder to make director nominations or submit other business before an annual meeting of stockholders, except for matters that are properly brought under Rule 14a-8 under the Exchange Act and are included in Verso's Notice of Annual Meeting and proxy statement.

        For any director nomination or other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must have given timely notice thereof, in the proper written form as provided in Section 2.14(c), to our Secretary, and any such proposed business (other than director nominations) must constitute a proper matter for stockholder action under the Delaware General Corporation Law.

        To be timely, the stockholder's notice must be delivered to our Secretary at our principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the preceding year's annual meeting of stockholders. For the 2020 Annual Meeting of Stockholders, to be timely, the stockholder's notice must be delivered to our Secretary at our principal executive office not earlier than the close of business on September 23, 2020, and not later than the close of business on October 23, 2020. However, if the date of the 2020 Annual Meeting is more than 30 days before, or more than 60 days after, January 21, 2021, the stockholder's notice must be so delivered not earlier than the close of business on the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to the annual meeting date or the 10th day following the day on which public disclosure of the date of the annual meeting is first made by us. In addition, if the number of directors to be elected at the 2020 Annual Meeting of Stockholders is increased effective after the time period for which nominations otherwise would be due and there is no public announcement by Verso naming the nominees for the new director positions created by such increase at least 100 days prior to January 21, 2021, the stockholder's notice will be considered timely, but only with respect to the nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

 WHERE YOU CAN FIND MORE INFORMATION

        Verso files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, from Verso's website at http:// www.versoco.com. The information contained on the websites of the SEC and Verso is expressly not incorporated by reference into this proxy statement.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows Verso to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about Verso and its subsidiaries, and you should read this document together with any other documents incorporated by reference in this document.

        This document incorporates by reference the following documents that have previously been filed with the SEC by Verso:

  •
  Verso's Annual Report on Form 10-K for the year ended December 31, 2018;

  •
  Verso's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019; and

  •
  Verso's Current Reports on Form 8-K, filed on February 11, 2019, February 28, 2019, April 11, 2019, May 2, 2019, May 8, 2019, June 14, 2019, June 20, 2019, August 8, 2019, October 4, 2019, November 12, 2019, November 12, 2019, November 15, 2019 and November 25, 2019.

        In addition, Verso is incorporating by reference (i) any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof, and prior to the Special Meeting, provided, however, that Verso is not incorporating by reference any information furnished (but not filed), including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC, except as otherwise specified herein.

APPENDIX A

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

PIXELLE SPECIALTY SOLUTIONS LLC

AS BUYER,

VERSO PAPER HOLDING LLC

AS SELLER,

and

VERSO CORPORATION

AS SELLER PARENT

NOVEMBER 11, 2019

A-i

A-ii

 ANNEX

Annex I—Accounting Methodology

Annex II—Pension Liability Assumptions

Annex III—Assets Related to Assumed Benefit Liabilities

EXHIBITS

Exhibit A—Form of Transition Services Agreement

Exhibit B—Supply Agreement Term Sheet (BHK Wet Lap and BHK Baled Pulp)

A-iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

        This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of November 11, 2019 (this "Agreement"), is entered into by and between (i) Pixelle Specialty Solutions LLC, a Delaware limited liability company ("Buyer"), (ii) Verso Corporation, a Delaware corporation ("Seller Parent"), and (iii) Verso Paper Holding LLC, a Delaware limited liability company and indirect Subsidiary of Seller Parent ("Seller").

RECITALS

        WHEREAS, Seller and its Affiliates engage in the manufacture of various types of pulp, paper and paper-based packaging materials at those certain manufacturing facilities located in Stevens Point, Wisconsin and Jay (Androscoggin), Maine (collectively, including ancillary processing sites and associated woodyards, as well as the production, marketing, development, distribution and sale of such packaging materials from or relating to such facilities, the "Business");

        WHEREAS, as of the date hereof, Seller Parent indirectly owns all of the issued and outstanding equity interests of Seller;

        WHEREAS, Seller desires to sell, transfer and convey to Buyer, and Buyer wishes to purchase from Seller, the Business and, to effect such transfer and conveyance, Seller shall (a) effect the Restructuring (as defined below) so that the entire Business is owned and conducted by the Company (as defined below) (other than any Retained Assets and Retained Liabilities, each as defined below) and (b) sell and convey to Buyer all of the issued and outstanding equity interests (the "Interests") of Verso Androscoggin LLC, a Delaware limited liability company (the "Company");

        WHEREAS, Seller and Buyer desire that Seller and certain of its Affiliates undertake and cause certain members of Seller Group to undertake a restructuring (the "Restructuring") on or before the Closing Date pursuant to that certain Restructuring Agreement dated the date hereof (the "Restructuring Agreement"), among the Company, Seller Parent and certain other members of Seller Group to consolidate the Business into the Company; and

        WHEREAS, simultaneously with the execution of this Agreement, (a) an Affiliate of Buyer has entered into that certain Equity Commitment Letter (as defined below) in favor of Seller, and (b) Buyer and certain Debt Financing Sources (as defined below) have entered into that that certain Debt Commitment Letter (as defined below).

        NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

        Section 1.1    Definitions.

        For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

        "2020 Cash Incentive Compensation" has the meaning set forth in Section 8.1(p).

        "401(k) Plan" means the Verso Retirement Savings Plan for Non-Union Employees or the Verso Retirement Savings Plan for Bargained Employees, as applicable.

        "401(k) Transfer" has the meaning set forth in Section 8.1(i).

        "Accounting Firm" has the meaning set forth in Section 2.5(c)(iii).

        "Accounting Firm's Report" has the meaning set forth in Section 2.5(c)(iii).

        "Accounting Methodology" means the accounting principles, methods and practices applied as set forth on Annex I.

        "Additional Payment Amount" has the meaning set forth in Section 2.5(e).

        "Adjustment Time" means 11:59 P.M. New York City time on the day immediately preceding the Closing Date.

        "Adverse Recommendation Change" has the meaning set forth in Section 5.2(b).

        "Affiliate" means with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in the definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person, and the terms "controlled" and "controlling" have meanings correlative thereto.

        "Agreement" has the meaning set forth in the Preamble.

        "Allocation Arbitrator" has the meaning set forth in Section 2.6(b).

        "Alternate Financing" has the meaning set forth in Section 5.11(c).

        "Alternative Acquisition Agreement" has the meaning set forth in Section 5.2(b).

        "Androscoggin Mill" has the meaning set forth in the Restructuring Agreement.

        "Anti-Corruption Laws" means all applicable laws dealing with bribery and corruption including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption laws.

        "Anti-Money Laundering Laws" means applicable statutes, laws, regulations, guidelines and orders issued, administered or enforced by any governmental or regulatory agency that prohibit money laundering, including the Bank Secrecy Act, the USA PATRIOT Act, as amended, the Money Laundering Control Act of 1986, any applicable anti-money laundering law or regulation enacted in the United States of America or otherwise applicable and any related or similar applicable statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

        "Antitrust Laws" means all antitrust, competition or trade regulation Laws of any Governmental Authority or Laws issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including the HSR Act.

        "Appropriate Defined Benefit Plan" has the meaning set forth in Section 8.1(j)(ii).

        "Asset Acquisition Statement" has the meaning set forth in Section 2.6(a).

        "Assumed Benefit Liabilities" has the meaning set forth in Section 8.1(j)(i).

        "Assumed Indebtedness" means all Funded Indebtedness of the Company and each of its Subsidiaries existing as of the Closing, after giving effect to the Restructuring.

  "Assumed Unfunded Pension Amount" means $35,000,000.00

        "Base Purchase Price" has the meaning set forth in Section 2.3(a).

        "Board" means the board of directors of Seller Parent.

        "Board Recommendation" has the meaning set forth in Section 3.2(b).

        "Business" has the meaning set forth in the Recitals.

        "Business Day" means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

        "Business Employees" means each employee of Seller or its Affiliates (i) whose primary work location is at one of those certain manufacturing facilities of the Business located in Stevens Point, Wisconsin or Jay (Androscoggin), Maine or (ii) who is set forth on Schedule 1.01(a). In the case of any such Business Employee whose employment with Seller and/or its Affiliates has terminated for any reason prior to the Closing Date, effective as of the date of termination of employment, such employee shall no longer be considered a Business Employee and, instead, shall be considered a Former Employee. For the avoidance of doubt, the Foreign Service Provider shall not be considered a Business Employee.

        "Business Financial Information" has the meaning set forth in Section 3.4(a).

        "Business Intellectual Property" has the meaning set forth in Section 3.17(b).

        "Business IT Systems" has the meaning set forth in Section 3.17(i).

        "Business Specific Suppliers" means any supplier of the Business, other than suppliers of commercial products or services that are of a general business nature not specific to the industries in which the Business operates (e.g., logistics providers, temporary labor sources, providers of office supplies, accounting services, etc.).

        "Buyer" has the meaning set forth in the Preamble.

        "Buyer Disclosure Schedules" means the buyer disclosure schedules, provided by Buyer to Seller on the date hereof.

        "Buyer Expenses" has the meaning set forth in Section 7.3(d).

        "Buyer Fundamental Representation" means each representation set forth in Section 4.2 and Section 4.6.

        "Buyer Indemnifiable Claims" has the meaning set forth in Section 9.2(a).

        "Buyer Indemnified Party" has the meaning set forth in Section 9.2(a).

        "Buyer Termination Fee" has the meaning set forth in Section 7.3(a).

        "Capacity Release Regulations" means those regulations set forth in 18 C.F.R. § 284.8 and related FERC requirements.

        "Cash" means all cash and cash equivalents of the Company and its Subsidiaries, after giving effect to the Restructuring, as determined in accordance with the Accounting Methodology.

        "Change in Control Payments" means, collectively (but without duplication), (a) any and all sale bonuses, transaction bonuses, change in control, retention or similar compensatory payments or benefits payable by Buyer or any of its Affiliates to any Person pursuant to any Company Plan or otherwise to any Business Employee, as a direct result of the approval or execution of this Agreement or the consummation of Contemplated Transaction, including any such "single-trigger" payments, any such payments or benefits the vesting of which accelerates as a result of consummation of the Contemplated

Transaction and any such payments or benefits provided in connection with the voluntary resignation of a Business Employee's employment for "good reason" (or term of similar meaning) in connection with the transactions contemplated by this Agreement, and (b) the employer-paid portion of any payroll Taxes payable in connection with the payments described in the foregoing clause (a); provided, however, that (i) Change in Control Payments shall not include payments that would not be payable but for an event or circumstance that occurs as a result of an action following the Closing by Buyer or one of its Affiliates or any payments or benefits pursuant to any arrangement entered into at the request or direction of Buyer, (ii) any amounts described in clause (a) that have not been paid as of the date that the value of the Change in Control Payments is calculated shall be valued based on the amount that would have been payable if such amounts had been paid at the Closing.

        "Claim Notice" has the meaning set forth in Section 9.3(a).

        "Claimed Amount" has the meaning set forth in Section 9.3(a).

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Closing Statement" has the meaning set forth in Section 2.5(b).

        "COBRA" has the meaning set forth in Section 8.1(n).

        "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury Regulations promulgated thereunder, include all amendments thereto and any substitute or successor provisions.

        "Collective Bargaining Agreement" means any collective bargaining agreement or other agreement with a union, works council or other agency or representative body certified or recognized for the purpose of bargaining collectively on behalf of Business Employees or Former Employees (whose functions primarily relate to the Business).

        "Commonly Controlled Entity" means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code or similar foreign applicable Law.

        "Company" has the meaning set forth in the Recitals.

        "Company Plan" means each Plan or portion thereof (i) for which assets or Liabilities will transfer to Buyer or its Affiliates pursuant to this Agreement or the Restructuring or by operation of Law or (ii) that is sponsored by the Company or any of its Subsidiaries.

        "Company Real Property" has the meaning set forth in Section 3.8(b), and shall, as of the date of this Agreement, be deemed to refer to such real property prior to giving effect to the Restructuring, and shall, as of the Closing Date, be deemed to refer to such real property after giving effect to the Restructuring.

        "Company-Sponsored Plans" has the meaning set forth in Section 8.1(b).

        "Competing Proposal" has the meaning set forth in Section 5.2(f)(i).

        "Compliant" means, with respect to the Required Information, that (a) the Required Information does not, taken as a whole, contain any untrue statement of a material fact regarding the Business, the Company and its Subsidiaries (after giving effect to the Restructuring, including, for the avoidance of doubt, VES) or omit to state any material fact regarding the Business, the Company and its Subsidiaries (after giving effect to the Restructuring, including, for the avoidance of doubt, VES) necessary in order to make the Required Information not misleading in light of the circumstances under which the statements contained in the Required Information are made, and (b) Seller Parent's auditors have not withdrawn any audit opinion (or notified Seller Parent that such a withdrawal is under consideration) with respect to any financial statements included in the Required Information or any of Seller Parent's financial statements from which the financial statements included in the Required Information are derived (it being understood that if a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm of recognized national standing reasonably acceptable to Seller Parent (or Seller Parent's auditors shall have notified Seller Parent in writing that withdrawal of such audit opinion is no longer under consideration), then the Required Information shall not be disqualified under this clause (b) on account of any such withdrawn audit report) and (c) Seller Parent has not determined to undertake a restatement of any financial statements included in the Required Information or any of Seller Parent's financial statements from which the financial statements included in the Required Information are derived (it being understood that if such restatement is completed or Seller Parent has determined that no such restatement is required, then the Required Information shall not be disqualified under this clause (c) on account of any such prior determination to restate).

        "Confidentiality Agreement" means that certain Confidentiality Agreement, dated as of June 26, 2019, by and between Pixelle Specialty Solutions LLC and Seller Parent.

        "Consent" means any authorization, consent, waiver, approval, permit, exemption by, notice of, with or to any Person.

        "Consolidated Group" means a group of entities that together file a consolidated, combined, unitary or similar Tax Return.

        "Consolidated Return Taxes" means Taxes imposed under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a result of being a member of a Consolidated Group the common parent of which is Seller Parent or any Affiliate of Seller Parent.

        "Contemplated Transactions" has the meaning set forth in Section 2.1(a).

        "Contract" means any contract, Lease, indenture, mortgage, instrument, commitment, license, sales or purchase order or other written arrangement or understanding.

        "Controlled Group Liability" means any and all Liabilities (i) under Title IV of ERISA (including any Liability with respect to reportable events within the meaning of Section 4043 of ERISA), (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 430(k) or 4971 of the Code, (iv) for violation of the continuation requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and (v) under applicable Laws similar to those described in the foregoing clauses (i) to (iv) in jurisdictions outside of the United States.

        "Controlling Party" has the meaning set forth in Section 9.3(d)(ii).

        "Copyrights" means all copyright rights in original works of authorship, and all registrations, renewals and applications therefor.

        "Current Assets" means collectively, without duplication, the sum of the current assets of the Business, excluding Cash, as set forth in the line items under the heading "Current Assets" set forth on Schedule 1.1(a), as determined in accordance with the Accounting Methodology.

        "Current Liabilities" means collectively, without duplication, the sum of the current liabilities of the Business, as set forth in the line items under the heading "Current Liabilities" set forth on Schedule 1.1(a), in each case, determined in accordance with the Accounting Methodology.

        "Damages" has the meaning set forth in Section 9.2(a).

        "Data Protection Law" means any Law applicable to Seller Group related to the collection, storage, use, disclosure, retention, or destruction of Personally Identifiable Information by or for the Business, including applicable federal, state, and local privacy, information security, and data breach notification Laws, as such Laws have been and may be amended or supplemented through the date of this Agreement.

        "Debt Commitment Letter" has the meaning set forth in Section 4.5(a).

        "Debt Financing" has the meaning set forth in Section 4.5(a).

        "Debt Financing Provisions" has the meaning set forth in Section 10.5.

        "Debt Financing Source Related Parties" means the Debt Financing Sources and the Affiliates of any Debt Financing Source and its and such Affiliates' respective directors, officers, employees, advisors, agents, members, partners, equityholders and representatives and their respective successors and assigns.

        "Debt Financing Sources" means the financial institutions and other parties (other than Buyer or any of its Affiliates) party to the Debt Commitment Letter or any joinder agreements thereto and each other Person (other than Buyer or any of its Affiliates) that has committed to provide or otherwise entered into any commitment letter, engagement letter, credit agreement or other agreement with Buyer or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, syndication agent, documentation agent or other agent, manager, co-manager, administrative or collateral agent or any other similar representative in respect of, all or any part of the Debt Financing.

        "Disclosure Schedules" has the meaning set forth in Article III.

        "Disputed Items" has the meaning set forth in Section 2.5(c)(iii).

        "Disputed Inventory Items" has the meaning set forth in Section 2.5(b).

        "DOJ" means the U.S. Department of Justice.

        "Due Date" has the meaning set forth in Section 8.6(d).

        "Environmental Law" means any Law or Governmental Order that regulates or controls: (a) the protection of the environment and natural resources and the prevention of pollution, (b) the Release of toxic or hazardous materials or wastes, or (c) the protection of human health and safety to the extent related to exposure to toxic or hazardous materials or wastes, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the regulations promulgated pursuant thereto; and all state and local counterparts, as such Laws have been and may be amended on or prior to the Closing Date.

        "Environmental Permits" has the meaning set forth in Section 3.15(b).

        "Environmental Proceedings" has the meaning set forth in Section 3.15(c).

        "Equity Commitment Letter" has the meaning set forth in Section 4.5(a).

        "Equity Financing" has the meaning set forth in Section 4.5(a).

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Estimated Assumed Indebtedness" has the meaning set forth in Section 2.3(b).

        "Estimated Change in Control Payments" has the meaning set forth in Section 2.3(b).

        "Estimated Closing Statement" has the meaning set forth in Section 2.5(a).

        "Estimated Net Working Capital" has the meaning set forth in Section 2.3(b).

        "Estimated Purchase Price" has the meaning set forth in Section 2.3(b).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Guaranty" has the meaning set forth in Section 5.7(a).

        "Fee Letter" has the meaning set forth in Section 4.5(a).

        "FERC" means the Federal Energy Regulatory Commission or any successor agency.

        "FERC Approval" means the issuance of a Final Order by FERC granting without material modification or condition all authorizations requested by Seller in an application for authorization of the Contemplated Transactions under Section 203 of the FPA.

        "FERC Waiver" means the issuance of a Final Order by FERC granting any necessary waivers of FERC's Capacity Release Regulations and interstate natural gas pipeline FERC tariff provisions to effectuate the Contemplated Transactions.

        "Filings" has the meaning set forth in Section 3.3(b).

        "Final Allocation" has the meaning set forth in Section 2.6(c).

        "Final Assumed Indebtedness" has the meaning set forth in Section 2.5(c)(iii).

        "Final Cash" has the meaning set forth in Section 2.5(c)(iii).

        "Final Order" means action by the relevant Governmental Authority sufficient to satisfy the relevant condition prescribed by Law to the consummation of the Contemplated Transactions.

        "Final Purchase Price" has the meaning set forth in Section 2.5(c)(iii).

        "Final Working Capital" has the meaning set forth in Section 2.5(c)(iii).

        "Financing" has the meaning set forth in Section 4.5(a).

        "Financing Letters" has the meaning set forth in Section 4.5(a).

        "Foreign Service Provider" has the meaning set forth in Section 8.1(a).

        "Former Employees" means all employees previously employed by a member of Seller Group whose functions primarily related to the Business as of their last day of employment but who are no longer so employed on the Closing Date.

        "FPA" means the Federal Power Act, as amended, and FERC's implementing regulations thereunder.

        "Fraud" means, with respect to any party, actual fraud (including the element of scienter) with respect to intentional misrepresentations of facts that another party relied upon in determining to enter into this Agreement, as defined under the Laws of the State of New York.

        "FSA" has the meaning set forth in Section 8.1(k).

        "FSA Participant" has the meaning set forth in Section 8.1(k).

        "FSA Plan" has the meaning set forth in Section 8.1(k).

        "FSA Transfer Date" has the meaning set forth in Section 8.1(k).

        "FTC" means the U.S. Federal Trade Commission.

        "Funded Indebtedness" means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (whether or not due and payable) arising under any Indebtedness of the Company or any of its Subsidiaries. Notwithstanding the foregoing, "Funded Indebtedness" shall not include (a) any obligations under operating leases or leases not otherwise required to be capitalized under GAAP, (b) any undrawn letters of credit, (c) obligations under any interest rate, currency or other hedging agreements (other than breakage costs payable upon termination thereof on the Closing Date), (d) any Existing Guarantees, (e) the Assumed Unfunded Pension Amount, and (f) any Funded Indebtedness owed by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries.

        "GAAP" means U.S. generally accepted accounting principles.

        "GIPOP" means Gulf Island Pond Oxygenation Project, a Maine general partnership.

        "Governing Documents" means, with respect to any Person, the certificate of incorporation, bylaws and similar governing documents (including any amendments or other modifications in respect of the foregoing not in violation of Section 5.1(b)(ii)) of such Person.

        "Governmental Authority" means any federal, state, county, regional district, local or other government, or any court, governmental division or department, regulatory or administrative agency or commission or other governmental or quasi-governmental authority or instrumentality of any nature, domestic or foreign.

        "Governmental Order" means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Authority or arbitrator.

        "Hazardous Materials" means any substance, material or waste regulated as, defined as, or included in the definition of "hazardous substances", "hazardous materials", "hazardous wastes", "restricted hazardous waste", "pollutant or contaminant", "toxic waste", "toxic substance" or words of similar import under any provision of Environmental Law, and including petroleum and petroleum products or byproducts, radioactive materials, asbestos-containing material, asbestos, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

        "HRIS" has the meaning set forth in Section 8.1(b).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

        "Inactive Business Employee" has the meaning set forth in Section 8.1(e).

        "Indebtedness" of any Person means (a) all liabilities and obligations of such Person for borrowed money or evidenced by notes, bonds, debentures or similar instruments, (b) obligations in respect of the deferred purchase price of property or services to the extent that such amount would be accrued as a liability on a balance sheet prepared in accordance with GAAP, (c) obligations in respect of capitalized leases, (d) indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all obligations of such Person as an account party in respect of letters of credit, bankers' acceptances, surety bonds or similar instruments, (f) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (g) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (h) any liability of such Person with respect to any overdrawn amounts from any account held by such Person, (i) any Liability of such Person or any Subsidiary of such Person for deferred compensation or similar obligations with respect to any current or former officer, director, employee, or contractor of such Person or any of its Affiliates, (j) any Liability of such person or any Subsidiary of such Person for severance or other termination payments or benefits payable by such Person under a Plan or otherwise (other than any such amounts that are Change in Control Payments), (k) the employer-paid portion of any employment or payroll Taxes incurred by such Person or any of its Subsidiaries (other than any such amounts that are Change in Control Payments or Current Liabilities) in respect of foregoing clauses (i) and (j), (l) any premium, fees, expenses, penalties (including prepayment and early termination penalties) and other amounts (including Taxes) owing in respect of the foregoing clauses, and (m) any guarantee of the obligations of another Person with respect to any of the foregoing clauses (a)-(h) and (l).

        "Indemnifiable Claims" has the meaning set forth in Section 9.2(c).

        "Indemnified Party" has the meaning set forth in Section 9.2(c).

        "Indemnifying Party" has the meaning set forth in Section 9.3(a).

        "Intellectual Property" means all (a) Patents, (b) Trademarks, (c) Software, (d) Know-How and (e) Copyrights.

        "Interests" has the meaning set forth in the Recitals.

        "Intervening Event" has the meaning set forth in Section 5.2(f)(iii).

        "Inventory" means all inventory, work-in-process, finished goods, raw materials (including wood) classified as either short or long-term, wherever located and used or held for use by, or manufactured primarily in connection with the Business.

        "IRS" means the U.S. Internal Revenue Service.

        "Know-How" means proprietary and/or confidential trade secrets (as protectable under applicable law), technical information, business data and information, and manufacturing processes/methods (including recipes and formulae used to manufacture paper).

        "Knowledge of Buyer" means, the knowledge of a particular matter, fact or thing of any of the individuals set forth on Schedule IV to the Buyer Disclosure Schedules (after reasonable inquiry of such person's direct reports who would reasonably be expected to have relevant knowledge of such matter).

        "Knowledge of Seller" means, the knowledge of a particular matter, fact or thing of any of the following individuals: Les Lederer, Mike Weinhold, Allen Campbell, Adam St. John, St. John Daugherty, Jeffrey Maule and Kenny Sawyer (after reasonable inquiry of such person's direct reports who would reasonably be expected to have relevant knowledge of such matter).

        "Law" means any applicable law, ordinance, rule, code, order, regulation, statute or treaty of or promulgated by any Governmental Authority.

        "Leased Real Property" has the meaning set forth in Section 3.8(b), and shall, as of the date of this Agreement, be deemed to refer to such real property prior to giving effect to the Restructuring, and shall, as of the Closing Date, be deemed to refer to such real property after giving effect to the Restructuring.

        "Leases" means any and all written leases, licenses, subleases, or sublicenses, together with all amendments and assignments thereto.

        "Legal Proceeding" means any claim, action, dispute, demand, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative, informal or appellate proceeding), or hearing commenced, brought, conducted or heard by or before any arbitrator or arbitration panel or Governmental Authority.

        "Liability" means any direct or indirect debt, obligation, liability, claim, loss, damage, deficiency, obligation or responsibility (including any interest, penalties, fees, costs and expenses), whether known or unknown, fixed or unfixed, matured or unmatured, accrued or unaccrued, vested or unvested, asserted or unasserted, actual or contingent, secured or unsecured, including those arising under any Law, Legal Proceeding or Governmental Order and those arising under any Contract.

        "Lien" means any security interests, liens, pledges, options, rights of first refusal or offer, mortgages, charges, indentures, deeds of trust, security agreements, easements, encroachments, rights of way or similar encumbrances, restrictions or limitations on the use or transfer of property, collateral assignments, Uniform Commercial Code financing statements, preemptive rights, whether written or oral and whether or not relating in any way to credit or the borrowing of money (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset).

        "Marketing Period" means the first period of 15 consecutive Business Days after the date of this Agreement (a) commencing on the first Business Day following the date on which Buyer shall have received from Seller all of the Required Information and, in the case of the financial information contemplated by clauses (a) and (b) of the definition of Required Information, which Required Information has been made publicly available by Seller Parent either via a filing on Form 8-K or other public filing with the U.S. Securities and Exchange Commission (it being agreed that upon the public filing of such financial information with the U.S. Securities and Exchange Commission, Buyer shall be deemed to have received such financial information), and (b) throughout which the Required Information is Compliant; provided that (i) neither November 27, 2019 nor November 29, 2019 shall be considered a Business Day for the purposes of this definition and (ii) unless the Marketing Period has been completed on or prior to December 18, 2019, the Marketing Period may not commence prior to January 6, 2020; provided further that the "Marketing Period" shall be deemed to have not commenced if Buyer has received a notice from the Debt Financing Sources in accordance with paragraph 9 of Exhibit C to the Debt Commitment Letter as in effect on the date hereof (or any analogous paragraph of any replacement or substituted Debt Commitment Letter or New Commitment Letter entered into in compliance with Section 5.11). Notwithstanding anything in this definition to the contrary, the Marketing Period will be deemed to have been completed on any earlier date, prior to the expiration of such period of 15 consecutive Business Days, on which the Debt Financing, in an amount at least equal to the amount thereof under the Debt Commitment Letter as in effect on the date hereof, is obtained by Buyer. If Seller shall in good faith reasonably believe that it has delivered the Required Information (and which Required Information is publicly available to the extent required under clause (a) above), it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), and then Seller will be deemed to have completed delivery of the Required Information necessary to commence the Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless Buyer in good faith reasonably believes that Seller has not completed delivery of such Required Information and, on or prior to the third Business Day after delivery to Buyer of such notice by Seller, Buyer delivers a written notice to Seller to that effect (stating with reasonable specificity the extent to which the Required Information has not been delivered), provided that delivery of such written notice from Buyer will not prejudice Seller's right to assert that the Required Information has, in fact, been delivered.

        "Material Adverse Effect" means any circumstance, condition, event, development or change that, individually or in the aggregate, has had or would be reasonably expected to: (1) have a material adverse effect upon the condition (financial or otherwise), assets, Liabilities or operating results of the Business; provided that none of the following, either alone or taken together with other circumstances, conditions, events, developments or changes, will constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes after the date of this Agreement that generally affect the industries in which the Business operates, (b) natural disasters, acts of war (whether declared or undeclared), sabotage or terrorism (including cyber-attacks), or an escalation or worsening thereof or acts of God or other events, developments or changes resulting from or arising out of any hurricane, earthquake, tornado, drought, flood, fire or other weather-related condition or natural disaster, (c) changes after the date of this Agreement relating to, financial, banking, or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, and (iii) any decline or rise in the price of any security, commodity, contract or index), (d) changes after the date of this Agreement in Law or GAAP, (e) the announcement of the execution of this Agreement to the extent that it relates to the specific identity of Buyer (as compared to an acquirer of the Business generally), (f) the taking of any action that is taken at the express written request of Buyer or any of its Affiliates, (g) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (provided that the facts or circumstances giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect), or (h) changes or effects that arise solely from any seasonal fluctuations in the Business; provided, however, that with respect to clauses (a), (b), (c) or (d), such matters will be considered to the extent that they disproportionately affect the business, condition (financial or otherwise), assets, Liabilities or operating results of the Business, as compared to similarly situated businesses operating in the United States, or (2) in any material respect, have an adverse effect on the ability of Seller, Seller Parent or any other member of the Seller Group to perform its respective obligations under the Transaction Agreements, or that would, or would reasonably be expected to, prevent, materially impede or materially delay the consummation by Seller of the Contemplated Transactions.

        "Material Contracts" has the meaning set forth in Section 3.9(a).

        "Material Customers" has the meaning set forth in Section 3.24(a).

        "Material Suppliers" has the meaning set forth in Section 3.24(b).

        "Net Pension Liability" has the meaning set forth in Section 8.1(j)(iii).

        "Net Working Capital" means (a) the amount of Current Assets as of the Adjustment Time, minus (b) the amount of Current Liabilities as of the Adjustment Time; it being understood and agreed that the terms "Current Assets" and "Current Liabilities" shall not include any amounts in respect of any categories of assets or liabilities, respectively, other than those identified under the headings "Current Assets" and "Current Liabilities" on Schedule 1.1(a).

        "Neutral Actuary Firm" means Willis Towers Watson or such other internationally recognized benefits consulting firm to be mutually agreed by Seller Parent and Buyer; provided that the Neutral Actuary Firm shall not have been retained by any party with respect to Contemplated Transactions; provided further that the team at such Neutral Actuary Firm dedicated to the Contemplated Transactions shall be independent from any other transactions or engagements involving Seller Parent, Buyer or their respective Affiliates.

        "New Commitment Letter" has the meaning set forth in Section 5.11(c).

        "Non-Controlling Party" has the meaning set forth in Section 9.3(d)(ii).

        "Non-Party Affiliates" has the meaning set forth in Section 10.18(a).

        "Notice of Disagreement" has the meaning set forth in Section 2.5(c)(i).

        "Objection Notice" has the meaning set forth in Section 9.3(b).

        "Ordinary Course of Business" means the ordinary course of business consistent with past practice.

        "Outside Date" has the meaning set forth in Section 7.1(b).

        "Owned Real Property" has the meaning set forth in Section 3.8(a), and shall, as of the date of this Agreement, be deemed to refer to such real property prior to giving effect to the Restructuring, and shall, as of the Closing Date, be deemed to refer to such real property after giving effect to the Restructuring.

        "Participant" means any Business Employee, Former Employee or other current or former service provider of the Business.

        "Patents" means any (a) issued patents, patent applications (including in each case any continuation, continuation-in-part, division, renewal, patent term extension (including any supplemental protection certificate), reexamination or reissue thereof).

        "Pension Liability Assumptions" means the methods and assumptions set forth in Annex II.

        "Permits" means franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Authority.

        "Permitted Liens" means, as applicable, any: (a) Liens for Taxes that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (b) Liens of lessors, carriers, warehousemen, mechanics, materialmen and similar liens, including statutory liens and Liens imposed by Law, incurred in the Ordinary Course of Business (i) for amounts that are not yet due and payable or (ii) the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (c) all pledges, deposits or other Liens securing the performance of bids, trade Contracts, statutory obligations or Leases incurred in the Ordinary Course of Business, (d) with respect to Company Real Property, all zoning, conservation restriction and other land use regulations imposed by any Governmental Authority having jurisdiction over such Company Real Property (but excluding violations thereof), (e) easements, covenants, conditions, restrictions, rights-of-way, encroachments or other minor imperfections of title and other similar encumbrances, whether or not of record with respect to the Company Real Property that do not or would not reasonably be expected to materially impair the present use or occupancy of the Company Real Property, (f) all matters shown on any title commitment, title policies or surveys made available to Buyer prior to the date hereof, (g) with respect to Owned Real Property, any matter that would be reflected on a current and accurate ALTA/NSPS survey of each such Owned Real Property; provided such matter does not or would not reasonably be expected to materially impair the present use or occupancy of the Owned Real Property, and (h) with respect to the Leased Real Property, (i) the terms, conditions, and provisions of the Leases, (ii) any Lien or other matter affecting title to the fee estate underlying such Leased Real Property, (iii) Liens in favor of lessor under Leases or encumbering the interests of such lessors (or other holders of superior interests), and (iv) any right, title or interest of a lessor, sublessor or licensor under any of the Leases.

        "Permitted Other Terms" has the meaning set forth in Section 5.11(a).

        "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "Personally Identifiable Information" means information that includes a natural person's name (first name or initial of first name together with last name, maiden name or alias) together with their: social security number, date of birth, driver's license number, tax identification number, state-issued identification card number, bank or financial account and payment card information, medical information, health insurance information, home address, personal phone number, passport number, or biometric data that could be used to identify such natural person.

        "Plan" means all written and unwritten employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), programs, Contracts, agreements and other arrangements that provide benefits or compensation, long or short term incentives, including plans, programs, agreements, arrangements or schemes for employment, consulting, pension, retirement, fringe benefits, profit sharing, savings, bonus, deferred or incentive compensation, change-in-control, retention, stock options, compensatory equity or equity-linked awards, retiree health, hospitalization, medical, life or disability insurance, sick leave, vacation and paid holiday pay, severance pay, or other compensation or benefits in any form (a) that are sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates, in each case with respect to any Business Employee or Former Employee, or any beneficiary or dependent thereof, or (b) under which the Company or any of its Subsidiaries has any Liability or any obligation to contribute (whether actual or contingent).

        "Plan Liability Transfer Effective Date" has the meaning set forth in Section 8.1(j)(i).

        "Policies" has the meaning set forth in Section 3.19.

        "Post-Closing Tax Period" means any taxable period (or portion thereof) beginning after the Closing Date.

        "Pre-Closing Period" means the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing.

        "Pre-Closing Tax Period" means any taxable period (or portion thereof) ending on or before the Closing Date.

        "Preparer" has the meaning set forth in Section 8.6(d).

        "Proxy Statement" has the meaning set forth in Section 5.3(a).

        "PUHCA" means the Public Utility Holding Company Act of 2005, and FERC's implementing regulations thereunder.

        "Pulp Supply Agreement" has the meaning set forth in Section 2.4(a)(iv).

        "Purchase Price" has the meaning set forth in Section 2.3(a).

        "Qualified Verso Plan Participants" has the meaning set forth in Section 8.1(j)(i).

        "Qualified Verso Plan Transfer" has the meaning set forth in Section 8.1(j)(i).

        "R&W Insurance Policy" means, together, each Buyer-Side Representations and Warranties Policy, dated on or about the date hereof, (i) by and between Buyer and AIG Specialty Insurance Company and (ii) by and between Buyer and Euclid Transaction, LLC, a true, correct and complete copy of which was delivered to Seller as of the date of this Agreement.

        "Real Property Leases" has the meaning set forth in Section 3.8(b).

        "Recommendation Change Notice" has the meaning set forth in Section 5.2(c).

        "Registered Intellectual Property" has the meaning set forth in Section 3.17(a).

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into, on, under or from, or migration or dispersal through, the indoor or outdoor environment.

        "Representative" of a Person means any of the directors, officers, employees, advisors, agents, members, partners, stockholders, consultants, lawyers, accountants, investment bankers, financial advisors or other representatives of such Person.

        "Required Information" means (a) the Business Financial Information, (b) the unaudited statement of profit and loss of the Business for each fiscal quarter of Seller Parent ended after June 30, 2019 and at least 45 days prior to the Closing Date, and (c) all other information about the Business, the Company, its Subsidiaries and VES that is customarily required to prepare a customary confidential information memorandum for the syndication of the Debt Financing contemplated by the Debt Commitment Letter and customarily provided by a borrower, it being understood that this clause (c) shall not include (i) any information customarily provided by an investment bank or lead arranger in the preparation of such confidential information memorandum and (ii) any financial statements (including, for the avoidance of doubt, any pro forma financial statements or projections) that are not included in clause (a) or (b) of this definition.

        "Response" has the meaning set forth in Section 9.3(b).

        "Restructuring" has the meaning set forth in the Recitals.

        "Restructuring Agreement" has the meaning set forth in the Recitals.

        "Retained Assets" means "Retained Assets" as defined in the Restructuring Agreement.

        "Retained Liabilities" means "Retained Business Liabilities" as defined in the Restructuring Agreement.

        "Retained Marks" means any Trademarks whether registered or unregistered, owned, used or held for use by any member of Seller Group (other than the Company or its Subsidiaries, after giving effect to the Restructuring), including but not limited to any marks or names containing "Verso" or any similar reference to the designation "Verso" or any abbreviations thereof, and those Trademarks listed on Schedule 1.01(b), except those Trademarks expressly contemplated to be transferred to the Company and its Subsidiaries in the Restructuring Agreement.

        "Reviewer" has the meaning set forth in Section 8.6(d).

        "Sanctioned Territory" means a country or territory, which is itself the subject or target of economic or financial sanctions or trade embargoes administered or enforced by any Sanctions Authority or with which dealings are broadly restricted, prohibited, or sanctionable under any Sanctions Laws (including, as of the date of this Agreement, Cuba, Crimea, Iran, North Korea and Syria).

        "Sanctions Authority" means the United Nations and competent governmental institutions and agencies of the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of Commerce and the U.S. Department of State); the European Union (including without limitation, the EU Council and EU Commission, when acting in furtherance of the EU's Common Foreign and Security Policy), the United Kingdom (including without limitation Her Majesty's Treasury and the Department of Business, Innovation and Skills).

        "Sanctions Laws" means any and all applicable economic or financial sanctions, trade embargoes, or other similar restrictive measures or laws or regulations imposed, administered or enforced by any Sanctions Authority.

        "Sanctions Target" means, at any time, any person or entity: (a) with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions Laws including, any person or entity listed on any Sanctions-related list of designated persons maintained by any Sanctions Authority, (b) that is located, organized or resident in a Sanctioned Territory, or (c) that is otherwise the subject or target of any economic or financial sanctions or trade embargoes administered or enforced by any Sanctions Authority, including by reason of a relationship of ownership or control with by (a) or (b).

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Seller" has the meaning set forth in the Preamble.

        "Seller Financing Documents" means (a) the Asset-Based Revolving Credit Agreement, dated as of July 15, 2016, among Verso Paper Finance Holdings LLC, Verso Paper Holdings LLC, each of the subsidiaries loan parties party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Barclays Bank PLC, as syndication agent, and Wells Fargo Bank, National Association and Barclays Bank PLC, as joint lead arrangers and joint bookrunners, as amended by the First Amendment dated as of December 5, 2016 and by the Second Amendment dated as of February 6, 2019, and as the same may be further amended, restated or otherwise modified from time to time, together with all agreements relating thereto, and (b) any agreements or instruments governing or evidencing (i) any other Indebtedness of Seller and its Affiliates (other than the Company and its Subsidiaries) or (ii) any Indebtedness of the type referred to in clause (a) (or, to the extent relating to clause (a), clause (d) or clause (m)) of the definition of such term of the Company or any of its Subsidiaries (other than, in the case of clause (ii), any such Indebtedness owed to the Company or any of its Subsidiaries).

        "Seller Fundamental Representation" means each representation set forth in Section 3.1(a), Section 3.2, Section 3.4(c), Section 3.5, Section 3.6, Section 3.7(b), Section 3.8(a), Section 3.17(b), Section 3.20 and Section 3.23.

        "Seller Group" means Seller, Seller Parent and its direct and indirect Subsidiaries, including, if prior to Closing, the Company and its Subsidiaries, and excluding, if after Closing, the Company and its Subsidiaries.

        "Seller Indemnifiable Claims" has the meaning set forth in Section 9.2(b).

        "Seller Indemnified Party" has the meaning set forth in Section 9.2(b).

        "Seller Parent" has the meaning set forth in the Preamble.

        "Seller-Sponsored Plans" has the meaning set forth in Section 8.1(b).

        "Seller Termination Fee" has the meaning set forth in Section 7.3(b).

        "Service Credit" has the meaning set forth in Section 8.1(g).

        "Software" means any type of computer software or software code (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, instruction sets and macros) in any form (including source code, object code, machine readable or human readable form), and all related user guides and documentation.

        "Stevens Point Mill" has the meaning set forth in the Restructuring Agreement.

        "Stockholder Approval" has the meaning set forth in Section 3.2(b).

        "Stockholders Meeting" has the meaning set forth in Section 3.2(b).

        "Straddle Tax Period" means any taxable period that begins on or before and ends after the Closing Date.

        "Subsidiary" means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person's other Subsidiaries) owns (a) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (b) if no such governing body exists, a majority of the outstanding voting securities of such Person.

        "Substitute Guaranty" has the meaning set forth in Section 5.7(a).

        "Superior Proposal" has the meaning set forth in Section 5.2(f)(ii).

        "Supply Agreement Term Sheet" has the meaning set forth in Section 2.4(a)(iv).

        "Target Net Working Capital" means the amount set forth as the "Target Net Working Capital" on Schedule 1.1(b).

        "Tax" or "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise production, value added, occupancy, and other taxes or duties or assessments in the nature of a tax, together with all interest, penalties or additions to tax attributable to such taxes.

        "Tax Contest" means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Legal Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence or extent of a Liability for Taxes.

        "Tax Return" means any report, return, statement or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be supplied to a Taxing Authority in connection with any Taxes, including any schedule or attachment thereto and any amendment thereof.

        "Taxing Authority" means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

        "Trademarks" means any trademarks, service marks, logos, trade names, trade dress, domain names and all registrations and applications thereof, together with the goodwill pertaining to the foregoing.

        "Transaction Agreements" means, collectively, this Agreement, the Financing Letters, the Transition Services Agreement, the Restructuring Agreement (and the Business Transfer Documents referred to therein) and the Pulp Supply Agreement.

        "Transaction Taxes" means state and local sales, use, gross receipts, transfer, real estate transfer, documentary stamp, filing, recording and other similar Taxes arising from and with respect to the sale and purchase of the Interests and the Restructuring.

        "Transfer Amount" has the meaning set forth in Section 8.1(j)(i).

        "Transition Services Agreement" has the meaning set forth in Section 2.4(a)(ii).

        "Verso Plan" means the Verso Corporation Employee Pension Plan, as amended and restated effective January 1, 2019, and as amended from time to time.

        "Verso Retirement Savings Plan for Non Union Employees" means the Verso Corporation Retirement Savings Plan for Non-Union Employees, as amended and restated effective July 1, 2016 and as amended from time to time.

        "Verso Retirement Savings Plan for Bargained Employees" means the Verso Retirement Savings Plan for Union Employees, as amended and restated effective July 1, 2016 and as amended from time to time.

        "VES" means Verso Energy Services LLC, a Delaware limited liability company.

        "WARN Act" means the Worker Adjustment Retraining and Notification Act, as amended, and any similar applicable Law.

        Section 1.2    Usage.

        In this Agreement unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa, (b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, (c) reference to any gender includes each other gender, (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (e) "hereunder", "hereof", "hereto", "herein" and words of similar import shall be deemed references to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular Article, Section or other provision thereof, (f) "including" (and with correlative meaning "include" and "includes") means including without limiting the generality of any description preceding such term, (g) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto, (h) the words "party" or "parties" shall refer to parties to this Agreement, (i) all references to provisions, Sections, Articles, Exhibits or Schedules are to provisions, Sections, Articles, Exhibits and Schedules of this Agreement, (j) the word "or" is disjunctive and not exclusive, (k) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein, (l) the words "dollar" or "$" means U.S. dollars, and (m) the word "day" means calendar day unless Business Day is expressly specified.

ARTICLE II
SALE AND PURCHASE OF INTERESTS

        Section 2.1    Purchase and Sale of the Interests.

        (a)   Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Interests, free and clear of all Liens, for the Purchase Price specified below in Section 2.3 (as adjusted pursuant to Section 2.5) (collectively with the other transactions contemplated by the Transaction Agreements, the "Contemplated Transactions").

        Section 2.2    Closing.

        Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the Contemplated Transactions shall take place at 10:00 A.M. New York City time on the third Business Day immediately following the day on which the conditions to Closing set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived in writing or on such other date as may be mutually agreed upon by the parties hereto; provided, however, that, if the Marketing Period has not been completed at the time of the satisfaction or such waiver of such conditions, the Closing shall occur instead on the date following the satisfaction or such waiver of such conditions that is the earlier of (a) any Business Day before or during the Marketing Period specified by Buyer to Seller on no less than three Business Days' prior notice to Seller and (b) the third Business Day following the day of the completion of the Marketing Period (the day on which the Closing actually takes place, the "Closing Date"). The Closing shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 or at such other place as may be mutually agreed upon by the parties hereto.

        Section 2.3    Purchase Price.

        (a)   Purchase Price.    Subject to the terms and conditions of this Agreement and adjustment pursuant to Section 2.5, the aggregate purchase price to be paid by Buyer, in accordance with Section 2.3(b), for the purchase of the Interests shall be $400,000,000 (the "Base Purchase Price"), adjusted as follows: minus (i) the Assumed Unfunded Pension Amount, plus (ii) Cash as of the

Adjustment Time, plus (iii) the amount, if any, by which the Net Working Capital as of the Adjustment Time exceeds the Target Net Working Capital, minus (iv) the amount, if any, by which the Net Working Capital as of the Adjustment Time is less than the Target Net Working Capital, minus (v) the amount, if any, of Assumed Indebtedness as of Closing, minus (vi) the amount of Change in Control Payments (together, the "Purchase Price").

        (b)   Closing Payments.    On the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer shall pay, or cause to be paid, in cash by wire transfer of immediately available funds, to Seller an aggregate amount in cash (the "Estimated Purchase Price") equal to (i) the Base Purchase Price, minus (ii) the Assumed Unfunded Pension Amount, plus (iii) Seller's good faith estimate of the aggregate amount of Cash as of the Adjustment Time (the "Estimated Cash"), plus (iv) the amount, if any, by which Seller's good faith estimate of Net Working Capital as of the Adjustment Time (the "Estimated Net Working Capital") exceeds the Target Net Working Capital, minus (v) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital as of the Adjustment Time, minus (vi) Seller's good faith estimate of the aggregate amount of Assumed Indebtedness as of Closing (the "Estimated Assumed Indebtedness"), minus (vii) Seller's good faith estimate of the amount of the Change in Control Payments (the "Estimated Change in Control Payments") which amount (as calculated in accordance with this paragraph) shall be paid at the Closing to such bank account of Seller in the United States as shall be designated in writing by Seller at least two Business Day prior to Closing.

        (c)   Withholding Taxes.    Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. In the event that Buyer determines that any deduction or withholding applies to the Purchase Price, it will notify Seller at least five Business Days prior to the Closing, the parties will use commercially reasonable efforts to minimize or reduce any such deduction or withholding, and the parties will work in good faith to resolve any disputes arising from such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

        Section 2.4    Deliveries and Proceedings at Closing.

        Subject to the terms and conditions of this Agreement, at the Closing:

        (a)   Deliveries by Seller to Buyer.    Seller will deliver or cause to be delivered to Buyer:

  (i)
  an instrument of transfer of the Interests, duly executed by Seller, in a form reasonably acceptable to Buyer and Seller,

  (ii)
  a transition services agreement, substantially in the form attached as Exhibit A hereto (the "Transition Services Agreement"), duly executed by Seller and any applicable members of Seller Group, if required,

  (iii)
  resignations, effective as of the Closing, of all members of the boards of directors or managers and officers of the Company and its Subsidiaries that Buyer has requested in writing to resign prior to the Closing Date,

  (iv)
  the Wet Lap Pulp and the BHK Baled Pulp supply agreement (the "Pulp Supply Agreement"), on terms and conditions consistent in all material respects with the terms and conditions set forth on the term sheet attached as Exhibit B hereto (the "Supply Agreement Term Sheet"), duly executed by Seller Parent, provided, that, the Supply Agreement Term Sheet shall remain final and binding on the parties thereto if and to the extent that the Pulp Supply Agreement is not duly executed by the parties thereto as of the Closing, and following the Closing, the Seller and Buyer shall, and shall cause their respective Affiliates, as necessary, to, continue to negotiate in good faith and enter into a definitive Pulp Supply Agreement on terms and conditions consistent in all material respects with the terms set forth in the Supply Agreement Term Sheet,

  (v)
  a certificate duly executed by an authorized officer of Seller as to (A) the accuracy of Seller Parent's and Seller's representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.2(a) and (B) Seller and Seller Parent's compliance with and performance of their respective covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2(b),

  (vi)
  a certificate of Seller's non-foreign status that complies with the requirements of Section 1445 of the Code and an executed IRS Form W-9, and

  (vii)
  evidence reasonably satisfactory to Buyer (including duly executed Lien releases and other customary and applicable termination documentation) of the release of any Liens on the Interests or any assets of the Company and its Subsidiaries (after giving effect to the Restructuring), and of the termination of any guarantees by, or other obligations of, the Company or any of its Subsidiaries, created under any of Seller Financing Documents.

        (b)   Deliveries by Buyer to Seller.    Buyer will deliver or cause to be delivered to Seller:

  (i)
  the Transition Services Agreement, duly executed by Buyer,

  (ii)
  the Pulp Supply Agreement, duly executed by Buyer, subject to the proviso set forth in Section 2.4(a)(iv), and

  (iii)
  a certificate duly executed by an authorized officer of Buyer as to (A) the accuracy of Buyer's representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.3(a) and (B) Buyer's compliance with and performance of its covenants, agreements and obligations to be performed or complied with at or before the Closing in accordance with Section 6.3(b).

        Section 2.5    Purchase Price Adjustment.

        (a)   Estimated Closing Statement.    Not less than two Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the "Estimated Closing Statement") setting forth Seller's good faith calculation of the Estimated Purchase Price and reasonably detailed calculations demonstrating each component thereof, including Estimated Cash, Estimated Assumed Indebtedness, Estimated Net Working Capital and Estimated Change in Control Payments. The Estimated Closing Statement shall be prepared in good faith based upon the books and records of Seller and the Business in accordance with the definitions as provided in this Agreement and the Accounting Methodology. So long as prepared by Seller in good faith, the Estimated Closing Statement shall be binding on the parties hereto for purposes of this Section 2.5(a) and for purposes of determining the Estimated Purchase Price in Section 2.3(b).

        (b)   Post-Closing Date Purchase Price Adjustments.    As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall cause to be prepared in a manner consistent with the Accounting Methodology and delivered to Seller a statement (the "Closing Statement") setting forth Buyer's good faith calculation of the Purchase Price and reasonably detailed calculations demonstrating each component thereof, including the aggregate amount of Cash, Assumed Indebtedness, Net Working Capital and Change in Control Payments. A physical inventory shall be conducted by Seller no earlier than three days prior to the Closing Date for the purpose of preparing the Closing Statement, and each of Seller and Buyer and their respective Representatives shall have the right to observe the taking of such physical inventory. Upon completion of such physical count, the Representatives of each of Seller and Buyer shall agree upon and execute a statement setting forth either (i) the final physical count of the inventory in the event that the Representatives agree on such final physical count or (ii) the final physical count of the inventory of each of Seller and Buyer in the event that the Representatives were unable to resolve in good faith any disputes during the physical inventory count, noting such items of dispute (the "Disputed Inventory Items") therein. In the event that there are any Disputed Inventory Items, such Disputed Inventory Items shall be resolved following the Closing pursuant to the dispute resolution procedures set forth in Section 2.5(c) and the final physical count agreed to by the parties or resolved pursuant to Section 2.5 shall be final and binding on the parties, including for purposes of determining Final Working Capital. Any costs or expenses incurred by Seller in connection with such taking of physical inventory shall be borne by Seller (other than the costs of Buyer's Representatives' participation in such physical inventory count). The Closing Statement shall be prepared based upon the books and records of the Business in accordance with the definitions as provided in this Agreement and in accordance with the Accounting Methodology. Until the Final Working Capital is determined in accordance with the terms hereof, Buyer shall, and shall cause its Affiliates to, provide Seller and its personnel and Representatives with reasonable access to the premises, personnel, Representatives, books and records of Buyer and the Business (subject, in the case of Buyer's accountants, to the execution of customary work paper access letters if requested) and the ability to make copies of all information with respect thereto.

        (c)   Dispute Resolution Procedures.

  (i)
  If Seller disagrees with Buyer's calculation of the Purchase Price or any component thereof, including the calculation of the aggregate amount of Cash, Assumed Indebtedness, Net Working Capital or Change in Control Payments as set forth in the Closing Statement delivered pursuant to Section 2.5(b), Seller may, within 45 days after delivery of the Closing Statement, deliver a notice to Buyer providing reasonable detail of the reasons for such disagreement and setting forth Seller's calculation of the items and amounts in dispute (a "Notice of Disagreement").

  (ii)
  If a Notice of Disagreement shall be properly delivered pursuant to Section 2.5(c)(i), Seller and Buyer shall, during the 15 days following such delivery, negotiate in good faith to reach written agreement on the disputed items or amounts. The matters set forth in any written resolution executed by Seller and Buyer shall be final and binding on the parties on the date of such written resolution. The parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply to Buyer and Seller during such 15 day period of negotiations and any subsequent dispute arising therefrom.

  (iii)
  If Seller and Buyer are unable to reach such agreement during such 15 day period, they shall promptly (and in any event, within 30 days after the end of such 15-day period) thereafter retain Grant Thornton LLP (the "Accounting Firm") (including by executing a customary agreement with the Accounting Firm in connection with its engagement) and submit any matters remaining in dispute (the "Disputed Items") to the Accounting Firm for resolution in accordance with this Section 2.5(c)(iii). The Accounting Firm is not authorized to, and shall not, make any determination, other than with respect to the Disputed Items in accordance with this Section 2.5(c)(iii). The Accounting Firm will be instructed to (A) make a final determination on an expedited basis (and in any event within 30 days after submission of the Disputed Items) with respect to each of the Disputed Items (and only the Disputed Items) that is within the range of the respective positions taken by Buyer and Seller and made in accordance with this Agreement (including the definitions used herein) and (B) prepare and deliver to Buyer and Seller a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the "Accounting Firm's Report"). The Accounting Firm will be provided with reasonable access to the personnel, Representatives, books and records of Buyer, the Business and Seller (subject, in the case of Buyer's or Seller's accountants, to the execution of customary work paper access letters if requested) for purposes of making its final determination with respect to the Disputed Items, and Buyer and Seller shall otherwise reasonably cooperate with the Accounting Firm in connection therewith. Each of Buyer and Seller agrees that (1) the Accounting Firm's determination with respect to each Disputed Item as reflected in the Accounting Firm's Report shall be deemed to be final and binding, absent fraud or manifest error, (2) the Closing Statement, as modified by any changes thereto in accordance with the Accounting Firm's Report, shall be deemed to be the final Closing Statement for purposes of the payment (if any) contemplated by Section 2.5(e), (3) the procedures set forth in this Section 2.5 shall be the sole and exclusive remedy with respect to the final determination of the final Closing Statement, (4) any disagreement over the scope of the Disputed Items to be resolved by the Accounting Firm shall be determined pursuant to Article X and not by the Accounting Firm, (5) none of Seller, Buyer or their respective Affiliates or Representatives shall have any ex parte communications with the Accounting Firm and (6) the Accounting Firm's determination under this Section 2.5(c)(iii) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court of competent jurisdiction. The place and seat of the proceedings before the Accounting Firm shall be New York City, New York, U.S.A., and such proceedings shall be conducted in English. Net Working Capital as of the Adjustment Time as set forth in the final Closing Statement shall be deemed to be the "Final Working Capital". Cash as of the Adjustment Time as set forth in the final Closing Statement shall be deemed "Final Cash". Assumed Indebtedness as of Closing as set forth in the final Closing Statement shall be deemed "Final Assumed Indebtedness". The Change in Control Payments as set forth in the final Closing Statement shall be deemed to be the "Final Change in Control Payments". The Purchase Price as set forth in the final Closing Statement shall be deemed to be the "Final Purchase Price".

  (iv)
  Each of Buyer and Seller shall pay its own respective costs and expenses incurred in connection with this Section 2.5. The costs and expenses of the Accounting Firm shall be borne by Buyer and Seller in proportion as is appropriate to reflect their relative success in the resolution of the applicable dispute. For example, if Seller challenges the calculation of the Final Purchase Price by an amount of $100,000, and the Accounting Firm determines that Seller has a valid claim for $60,000, then Buyer shall bear 60% of the fees and expenses of the Accounting Firm and Seller shall bear the other 40% of such fees and expenses.

        (d)   Buyer and Seller agree that the procedures set forth in this Section 2.5 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either party from instituting litigation to enforce any final determination of the Final Purchase Price pursuant to Section 2.5(c) and payment of the Additional Payment Amount pursuant to Section 2.5(e) in any court of competent jurisdiction in accordance with Section 10.10. The substance of any determination of the Accounting Firm shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the parties to have any final determination of the Final Purchase Price by the Accounting Firm proceed in an expeditious manner; however, any deadline or time period contained herein may be extended or modified by the written agreement of the parties and the parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.5.

        (e)   Final Payment.    Within five Business Days after the determination of the final Closing Statement in accordance with this Section 2.5 (including by failure to timely deliver a Notice of Disagreement):

  (i)
  if the Additional Payment Amount is a positive number, then Buyer shall pay an amount in cash equal to the Additional Payment Amount to Seller by wire transfer of immediately available funds to any account of Seller in the United States designated in writing by Seller to Buyer; or

  (ii)
  if the Additional Payment Amount is a negative number, then Seller shall pay an amount in cash equal to the absolute value of the Additional Payment Amount to Buyer by wire transfer of immediately available funds to an account of Buyer in the United States designated in writing by Buyer to Seller.

For purposes hereof, "Additional Payment Amount" means (A) the Final Purchase Price minus (B) the Estimated Purchase Price. For the avoidance of doubt, the Additional Payment Amount may be a negative number. Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price by the parties for all Tax purposes.

        Section 2.6    Allocation of Consideration.

        (a)   Within 60 days after the Closing Date, Seller will provide Buyer with a draft of IRS Form 8594, together with any required exhibits thereto and any supporting documentation (the "Asset Acquisition Statement"), with Seller's proposed allocation of the Purchase Price and any Liabilities treated as assumed by Buyer among the assets of the Company and its Subsidiaries (after giving effect to the Restructuring) in accordance with Section 1060 of the Code. Within 45 days after receiving such Asset Acquisition Statement, Buyer will propose to Seller any changes to such Asset Acquisition Statement. Buyer and Seller will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within 30 days after Buyer's receipt of written notice of objection from Seller.

        (b)   If Seller and Buyer are unable to reach an agreement after the 30 day period described in paragraph (a), then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Allocation Arbitrator") mutually selected by Buyer and Seller, which firm shall not be the regular auditor of the financial statements of Buyer, Seller or the Business. Promptly, but not later than 30 days after its acceptance of appointment hereunder, the Allocation Arbitrator will determine only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Purchase Price and any Liabilities treated as assumed by Buyer, which report shall be conclusive and binding upon the parties. The fees and expenses of the Allocation Arbitrator incurred in resolving the disputed matter shall be borne equally by Seller and Buyer.

        (c)   The Asset Acquisition Statement, as finalized pursuant to the terms of Section 2.6(a) and Section 2.6(b), shall be the "Final Allocation". Except as required pursuant to a final determination (under Section 1313(a) of the Code), Buyer and Seller will prepare all Tax Returns consistently with the Final Allocation, and neither Buyer nor Seller will take any position in any Tax Contest inconsistent with the Final Allocation. Buyer and Seller will cooperate in good faith to adjust the Final Allocation to take into account any items treated as an adjustment to the Purchase Price pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth on the seller disclosure schedules, provided by Seller to Buyer on the date hereof (the "Disclosure Schedules"), Seller Parent and Seller each represent and warrant to Buyer as to itself, each other member of the Seller Group that is a party or subject to a Transaction Agreement, the Company, its Subsidiaries and the Business (and all references to the Company, its Subsidiaries and the Business in this Article III shall be deemed to mean after giving effect to the Restructuring, whether or not expressly stated) that the statements set forth in this Article III are true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of that date):

        Section 3.1    Organization.

        (a)   Each of Seller Parent and Seller is duly organized and validly existing under the laws of the jurisdiction in which it is organized and Seller has all requisite limited liability company power and authority to own the Interests. The Company and its Subsidiaries are each limited liability companies duly organized and validly existing and in good standing under the laws of such Person's jurisdiction of formation and has all requisite limited liability company power and authority to own, lease and operate the Business as currently conducted and its properties presently owned.

        (b)   Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in its jurisdiction of organization and in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so duly licensed, qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

        (c)   Seller has delivered, or caused to be delivered, as of the date of this Agreement, true and complete copies of the Governing Documents for each of the Company and its Subsidiaries.

        Section 3.2    Power and Authority; Board Recommendation and Stockholder Approval.

        (a)   Subject to the receipt of Stockholder Approval, each of Seller Parent, Seller and each other member of the Seller Group that is a party to a Transaction Agreement, has all requisite entity power and authority to enter into, deliver and perform its obligations under the Transaction Agreements to which it is a party and to carry out the Contemplated Transactions. Each of Seller Parent, Seller and any other member of Seller Group has duly authorized the execution and delivery of the Transaction Agreements to which it is a party and the consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by each of Seller Parent and Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Seller Parent and Seller, as applicable, enforceable against it, as applicable, in accordance with its terms, and each other Transaction Agreement to which it is a party, when executed and delivered by each of Seller Parent, Seller or any other applicable member of Seller Group will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Seller Parent, Seller or any other such member of Seller Group, as applicable, enforceable against it, as applicable, in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

        (b)   Each of the Board and the Board of Directors of Seller has adopted resolutions, at meetings duly called at which a quorum of the Board and the Board of Directors of Seller, as applicable, was present, (i) determining that it is in the best interests of Seller, Seller Parent and its stockholders, and declaring it advisable, for Seller and Seller Parent to enter into this Agreement, (ii) adopting this Agreement and approving Seller and Seller Parent's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, and (iii) with respect to the Board, resolving to recommend that Seller Parent's stockholders approve the Contemplated Transactions (the "Board Recommendation") and directing that the Contemplated Transactions be submitted to Seller Parent's stockholders for approval at a duly held meeting of such stockholders for such purpose (the "Stockholders Meeting"). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Seller Parent's common stock entitled to vote at the Stockholders Meeting (the "Stockholder Approval"), no other vote or corporate proceedings on the part of Seller or Seller Parent are necessary to authorize, adopt or approve this Agreement or to consummate the Contemplated Transactions.

        Section 3.3    No Conflict; Consents.

        (a)   Subject to the receipt of Stockholder Approval and the Consents listed on Schedule 3.3(a), the execution, delivery and performance by each of Seller Parent, Seller and any other member of the Seller Group of each of the Transaction Agreements to which it is a party, the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not: (i) conflict with or violate any provision of the Governing Documents of Seller Parent, Seller, the Company or any of their respective Subsidiaries, (ii) conflict with or violate any Law applicable to Seller Parent, Seller, the Company or any of their respective Subsidiaries or the Business or by which any of the Company's, any of its Subsidiary's or the Business's properties are bound or affected, (iii) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any Consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party or which is primarily related to the Business, or (iv) result in the creation of, or require the creation of, any Lien upon any of the assets or properties (including the Business Intellectual Property) of the Company and its Subsidiaries, except, in case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Material Adverse Effect.

        (b)   Other than as set forth on Schedule 3.3(b), no Consent of or from, or registration, declaration, notice, submission or filing ("Filings") made to or with, any Governmental Authority is required to be obtained or made by Seller or Seller Parent in connection with Seller and Seller Parent's execution and delivery of this Agreement or their performance of their respective covenants and agreements hereunder or the Contemplated Transactions, including the Restructuring, except for the following:

  (i)
  (A) the filing with the SEC, in preliminary and definitive form, of the Proxy Statement and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, in each case as may be required in connection with this Agreement or the Contemplated Transactions,

  (ii)
  compliance with, Filings under and the expiration or termination of any applicable waiting period under the HSR Act,

  (iii)
  the Filing with, and the Consent of FERC under Section 203 of the FPA,

  (iv)
  the Filing with, and the Consent of FERC regarding any necessary waivers of FERC's Capacity Release Regulations and interstate natural gas pipeline FERC tariff provisions,

  (v)
  compliance with and filings required under the rules and regulations of the New York Stock Exchange, and

  (vi)
  such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Contemplated Transactions.

        Section 3.4    Financial Statements and Liabilities.

        (a)   Attached as Schedule 3.4(a) are (x) the unaudited statement of profit and loss and the unaudited balance sheet of the Business as of and for the six months ended June 30, 2019 and (y) the unaudited statement of profit and loss and the unaudited balance sheet of the Business as of and for the year ended December 31, 2018 (together, the "Business Financial Information"). The Business

Financial Information (i) except as expressly noted therein, was prepared in accordance with the Accounting Methodology applied on a consistent basis during the period presented, (ii) fairly presents, in all material respects, the financial position of the Business as of the date presented and the profit and loss of the Business for the periods presented therein, and (iii) was prepared in accordance with the books of account and other financial records of Seller Parent (except as may be noted otherwise therein).

        (b)   The Company and its Subsidiaries do not have any Liabilities, except for Liabilities (i) that are reserved against in the Business Financial Information, (ii) that have been incurred in the Ordinary Course of Business since June 30, 2019, (iii) for future performance under existing Contracts, (iv) to be included in the computation of Final Working Capital, or (v) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        (c)   Schedule 3.4(c) sets forth a correct and complete description (including amount as of the date of this Agreement) of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement. After giving effect to the Restructuring, as of the Closing, the Company and its Subsidiaries will have no Indebtedness other than the Estimated Assumed Indebtedness, if any.

        (d)   The books, records and accounts of the Company with respect to the Business have been maintained in material compliance with applicable legal and accounting requirements and in accordance with sound business practices, and such records are accurate in all material respects and reflect actual, bona fide transactions.

        (e)   The system of internal controls over financial reporting of Seller Parent and the Company with respect to the Business is designed to provide measurable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Business, in each case, in all material respects.

        Section 3.5    Title of Assets.

        After giving effect to the Restructuring, the Company and its Subsidiaries will have good and valid title to, or a valid leasehold interest in, all tangible personal property required to conduct the Business as presently conducted, free and clear of all Liens, except (i) as set forth on Schedule 3.5, (ii) for Permitted Liens and (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company, its Subsidiaries or the Business, taken as a whole. Notwithstanding the foregoing, the parties acknowledge and agree that this representation and warranty shall not, as of the Closing Date, (x) apply to any asset transferred from the Company or any of its Subsidiaries to any members of the Seller Group pursuant to the Restructuring or (y) any Inventory disposed of in the Ordinary Course of Business and not in violation of this Agreement.

        Section 3.6    Capitalization; Ownership.

        (a)   Except as set forth on Schedule 3.6(a), all of the Interests and the equity interests of the Company's Subsidiaries are duly authorized, validly issued, fully paid, non-assessable, free of preemptive rights and free and clear of any Liens other than restrictions under applicable securities Laws. There are no (i) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, Contracts, obligations convertible or exchangeable securities or other similar commitments, contingent or otherwise, relating to the equity interests of the Company or any of its Subsidiaries, (ii) outstanding Contracts of the Company or any of its Subsidiaries, their respective equityholders or any other Person to purchase, redeem or otherwise acquire any outstanding equity interests of the Company or any of its Subsidiaries, or securities or obligations of any kind convertible into any equity interests of the Company or any of its Subsidiaries, (iii) dividends which have accrued or been declared but are unpaid on the equity interests of the

Company or any of its Subsidiaries, (iv) outstanding or authorized equity appreciation, phantom stock, stock plans, profit participation plans, profit units, equity plans or similar rights with respect to the Company or any of its Subsidiaries or the Business, and (v) voting Contracts or other equityholder Contracts relating to the management or equity of the Company or any of its Subsidiaries (other than their respective Governing Documents). Other than VES and GIPOP, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, and the Company or any of its Subsidiaries are not subject to any obligation or requirement to provide for or make any investment in any Person. Except as set forth on Schedule 3.6(a), none of the partnership interests in GIPOP owned by the Company is subject to voting trust, transfer restrictions or other similar arrangements that relate to the voting or control of such interest. None of the Company or any of its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

        (b)   Seller owns, and upon delivery by Seller to Buyer of the Interests pursuant to Article II, Buyer will own of record and beneficially all of the Interests. Schedule 3.6(b) accurately and completely sets forth the capital structures of the Company and its Subsidiaries, including the equity interests which are authorized and which are issued and outstanding.

        Section 3.7    Sufficiency of Assets.

        (a)   Except as set forth on Schedule 3.7(a) or for assets, services and supplies to be provided pursuant to the Transition Services Agreement and, subject to the receipt from any third parties of any required Consents to assignment or change of controls, the rights, services, properties and assets of the Company and its Subsidiaries (excluding the Business Intellectual Property), after giving effect to the Restructuring, constitute all of such material assets, properties, rights and interests used in or necessary for the operation and maintenance of the Business immediately after the Closing in substantially the same manner as currently operated.

        (b)   Except as set forth on Schedule 3.7(b) or for assets, services and supplies to be provided pursuant to the Transition Services Agreement related to the Business Intellectual Property and, subject to the receipt from any third parties of any required Consents to assignment or change of controls, the rights, services, properties and assets of the Company and its Subsidiaries related to the Business Intellectual Property, after giving effect to the Restructuring, constitute all of such assets, properties, rights and interests related to Business Intellectual Property used in or necessary for the operation and maintenance of the Business immediately after the Closing in substantially the same manner as currently operated.

        Section 3.8    Real Property.

        (a)   After giving effect to the Restructuring, (i) the Company and its Subsidiaries will have legal and valid fee simple title to all of the fee owned real property of the Business, each of which is described by physical address, tax parcel number or map and lot designation, along with its current use and owner (after giving effect to the Restructuring), on Schedule 3.8(a) (the "Owned Real Property"), free and clear of all Liens, except for Permitted Liens, (ii) except as set forth on Schedule 3.8(a), there are no Leases from the Company or any of its Subsidiaries to any Person granting the right to use or occupy the Owned Real Property or any portion thereof, and (iii) except as set forth on Schedule 3.8(a), there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof.

        (b)   (i) After giving effect to the Restructuring, the Company and its Subsidiaries will have good and valid leasehold, subleasehold or licensee interest in and to all of the leased, subleased or licensed real property of the Business, which is leased, subleased or licensed pursuant to the agreements described on Schedule 3.8(b) (such real property, the "Leased Real Property", and together with the Owned Real Property, the "Company Real Property"), free and clear of all Liens, except for Permitted

Liens, (ii) Seller Group has made available to Buyer a true and complete copy of each Lease underlying the Leased Real Property (such Leases, the "Real Property Leases"), (iii) each Real Property Lease is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (iv) no member of Seller Group has received any written notice of any currently outstanding and uncured material defaults under any of the Real Property Leases, (v) except as set forth on Schedule 3.8(b), there are no Leases from the Company or any of its Subsidiaries to any Person granting the right to use or occupy the Leased Real Property or any portion thereof, and (vi) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any mortgage or other security interest in any Real Property Lease or any interest therein.

        (c)   No member of Seller Group has received a written notice from a Governmental Authority alleging a currently outstanding and uncured material violation by the Company or any of its Subsidiaries of any building, zoning, land use or similar laws, codes, ordinances, regulations and orders of Governmental Authorities applicable to any Company Real Property. No member of Seller Group has received any written notice or claim from any counterparty or beneficiary of any easement, covenant, condition, restriction or similar provision in any instrument of record or unrecorded agreement affecting the Company Real Property alleging that the current use and occupancy of the Company Real Property or the operation of the Business as currently conducted thereon violates in any material respect any such easement, covenant, condition, restriction or similar provision.

        (d)   There is no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Company Real Property, and no member of Seller Group has received any written notice thereof with respect to the Company Real Property.

        (e)   To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has any right to acquire or lease any real property pursuant to any outstanding Contract or option to purchase or lease any real property that, as of the date hereof, is intended to be used in the operation of the Business.

        (f)    All improvements located on the Company Real Property are in sufficiently good condition and repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted) to allow the Business to be operated in all material respects as currently operated and as presently proposed to be operated. No fact or condition exists which would reasonably be expected to result in the termination or reduction of the current access from the Company Real Property to existing roads or to sewer or other utility services presently serving such Company Real Property that would materially impact the use of the Company Real Property. No casualty event has occurred with respect to the Company Real Property that has not been fully remedied.

        Section 3.9    Contracts.

        (a)   Schedule 3.9 sets forth a list of all Contracts in the categories listed below, that are Contracts primarily related to the Business, in each case in effect as of the date hereof (collectively, the "Material Contracts"):

  (i)
  Contracts for the purchase, exchange or sale of fuel, electric power or ancillary products or services involving the payment or receipt by a member of Seller Group of more than $100,000,

  (ii)
  Contracts for the sale of electric energy, electric generating capacity, ancillary electric services, renewable energy credits, or the transmission of electric power,

  (iii)
  interconnection Contracts and Contracts with Governmental Authorities,

  (iv)
  Contracts related to water rights or waste disposal or treatment,

  (v)
  Contracts for the sale of any material asset of the Business or that grant a right or option to purchase any material asset of the Business and Contracts pursuant to which a member of Seller Group has agreed to acquire any assets (other than in the Ordinary Course of Business) or make capital expenditures in excess of $100,000 in the aggregate,

  (vi)
  Contracts that have imposed an existing Lien on any assets of the Business, having a fair market value in excess of $100,000 (but excluding Real Property Leases),

  (vii)
  [reserved],

  (viii)
  Contracts to which the Company or its Subsidiaries will be party, after giving effect to the Restructuring, that contain covenants limiting or purporting to limit the ability of the Company or its Affiliates to engage in any line of business or to compete with any Person or in any geographic area or during any period of time, except for ordinary agency or distribution agreements with sales agents or distributors,

  (ix)
  Contracts with a customer of the Business which contain a "most-favored-nation" or similar price-related provision in favor of any customer or other counterparty,

  (x)
  Contracts to which the Company or its Subsidiaries will be party, after giving effect to the Restructuring, that require the Company or its Affiliates to purchase or otherwise obtain its requirements for any goods or services exclusively from one Person or to sell any goods or services exclusively to one Person,

  (xi)
  Contracts and agreements relating to a joint venture, partnership, equity holding or similar arrangement,

  (xii)
  Contracts pursuant to which a member of Seller Group has been granted or has granted the right to use any material Intellectual Property (other than off-the-shelf Software licenses and other licenses for Software that are commercially available),

  (xiii)
  Contracts not entered into in the Ordinary Course of Business that provide warranties with respect to the products manufactured and/or sold by the Business,

  (xiv)
  agency, sales representation, brokerage, distribution or other similar Contracts providing for annual payments in excess of $100,000,

  (xv)
  Contracts providing for the supply of wet lap and BHK baled pulp to the Business, pursuant to which the Business makes annual payments in excess of $100,000,

  (xvi)
  Contracts for the sales of pressure sensitive facing and release liner papers produced by PM4 at the facility located in Jay (Androscoggin), Maine, pursuant to which the Business receives annual payments in excess of $100,000,

  (xvii)
  Contracts relating to Indebtedness pursuant to which the Company or any of its Subsidiaries is an obligor, including pursuant to a guarantee, or any assets of the Business is otherwise encumbered by a Lien,

  (xviii)
  any employment Contract and any other individual Contract with a restrictive covenant agreement with Business Employees or Former Employees with, or who had, a base salary in excess of $100,000 and under which there remains an ongoing liability or obligation by either party and any Contracts with independent contractors or consultants (or similar arrangements) that require payments in excess of $100,000 annually and are not cancelable without penalty or further payment and without more than 30 days' notice,

  (xix)
  any Contract or agreement entered into, in each case, requiring aggregate annual expenditures reasonably expected to be in excess of $100,000 after the date of this Agreement and is not terminable by the Company with notice of less than 60 days,

  (xx)
  GIPOP's Governing Documents,

  (xxi)
  customer Contracts for the sale of goods or services providing for annual payments in excess of $100,000, and

  (xxii)
  Real Property Leases.

        (b)   All Material Contracts (and any such Contract that would have been one if entered into prior to the date hereof but is entered into after the date hereof) are valid, binding and in full force and effect and enforceable by the applicable member of Seller Group (assuming the valid authorization, execution and delivery by each other party thereto) in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors' rights and to general equity principles. None of Seller, any Affiliate of Seller or, to the Knowledge of Seller, any other party, is or at any time since December 31, 2017 has been, in material default or breach, and to the Knowledge of Seller, no event has occurred which, with the giving of notice or the lapse of time or both, is or would constitute such a material default or breach, under the terms of any such Material Contract (or such Contract contemplated by the first parenthetical of this Section 3.9(b)). Seller and its Affiliates have not received any written notice since December 31, 2017 from any other party to any Material Contract alleging any material default by Seller or its applicable Affiliate thereunder. Prior to the date of this Agreement, true and complete copies of each Material Contract (including all material supplements and amendments thereto) have been made available by the Company (or its Affiliates) to Buyer.

        Section 3.10    Litigation.

        Except as set forth on Schedule 3.10, (a) as of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against any member of Seller Group (or, to the Knowledge of Seller, GIPOP) with respect to the Business, and (b) there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened that (i) would adversely affect the ability of Seller to consummate the Contemplated Transactions, (ii) would adversely affect the ability of Buyer to operate the Business immediately following the Closing in substantially the same manner as operated by the Company and its Subsidiaries, after giving effect to the Restructuring, prior to the Closing, or (iii) otherwise would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.10, no member of the Seller Group is subject to any outstanding Governmental Order with respect to the Business.

        Section 3.11    Absence of Changes or Events.

        Since December 31, 2018, there has been no circumstance, condition, event, development or change that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.11, since December 31, 2018:

        (a)   The Business has been conducted in the Ordinary Course of Business and no material assets of the Business, tangible or intangible, have been sold, leased, transferred or assigned, in each case outside the Ordinary Course of Business or in connection with the Restructuring,

        (b)   No Material Contract has been entered into in connection with the Business outside the Ordinary Course of Business,

        (c)   No party (including any member of Seller Group) has accelerated, terminated, made material modifications to, canceled, rescinded, or waived or entered into an accord and satisfaction with respect to any term, condition or provision of, any Material Contract,

        (d)   No party has imposed any Liens, other than Permitted Liens, upon any of the material assets of the Business,

        (e)   No material capital expenditures have been made with respect to the Business by Seller Group outside the Ordinary Course of Business,

        (f)    No licenses or sublicenses of any rights under or with respect to any material Intellectual Property exclusively related to the Business have been granted by a member of Seller Group,

        (g)   No material change in the employment terms for any Business Employee that would be prohibited by Section 5.1 if such action was proposed to be taken after the execution and delivery of this Agreement has been made outside the Ordinary Course of Business and except as required by Contract or Law,

        (h)   None of Seller Parent, Seller, the Company or any of its Subsidiaries has taken any action with respect to the Business that would be prohibited by clauses (v), (vi), (viii), (xv), (xvii), (xviii), (xix), (xx) and (xxii) and, to the extent related to the foregoing clauses, (xxiii) of Section 5.1(b) if such action was proposed to be taken after the execution and delivery of this Agreement by the parties to this Agreement, and

        (i)    Except as set forth in any of the Transaction Agreements, no member of Seller Group has committed to do, effect, implement or acquiesce to any of the actions described in this Section 3.11.

        Section 3.12    Compliance with Laws; Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws.

        (a)   No member of Seller Group is in violation in any material respect of any applicable Law or Governmental Order in connection with the conduct or operation of the Business. Since December 31, 2016, no member of Seller Group has received any written or, to the Knowledge of Seller, oral, communication from a Governmental Authority that alleges that such member of Seller Group is not in compliance in any material respect with any applicable Law in respect of the Business.

        (b)   (i) All Permits required to conduct the Business as currently conducted have been obtained by the applicable member of Seller Group, and are valid and in full force and effect, except where the failure to obtain any such Permit or the failure to be valid and in full force and effect would not reasonably be expected to have a Material Adverse Effect, and (ii) each applicable member of Seller Group is in compliance with all such Permits it holds, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        (c)   Seller Group conducts its business in compliance in all material respects with Sanctions Law and Anti-Corruption Laws and Anti-Money Laundering Laws and Seller Parent has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects by the Business with such Laws.

        (d)   No member of Seller Group or any of its respective directors, officers, employees or agents acting on behalf of Seller Group (with respect to the Business) is a Person that is, or is owned or controlled by Persons that are a Sanctions Target or located, organized or resident in a Sanctioned Territory.

        (e)   No member of Seller Group, nor to Seller Parent's knowledge, any person controlling or controlled by Seller Group is a Sanctions Target, and the funds used in connection with this Agreement are not derived from activities that contravene applicable Anti-Money Laundering Laws including funds derived from Sanctions Targets.

        (f)    Seller Parent is not, and is not acting, directly or indirectly, on behalf of any Sanctions Targets.

        (g)   This Section 3.12 does not relate to (i) Environmental Matters, which are covered in Section 3.15, (ii) Taxes, which are covered in Section 3.16, and (iii) Privacy and Security, which is covered in Section 3.18.

        Section 3.13    Employee Benefit Plans.

        (a)   Schedule 3.13(a) includes a complete list of each Company Plan and each other material Plan, separately identifying by asterisk each Plan that is a Company Plan. With respect to each Plan described in the immediately preceding sentence, to the extent applicable, Seller has provided or caused to be provided to Buyer: (i) the current summary plan description and any summary of material modifications thereto, (ii) a complete copy of the Plan document, or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments or supplements thereto, (iii) a copy of any trust agreements, insurance contracts or documents of any other funding arrangements in connection with each Plan, (iv) a copy of the most recent annual report (Form 5500), if any, filed with the IRS or Governmental Authority for each Plan, (v) the most recently received IRS determination letter, if any, for each Plan or similar qualification letter from any non-U.S. Governmental Authority, and (vi) the most recently prepared actuarial report, financial statement or similar report, if any, relating to each Plan. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

        (b)   Except as set forth in Schedule 3.13(b), no Plan and no employee benefit plan maintained or contributed to by the Company or a Commonly Controlled Entity during the past six years, is a (i) "defined benefit plan" (as defined in Section 414(j) of the Code), (ii) "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) "multiple employer plan" (as described in Section 413(c) of the Code) or (iv) a Plan that is otherwise subject to Title IV of ERISA or Section 412 of the Code. With respect to the Company and its Subsidiaries, there does not exist any set of circumstances that could reasonably be expected to give rise to any Controlled Group Liability that would result in Liability to Buyer or its Subsidiaries on or after the Closing Date, except for any Liability that would not be reasonably expected to have a Material Adverse Effect.

        (c)   Except as set forth on Schedule 3.13(c), neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions, either alone or in combination with another event (whether contingent or otherwise) will: (i) entitle any Participant to any retention, change in control, severance, termination or similar compensation or benefits, (ii) increase any benefits payable to or trigger any other material obligation with respect to any Participant pursuant to a Plan, (iii) result in any forgiveness of any Indebtedness with respect to any Participant, (iv) result in the acceleration of the time of payment or vesting of benefits, or trigger any payment or funding (through a grantor trust or otherwise), of compensation or benefits under a Plan with respect to any Participant, or (v) result in any payment that would be considered an "excess parachute payment" within the meaning of Section 280G of the Code.

        (d)   No Participant is entitled to any gross-up, make-whole or other additional payment in respect of any Tax or interest and penalty related thereto.

        (e)   Except as set forth on Schedule 3.13(e), Seller Parent, Seller, the Company and their respective Subsidiaries do not have any current or projected Liability in respect of, and do not sponsor or otherwise provide any or promise any post-employment or retiree health, disability or life insurance or any other post-employment or retiree employee welfare benefits to any Participant, except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code.

        (f)    (i) Each of the Plans has been established, administered and operated in material compliance with its terms and all the requirements of ERISA and the Code, if applicable, and any other applicable Law, (ii) all contributions, premiums and expenses required to be made or paid by Law or by the terms of a Plan by a member of the Seller Group have been made or paid in full on or before their due date thereof, and any contributions, premiums or expenses required to be made or paid under the terms of any Plan or under applicable Law that are payable but not due have been accrued in accordance with GAAP, (iii) Seller and its Affiliates (A) have performed all material obligations required to be performed by them under any Plan and (B) are not in any material respect in default under or in violation of any Plan, and there is no material default or violation by any other party with respect to any Plan, (iv) each Plan that is intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, in all material respects, based upon reasonable actuarial assumptions, (v) there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan and (vi) except as disclosed on Schedule 3.13(f)(vi), no Legal Proceeding, claim or governmental investigation, audit or other proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the IRS or other Governmental Authority is pending or threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course of Business).

        (g)   Except as set forth in Schedule 3.13(g), with respect to any Plan that is subject to Title IV of ERISA, (i) there does not exist any failure to meet the "minimum funding standard" of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in "at-risk" status for purposes of Section 430 of the Code, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two years prior to the date hereof, (iv) all premiums to PBGC have been timely paid in full, and (v) the PBGC has not instituted proceedings to terminate any such plan.

        (h)   Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter and the related trust is tax-exempt under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to adversely affect such qualification.

        Section 3.14    Employees; Labor Matters.

        (a)   Schedule 3.14(a)(i) contains a complete and accurate list of each Business Employee, together with true and complete information concerning the name, job title, work location, dates of employment (start date and service reference date), annual salaries or hourly wages, part-time, full-time, temporary or other status, exempt or non-exempt status, union or nonunion status, whether or not any such Business Employee is an Inactive Business Employee, including the basis of inactive status and expected date of return, commissions, target bonus or other incentive compensation (including equity-based awards) and bonuses paid or payable during fiscal year 2017 and fiscal year 2018 of each such Business Employees. Except as set forth on Schedule 3.14(a)(ii), neither the Company nor any of its Subsidiaries is a party to any management, employment, termination or other agreements with any Business Employee or Former Employee guaranteeing employment for a period of time or for termination or severance benefits.

        (b)   There are no material Legal Proceedings, claims (other than ordinary claims under Plans), disputes, actions, grievances or disciplinary actions pending or, to the Knowledge of Seller, threatened, by any Business Employees or Former Employees or other current or former service provider of the Business.

        (c)   Except as set forth on Schedule 3.14(c), no member of the Seller Group is a party to or bound by any Collective Bargaining Agreement with respect to any Business Employee or Former Employee. Seller has provided or caused to be provided to Buyer copies of each such Collective Bargaining Agreement.

        (d)   (i) There are no pending or threatened, and since December 31, 2016 there have been no, strikes, slowdowns, work stoppages, lockouts, unfair labor practice charges, or other material collective labor disputes affecting the Business, (ii) there is no complaint against a member of the Seller Group pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any other applicable labor relations Governmental Authority by or on behalf of any Business Employee or Former Employee and (iii) no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Business Employees or Former Employees.

        (e)   (i) The Seller and its Affiliates are and since December 31, 2016 have been in compliance with respect to the Business in all material respects with all applicable Laws respecting labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime, compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance, (ii) with respect to the Business, Seller and its Affiliates are in material compliance with all applicable Laws concerning the proper treatment of independent contractors, (iii) all Business Employees and Former Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified, (iv) with respect to the Business, Seller and its Affiliates are in material compliance with and, since December 31, 2016, has materially complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations and (v) since December 31, 2016, Seller and its Affiliates have not received any written or oral communication of the intent of any Governmental Authority responsible for the enforcement of such Laws to conduct an investigation of, or affecting, the Company or the Business and no such investigation is in progress.

        (f)    Since December 31, 2016, Seller and its Affiliates have not failed to provide advance notice of layoffs or terminations as required by the WARN Act and all similar Laws, to the extent applicable, and there has been no "mass layoff" or "plant closing" (as defined by the WARN Act and all similar Laws) with respect to the Company, its Subsidiaries or the Business.

        (g)   To the Knowledge of Seller, since December 31, 2016, no formal allegations or reports of sexual harassment have been made to Seller or any of its Affiliates against a Participant.

        Section 3.15    Environmental Matters.

        (a)   Other than as set forth on Schedule 3.15(a), each member of Seller Group (with respect to the Business) and the Company and its Subsidiaries (and to the Knowledge of Seller, GIPOP) is, and since December 31, 2014 has been, in compliance with all applicable Environmental Laws, except for such noncompliance that would not be reasonably expected to have a Material Adverse Effect.

        (b)   Other than as set forth on Schedule 3.15(b), each member of Seller Group (with respect to the Business) and the Company and its Subsidiaries (and to the Knowledge of Seller, GIPOP) has obtained all Permits required by applicable Environmental Laws (collectively, the "Environmental Permits") and is, and since December 31, 2014 has been, in compliance with the terms and conditions of such Environmental Permits, except for such failure to obtain or failure to comply that would not be reasonably expected to have a Material Adverse Effect.

        (c)   During the three years prior to the date hereof, no member of Seller Group (with respect to the Business) has, nor has the Company and its Subsidiaries (nor, to the Knowledge of Seller, has GIPOP), received written notice of any injunction, decree, order, judgment, lawsuit, claim, proceeding, citation, directive or summons (collectively, the "Environmental Proceedings") alleging any violation of, or Liability under, any Environmental Law or Environmental Permit, except for such Environmental Proceedings that have been fully and finally resolved or that would not be reasonably expected to have a Material Adverse Effect.

        (d)   There is no Legal Proceeding pending or threatened in writing against any member of Seller Group, the Company and its Subsidiaries (or to the Knowledge of Seller, GIPOP) in connection with the Business alleging any violation of, or Liability under, any Environmental Law or Environmental Permit.

        (e)   None of the Seller Group (with respect to the Business), the Company and its Subsidiaries (or to the Knowledge of Seller, GIPOP) nor, to the Knowledge of Seller, any other Person has Released Hazardous Materials at, on, under or from any Company Real Property or any other location that would reasonably be expected to result in any Liability to any member of the Seller Group (with respect to the Business) or the Company and its Subsidiaries (or, to the Knowledge of Seller, GIPOP) under any Environmental Law, except for such Liability that would not be reasonably expected to have a Material Adverse Effect.

        (f)    Except as set forth in the Real Property Leases and Material Contracts, the Business has not expressly assumed any Liability, including any obligation for corrective action or remedial action, of any other Person related to Environmental Laws.

        Section 3.16    Taxes.

        (a)   All material Tax Returns required to be filed by the applicable member of Seller Group with respect to the Company, its Subsidiaries or the Business have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. The applicable member of Seller Group has timely paid (or caused to be timely paid) all material amounts of Taxes with respect to the Company, its Subsidiaries or the Business (other than Taxes that are being contested in good faith and for which adequate reserves have been established in the Business Financial Information).

        (b)   All material Taxes that the applicable member of Seller Group, with respect to the Company, its Subsidiaries or the Business, is or was required by a Taxing Authority to withhold, deduct, or collect have been duly withheld, deducted, and collected and timely paid to the proper Taxing Authority.

        (c)   All material deficiencies asserted or material assessments made with respect to the Company, its Subsidiaries or the Business as a result of any examinations by any Taxing Authority of the Tax Returns of any member of Seller Group have been fully paid. There is no action, suit, proceeding, audit, investigation or claim pending or threatened in writing in respect of any material amount of Taxes for which a member of Seller Group is or may become liable with respect to the Company, its Subsidiaries or the Business, nor has any deficiency or claim for any such material amount of Taxes been proposed, asserted or threatened in writing.

        (d)   The Company and its Subsidiaries have not waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

        (e)   No member of Seller Group is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement affecting the Company, its Subsidiaries or the Business that would, in any manner, bind, obligate or restrict Buyer or its Affiliates, the Company or its Subsidiaries, other than an agreement entered into in the Ordinary Course of Business the primary purpose of which is not the sharing of Taxes. Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any other Person (other than any member of the U.S. Federal Consolidated Group the common parent of which is Seller Parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, by Contract or otherwise (other than pursuant to a Contract entered into in the Ordinary Course of Business the primary purpose of which is not the sharing of Taxes) or (iii) as a result of the liquidation, dissolution, sale or other disposition of the stock or assets of any current or prior Subsidiary.

        (f)    There are no Liens for Taxes, other than Liens that are Permitted Liens, upon the Interests or assets of the Company, its Subsidiaries or the Business.

        (g)   No written claim has been made to any member of Seller Group with respect to the Company, its Subsidiaries or the Business by a Taxing Authority in a jurisdiction where such member does not file Tax Returns that such member (i) has or had a permanent establishment in that jurisdiction or (ii) is or may be subject to taxation by that jurisdiction, in each case, which claim has not been subsequently withdrawn.

        (h)   For U.S. Federal income Tax and all state income Tax purposes, the Company and each of its Subsidiaries is and has always been properly classified as an entity disregarded as separate from its owner.

        Section 3.17    Intellectual Property.

        (a)   Schedule 3.17(a) sets forth a list of all Intellectual Property owned or licensable by Seller Group that is (i) the subject of a pending application or subsisting registration and (ii) used or held for use primarily in connection with the Business (collectively, the "Registered Intellectual Property"). The Registered Intellectual Property is subsisting and valid.

        (b)   Except as set forth on Schedule 3.17(b) or as would not reasonably be expected to be material, individually or in the aggregate, to the Company, its Subsidiaries or the Business, taken as a whole, after giving effect to the Restructuring, the Company owns the Registered Intellectual Property and other Intellectual Property that is used or held for use primarily in connection with the Business (together with the Registered Intellectual Property, the "Business Intellectual Property"), free from all Liens except for Permitted Liens.

        (c)   No current or former director, officer, employee, contractor or consultant of Seller Group owns any rights in or to any Business Intellectual Property.

        (d)   Seller Group has taken reasonable steps to protect and maintain the confidentiality of the Know-How included in the Business Intellectual Property, to the extent it is confidential and the value of which is dependent upon the maintenance of the confidentiality thereof. To the Knowledge of Seller, there has been no unauthorized access to or disclosure of such confidential Know-How.

        (e)   To the Knowledge of Seller, in its operation of the Business, no member of Seller Group has infringed upon, or misappropriated any Intellectual Property rights of any third-party. No member of Seller Group has received any written charge, complaint, claim, demand or notice (i) alleging any interference, infringement, misappropriation or violation (including any claim that a member of Seller Group or the Company must license or refrain from using any Intellectual Property rights of any third-party) with respect to the Business or (ii) challenging the ownership, validity or enforceability of any Business Intellectual Property.

        (f)    To the Knowledge of Seller, no third-party has infringed upon or misappropriated any Business Intellectual Property.

        (g)   No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution was used, directly or indirectly, to create, in whole or in part, any Business Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining any ownership of any Business Intellectual Property.

        (h)   To the Knowledge of Seller, no Software included in the Business Intellectual Property is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org) that conditions the distribution of such Software on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, (ii) the granting to licensees of the right to make derivative works or other modifications to such Software, (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) redistribution of such Software at no license fee.

        (i)    To the Knowledge of Seller, all material computer systems, networks, hardware, Software and equipment used to process, store and maintain Business data and information or to operate the Business (the "Business IT Systems") are reasonably sufficient in all material respects for the operation of the Business, as presently conducted. During the three years prior to the date hereof, the Business

IT Systems have not materially malfunctioned or failed in a manner that has had a material impact on the Business. Seller Group has implemented reasonable backup and disaster recovery technology processes consistent with industry common practices. To the Knowledge of Seller, during the three years prior to the date hereof, no Person has gained unauthorized access to the Business IT Systems.

        Section 3.18    Privacy and Security.

        (a)   Seller Group's collection, maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Personally Identifiable Information in connection with the Business has complied in all material respects during the three years prior to the date hereof with all (i) Data Protection Laws, (ii) written privacy policies of Seller Group, and (iii) any Contracts to which Seller Group is a party that govern Personally Identifiable Information.

        (b)   The Company and its Subsidiaries has used commercially reasonable efforts to comply with all Data Protection Laws, written privacy policies of Seller Group, and any Contracts to which Seller Group is a party that govern Personally Identifiable Information, applicable to the Business. All Personally Identifiable Information used in connection with the Business can be used by the Company and its Subsidiaries , subject to applicable Laws and Contracts, after the Closing in substantially the same manner as presently used by Seller Group.

        (c)   The Company has adopted an information technology and cybersecurity policy designed to protect the Business's confidential information and Personally Identifiable Information that is subject to Data Protection Laws, written privacy policies of Seller Group and any Contracts to which Seller Group is a party that govern Personally Identifiable Information, addressing security measures for developing, administering, and managing technology resources and applications.

        (d)   During the three years prior to the date hereof, no member of Seller Group has, nor has the Company, received, with respect to the Business, any subpoenas, demands, or other written notices from any Governmental Authority investigating or inquiring into any actual or potential violation of any Data Protection Law by the Seller Group. In connection with the conduct of the Business, to the Knowledge of Seller, during the three years prior to the date hereof, no event has occurred that requires any member of Seller Group to provide any notices to any Person, under Data Protection Laws or any Contracts to which Seller Group is a party that govern Personally Identifiable Information, in connection with a disclosure of Personally Identifiable Information, and no member of Seller Group has failed to provide such notice where so required.

        (e)   To the Knowledge of Seller, during the three years prior to the date hereof, the Business IT Systems have not incurred a security breach that has resulted in a compromise of (i) confidential information or (ii) Personally Identifiable Information in violation of Data Protection Laws.

        Section 3.19    Insurance.

        Schedule 3.19 sets forth a correct and complete list of all material insurance policies maintained by the applicable members of Seller Group with respect to the Business (the "Policies"), each of which is in full force and effect and, to the Knowledge of Seller, such Policies comprise the types and the amounts of insurance policies customarily carried by businesses of similar size in the same industry. The applicable member of the Seller Group is not in breach or default, and the Seller Group has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the applicable member of the Seller Group with respect to any of the Policies. There is no pending material claim by the applicable member of the Seller Group against any insurance carrier under any of the Policies with respect to the Business.

        Section 3.20    No Broker's or Finder's Fees.

        Except as set forth on Schedule 3.20, no agent, broker, investment banker or finder acting on behalf of Seller Group is or will be entitled to any broker's, investment banker's or finder's fee or any other commission or fee in connection with any of the Contemplated Transactions.

        Section 3.21    Opinion of Financial Advisor.

        The Board has received an opinion from Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Purchase Price to be received by Seller for the Interests in the Contemplated Transactions pursuant to this Agreement was fair, from a financial point of view, to Seller Parent.

        Section 3.22    FERC Regulations.

        Seller is not subject to regulation as (a) a "public utility" as that term is defined in the FPA, or (b) a "public utility", "electric utility", "electric corporation", or similar entity under the laws of any state. Seller is "holding company" as that term is defined in PUHCA solely with respect to its ownership of "qualifying facilities" as defined by Part 292 of FERC's regulations, and is exempt from the books and records requirements of PUHCA.

        Section 3.23    Affiliate Transactions.

        (a)   Schedule 3.23 lists all Contracts in effect as of the date hereof between the Company or any of its Subsidiaries, on the one hand, and Seller Group (other than the Company or its Subsidiaries), on the other (in either case, including any director, officer, equityholder or Affiliate of the Company or other member of Seller Group, as applicable) which is currently in effect.

        (b)   No director or officer or equityholder of Seller, the Company or any other member of the Seller Group owns, directly or indirectly, any property, asset or right used by the Company or any of its Subsidiaries in respect of the Business, or any material interest in any Person that is engaged in business as a lessor, lessee, customer or supplier of the Company or any of its Subsidiaries in respect of the Business. To the Knowledge of Seller, no equityholder or other Affiliate of Seller Parent owns, directly or indirectly, any property, asset or right used by the Company or any of its Subsidiaries in respect of the Business, or any material interest in any Person that is engaged in business as a lessor, lessee, customer or supplier of the Company in respect of the Business.

        Section 3.24    Material Customers and Suppliers.

        (a)   Schedule 3.24(a) lists the ten largest customers (including distributors) of the Business (measured by revenues) for the calendar year 2018 (the "Material Customers").

        (b)   Schedule 3.24(b) lists the ten largest Business Specific Suppliers of the Business (measured by aggregate amounts paid or payable by Seller) for the calendar year 2018 (the "Material Suppliers").

        (c)   Since January 1, 2019, until the date hereof, no Material Customer or Material Supplier has (i) canceled or otherwise terminated its relationship with respect to the Business, (ii) provided written notice to the Company or any of its Affiliates of its intent to cancel or otherwise terminate its relationship with the Company or any of its Affiliates, (iii) decreased or limited in any material respect its purchases from, or sales to, the Company or any of its Affiliates or (iv) decreased or limited or otherwise reduced in any material respect the price paid, in the aggregate or on a per item basis, for its purchases from, or sales to, the Company or any of its Affiliates.

        Section 3.25    Product and Service Warranties and Guaranties.

        Except as set forth on Schedule 3.25, Seller Group does not make any express warranty or guaranty as to goods sold, or services provided by, any member of Seller Group with respect to the Business (a "Warranty"), and there is no pending or, to the Knowledge of Seller, threatened claim alleging any breach of any Warranty.

        Section 3.26    Disclaimer.

        EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT OF INTELLECTUAL PROPERTY WITH RESPECT TO ITS ASSETS, IT BEING UNDERSTOOD THAT SUCH ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement:

        Section 4.1    Organization.

        Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite organizational power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

        Section 4.2    Power and Authority.

        Buyer has all requisite corporate power and authority to enter into, deliver and perform its obligations under the Transaction Agreements and to carry out the Contemplated Transactions. Buyer has duly authorized the execution and delivery of the Transaction Agreements and consummation of the Contemplated Transactions. This Agreement has been duly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller Parent and Seller) is the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, and each other Transaction Agreement when executed and delivered by Buyer will be (assuming the valid authorization, execution and delivery by each other party thereto) the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors' rights and to general equity principles.

        Section 4.3    No Conflict; No Violation of Laws.

        The execution, delivery and performance by Buyer of each of the Transaction Agreements, the consummation of the Contemplated Transactions, and the compliance with or fulfillment of the terms, conditions or provisions hereof and thereof will not: (a) conflict with or violate any provision of the Governing Documents of Buyer, (b) violate any Law applicable to Buyer, (c) result in the creation of, or require the creation of, any material Lien upon any of the assets of Buyer or (d) require on the part of Buyer any notice to or filing with, or any authorization, Consent or approval of, any Governmental Authority or any other Person except (i) in the cases of clauses (a), (b) or (c), to the extent such conflict, Liability or Lien would not, individually or in the aggregate in the aggregate, in any material respect adversely affect the ability of Buyer to perform its obligations under the Transaction Agreements and (ii) in the cases of clauses (b) and (d), other than any waiting period under the HSR Act, the FERC Approval, the FERC Waiver, and any notices or Consents for which the failure to make such notice or obtain such Consent would not in any material respect adversely affect the ability of Buyer to perform its obligations under the Transaction Agreements.

        Section 4.4    Litigation.

        As of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Knowledge of Buyer, threatened against Buyer which would in any material respect affect the ability of Buyer to perform its obligations under the Transaction Agreements.

        Section 4.5    Financial Capacity.

        (a)   Buyer has delivered to Seller true and complete copies of (i) the final and fully executed equity commitment letter, dated the date hereof, between Buyer and those certain equity investors party thereto (the "Equity Commitment Letter"), pursuant to which such equity investors have each committed, subject to (and only to) the terms and conditions thereof, to invest the cash amounts set forth therein in the manner set forth therein, and of which Seller is a third party beneficiary and entitled to specifically enforce the terms thereof (the "Equity Financing") and (ii) the final and fully executed debt commitment letter, dated the date hereof, among Buyer, Credit Suisse Loan Funding LLC, Credit Suisse AG, Cayman Islands Branch and Citizens Bank, N.A. (together with all exhibits, schedules, term sheets and attachments thereto, the "Debt Commitment Letter" and, together with the Equity Commitment Letter, the "Financing Letters"), pursuant to which the Debt Financing Sources party thereto have committed, subject to (and only to) the terms and conditions thereof, to lend to Buyer the amounts set forth therein (the "Debt Financing" and, together with the Equity Financing, the "Financing"). Assuming the satisfaction of the conditions set forth in the Financing Letters, the aggregate amounts to be provided pursuant to the Financing Letters, together with Buyer's cash on hand and amounts available to be drawn under Buyer's revolving credit facility, will be sufficient for Buyer, when required by the terms of this Agreement, to (A) pay an amount in cash equal to the Purchase Price pursuant to Section 2.3 and (B) pay any and all fees and expenses required to be paid by Buyer in connection with the Contemplated Transactions and the Financing. Buyer has also delivered to Seller a true and complete copy of any final fee letter (which may be redacted as to fee amounts, "market flex" terms and other customary commercial terms other than any such terms that would (x) reduce the amount of the Debt Financing or (y) impose any additional conditions or other contingencies (or adversely amend, modify or expand any existing conditions or other contingencies) to the obligations of the Debt Financing Sources party to the Debt Commitment Letter to fund the Debt Financing) executed in connection with the Debt Commitment Letter (any such fee letter, as it may be redacted, a "Fee Letter").

        (b)   As of the date hereof, (i) none of the Financing Letters or the Fee Letters has been amended or modified, (ii) no such amendment or modification is contemplated or in discussion by any party thereto with respect to the Equity Commitment Letter or, to the Knowledge of Buyer, with respect to the Debt Commitment Letter and the Fee Letters (other than, in the case of the Debt Commitment Letter and the Fee Letters, any customary amendment or modification solely to join additional financing sources, arrangers, bookrunners, syndication agents, documentation agents or other agents, managers, co-managers or similar entities as contemplated by the Debt Commitment Letter), (iii) the respective commitments set forth in the Financing Letters have not been withdrawn or rescinded in any respect and no such withdrawal or rescission is contemplated or in discussion with respect to the Equity Commitment Letter or, to the Knowledge of Buyer, with respect to the Debt Commitment Letter and the Fee Letters, and (iv) assuming the accuracy of the representations and warranties set forth in Article III and the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 at Closing, Buyer has no reason to believe that any of the conditions to the funding of the Financing set forth in the Financing Letters will not be satisfied on a timely basis or that the funding of the Financing will not be made to Buyer on a timely basis in order to consummate the transactions contemplated by this Agreement.

        (c)   As of the date hereof, the Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Buyer and, with respect to the Equity Commitment Letter, the other parties thereto and, with respect to the Debt Commitment Letter and the Fee Letters, to the Knowledge of Buyer, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity). There are no conditions precedent or other contingencies to the funding of the full amount of the Financing (including any flex provisions), other than as set forth in the Financing Letters or the Fee Letters. As of the date hereof, other than the Financing Letters or the Fee Letters, there are no side letters or other contracts, arrangements or understandings (written or oral) that could (i) reduce the aggregate amount of the Financing, or (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms of the Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date, (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtain the Financing, less likely to occur or (C) materially adversely impact the ability of Buyer to enforce its rights and remedies against the other parties to the applicable Financing Letter. Assuming the accuracy of the representations and warranties set forth in Article III and the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, as of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Financing Letters by Buyer or, to the Knowledge of Buyer, any other party to any Financing Letter. Buyer has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Financing Letters and any related Fee Letter. For purposes of this Section 4.5(c), the term Debt Financing shall not include the incremental revolving credit facility contemplated by the Debt Commitment Letter.

        (d)   Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Buyer to consummate the Contemplated Transactions.

        Section 4.6    No Broker's or Finder's Fees.

        No agent, broker, or finder acting on behalf of Buyer or any of its Affiliates is or will be entitled to any broker's or finder's fee or any other commission or fee in connection with the performance of its obligations under the Transaction Agreements.

        Section 4.7    Investment Representations.

        Buyer is acquiring the Interests for Buyer's own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act. Buyer is (a) knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described above, (b) an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and (c) capable of bearing the economic risks of acquiring the Interests. Buyer understands that the Interests to be acquired by Buyer hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Buyer acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

        Section 4.8    No Other Representations and Warranties.

        Buyer acknowledges that, except for the representations and warranties contained in Article III hereof or set forth in any of the other Transaction Agreements, neither Seller nor any other Person has made any representation or warranty, expressed or implied, regarding Seller Group, the Company, GIPOP or the Business.

        Section 4.9    FERC Regulations.

        Buyer is not subject to regulation as: (a) a "holding company" as that term is defined in PUHCA, or (b) a "public utility," "electric utility," "electric corporation," or similar entity under the laws of any state. Buyer is subject to regulation as a "public utility" as that term is defined in the FPA.

ARTICLE V
COVENANTS PRIOR TO CLOSING

        Section 5.1    Conduct of Business.

        (a)   Except as (i) set forth on Schedule 5.1(a), (ii) otherwise expressly required or permitted by this Agreement or the Restructuring Agreement, (iii) required by any Law or Governmental Order applicable to Seller Group, the Company or their Affiliates, (iv) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (v) consistent with Section 8.1, during the Pre-Closing Period, Seller Parent and Seller shall, and shall cause the Company and the rest of the Seller Group to, (x) use commercially reasonable efforts to conduct the Business in the Ordinary Course of Business and (y) use commercially reasonable efforts to preserve, in all material respects, the current operations, organization and goodwill of the Business and its current relationships with customers, suppliers and key employees (including the making of capital expenditures with respect to the Business substantially consistent with the Seller Parent's current capital budget and not inconsistent with Schedule 5.1(xxi)); provided, however, that (1) no action or inaction by any member of Seller Group or the Company with respect to any matters specifically addressed by any clause of Section 5.1(a) shall be deemed a breach of this Section 5.1(a) unless such action or inaction would constitute a breach of such clause of Section 5.1(a) and (2) Buyer's consent with respect to any action or matter pursuant to Section 5.1(a) shall be deemed to constitute consent for purposes of this Section 5.1(a).

        (b)   Without limiting the generality of the foregoing and except as (i) expressly required or permitted by this Agreement or the Restructuring Agreement, (ii) as set forth on Schedule 5.1(b), (iii) required by any Law or Governmental Order applicable to any member of Seller Group or the Company or any of their Affiliates or (iv) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller Parent and Seller shall not, and shall cause the Company and the rest of the Seller Group not to, take any of the following actions in relation to the Company, its Subsidiaries or the Business:

  (i)
  issue, set aside, pledge, deliver, award, grant, split, combine, reclassify or sell (or equivalent or otherwise) or authorize or propose the issuance, pledge, deliver, award, grant, split, combine, reclassify or sale (or equivalent or otherwise) of, any equity securities of the Company or any of its Subsidiaries, or any securities convertible into or exercisable or exchangeable for any equity securities (or any other securities including debt securities that by their terms may have the right to vote, or may be convertible into or exchangeable for securities having the right to vote, on any matters on which equityholders of the Company or its Subsidiaries may vote) of the Company or any of its Subsidiaries, or any rights warrants or options to acquire equity securities of the Company or any of its Subsidiaries,

  (ii)
  adopt any amendment to any of the Governing Documents of the Company or its Subsidiaries,

  (iii)
  acquire (including by merger, consolidation, or acquisition of stock or assets) or lease any material assets or business related to the Business having a fair market value in excess of $100,000 individually or $300,000 in the aggregate, except purchases of Inventory in the Ordinary Course of Business,

  (iv)
  sell, lease, sublease, license or otherwise dispose of or subject to any Lien (other than Permitted Liens), in a single transaction or a series of related transactions, any of its assets or properties having a fair market value in excess of $100,000 individually or $300,000 in the aggregate, except sales of Inventory and sales of obsolete assets, in each case in the Ordinary Course of Business,

  (v)
  enter into any new line of business,

  (vi)
  (A) vary any Inventory practices in a manner inconsistent in any material respect with the Ordinary Course of Business or (B) fail in any material respect to maintain Inventory levels and amounts consistent with the Ordinary Course of Business,

  (vii)
  modify or terminate any Material Contract, or enter into any Contract that would be a Material Contract if entered into prior to the Closing Date, other than in the Ordinary Course of Business; provided, however, the foregoing limitations shall not apply to any modification or amendment to any Contract of any member of Seller Group required to be amended pursuant to the Restructuring; provided that such amended or modified Contract be on substantially same terms as the Contract immediately prior to such amendment or modification,

  (viii)
  cancel or reduce in any material respect any insurance coverage, except for any cancellation in connection with the replacements of a policy by a new or successor policy of materially similar coverage,

  (ix)
  grant any license or sublicense of any rights under or with respect to any of the Business Intellectual Property, except for non-exclusive licenses granted to customers and vendors/suppliers in the Ordinary Course of Business,

  (x)
  abandon, allow to lapse or fail to renew, maintain or defend any material Business Intellectual Property,

  (xi)
  cancel any debts, material Liabilities or other material obligations of the Company or its Subsidiaries or the Business or settle, compromise, fail to exercise, waive any material claims or material rights in connection with the Business,

  (xii)
  impose any Liens upon any of the material assets of the Business, other than Permitted Liens, or upon any of the Interests,

  (xiii)
  settle any pending or threatened litigation, with respect to the Business, other than (A) those settled by the Seller Group's insurer and which are fully insured, result in the full and general release of the Company and/or VES from all liabilities arising or relating to, or in connection with such matter and involve no finding or admission of any violation of Law or the rights of any Person or (B) any settlement that does not require a payment by the Seller Group of an amount in excess of $100,000 individually or $300,000 in the aggregate and results in the full and general release the Company and/or VES from all liabilities arising or relating to, or in connection with such matter and involves no finding or admission of any violation of Law or the rights of any Person,

  (xiv)
  incur Indebtedness that is not repaid prior to the Closing Date or otherwise become responsible for any Indebtedness of another Person, except for short term revolving borrowings of Funded Indebtedness in the Ordinary Course of Business in an amount not to exceed $100,000 in the aggregate,

  (xv)
  make any loans, advances (other than advances in the Ordinary Course of Business) or capital contributions to, or investments in, any other Person in an aggregate amount in excess of $100,000,

  (xvi)
  (A) settle any material Tax Contest, (B) make, change or rescind any material Tax election, (C) enter into any Tax allocation, sharing or indemnity agreement, (D) extend or waive the limitation period applicable to any Tax claim or assessment or (E) amend any material Tax Return,

  (xvii)
  terminate the employment of any Business Employee (other than for "cause", as determined by Seller in its reasonable discretion consistent with past practice), hire any Person as a Business Employee with an annual salary in excess of $150,000 or take any other action affecting whether any person is classified as a Business Employee,

  (xviii)
  (A) make any change in the rate of compensation, commission, bonus, or other direct or indirect remuneration or benefits payable to any Business Employee, other than (1) in the event that the Closing Date has not occurred by April 1, 2020, increases in annual base salary or wage rates in the Ordinary Course of Business and effective no earlier than such date and (2) changes with respect to benefits under Plans that are generally applicable to participants thereunder in the Ordinary Course of Business to reflect annual open enrollment, (B) adopt, enter into, terminate or accelerate the vesting or payment of benefits under or amend any Company Plan or, in respect of any Business Employee, any other Plan, other than changes to Plans that are generally applicable to participants thereunder in the Ordinary Course of Business to reflect annual open enrollment, (C) make any loans or cash advances to any Business Employee or Former Employee, (D) grant any change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Business Employee, or (E) permit any Business Employee to make an election to defer compensation pursuant to any nonqualified deferred compensation plan in respect of the calendar year 2020,

  (xix)
  enter into, perform under or terminate any Contract with any of its officers, directors or Affiliates, other than performance of any Contract existing on the date of this Agreement,

  (xx)
  make any change in accounting methods, principles, policies or practices related to the Business, in any respect, except insofar as may be required by Law or by a change in applicable accounting principles,

  (xxi)
  make any capital expenditures not provided for on Schedule 5.1(xxi),

  (xxii)
  fail to renew or let lapse, any material Permit or Environmental Permit required for the Business, or modify or amend any material Permit or Environmental Permit in any material respect, or

  (xxiii)
  authorize, agree, resolve or consent to any of the foregoing.

        (c)   Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Business prior to the Closing Date. Prior to the Closing Date, Seller Group and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Business.

        Section 5.2    No Solicitation by Seller Group; Board Recommendation.

        (a)   Seller Parent shall not, and shall cause the other members of Seller Group and any of its and their respective Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate (including by way of furnishing nonpublic information), any Competing Proposal or any inquiry or proposal that would reasonably be expected to lead to a Competing Proposal, in each case, except for this Agreement and the Contemplated Transactions, (ii) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations with any Person (except for Buyer, Buyer's Affiliates and its and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or afford access to properties, books or records to any

Person in connection with or for the purpose of soliciting or knowingly encouraging or facilitating, or cooperate in any way with any such Person with respect to, any Competing Proposal or any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) that constitutes or would reasonably be expected to lead to a Competing Proposal, or (iii) grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement in respect of a proposed Competing Proposal, unless the Board concludes in good faith (after consultation with outside legal counsel) that a failure to take any action described in this clause (iii) would be inconsistent with the Board's fiduciary duties to Seller Parent's stockholders under applicable Law. Seller Parent shall, and shall cause the other members of Seller Group and any of its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (except for Buyer, Buyer's Affiliates and its and their respective Representatives) conducted heretofore with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Without limiting the generality of the foregoing, Seller Parent acknowledges and agrees that, in the event any Representative of Seller Group takes any action at Seller Parent's direction or with Seller Parent's knowing encouragement that if taken by Seller Parent would be a breach of this Section 5.2(a), the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.2(a) by Seller Parent. In furtherance of its obligations hereunder, to the extent that any of the members of Seller Group has knowledge that any Representative of Seller Group has taken an action that, if taken by Seller Parent, would violate the restrictions set forth in this Section 5.2(a), then such member of Seller Group shall promptly instruct such Representative to cease such action. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Stockholder Approval (but not after), in response to the receipt of a written Competing Proposal made after the date of this Agreement that does not result from a material breach of this Section 5.2(a) by Seller Group (or a Representative of Seller Group) that the Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes or would reasonably be expected to lead to a Superior Proposal, then Seller Group and its Representatives may (1) furnish information with respect to Seller Group to the Person making such Competing Proposal (and its Representatives) pursuant to a confidentiality agreement that contains customary provisions (including nondisclosure provisions, use restrictions and non-solicitation provisions) at least as favorable in the aggregate to Seller Group as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement and which does not contain any provision that would not allow Seller Group to comply with its obligations pursuant to this Agreement (provided that Seller Group furnishes any nonpublic information furnished to such Person to Buyer (to the extent such information has not been previously furnished by Seller Group to Buyer) as promptly as practicable after, and in any event within one Business Day after, it is provided or made available to such Person) and (2) participate in discussions regarding the terms of such Competing Proposal, including terms of a definitive agreement with respect thereto, and the negotiation of such terms with the Person making such Competing Proposal (and such Person's Representatives).

        (b)   Except as set forth in Section 5.2(c) and except for the public disclosure of a Recommendation Change Notice, neither the Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Buyer, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Buyer, the approval of this Agreement or the Board Recommendation, (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend, any Competing Proposal, (iii) fail to include the Board Recommendation in the Proxy Statement or (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (except for a recommendation against such offer or a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) (any action in the foregoing clauses (i)–(iv) being referred to as a "Adverse Recommendation Change"). Except as set forth in Section 5.2(c) and the execution of a confidentiality agreement consistent with Section 5.2(a), neither the Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow Seller Parent or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Superior Proposal (an "Alternative Acquisition Agreement").

        (c)   Notwithstanding anything to the contrary herein, at any time prior to obtaining the Stockholder Approval, the Board may make an Adverse Recommendation Change or cause the Seller to terminate this Agreement pursuant to Section 7.1(h) if (i) an Intervening Event has occurred or (ii) Seller Parent has received a Competing Proposal that does not result from a material breach of Section 5.2 by Seller Group (or a Representative of Seller Group) and, in each case, the Board determines in good faith (after consultation with outside legal counsel and a financial advisor) that (x) in the case of clause (ii), such Competing Proposal is a Superior Proposal and (y) the failure to effect a Adverse Recommendation Change or cause the Seller to terminate this Agreement pursuant to Section 7.1(h) as a result of the occurrence of such Intervening Event or in response to the receipt of such Superior Proposal, as the case may be, would be inconsistent with the Board's fiduciary duties under applicable Law; provided, however, that, prior to making such Adverse Recommendation Change or cause the Seller to terminate this Agreement pursuant to Section 7.1(h): (1) the Board provides prior written notice to Buyer (a "Recommendation Change Notice") that it intends to effect a Adverse Recommendation Change at least four Business Days prior to taking such action, which notice shall specify the basis for such Adverse Recommendation Change and, in the case of a Superior Proposal, include a summary of the material terms and conditions of such Superior Proposal, identifies the Person making such Superior Proposal and, if applicable, provide a copy of the proposed Alternative Acquisition Agreement (it being understood that such Recommendation Change Notice shall not in itself be deemed an Adverse Recommendation Change and that if Buyer has committed in writing to any changes to the terms of this Agreement and there has been any subsequent material revision or amendment to the terms of a Superior Proposal, a new notice to which the provisions of clauses (2) and (3) of this Section 5.2(c) shall apply mutatis mutandis except that, in the case of such a new notice, all references to four Business Days in this Section 5.2(c) shall be deemed to be three Business Days), (2) after giving such notice and prior to effecting such Adverse Recommendation Change or cause the Seller to terminate this Agreement pursuant to Section 7.1(h), Seller negotiates (and causes its Representatives to negotiate) in good faith with Buyer (to the extent Buyer wishes to negotiate), to make such adjustments or revisions to the terms and conditions of this Agreement such that the Competing Proposal would no longer constitute a Superior Proposal, and (3) at the end of the four Business Day period, prior to taking action to effect a Adverse Recommendation Change or cause the Seller to terminate this Agreement pursuant to Section 7.1(h), the Board takes into account any adjustments or revisions to the terms of this Agreement committed to by Buyer in writing, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) the Competing Proposal remains a Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary obligations under applicable Law.

        (d)   Seller shall promptly (and in any event no later than 24 hours) advise Buyer of any Competing Proposal, the material terms and conditions of any such Competing Proposal and the identity of the Person making any such Competing Proposal and, if applicable, provide Buyer with an executed copy of any confidentiality agreement entered into in connection with such Competing Proposal. Seller shall keep Buyer reasonably informed in all material respects on a reasonably current basis (and in any event no later than 24 hours) of the material terms and status (including any change to the terms thereof) of any Competing Proposal. Seller shall provide to Buyer as promptly as practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all material documentation comprising such Competing Proposal or other documentation that is material to understanding such Competing Proposal received by Seller or any member of Seller Group from the Person or group making a Competing Proposal (or such Person's Representatives) and of all material documentation provided by Seller Group to the Person or group making a Competing Proposal (or such Person's Representatives) that comprises any counterproposal or any other material substantive response by Seller (to the extent such counterproposal or substantive response is permitted under this Section 5.2) to the Person or group making such Competing Proposal. Seller Parent shall not, and shall cause Seller Group not to, enter into any confidentiality or other agreement with any Person subsequent to the date of this Agreement that prohibits Seller from providing such information to Buyer.

        (e)   Nothing contained in this Section 5.2 shall prohibit any member of Seller Group from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Seller Parent if, in the good-faith judgment of the Board (after consultation with outside legal counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event under clause (i) or (ii) shall the Board make an Adverse Recommendation Change except in accordance with Section 5.2(c). For the avoidance of doubt, a factually accurate public statement that describes a member of Seller Group's receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

        (f)    For purposes of this Agreement:

  (i)
  "Competing Proposal" means a proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller Parent, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of Seller Parent or otherwise) of (i) the Business or (ii) any other business or assets of Seller Group (including the Business) representing 20% or more of the consolidated revenues, net income or assets of Seller Group, taken as a whole, or (C) any combination of the foregoing;

  (ii)
  "Superior Proposal" means a written Competing Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Competing Proposal shall be "50.1%" rather than "20%"), which includes the Business, and which the Board determines in good faith, after consultation with outside legal counsel and a financial advisor, and taking into account the legal, financial, regulatory, timing and other aspects of such Competing Proposal, the identity of the Person making the proposal and any financing required for such proposal, the ability of the Person making such proposal to obtain such required financing and the level of certainty with respect to such required financing and to obtaining such regulatory approvals, and such other factors that are deemed relevant by the Board, is more favorable to Seller Parent's stockholders than the Contemplated Transactions (after taking into account any revisions to the terms of this Agreement that are committed to in writing by Buyer (including pursuant to Section 5.2(c))).

  (iii)
  "Intervening Event" means any fact, circumstance, effect, change, event or development that (A) is unknown to or by the Board as of the date hereof (or if known, the magnitude or material consequences of which were not known to the Board as of the date of this Agreement) and (B) becomes known to the Board prior to obtaining the Stockholder Approval.

        Section 5.3    Preparation of the Proxy Statement; Stockholders Meeting.

        (a)   As promptly as reasonably practicable following the date of this Agreement (and in any event, within 20 Business Days), unless the Board has made an Adverse Recommendation Change, Seller Parent shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the stockholders of Seller Parent relating to the Stockholders Meeting (together with any amendments or supplements thereto, the "Proxy Statement") in preliminary form. Buyer shall furnish all information concerning itself and its Affiliates to Seller Parent, and provide such other assistance, as may be reasonably requested by Seller Parent or its outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

        (b)   Seller Parent agrees that (i) assuming the truth, accuracy and completeness of the information supplied to Seller Parent by Buyer for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will not, at the date it is first mailed to Seller Parent's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) assuming the truth, accuracy and completeness of the information supplied to Seller by Buyer for inclusion or incorporation by reference in the Proxy Statement, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Buyer agrees that none of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Seller Parent's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (c)   Seller Parent shall promptly notify Buyer after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Buyer with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Unless, the Board has made an Adverse Recommendation Change, Seller Parent shall:

  (i)
  use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise Seller Parent as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement,

  (ii)
  file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the stockholders of Seller Parent as promptly as reasonably practicable after the SEC advises Seller Parent that the SEC has no further comments on the Proxy Statement, and

  (iii)
  include the Board Recommendation in the preliminary and definitive Proxy Statement.

        Notwithstanding anything to the contrary herein, unless the Board has made an Adverse Recommendation Change, prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement, or any amendments or supplements pursuant to Section 5.3(d) or Section 5.3(e), or mailing the Proxy Statement in definitive form to the stockholders of Seller Parent, Seller Parent shall (i) provide Buyer with a reasonable opportunity to review and comment on such document or response and (ii) consider in good faith any of Buyer's comments thereon.

        (d)   If, prior to the Stockholders Meeting, any event occurs with respect to Buyer or any Affiliate of Buyer, or any change occurs with respect to other information supplied by Buyer for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Buyer shall promptly notify Seller Parent of such event, and Buyer and Seller Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to Seller Parent's stockholders. Nothing in this Section 5.3(d) shall limit the obligations of any party under Section 5.3(a).

        (e)   If prior to the Stockholders Meeting, any event occurs with respect to Seller Group, or any change occurs with respect to other information supplied by Seller Group for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Seller Parent shall promptly notify Buyer of such event, and Seller Parent and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to Seller Parent's stockholders. Nothing in this Section 5.3(e) shall limit the obligations of any party under Section 5.3(a).

        (f)    Unless the Board has made an Adverse Recommendation Change, Seller Parent shall, as soon as practicable after mailing of the definitive Proxy Statement to the shareholders of Seller Parent, duly convene and hold the Stockholders Meeting and, subject to Section 5.3(c), solicit the Stockholder Approval.

        Section 5.4    Access to Information; Cooperation with Employees.

        (a)   Upon reasonable notice, during the Pre-Closing Period, Seller shall, and shall cause the Company and the other members of the Seller Group to, give Buyer, its authorized Representatives and the Debt Financing Sources reasonable access to its offices and its books and records, in each case, exclusively related to the Business, as Buyer may reasonably request for the sole purpose of preparing for the transfer of the Business to Buyer; provided, however, that such access or furnishing of information shall be conducted at Buyer's expense, during normal business hours, under the supervision of Seller's personnel, in compliance with Seller's safety rules and policies, including the Company's IT Security Policy, and in such a manner that does not interfere with the normal operations of the Business and Buyer, its Representatives and any Debt Financing Sources shall schedule all such access and visits in advance through a designated officer of Seller. Notwithstanding anything to the contrary set forth in this Agreement during the Pre-Closing Period, (i) Buyer, its Representatives and any Debt Financing Sources shall not have access to (A) personnel records of any member of Seller Group relating to individual performance or evaluation records, medical histories, (B) information which, in Seller's reasonable judgment, it or any of its Affiliates is under a contractual or legal obligation not to supply or (C) any other information which, in Seller's opinion, is sensitive or the disclosure of which could subject any member of Seller Group or the Business to any material risk of Liability, including pursuant to any Antitrust Laws; provided that in the case of sub-clauses (B) and (C), Seller shall promptly notify the Buyer thereof, to the extent permitted under applicable Law, and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such confidentiality obligations, attorney client privilege or applicable Law or otherwise in a manner that addresses such risks, (ii) no member of Seller Group shall be required to take any action which would constitute a waiver of the attorney client or other privilege or would compromise such Person's confidential information not related to the Business, (iii) Buyer shall not, and shall cause its Representatives not to, contact any vendor, supplier or customer of the Business regarding the business, operations, or prospects of such Business or this Agreement or the Contemplated Transactions without the prior written consent of Seller Parent, and (iv) in no event shall Buyer be permitted to conduct any sampling or testing of environmental media (including any soil, sediment, groundwater, or surface water) or building material without the prior written consent of Seller Parent.

        (b)   All information provided to or obtained by Buyer pursuant to Section 5.4(a) will be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, Buyer and its Representatives may disclose any information relating to the Business, the Company, any of its Subsidiaries, VES or the transactions contemplated by this Agreement to any Debt Financing Sources or rating agencies (in each case, without any obligation on the part of the Debt Financing Sources or rating agencies to comply with the terms of the Confidentiality Agreement) so long as, in the case of any Debt Financing Source, such Debt Financing Source is subject to confidentiality undertakings set forth in the Debt Commitment Letter or that are at least as restrictive as those applicable to the Debt Financing Sources under the Debt Commitment Letter or, in the case of any rating agency, such rating agency is subject to customary confidentiality undertakings with respect to dissemination of such information to such rating agency.

        (c)   For a period of seven years following the Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller or its Representatives at Seller's sole expense, reasonable access during normal business hours, to such information, books, records, documents, instruments, accounts and other files relating to the Business, and to Buyer's employees and to make the same available for inspection and copying by Seller (at its expense) during normal business hours of Buyer or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. Any investigation pursuant to this Section 5.4(c) shall be conducted in such manner so as not to interfere with the conduct of the business of Buyer. This Section 5.4(c) shall not apply with respect to Tax matters, which are the subject of Section 8.6.

        Section 5.5    Efforts.

        Subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI.

        Section 5.6    [Reserved].

        Section 5.7    Guaranties.

        (a)   Members of Seller Group have provided or secured certain guaranties, letters of credit, performance bonds, surety bonds, indemnities and similar obligations with respect to the Business, as set forth on Schedule 5.7 (each, an "Existing Guaranty"). On or as soon as reasonably practicable after the date hereof but prior to the Closing Date, Buyer shall cooperate with Seller to use commercially reasonable efforts to cause the release of Seller Group, its Affiliates, and any third party issuer of any Existing Guaranty, from each Existing Guaranty, as applicable, and the substitution of a similar obligation of Buyer, an Affiliate of Buyer or a third party as the guarantor, indemnitor or responsible party (each, a "Substitute Guaranty") under each Existing Guaranty, which Substitute Guaranties will be effective as of the Closing Date; provided, however, that if any Existing Guaranty is not released prior to the Closing Date, Buyer shall use commercially reasonable efforts to cause the Existing Guaranty to be replaced by a Substitute Guaranty, or shall use commercially reasonable efforts to cause the Existing Guaranty to be released, cancelled or discharged, or otherwise use commercially reasonable efforts to cause any Liability of any member of Seller Group and any third party issuer under any Existing Guaranty to be released as promptly as practicable after the Closing Date, and in no event later than 30 days after the Closing Date. In the case of Existing Guaranties in the form of letters of credit, a Substitute Guaranty shall include the posting of cash collateral supporting such existing letter of credit until Buyer replaces such letter of credit.

        (b)   Without limiting the foregoing, if any Existing Guaranty remains outstanding and not fully released as of the Closing Date, Buyer shall perform, pay and discharge all obligations under such Existing Guaranty within two Business Days after receipt of notice of any such obligation until such time as it is released (other than any payment which was due and fully payable in all respects under an Existing Guaranty prior to the Closing Date) and Buyer shall indemnify and hold harmless Seller Group, its Affiliates and any third party issuer of any Existing Guaranty with respect to all Damages arising out of or relating to any such Existing Guaranty, including any failure of Buyer to perform, pay and discharge all obligations under such Existing Guaranty, with respect to claims arising from the conduct of the Business after Closing. No member of Seller Group shall be under any obligation to extend or renew any Existing Guaranty that expires by its terms, nor to agree with any beneficiary of an Existing Guaranty to any amendment, waiver, or assignment thereof, in each case, other than in connection with the substitution thereof with a Substitute Guaranty after the Closing.

        (c)   From and after the Closing, Buyer shall, and shall cause its Subsidiaries to, indemnify, defend and hold harmless, the Seller Group against any Damages incurred following the Closing in connection with any Existing Guaranty, to the extent not replaced by a Substitute Guaranty prior to the incurrence of any Damages.

        Section 5.8    Consents.

        (a)   During the Pre-Closing Period, each of Buyer and Seller shall use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Material Contract, to the extent such Material Contract will be assigned to the Company pursuant to the Restructuring or will remain a Contract of the Company or any of its Subsidiaries after giving effect to the Restructuring; provided, however, that neither Buyer nor any member of Seller Group shall have any obligation to (i) amend or modify any Contract, (ii) pay any consideration or give anything of value to any Person for the purpose of obtaining any such Consent or (iii) pay any costs and expenses of any third-party resulting from the process of obtaining such Consent. If such Consent is not obtained prior to the Closing, then, until the earlier of such time such Consent is obtained or 12 months after the Closing Date, Seller shall, and shall cause any other applicable member of the Seller Group to, cooperate with Buyer in any arrangement reasonably acceptable to Buyer and Seller intended to (i) provide Buyer, to the fullest extent reasonably practicable, the economic and other claims, rights and benefits of any such Material Contract and (ii) cause Buyer to bear all costs and Liabilities thereunder from and after the Closing Date in accordance with this Agreement.

        (b)   Buyer acknowledges that certain Consents and waivers with respect to the Contemplated Transactions may be required from parties to the Material Contracts and that such Consents and waivers may not be obtained prior to Closing and that receipt of any such Consent shall in no event be a condition to the consummation of the Contemplated Transactions. Except to the extent expressly provided in the Transaction Agreements, Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such Consents or the termination of any such Contract as a result of the Contemplated Transactions.

        Section 5.9    Governmental Approvals.

        (a)   Subject to the other terms and conditions of this Section 5.9, during the Pre-Closing Period, each of Buyer and Seller shall use their respective reasonable best efforts to (i) obtain, or cause to be obtained, the Consents of the Governmental Authorities set forth on Schedule 5.9(a), including to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after filing, (ii) respond promptly to any requests for information, including any second request, made by any Governmental Authority, including the FTC or the DOJ, (iii) cooperate fully with the other party in promptly seeking to obtain all such Consents, and (iv) not take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any such Consents. Buyer and Seller shall, as promptly as practicable and, in no event, later than ten Business Days after the date hereof, prepare and file (A) required Notification and Report Forms under the HSR Act with the FTC and the DOJ (which filing shall specifically request early termination of the waiting period prescribed by the HSR Act) and (B) notifications, filings, registrations, submissions or other materials required or necessary to obtain the other Consents of Governmental Authorities set forth on Schedule 5.9(a). All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Law, including Antitrust Laws. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.9(a) shall be borne 50% by Buyer and 50% by Seller.

        (b)   Seller and Buyer shall cooperate to draft and file with FERC no later than 15 Business Days after the date of this Agreement an application seeking FERC Approval and a petition for any necessary FERC Waiver. The parties shall use all commercially reasonable efforts, diligently take all necessary and proper actions and provide any additional information requested by FERC and other regulatory agencies in connection with any required approvals and waivers and shall file such additional information that may be required by FERC in connection with the application for authorization under FPA Section 203 and petition for any necessary waiver of FERC's Capacity Release Regulations. All filing fees, if any, payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.9(b) shall be borne 50% by Buyer and 50% by Seller.

        (c)   To the extent not prohibited by applicable Law, each of Buyer and Seller shall (i) promptly notify and furnish the other party copies of any correspondence or communication (including, in the case of any oral correspondence or communication, a summary thereof) between it or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, or any filing such party submits to any Governmental Authority, (ii) consult with and permit the other party to review in advance any proposed filing and any written or oral communication or correspondence by such party to any Governmental Authority, and (iii) consider in good faith the views of such other party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, in each case, to the extent relating to the subject matter of this Section 5.9 or the Contemplated Transactions. Neither Buyer nor Seller shall agree to, or permit any of its Representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.9 or any Contemplated Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

        (d)   Notwithstanding anything in this Agreement to the contrary including Buyer's undertaking pursuant to Section 5.5, Buyer shall not be required to take or cause to be taken, any of the following actions to the extent such action or actions would reasonably be expected, individually or in the aggregate, to be adverse to Buyer, the Company or their Subsidiaries in a magnitude that would be material to the Business, taken as a whole:

  (i)
  entering into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Authority in connection with the Contemplated Transactions,

  (ii)
  proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, or disposition of any or all assets, categories of assets or businesses of Buyer, Seller, the Company or any of their respective Subsidiaries or Affiliates,

  (iii)
  creating or terminating relationships, ventures, contractual rights or obligations, of Buyer, Seller, the Company or any of their respective Subsidiaries or Affiliates,

  (iv)
  defending through litigation any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing, and

  (v)
  effectuating any other change or restructuring of Buyer, the Business, or the transactions contemplated by this Agreement.

        (e)   In addition, notwithstanding anything in this Agreement to the contrary including Buyer's undertaking pursuant to Section 5.5, Buyer shall not be required to take or cause to be taken, any action related to defending through litigation any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing.

        (f)    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, Buyer and its Affiliates shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into, that would materially impair or materially delay Buyer's ability to consummate the Contemplated Transactions or perform its obligations hereunder. Without limiting the generality of the foregoing, none of Buyer, the Subsidiaries of Buyer or their respective Affiliates shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, unless that acquisition or agreement would not reasonably be expected to (i) increase the risk of not obtaining any authorizations, Consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act, or (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or increase the risk of not being able to remove any such order on appeal or otherwise.

        Section 5.10    Restructuring.

        Seller shall cause the Seller Group to, as promptly as practicable, carry out, prior to the Closing Date, the Restructuring in accordance with the Restructuring Agreement. Seller shall cause the Seller Group to take all actions reasonably necessary, proper or advisable to consummate the transactions contemplated by the Restructuring at or prior to the times set forth therein. Seller shall keep Buyer reasonably apprised with respect to the status of all material matters and activity relating to or concerning the status of the Restructuring and the transactions contemplated thereby and shall consult with Buyer on a regular basis, allow Buyer the opportunity to review and approve Business Transfer Documents (as defined in the Restructuring Agreement), such approval not to be unreasonably withheld, conditioned or delayed, and cooperate in good faith in connection with Buyer's reasonable requests for information related to the Restructuring.

        Section 5.11    Financing.

        (a)   Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letters and any related Fee Letter (including any "market flex" provisions contained in any related Fee Letter). Buyer will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing or (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms of the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date, (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtain the Equity Financing, less likely to occur or (C) materially adversely impact the ability of Buyer or Seller, as applicable, to enforce their rights and remedies against the other parties to the Equity Commitment Letter. Buyer shall promptly deliver to Seller true and complete copies of any amendment, modification or waiver to or under the Equity Commitment Letter entered into in accordance with this Section 5.11. Prior to Closing, Buyer shall not permit any amendment, modification or supplement to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or any related Fee Letter (other than (x) a waiver of any closing conditions to the funding of the Debt Financing by the Debt Financing Sources or their agents or (y) to add additional financing sources, arrangers, bookrunners, syndication agents, documentation agents or other agents, managers, co-managers or similar entities that have not executed the Debt Commitment Letter as of the date hereof) if such amendment, modification, supplement or waiver (i) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount, except as set forth in the "market flex" provisions of the Fee Letters) to an amount that, when taken together with the aggregate amount of the Equity Financing then in effect, Buyer's cash on hand and amounts available to be drawn under Buyer's revolving credit facility, would be insufficient for Buyer to (A) pay an amount in cash equal to the Purchase Price pursuant to Section 2.3 and (B) pay any and all fees and expenses required to be paid by Buyer in connection with the Contemplated Transactions and the Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing or other terms of the Debt Financing in a manner that would reasonably be expected to (A) prevent or delay the Closing, (B) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur or (C) materially adversely impact Buyer's ability to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements related to the Debt Financing (such other terms that satisfy the foregoing requirements are referred to as "Permitted Other Terms"); provided that Buyer shall have the right to substitute other debt financing (or additional equity financing on the same terms as the Equity Financing (as it may be amended, modified, supplemented or waived in accordance with the terms of this Agreement) so long as Buyer delivers commitment letters to Seller with respect to such additional equity financing) for all or any portion of the Debt Financing contemplated by the Debt Commitment Letter from the same and/or alternative financing sources; provided further that such substitution shall not (1) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount (except as set forth in any applicable "market flex" provisions)) to an amount that, when taken together with the aggregate amount of the Equity Financing then in effect, Buyer's cash on hand and amounts available to be drawn under Buyer's revolving credit facility, would be insufficient for Buyer to (A) pay an amount in cash equal to the Purchase Price pursuant to Section 2.3 and (B) pay any and all fees and expenses required to be paid by Buyer in connection with the Contemplated Transactions and the Financing or (2) impose new or additional conditions or contingencies in a manner that would reasonably be expected to (A) delay or prevent the Closing or (B) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur. Any reference in this Agreement to (x) "Financing", "Equity Financing" and "Debt Financing" shall include the financing contemplated by the Financing Letters as amended, modified, supplemented, waived, replaced or substituted in compliance with this Section 5.11 and (y) "Financing Letters", "Equity Commitment Letter", "Fee Letter" and "Debt Commitment Letter" shall include such documents as amended, modified, supplemented, waived, replaced or substituted in compliance with this Section 5.11.

        (b)   Buyer shall use its reasonable best efforts (i) except as otherwise expressly permitted by this Section 5.11, to maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof, (ii) to negotiate and, no later than the Closing Date, enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions set forth in the Debt Commitment Letter and any related Fee Letter (including the "market flex" provisions contained in any related Fee Letter) or, if available, on other terms that are acceptable to Buyer and that are Permitted Other Terms, (iii) to satisfy on a timely basis all conditions to the funding of the Debt Financing set forth in such definitive agreements that are applicable to Buyer and within its control in accordance with the terms and conditions thereof, (iv) to consummate the Debt Financing at or prior to the Closing if the conditions to the availability of the Debt Financing set forth in the Debt Commitment Letter and the definitive agreements with respect thereto have been satisfied, (v) to comply with its obligations under the Financing Letters and any related Fee Letter that are within its control in accordance with the terms and conditions thereof, and (vi) upon satisfaction of all conditions herein to Buyer's obligations to effect the Closing and satisfaction of all conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter and the definitive agreements with respect thereto, to enforce its rights under the Financing Letters (other than through litigation), subject to the terms and conditions of the Financing Letters and the definitive agreements with respect thereto, in the event of a breach or repudiation by any other party thereto that could reasonably be expected to materially impede or delay the Closing (after giving effect to the availability of any Alternate Financing, Buyer's cash on hand and amounts available to be drawn under Buyer's revolving credit facility). Buyer shall keep Seller reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Buyer shall give Seller prompt written notice (and in any event within three Business Days after it becomes aware thereof) (A) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to any Financing Letters, Fee Letter or any other definitive document related to the Financing of which Buyer becomes aware, in each case, that could impact the funding or closing of the Financing, (B) of the receipt by Buyer of any written notice or other communication from any Financing source with respect to (1) any material breach or default, termination or repudiation by any party to any Financing Letters, any Fee Letter or any other definitive document related to the Financing of any provisions of the Financing Letters, Fee Letter or any other definitive document related to the Financing or (2) any material dispute or disagreement between or among any parties to any Financing Letters, any Fee Letter or any other definitive document related to the Financing, in each case, that could impact the funding or closing of the Financing, and (C) if for any reason Buyer believes in good faith that there is a reasonable possibility that it will not be able to obtain on a timely basis all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or the definitive documents related to the Financing in any manner which impairs, delays or prevents the consummation of the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within three Business Days of the date Seller delivers Buyer a written request, Buyer shall provide any information reasonably requested by Seller of which Buyer is aware relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

        (c)   If the Debt Commitment Letter shall be terminated or if any portion of the Debt Financing necessary to consummate the transactions contemplated by this Agreement becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (other than as a result of obtaining substitute debt or equity financing in accordance with Section 5.11(a)), Buyer shall promptly notify Seller and use its reasonable best efforts to arrange as promptly as practicable following the occurrence of such event to obtain alternative financing from the same or alternative sources on terms and conditions no materially less favorable to Buyer and Seller than those set forth in the Debt Commitment Letter and the related Fee Letters, in an amount at least equal to the Debt Financing or such unavailable portion thereof, as the case may be, less other sources of cash available to Buyer, on terms and conditions that would not be reasonably be expected to (i) delay or prevent the Closing or (ii) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur (the "Alternate Financing"), and to obtain a new financing commitment letter with respect to such Alternate Financing (the "New Commitment Letter"), which shall replace or supplement the existing Debt Commitment Letter, a true and complete copy of which (together with any related fee or other letter, which may be redacted as to fee amounts, "market flex" provisions and other customary commercial terms) shall be promptly provided to Seller. In the event any New Commitment Letter is obtained, (A) any reference in this Agreement to the "Debt Financing" shall be deemed to mean the debt financing contemplated by the Debt Commitment Letter as modified or supplemented pursuant to clause (B) below, (B) any reference in this Agreement to the "Debt Commitment Letter" shall be deemed to include the Debt Commitment Letter that is not superseded by a New Commitment Letter at the time in question and any New Commitment Letter to the extent then in effect, and (C) any reference in this Agreement to "Fee Letter" shall be deemed to include any fee or other letter relating to the Debt Commitment Letter that is not superseded by a New Commitment Letter at the time in question and any fee or other letter relating to any New Commitment Letter to the extent then in effect.

        (d)   Buyer agrees not to incur "Indebtedness" in reliance on the "Incremental Cap" (as each such term is defined in the Existing Credit Agreement (as such term is defined in the Debt Commitment Letter)) on or after the date hereof and on or prior to the Closing Date (other than, for the avoidance of doubt, the incurrence of the Debt Financing on the Closing Date) in a manner that would reasonably be expected to (i) prevent or materially delay the Closing or (ii) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur.

        (e)   For purposes of this Section 5.11, the term Debt Financing shall exclude the incremental revolving facility contemplated by the Debt Commitment Letter.

        Section 5.12    Financing Cooperation.

        (a)   Prior to the Closing, Seller Parent, Seller and the Company shall, and each of Seller Parent, Seller and the Company shall cause the Subsidiaries of Seller Parent, the Company and VES to and shall use its reasonable best efforts to cause its Representatives (including members of senior management of the Business and legal and accounting advisors) to, provide such reasonable cooperation as is customary and reasonably requested by Buyer in connection with the arrangement and obtaining of the Debt Financing, including: (i) upon reasonable advance notice, participating in a reasonable number of lender meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) furnishing Buyer and its Debt Financing Sources with the financial and other information regarding the Business, the Company, its Subsidiaries and VES that is required to be delivered pursuant to the Debt Commitment Letter, including the Required Information, (iii) assisting Buyer and its financing sources in the preparation of (A) customary confidential information memoranda and lender and investor presentations (including assistance with the preparation of "public" versions thereof) and similar documents customary in connection with the arrangement of the Debt Financing, in each case, with respect to information relating to the Business, the Company, its Subsidiaries and VES, and providing to the financing sources customary authorization and representation letters with respect to such memoranda, presentations and documents used in connection with the Debt Financing, limited in all respects to information relating to the Business, the Company, its Subsidiaries and VES, and (B) materials for rating agency presentations, and otherwise assisting Buyer in procuring a public corporate credit rating and a public corporate family rating in respect of the borrower under the Debt Financing and public ratings for any of the Debt Financing offered in connection therewith, (iv) facilitating customary due diligence, (v) using commercially reasonable efforts to obtain such consents, surveys and title insurance as reasonably requested by Buyer or its Debt Financing Sources in connection with the Debt Financing, (vi) cooperating with Buyer's legal counsel in delivering legal opinions in connection with the Debt Financing, (vii) assisting in the preparation of the definitive agreements with respect to the Debt Financing, including credit agreements, intercreditor agreements, pledge and security documents and certificates and other documents relating thereto or required to be delivered thereunder, as reasonably requested by Buyer, and otherwise facilitating the granting or perfection of security interests to secure the Debt Financing, including delivery of certificates representing equity interests constituting collateral, intellectual property filings with respect to intellectual property constituting collateral and mortgages with respect to Owned Real Property constituting collateral and obtaining releases of existing Liens and guarantees, in each case, subject to Section 5.12(b), and (viii) furnishing Buyer and its financing sources promptly, and in any event at least three Business Days prior to the Closing Date, with all documentation and other information required by any Governmental Authority with respect to any Debt Financing under applicable "know your customer" and anti-money laundering rules and regulations, including the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act and the requirements of 31 C.F.R. §1010.230, in each case, to the extent that such documentation and information has been reasonably requested at least ten days prior to the Closing Date. Seller Parent hereby consents to the use of its and its Subsidiaries' logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller Parent or any of its Affiliates or the reputation or goodwill of Seller Parent or any of its Affiliates. All non-public or otherwise confidential information regarding Seller Parent or its Affiliates obtained by Buyer or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement (as modified by Section 5.4(b)), including any joinder or other agreement entered into in connection therewith, and Section 5.4.

        (b)   Notwithstanding anything herein to the contrary, (i) none of the Company, its Affiliates or any persons who are directors or managers of Seller Group or its Affiliates shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, other than resolutions or consents of directors or managers or members of the Company, its Subsidiaries and VES in their capacity as directors, managers or members of the Company, its Subsidiaries or VES immediately following the Closing and that do not become effective prior to the Closing, (ii) none of the Company, its Affiliates or any of their respective Representatives shall be required, other than customary authorization and representation letters as described in Section 5.12(a)(iii), to execute, deliver or enter into, or perform any definitive agreement, document or instrument with respect to the Debt Financing the effectiveness of which is not contingent on the occurrence of the Closing (for the avoidance of doubt, it being acknowledged by Buyer that the Seller Group is providing any authorization and representation letters to the financing sources in connection with the Debt Financing as an accommodation to assist Buyer, that Buyer is not relying, and will not rely, on any such authorization and representations letters executed or delivered by any member of the Seller Group, that the execution or delivery of any such authorization and representation letters by a member of the Seller Group shall not modify or expand the rights of or remedies available to Buyer hereunder, and that the execution or delivery of any such authorization and representation letters shall not modify or expand the representations and warranties of Seller set forth herein), (iii) other than in respect of customary authorization and representation letters as described in Section 5.12(a)(iii), no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing, and (iv) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense in connection with the Debt Financing prior to the Closing that is not reimbursed by Buyer, (B) take any actions to the extent such actions would interfere unreasonably with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company's or its Affiliates' organizational documents or any Laws, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which any of them are a party or by which any of their assets are bound or (D) take any actions that would cause any representation or warranty in this Agreement to be breached or that would cause any closing condition set forth in Article VI to fail to be satisfied or that would otherwise cause a breach of this Agreement. Buyer shall, promptly upon written request by Seller or the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with the cooperation provided for in Section 5.12(a) and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than written information provided by the Company, its Affiliates or their respective Representatives) and such obligations shall survive the termination of this Agreement.

        Section 5.13    Title Insurance and Surveys.

        Seller shall, and shall cause the Company and any applicable Subsidiary of the Company to, reasonably cooperate with Buyer, at the request and sole cost and expense of Buyer, in the event Buyer elects, or is required by a lender, to obtain (i) new owner's (or lender's) title insurance policies (or bring-downs of or endorsements to any of the existing title insurance policies, if available) from a nationally recognized title company selected by Buyer, dated as of a date reasonably proximate to the Closing Date, in amounts determined by Buyer or any lender, insuring the Company's or the applicable Subsidiary's (or lender's) interest in and to any of the Owned Real Property, free and clear of any Liens other than Permitted Liens, and (ii) ALTA surveys of any Owned Real Property (or updates to existing ALTA surveys, if available) from one or more licensed surveyors selected by Buyer, sufficient to allow the title company to remove the "survey exception" from each of the title policies referenced in clause (i) above, dated as of a date reasonably proximate to the Closing Date and certified to the Company or the applicable Subsidiary, any lender, and the title company. Each of Seller Parent and Seller agrees that any such cooperation will include commercially reasonable efforts on the part of Seller Parent and Seller to cause the removal or discharge of any Liens other than Permitted Liens, delivery by the Company or the applicable Subsidiary of any reasonable and customary affidavits required by the title company, and the granting of access to the applicable Owned Real Property by the above-referenced surveyor(s). Buyer shall be solely responsible for the cost and expense of the title policies, the surveys and any related item under this Section 5.13.

        Section 5.14    Affiliate Transactions.

        Seller Group shall cause all Contracts, arrangements, commitments listed on Schedule 3.23 or any Contracts entered into after the date hereof that would be listed on Schedule 3.23 if entered into as of the date hereof, other than the Contracts set forth on Schedule 5.14, the Transition Services Agreement, the Pulp Supply Agreement, or any other Transaction Agreement, to be settled and terminated (unless otherwise agreed that such Contract shall expressly survive in accordance with this Agreement) prior to the Closing without any further or continuing Liability on the part of the Company, Buyer or any of their respective Affiliates.

ARTICLE VI
CONDITIONS PRECEDENT TO THE CLOSING

        Section 6.1    Conditions to Each Party's Obligations.

        The respective obligations of Seller and Buyer to consummate the Contemplated Transactions are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions

(any one or more of which may only be waived in whole or in part by both Buyer and Seller Parent (on behalf of Seller) at such party's sole discretion):

        (a)   Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

        (b)   A Final Order constituting the FERC Approval shall have been issued.

        (c)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order that is in effect (whether temporary, preliminary or permanent) and would (i) make the Closing illegal or (ii) otherwise prohibit or enjoin consummation of the Contemplated Transactions.

        (d)   The Stockholder Approval shall have been obtained.

        (e)   The Restructuring shall have been completed in all material respects in accordance with the terms set forth in the Restructuring Agreement.

        Section 6.2    Conditions to the Obligations of Buyer.

        The obligation of Buyer to consummate the Contemplated Transactions are subject to the fulfillment or satisfaction on and as of the Closing of each of the following conditions (any one or more of which may only be waived in whole or in part by Buyer at its sole discretion).

        (a)   Accuracy of Representations and Warranties.    (i) The representations and warranties of Seller Parent or Seller contained in Article III (other than the Seller Fundamental Representations) shall be true and correct (without giving regard to any materiality or "Material Adverse Effect" qualifications set forth therein) at and as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be so true and correct as of such specific date), except to the extent that the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and (ii)(A) the Seller Fundamental Representations (other than the Seller Fundamental Representations set forth in Section 3.6) shall be true and correct (without giving regard to any materiality or "Material Adverse Effect" qualifications set forth therein) in all material respects, at and as of the Closing Date as though made on the Closing Date (except to the extent such Seller Fundamental Representation relates to an earlier date, in which case such Seller Fundamental Representation shall be so true and correct in all material respects, on and as of such date), and (B) the Seller Fundamental Representations set forth in Section 3.6 shall be true and correct at and as of the Closing Date as though made on the Closing Date (except to the extent such Seller Fundamental Representation relates to an earlier date, in which case such Seller Fundamental Representation shall be so true and correct, on and as of such date).

        (b)   Covenants.    Seller Parent and Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with pursuant to this Agreement as of or before the Closing Date.

        (c)   Closing Deliverables.    Seller shall have delivered to Buyer the items set forth in Section 2.4(a).

        (d)   No Material Adverse Effect.    Between the date of this Agreement and the Closing Date, there shall have been no circumstance, condition, event, development or change that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        Section 6.3    Conditions to the Obligations of Seller.

        The obligation of Seller to consummate the Contemplated Transactions is subject to the fulfillment or satisfaction on and as of the Closing Date of each of the following conditions (any one or more of which may only be waived in whole or in part by Seller at its sole discretion).

        (a)   Accuracy of Representations and Warranties.    (i) The representations and warranties of Buyer contained in Article IV (other than the Buyer Fundamental Representations) shall be true and correct (without giving regard to any materiality or "Material Adverse Effect" qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall continue as of the Closing Date to be so true and correct as of such specific date), except to the extent that the failure to be so true and correct would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions or fulfill its obligations hereunder, and (ii) the Buyer Fundamental Representations shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date (except to the extent such Buyer Fundamental Representation relates to an earlier date, in which case such Buyer Fundamental Representation shall be so true and correct in all material respects, on and as of such date).

        (b)   Covenants.    Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with pursuant to this Agreement as of or before the Closing Date.

        (c)   Closing Deliverables.    Buyer shall have delivered to Seller the items set forth in Section 2.4(b).

        Section 6.4    Frustration of Closing Conditions.

        Neither Seller nor Buyer may rely, either as a basis for not consummating the Contemplated Transactions or terminating this Agreement and abandoning such purchase and sale, on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's breach in any material respect of any provision of this Agreement.

ARTICLE VII
TERMINATION OF AGREEMENT

        Section 7.1    Termination.

        At any time prior to the Closing, this Agreement may be terminated and the Contemplated Transactions abandoned as follows (and the party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give written notice of such termination to the other party setting forth a brief description of the basis on which it is terminating this Agreement):

        (a)   by the mutual written consent of both Buyer and Seller,

        (b)   subject to Section 10.11, by either Buyer or Seller, if the Closing shall not have occurred on or before May 11, 2020 or such other date that the parties may agree upon in writing (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any such party, if a breach of this Agreement by such party (or, in the case of Seller, Seller Parent) has resulted in the failure of the Closing to occur before the Outside Date,

        (c)   by either Buyer or Seller, if (i) there shall be any Law enacted, promulgated or issued by any Governmental Authority that makes consummation of the Closing illegal or otherwise prohibited (ii) any Governmental Authority shall have issued a Governmental Order permanently enjoining the Contemplated Transactions, and such Governmental Order shall have become final and non-appealable,

        (d)   by either Buyer or Seller if the Stockholder Approval is not obtained at the Stockholders Meeting duly convened (unless such Stockholders Meeting has been adjourned, in which case at the final adjournment thereof),

        (e)   by Buyer, if (i) there shall have been a material breach by Seller Parent or Seller of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied, (ii) Buyer is not then in breach of any material provision of this Agreement, and (iii) such breach by Seller Parent or Seller shall not have been cured on or prior to the 45th Business Day after receipt by Seller of written notice of such breach from Buyer,

        (f)    by Buyer, prior to receipt of Stockholder Approval, if the Board has made an Adverse Recommendation Change,

        (g)   by Seller, if (i) there shall have been a material breach by Buyer of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) Seller or Seller Parent is not then in breach of any material provision of this Agreement, and (iii) such breach by Buyer shall not have been cured on or prior to the 45th Business Day after receipt by Buyer of written notice of such breach from Seller,

        (h)   by Seller, prior to receipt of Stockholder Approval, in order to enter into Alternative Acquisition Agreement with respect to a Superior Proposal; provided that (i) Seller Parent has complied in all material respects with its obligations under Section 5.2 and (ii) Seller Parent prior to or concurrently with such termination pays to Buyer the Seller Termination Fee in accordance with Section 7.3(b) and the termination pursuant to this Section 7.1(h) shall not be effective and Seller shall not enter into any such Alternative Acquisition Agreement until Buyer is in receipt of the Seller Termination Fee, and

        (i)    by Seller, if (i) all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (or are capable of being satisfied and would have been satisfied at the Closing were the Closing to occur on the date of such termination) and the Closing is required to occur in accordance with Section 2.2, (ii) Seller has confirmed in writing to Buyer that it intends to terminate this Agreement pursuant to this Section 7.1(i) and irrevocably confirming it is ready, willing and able to consummate the Contemplated Transactions and is prepared to satisfy the conditions set forth in Section 6.3 that cannot be satisfied until the Closing on such date, and (iii) Buyer has failed to consummate the Closing within five Business Days after Seller has delivered the written confirmation referenced in clause (ii) above to Buyer.

        Section 7.2    Effect of Termination.

        In the event of the termination of this Agreement in accordance with this Article VII:

        (a)   this Agreement shall forthwith become null and void (except for this Section 7.2, the final sentence of Section 5.9(a), the penultimate and the final sentence of Section 5.12(a), the final sentence of Section 5.12(b), Section 7.3, Section 8.4, Section 8.5 and Article X, each of which shall survive such termination and remain valid and binding obligations of the parties in accordance with their terms), and

        (b)   other than as set forth in Section 7.3, there shall be no Liability of any kind on the part of Buyer or Seller or any of Buyer's or Seller's former, current or future Affiliates, Representatives, officers, directors, direct or indirect general or limited partners, equityholders, stockholders, controlling Persons, managers or members; provided, however, that termination pursuant to this Article VII shall not relieve any of the parties from such Liability (i) pursuant to the Sections specified in Section 7.2(a) that survive termination or (ii) for any willful breach of this Agreement prior to such termination or for Fraud.

        Section 7.3    Termination Fees.

        (a)   In the event this Agreement is terminated pursuant to Section 7.1(i), then Buyer shall pay to Seller (or its designated Affiliates) a termination fee of $15,000,000 in cash (the "Buyer Termination Fee") as liquidated damages in connection with any such termination, to be paid within seven Business Days of the date on which this Agreement is terminated. Such Buyer Termination Fee shall be paid by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to Buyer by Seller.

        (b)   In the event this Agreement is terminated pursuant to (i) Section 7.1(f) or (ii) Section 7.1(h), then Seller Parent shall pay to Buyer (or its designated Affiliates) a termination fee of $15,000,000 in cash (the "Seller Termination Fee") as liquidated damages in connection with any such termination, to be paid within two Business Days of the date on which this Agreement is terminated. Such Seller Termination Fee shall be paid by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to Seller Parent by Buyer.

        (c)   (i) (x) In the event this Agreement is terminated pursuant to Section 7.1(b) (but only if Seller Termination Fee is not also payable under Section 7.3(b)), (y) Buyer terminates this Agreement pursuant to Section 7.1(e), or (z) either party terminates this Agreement pursuant to Section 7.1(d), (ii) a Competing Proposal shall have been publicly disclosed or privately made to the Board after the date hereof, and, in the case of any privately made proposals to the Board, not withdrawn, (x) in the case of a termination pursuant to Section 7.1(b) or Section 7.1(e), prior to the date of such termination, or (y) in the case of a termination pursuant to Section 7.1(d), prior to the date of the Stockholders Meeting, and (iii) within 12 months after the termination of this Agreement, Seller shall have entered into an Alternative Acquisition Agreement or consummated a Competing Proposal, then Seller Parent shall pay Seller Termination Fee to Buyer (to an account designated in writing by Buyer) within two Business Days after the date Seller consummates such transaction (provided that for purposes of this Section 7.3(c)(iii), the applicable percentage in the definition of Competing Proposal shall be "50.1%" rather than "20%").

        (d)   In the event this Agreement is terminated by either Seller or Buyer pursuant to Section 7.1(b) without the Stockholder Approval having been obtained or Section 7.1(d), then Seller Parent shall pay to Buyer (by wire transfer of immediately available funds promptly following delivery by Buyer to Seller of a written statement setting forth the amount of Buyer Expenses and reasonable documentation thereof), all reasonable out-of-pocket costs, fees and expenses incurred by Buyer in connection with this Agreement and the Contemplated Transactions (the "Buyer Expenses"); provided that Seller Parent shall not be obligated to pay Buyer Expenses in excess of $3,500,000; provided further that any payment of Buyer Expenses shall not affect Buyer's right to receive any Seller Termination Fee otherwise due under Section 7.3 that becomes due and payable and all Buyer Expenses so paid shall reduce the amount of the Seller Termination Fee.

        (e)   The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either party fails to promptly pay any amount due pursuant to Section 7.3(a), (b), (c) or (d), as applicable, the party failing to pay the applicable termination fee shall also pay any costs, fees and expenses incurred by such other party (including reasonable legal fees and expenses) in connection with a legal action to enforce this Agreement that results in a judgment for such amount against such party. Either party may pursue both a grant of specific performance in accordance with (and subject to the limitations set forth in) Section 10.11 and the payment of Seller Termination Fee or Buyer Termination Fee, as applicable, and the fees and expenses pursuant to this Section 7.3(e); provided that under no circumstances shall either party be permitted or entitled to receive both a grant of specific performance resulting in the Closing and of payment of Seller Termination Fee or Buyer Termination Fee, as applicable, or any such fees and expenses. Seller Termination Fee and Buyer Termination Fee shall be considered liquidated damages (and not a penalty) for any and all Damages suffered or incurred by Seller or Buyer or any other Person, as applicable, in connection with this Agreement, any other Transaction Agreement and the transactions contemplated hereby or thereby (and the abandonment or termination thereof) or any other matter forming the basis for such termination.

        (f)    Without limiting the rights of Seller under Section 10.11 prior to the termination of this Agreement pursuant to Section 7.1, if this Agreement is terminated under circumstances in which Buyer is obligated to pay the Buyer Termination Fee under Section 7.3(a), except as otherwise contemplated by the provisos at the end of this sentence, upon payment of the Buyer Termination Fee, Buyer, its Affiliates and any of the Debt Financing Source Related Parties and their respective Affiliates and Representatives shall have no further liability with respect to this Agreement or the Contemplated Transactions, including the Financing, to Seller Group, and payment of the Buyer Termination Fee by Buyer shall be Seller Parent's and Seller's sole and exclusive remedy for any claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, suffered or incurred by Seller Group or any other Person in connection with this Agreement, the Contemplated Transactions, including the Financing (and the termination thereof) or any matter forming the basis for such termination, and Seller Parent and Seller shall not have, and expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), including against any Debt Financing Source Related Party; provided that regardless of whether Buyer pays or is obligated to pay the Buyer Termination Fee, nothing in this Section 7.3(f) shall release Buyer from liability for Fraud; provided further that Seller may elect by written notice to Buyer within two Business Days of the date this Agreement is terminated under circumstances in which Buyer is obligated to pay the Buyer Termination Fee that Seller intends to pursue a claim against Buyer for willful breach by Buyer of this Agreement, in which case the Buyer Termination Fee shall not be so payable. If this Agreement is terminated under circumstances in which Seller Parent is obligated to pay the Seller Termination Fee under Section 7.3(b) or Section 7.3(c) except as otherwise contemplated by the proviso at the end of this sentence, upon payment of the Seller Termination Fee, Seller Parent and its Affiliates shall have no further liability with respect to this Agreement or the Contemplated Transactions to Buyer or any of its Affiliates or Representatives, and payment of the Seller Termination Fee shall be Buyer's sole and exclusive remedy for any claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, suffered or incurred by Buyer, Affiliates and any other Person in connection with this Agreement, the Contemplated Transactions (and the termination thereof) or any matter forming the basis for such termination, and Buyer shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that regardless of whether Seller Parent pays or is obligated to pay the Seller Termination Fee, nothing in this Section 7.3(f) shall release Seller Parent or Seller from liability for Fraud; provided further that Buyer may elect by written notice to Seller within two Business Days of the date this Agreement is terminated under circumstances in which Seller is obligated to pay the Seller Termination Fee to pursue a claim against Seller for willful breach by Seller of this Agreement, in which case the Seller Termination Fee shall not be so payable. The parties acknowledge and agree that in no event shall Seller Parent or Buyer, as applicable, be required to pay the Seller Termination Fee or the Buyer Termination Fee, as applicable, on more than one occasion.

 ARTICLE VIII
OTHER COVENANTS AND AGREEMENTS

        Section 8.1    Employee and Employee Benefits Matters.

        (a)   Transfer of Business Employees.    On or prior to the Closing, Seller shall, or shall cause its Affiliates, to take all necessary action to (i) transfer the employment of each Business Employee (other than an Inactive Business Employee) to the Company (or a Subsidiary thereof) and (ii) ensure that, effective as of the Closing Date, the Company and its Subsidiaries have no employees other than the Business Employees. No later than 10 Business Days prior to the Closing Date, Buyer shall, or shall cause one of its Affiliates to, make a written offer of employment or an offer to engage as an independent contractor the individual providing service primarily to the Business who is not employed in the U.S. by the Company or a Subsidiary thereof (the "Foreign Service Provider"). On or prior to the Closing, Seller shall, or shall cause its Affiliates, to assign to the Company and its Subsidiaries all restrictive covenant agreements in respect of any Business Employees and Former Employees.

        (b)   Company-Sponsored Plans.    With respect to participation by the Business Employees in the Plans that are listed on Schedule 8.1(b) (such plans, the "Seller-Sponsored Plans"), Seller shall either (i) cause to be established, in respect of the Company and its Subsidiaries, a stand-alone payroll and human resources information system ("HRIS") as well as stand-alone Plans sponsored by the Company or its Subsidiaries (such plans, the "Company-Sponsored Plans") that replicate the terms of the corresponding Seller-Sponsored Plans in all material respects, as such terms are in effect immediately prior to Closing, and cause the Business Employees (other than the Inactive Business Employees) to become, as of the Closing Date, covered exclusively by the Company's payroll and HRIS and participants in the corresponding Company-Sponsored Plans, or (ii) in the event that such stand-alone payroll, HRIS or one or more Company-Sponsored Plans are not yet in effect as of the Closing, allow the Business Employees and any newly hired employees hired by the Company or its Subsidiaries after the Closing, who would otherwise be eligible under the Seller-Sponsored Plans (if employed prior to the Closing), to remain or become, as applicable, participants in the corresponding Seller-Sponsored Plans (and, if necessary to continue such Seller-Sponsored Plan participation, remain or become, as applicable, covered under the payroll and HRIS of Seller and its Affiliates) or to be provided with the benefits offered under the Seller-Sponsored Plans during a transition period commencing upon the Closing pursuant to the Transition Services Agreement (which shall provide that Buyer shall pay Seller for the cost of all such benefits and payments made to, with respect to, or incurred by the Business Employees (and any such newly hired employees) during such transition period) and ending not later than December 31, 2020. Not later than 30 days prior to the Closing, Seller shall provide Buyer with a list of all Company-Sponsored Plans that shall be in effect as of the Closing, and in respect of any Seller-Sponsored Plan for which the corresponding Company-Sponsored Plan is not set forth on such list, Seller and Buyer shall cooperate in good faith to enter into the Transition Services Agreement with respect to any such Seller-Sponsored Plan described in the immediately preceding sentence prior to the Closing.

        (c)   Represented Employees.    Each Business Employee (other than any Inactive Business Employee) who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing and who is represented by a labor union as of immediately prior to the Closing shall remain employed with the Company or one of its Subsidiaries at Closing and Buyer shall, as of the Closing Date, recognize each applicable labor union, assume the Collective Bargaining Agreement(s) in effect immediately prior to the Closing Date governing those Business Employees and comply with all the obligations thereunder pursuant to the terms therein. Following the Closing Date, Buyer shall credit Business Employees represented by a labor union for years of service with the Company, Seller and any Seller Affiliate for all purposes and as required by the applicable Collective Bargaining Agreement (other than for purposes of defined benefit pension plans (except for any plan with respect to which assets and liabilities will transfer to Buyer pursuant to this Section 8.1) and post-employment welfare plans or arrangements).

        (d)   Non-Represented Employees.    Each Business Employee (other than any Inactive Business Employee) who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing and is not represented by a labor union as of immediately prior to the Closing (each, a "Non-Represented Employee") shall remain employed with the Company or Buyer or an Affiliate of Buyer at Closing and, upon the Closing, Buyer shall be responsible for providing compensation (including any incentive bonuses, commissions and/or other incentive opportunities) and employee benefits to such Business Employees following the Closing in accordance with this Section 8.1(d). For the avoidance of doubt, this Section 8.1(d) shall not create any right in any Business Employee or any other Person to any continued employment or service with Buyer, the Company or any of their respective Affiliates or alter the "at-will" nature of any such Business Employee or other Person or create any right to any compensation or benefits of any nature or kind whatsoever. All Business Employees (other than any Inactive Business Employees) who as of the date immediately prior to the Closing Date are employed and are not represented by a labor union and/or governed by a Collective Bargaining Agreement, shall be employed by the Buyer following the Closing Date and until (i) December 31, 2020, if the Closing Date occurs on or prior to March 31, 2020, or (ii) the one year anniversary of the Closing Date, if the Closing Date occurs after March 31, 2020 (or, in the case of clauses (i) and (ii), such earlier date on which such Business Employee's employment with Buyer and its Affiliates terminates for any reason), in each case, on terms and conditions that are no less favorable in the aggregate than the terms and conditions in place for those Business Employees immediately prior to the Closing Date (excluding for this purpose any one-time or otherwise special or non-ordinary course incentive compensation opportunities and any equity-based or equity related compensation, any defined benefit pension plan or post-employment welfare benefits).

        (e)   Inactive Business Employees.    Immediately following the date on which any Business Employee who, as of the Closing Date, is on an approved leave of absence from which such Business Employee is entitled to return to active employment pursuant to the applicable written employment policies of Seller or any of its Affiliates or pursuant to applicable Law or any applicable Collective Bargaining Agreement (each, an "Inactive Business Employee") presents himself or herself to Buyer or its Affiliates for active employment and is able to return to work, Buyer shall, or shall cause one of its Affiliates to, offer employment to such Inactive Business Employee, on terms consistent with those applicable to Business Employees generally under this Section 8.1, except with respect to timing, such offer shall be to commence employment with Buyer or one of its Affiliates upon such Inactive Business Employee's return to active status (the date that employment with the Buyer or one of its Affiliates commences, the "Employment Commencement Date"). For each Business Employee who was an Inactive Business Employee prior to the Employment Commencement Date, (i) the Buyer's (or its Affiliate's) obligations hereunder shall commence on such Employment Commencement Date and (ii) all references to "Closing Date" or "Closing", as applicable, in this Section 8.1, except for the reference to the "one year anniversary of the Closing Date" in Section 8.1(d), shall instead refer to the Employment Commencement Date. Buyer shall be under no obligation to offer employment to any Inactive Business Employee after the later of (A) the end of the six (6) month period immediately following the Closing Date and (B) the applicable period for reinstatement rights required under the terms of any applicable Collective Bargaining Agreement. Without limiting the generality of Section 8.1(f), Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any Liabilities in respect of any Inactive Business Employee in respect of the period prior to the Employment Commencement Date.

        (f)    Employee Liabilities.    Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any Liabilities in respect of any current or former officer, employee, agent, director, consultant, independent contractor or other service provider of Seller or any of its Affiliates

(other than, in respect of any Liability arising after the Closing, the Business Employees) and any Plan sponsored by Seller or its Affiliates (other than, in respect of any Liability arising after the Closing, any Company Plan, and any Liabilities in respect of the period prior to the Closing explicitly assumed by Buyer or its Affiliates or an employee benefit plan sponsored thereby pursuant to Section 8.1(i), 8.1(j), 8.1(k) or 8.1(p)). For the avoidance of doubt, Seller shall retain any Liabilities for any Business Employees or Former Employees for any event or incident covered by any Seller-Sponsored Plans occurring prior to the Closing Date. Except as set forth in Section 8.1(e), Buyer shall indemnify, defend and hold Seller harmless from and against any Liabilities in respect of any Business Employees or Company Plan arising after the Closing Date and any Liabilities explicitly assumed by Buyer or its Affiliates herein.

        (g)   Service Credit.    As of the Closing Date, Buyer shall cause each Non-Represented Employee to receive service credit for purposes of eligibility to participate and vesting, and, solely in cases of vacation and severance benefits, benefit accruals ("Service Credit") under any employee benefit plan, program or policy (including any vacation or paid time off program or policy) sponsored, maintained or contributed to by Buyer or any of its Affiliates for the Business Employees following the Closing Date (other than for purposes of defined benefit pension plans (except for any plan with respect to which assets will transfer to Buyer pursuant to this Section 8.1) and post-employment welfare plans or arrangements), to the same extent such service is recognized under comparable plans, programs and policies sponsored, maintained or contributed to by a member of the Seller Group immediately prior to the Closing Date. Nothing in this Section 8.1(g) shall require the crediting of service that would operate to duplicate any benefits or funding of any such benefits or with respect to any plan, program or policy of Buyer or its Affiliates that is no longer open to new participants or under which benefits accruals by participants thereunder have ceased.

        (h)   Terms of Coverage.    As of the Closing Date, with respect to the welfare benefit plans, programs and arrangements in which any Business Employee and in which current spouses, former spouses, domestic partners, covered dependents and beneficiaries of such Business Employees participate, Buyer shall use commercially reasonable efforts to (i) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions (if any) or requirement for evidence of insurability to the extent such limitation had already been satisfied under the applicable Plan, and (ii) recognize or cause to be recognized any expenses for purposes of satisfying any out of pocket maximums or deductibles in plans, programs or arrangements of Buyer for the calendar year in which the Closing Date occurs to the extent recognized under a Plan.

        (i)    401(k) Plan-to-Plan Transfers.    As soon as administratively practicable following the Closing Date, but no later than the date that is six months after the Closing Date, Buyer shall cause the trustee of its defined contribution 401(k) plan to accept a direct transfer of all amounts in any account balance and related liabilities which any Business Employee (or current spouse, or former spouse or beneficiary of an Business Employee) has in the 401(k) Plan, (the "401(k) Transfer"). The 401(k) Transfer shall be done in accordance with Section 414(l) of the Code and the regulations, and the 401(k) Transfer shall be made in cash or in cash equivalents or, with respect to outstanding loans, loan receivables. Prior to the 401(k) Transfer, Buyer shall provide Seller Parent with reasonable written assurance that Buyer's 401(k) plan is qualified under Section 401(a) and 401(k) of the Code and its related trust is tax exempt under Section 501(a) of the Code and Seller Parent may delay such transfer until it receives such assurance. Seller Parent and Buyer shall each reasonably cooperate with the other and shall provide to the other such written documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 8.1(i). Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Liabilities arising out of the failure by Seller to administer Seller's 401(k) Plan in compliance with its terms or applicable Law.

        (j)    Verso Plan Plan-to-Plan Transfer.

  (i)
  Effective as of the Closing Date, Buyer agrees to cause the Appropriate Defined Benefit Plan to assume in compliance with ERISA § 208 all Assumed Benefit Liabilities under the Verso Plan. As soon as administratively practicable following the Closing Date, but no later than the date that is six months after the Closing Date (such date, the "Plan Liability Transfer Effective Date"), Buyer shall cause the trustee of the Appropriate Defined Benefit Plan to assume all benefit obligations accrued by the Business Employees and Inactive Business Employees (or current spouses, or former spouses or beneficiaries of the Business Employees and Inactive Business Employees) and a group of other participants (or current spouses, or former spouses or beneficiaries of such participants) under the Verso Plan (the "Qualified Verso Plan Transfer"), which other participants shall be selected in accordance with Schedule 8.1(j) (such participants, together with the Business Employees and Inactive Business Employees who have accrued benefits under the Verso Plan as of the Closing Date, collectively, the "Qualified Verso Plan Participants"). As of the Plan Liability Transfer Effective Date, Seller Parent shall cause to be transferred from the trust for the Verso Plan to the trust maintained for the Appropriate Defined Benefit Plan (i) all Liabilities with respect to benefits accrued by the Qualified Verso Plan Participants in the Verso Plan determined as of the Closing Date (the "Assumed Benefit Liabilities"), calculated using the Pension Liability Assumptions, and (ii) assets related to the Assumed Benefit Liabilities determined in accordance with the applicable requirements of Section 414(l) of the Code and Section 4044 of ERISA and the regulations thereunder (the "Transfer Amount"). The Transfer Amount shall be (A) adjusted for the earnings or losses from the Closing Date through the date that is no more than five (5) days before the Plan Liability Transfer Effective Date based on the performance of the asset identified in Annex III during such period, provided that if Buyer's actuary and Seller's actuary agree that such adjustment would cause an amount of assets to be transferred to the Appropriate Defined Benefit Plan that exceeds the applicable requirements of Section 414(l) of the Code, then within five days following the Plan Liability Transfer Effective Date, Seller shall pay Buyer an amount in cash equal to the shortfall and (B) reduced by the amount of any benefit payments paid from the trust for the Verso Plan to Qualified Verso Plan Participants during the period commencing on the Closing Date through the Plan Liability Transfer Effective Date. The transfer of the Transfer Amount from the trust for the Verso Plan to the trust maintained for the Appropriate Defined Benefit Plan shall consist of an amount in cash equal to the Transfer Amount adjusted in accordance with Section 8.1(j)(i)(A) and (B). Notwithstanding anything in this Section 8.1(j) to the contrary, following the Closing Date and until the Plan Liability Transfer Effective Date, the Seller shall cause the trust under the Verso Plan to continue to make benefit payments to the Qualified Verso Plan Participants as they come due under the terms of the Verso Plan, if any, to the extent that such benefits have accrued on or before the Closing Date.

  (ii)
  For purposes of this Section 8.1(j), the "Appropriate Defined Benefit Plan" shall mean the defined benefit plan sponsored by Buyer or one of its Affiliates that is qualified under Section 401(a) of the Code and whose related trust is tax exempt under Section 501(a) of the Code. Prior to the Qualified Verso Plan Transfer, Buyer shall provide Seller Parent with reasonable written assurance that the Appropriate Defined Benefit Plan is qualified under Section 401(a) of the Code and its related trust is tax exempt under Section 501(a) of the Code and Seller Parent may delay such transfer until it receives such assurance. Seller Parent and Buyer shall each reasonably cooperate with the other and shall provide to the other such written documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 8.1(j).

  (iii)
  The amount of the Assumed Benefit Liabilities shall be determined as of the Closing Date using the Pension Liability Assumptions; provided, however, that the amount of such Assumed Benefit Liabilities less the Transfer Amount, determined as of the Closing Date and excluding any adjustments under Section 8.1(j)(i)(A) and (B) (the "Net Pension Liability"), shall be as close as reasonably feasible to the Assumed Unfunded Pension Amount, shall not be less than the Assumed Unfunded Pension Amount and shall not exceed the Assumed Unfunded Pension Amount by more than $2,500,000.00. The Appropriate Defined Benefit Plan shall assume the Assumed Benefit Liabilities (as reduced in accordance with clause (B) of Section 8.1(j)(ii)) on the Plan Liability Transfer Effective Date, but with effect from the Closing Date, and subject to receipt of the Transfer Amount. If the Net Pension Liability is greater than the Assumed Unfunded Pension Amount, within five days following the Plan Liability Transfer Effective Date, Seller shall pay Buyer an amount in cash equal to the Net Pension Liability minus the Assumed Unfunded Pension Amount, which amount in cash shall be adjusted to reflect an assumed rate of investment earnings (or losses) for the period commencing on the Closing Date through the Plan Liability Transfer Effective Date based on the performance of the asset identified in Annex III.

  (iv)
  As soon as practicable, but not more than 90 days after the Closing Date, Seller Parent shall provide Buyer with a detailed summary of the calculations and any back-up data reasonably requested by Buyer in respect of the Assumed Benefit Liabilities and Transfer Amount, as set forth in Section 8.1(j)(ii). If Buyer or Buyer's actuary does not notify Seller Parent to the contrary within 60 days after the delivery to Buyer of such detailed summary and data, the calculations of the enrolled actuary for the Verso Plan pursuant to this Section 8.1(j) shall be deemed to be final, conclusive and binding on the parties. If, however, Buyer notifies Seller Parent in writing within such period that there is a good faith dispute between the calculations of the enrolled actuary for the Verso Plan and Buyer's actuary as to the calculation of the Assumed Benefit Liabilities or the Transfer Amount, then the parties shall then attempt to resolve their differences with respect thereto. If the parties are unable to resolve their dispute within 60 days after the date Buyer notifies the Seller Parent of any objections to the calculations of the enrolled actuary for the Verso Plan, then any unresolved objections shall be resolved conclusively and bindingly for the parties through a determination made by the Neutral Actuary Firm (acting solely as an expert and not as an arbitrator). The Neutral Actuary Firm shall be instructed to make a determination with respect to such unresolved objections. The parties shall provide the Neutral Actuary Firm with all necessary documents as requested by it as soon as possible and shall instruct the Neutral Actuary Firm to render its decision in accordance with the terms set forth in this Section 8.1(j) and as promptly as reasonably practicable. The Neutral Actuary Firm shall be instructed to grant the parties the opportunity to state their points of view and, if the Neutral Actuary Firm determines that a hearing would be appropriate, the Neutral Actuary Firm may conduct a hearing on the unresolved objections submitted to the Neutral Actuary Firm. All submissions by Seller Parent or the Buyer to the Neutral Actuary Firm shall be in writing and shall simultaneously be delivered to the other party and there shall be no ex parte communication with the Neutral Actuary Firm. The Neutral Actuary Firm shall be instructed to submit its decision and its reasoning in writing to the parties. Absent fraud, intentional misconduct or manifest error, the resolution by the Neutral Actuary Firm of the unresolved objections referred to the Neutral Actuary Firm shall be final and binding upon the parties. The fees and disbursements of the Neutral Actuary Firm shall be allocated between the Seller Parent and the Buyer in the same proportion that the aggregate amount of unresolved objections so submitted to the Neutral Actuary Firm are unsuccessfully disputed by each such party (as finally determined by the Neutral Actuary Firm) bears to the total amount of the unresolved objections so submitted, as determined by the Neutral Actuary Firm in its final determination. Notwithstanding any of the foregoing provisions relating to a dispute, in the event that the aggregate amount in controversy is less than $50,000 and remains unresolved on the last day of the 60-day period following the date Buyer notifies Seller Parent of any objections to the calculations of the enrolled actuary for the Verso Plan, the dispute shall not be submitted to the Neutral Actuary Firm and, instead, the parties shall be deemed to have agreed to settle the dispute for an amount equal to one-half of the amount in controversy.

  (v)
  Seller shall indemnify, defend and hold Buyer and its Affiliates harmless from and against any and all Liabilities arising out of the failure by Seller to administer the Verso Plan in compliance with its terms or applicable Law if such failure occurred prior to the Plan Liability Transfer Effective Date.

        (k)   FSA Spin-Off.    Effective as of the Closing Date (or, if later, the date that participation by Business Employees in the Seller-Sponsored Plan that is a FSA Plan in accordance with Section 8.1(b) terminates (the later of such dates, the "FSA Transfer Date")), any Business Employee (or current spouse, or former spouse, domestic partner, covered dependent or beneficiary of a Business Employee) shall cease to participate in any Seller-Sponsored Plan that is a health care and/or dependent care flexible spending account (a "FSA"). With respect to any Business Employee (or current spouse, or former spouse or beneficiary of a Business Employee) who immediately prior to the FSA Transfer Date was a participant in any Seller-Sponsored Plan that is a health care or dependent care flexible spending account plan (a "FSA Plan") (and, if applicable pursuant to Section 8.1(b), any other employee of the Company or any of its Subsidiaries hired after the Closing Date who is a participant in any Seller-Sponsored Plan that is an FSA Plan (all such participants, the "FSA Participants")), Buyer shall, or shall cause its Affiliates to, accept a spin-off of such FSA Participant's FSA (if any) (or of a current spouse, or former spouse, domestic partner, covered dependent or beneficiary of a FSA Participant) for the calendar year in which the FSA Transfer Date occurs to the Company-Sponsored Plan that is a FSA Plan or any other FSA Plan designated by Buyer, and Buyer shall honor and continue through the end of the calendar year in which the FSA Transfer Date occurs the election of the FSA Participant's FSA (if any) (or of a current spouse, or former spouse, domestic partner, covered dependent or beneficiary of a FSA Participant) in effect under the applicable Seller-Sponsored Plan that is a FSA Plan immediately prior to the FSA Transfer Date. On and after the FSA Transfer Date, Buyer shall assume obligations to administer and pay, under the Company-Sponsored Plan that is a FSA Plan or any other applicable plans of Buyer or any of its Affiliates, all eligible reimbursement claims of any FSA Participant (or current spouse, or former spouse, domestic partner, covered dependent or beneficiary of a FSA Participant) incurred, but not paid, in the calendar year in which the FSA Transfer Date occurs that are eligible for reimbursement and are submitted for payment on or after the FSA Transfer Date, whether such claims arose before, on or after the FSA Transfer Date, other than any claims arising out of the failure by Seller or its Affiliates to administer the FSA Plan in compliance with its terms or applicable Law. As soon as practicable following the FSA Transfer Date, Seller or its Subsidiaries shall cause to be transferred to Buyer an amount in cash equal to (i) the sum of all contributions to each applicable FSA made with respect to the calendar year in which the FSA Transfer Date occurs by any FSA Participant (or current spouse, or former spouse, domestic partner, covered dependent or beneficiary of such FSA Participant), reduced by (ii) the sum of all reimbursement payouts for claims paid to such FSA Participant (or current spouse, or former spouse, domestic partner, covered dependent or beneficiary of such FSA Participant) under the Seller-Sponsored Plan that is a FSA Plan in the calendar year in which the FSA Transfer Date occurs that were paid prior to the FSA Transfer Date. Notwithstanding any provision of this Section 8.1(k) to the contrary, from and after the Closing, the Seller-Sponsored Plan that is a FSA Plan shall retain and be solely liable for the FSA of each FSA Participant in respect of the calendar year ending immediately prior to the calendar year in which the Closing occurs, and in the event that there is a period of time remaining under the terms of such Seller-Sponsored Plan that is an FSA Plan for such FSA Participant to submit claims and the FSA

Participant has a remaining balance thereunder, Seller shall cause the applicable Seller-Sponsored Plan to make reimbursement payouts thereunder as though the Closing had not occurred.

        (l)    Notwithstanding any provision of this Agreement to the contrary, to the extent any claims for benefits under any Plan that is a health plan are incurred with respect to any Business Employee (or current spouse, or former spouse, domestic partner, covered dependent or beneficiary of an Business Employee) for services rendered prior to the Closing Date, such claims shall remain a Liability of the applicable Plan of Seller Parent or its Affiliates, and any claims under any Plan that is a life insurance plan or disability plan with respect to any Business Employee (or current spouse, or former spouse, domestic partner, covered dependent or beneficiary of an Business Employee) arising out of events occurring prior to the Closing Date shall remain a Liability of the applicable Plan of Seller Parent or its Affiliate.

        (m)  Workers' Compensation.    Seller and its Affiliates shall be responsible for all claims for workers' compensation benefits which are incurred on or prior to the Closing Date by Business Employees and covered under Seller's worker compensation policies. Buyer and its Affiliates shall be responsible for all claims for workers' compensation claims that are incurred after the Closing Date by Business Employees and covered under Buyer's workers compensation policies. For purposes of this Section 8.1(m), a claim for workers' compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs; provided that responsibility for a workers' compensation claim that arises from a repetitive activity that occurs over a period both preceding and following the Closing Date shall be apportioned pursuant to applicable workers' compensation law and in accordance with applicable workers' compensation insurance policies held by each party.

        (n)   COBRA Benefits.    With respect to each Plan that is a "group health plan," (as defined under Section 4980B of the Code and the regulations thereunder ("COBRA")), effective as of the Closing Date, Buyer shall be responsible for all obligations to provide or offer COBRA continuation coverage pursuant to COBRA to any Business Employee who is actively employed as of immediately prior to the Closing and for the current or former spouse, domestic partner, or covered dependent or beneficiary of any such Business Employee. Seller and its Affiliates shall be responsible for all obligations to provide or offer COBRA continuation coverage pursuant to COBRA to any Former Employee and for the current or former spouse, domestic partner, or covered dependent or beneficiary of a Former Employee and to any other Business Employee who is not actively employed as of immediately prior to the Closing.

        (o)   WARN Act.    Any Liability under the WARN Act with regard to any Business Employee that arises following the Closing shall be the sole responsibility of Buyer and Buyer shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all such resulting Liabilities under the WARN Act. Further, Seller and its Affiliates shall provide any required notice under, and shall retain all Liabilities relating to the WARN Act with respect to any triggering event under the WARN Act affecting Former Employees.

        (p)   Treatment of Annual Bonuses.    Seller and its Affiliates shall retain all Liability for any cash incentive compensation payable under each annual compensation plan or arrangement in which any Business Employee participates in respect of fiscal year 2019. Buyer shall, or shall cause its Affiliates to, assume all Liability for any cash incentive compensation payable under each incentive compensation plan or arrangement in which any Business Employee who is employed as of immediately prior to the Closing participates in respect of the fiscal year 2020 to any such Business Employee in connection with their services to the Business (the "2020 Cash Incentive Compensation"). All 2020 Cash Incentive Compensation shall be governed by plans, programs or arrangements maintained by Buyer and its Affiliates (including the Company and its Subsidiaries) on terms and conditions no less favorable than those that applied to each such Business Employee prior to the Closing Date, including with respect to target incentive opportunities and applicable performance metrics. Seller shall consult with Buyer in good faith regarding the terms and conditions of any 2020 Cash Incentive Compensation prior to adopting the applicable plans, programs or arrangements.

        (q)   This Agreement shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Agreement, express or implied, shall confer upon any employee, independent contractor, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing contained herein, express or implied: (i) shall be construed to establish or be treated as an amendment or modification of any employee benefit plan, program, agreement, arrangement, policy or scheme (ii) shall alter or limit Buyer's, the Company's, any member of the Seller Group's or their Affiliates' ability to amend, modify or interpret or terminate any employee benefit plan, program, agreement, arrangement, policy or scheme at any time in accordance with the terms thereof and applicable Law or (iii) give any third party, including any Business Employee, any right to rely upon or demand or enforce the provisions of this Section 8.1.

        (r)   Payroll Tax Reporting.    To the extent permissible under applicable Law, Buyer and Seller agree that for the taxable year that includes the Closing Date, they will follow the Alternate Procedure of Rev. Proc. 2004-53, 2004-34 IRB 320, so that Buyer shall be responsible for employment Tax reporting with respect to Business Employees for that calendar year; provided that Seller provides Buyer with all employment Tax information reasonably requested by Buyer in connection with Buyer's preparation and filing of employment Tax Returns for the Business Employees for that year.

        (s)   Seller Parent Equity Awards.    Seller Parent and its Affiliates shall take all actions necessary such that, as of immediately prior to the Closing, each Business Employee shall be fully vested in all Seller Parent equity-based compensation awards held by such Business Employee, and Seller Parent and its Affiliates shall retain all Liability with respect thereto from and after the Closing.

        Section 8.2    Non-Solicitation.

        (a)   For 12 months following the Closing Date, Seller Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly (except on behalf of and for the benefit of Buyer) solicit or offer employment to any Business Employee; provided that nothing in this Section 8.2(a) shall prohibit Seller Parent or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising or the solicitation of any Business Employee whose employment with Buyer has terminated at least six months prior to the date of the applicable solicitation.

        (b)   Subject to Section 8.1, for 12 months following the Closing Date, Buyer shall not, directly or indirectly, solicit or offer employment to any employee, officer, manager or director of a member of Seller Group; provided that nothing in this Section 8.2(b) shall prohibit Buyer or any of its Affiliates from employing any such employee as a result of a general solicitation to the public or general advertising or the solicitation of any employee whose employment with all members of Seller Group has terminated at least six months prior to the date of the applicable solicitation.

        Section 8.3    Non-Competition.

        (a)   For a period of two years after the Closing Date (the "Restricted Period"), Seller Parent agrees, on behalf of itself and its Affiliates (it being acknowledged and agreed that, solely for the purposes of this Section 8.3, the term "Affiliates" shall not include any stockholder of Seller Parent), that neither Seller Parent nor any of its Affiliates shall, directly or indirectly (i) engage in, or (ii) own, operate or assist any Person or business which engages in the business of designing, manufacturing and selling any specialty paper products related to (a) coated thermal transfer papers manufactured and sold at the Stevens Point Mill, (b) coated direct thermal base papers, manufactured and sold at the Stevens Point Mill or (c) uncoated flexible packaging manufactured and sold at the Androscoggin Mill

(any such business, a "Competitive Business"). Notwithstanding the foregoing, nothing herein shall prohibit Seller Parent or any of its Affiliates, at any time, from:

  (i)
  being a passive owner of no more than 5% of the outstanding shares of any class of securities of a Person that, directly or indirectly, engages in a Competitive Business,

  (ii)
  performing any services for Buyer or any of its Affiliates,

  (iii)
  acquiring (whether by equity purchase, asset purchase, merger, consolidation or otherwise) and, after such acquisition, owning an interest in any business or Person (or its successor) that is engaged in a Competitive Business, provided, that, (A) such Competitive Business represented less than 10% of such business' or Person's assets in the last completed fiscal year of such Person prior to the consummation of the applicable acquisition or (B) Seller Parent or its Affiliate, as applicable, uses commercially reasonable efforts to cause the acquired business or Person (or its successor) to, within one year after such acquisition is consummated, enter into a definitive agreement with a Third Party Buyer (as defined below) to divest itself of the Competitive Business or a portion thereof such that such acquisition would satisfy the requirements set forth in sub-clause (A) of this clause (iii), or

  (iv)
  carrying out its obligations pursuant to this Agreement or the other Transaction Agreements.

        (b)   Notwithstanding anything herein to the contrary, in the event that any bona fide third party Person or Persons acquire (whether by equity purchase, asset purchase, merger, consolidation or otherwise) (such Person or Persons, a "Third Party Buyer"), directly or indirectly, any or all of the assets or business of the Seller Group as of the Closing (collectively, the "Restricted Assets"), nothing herein shall restrict such Third Party Buyer or its Affiliates from engaging in, owning or operating any Person or business that engages in any of the businesses or activities in which such third party and its Affiliates are engaged as of immediately prior to such acquisition or may be engaged in the future; provided that in no event shall any such third party or an Affiliate thereof engage in, own or operate any Competitive Business through use of the Restricted Assets for the remainder of the Restricted Period.

        (c)   If, at the time of enforcement of this Section 8.3, a court or other Governmental Authority of competent jurisdiction shall hold that the subject matter, duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the maximum subject matter, duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated subject matter, duration, scope, geographic area or other restrictions.

        (d)   Seller Parent acknowledges and agrees that (i) the restrictions contained in this Section 8.3 are reasonable in all respects (including with respect to the subject matter, duration, scope and geographic area) and are necessary to protect the value of the Company (including the goodwill related thereto) and (ii) Buyer would not have agreed to consummate the transactions contemplated hereby without the restrictions contained in this Section 8.3.

        (e)   Seller Parent recognizes and affirms that in the event of breach by it of any of the provisions of this Section 8.3, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller Parent's obligations under this Section 8.3 not only by a claim for damages, but also by a claim for specific performance, injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 8.3.

        (f)    For avoidance of doubt, nothing in this Section 8.3 shall prohibit Seller Parent or any of its Affiliates, at any time, from manufacturing and selling any products that are currently manufactured and sold by Seller Parent and its Affiliates as of the date of this Agreement at any facility other than the Stevens Point Mill and the Androscoggin Mill.

        Section 8.4    Confidentiality.

        (a)   The confidentiality provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

        (b)   From and after the Closing until the date that is two years after the Closing Date, Seller Parent shall, and shall cause its Subsidiaries and Representatives to, keep confidential any and all non-public information relating to the Business; provided, however, that Seller Parent shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller Parent (with the advice of counsel) to be required by any applicable Law or Governmental Order, including applicable rules of any securities exchange. In the event that a member of Seller Group or its Representatives are required by any applicable Law or Governmental Order to disclose any such non-public information, Seller Parent shall, (i) to the extent permissible by such applicable Law or Governmental Order, provide Buyer with prompt notice of such requirement, (ii) disclose only that information that Seller Parent determines (with the advice of counsel) is required by such applicable Law or Governmental Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer's request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Buyer's sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by a member of Seller Group or its Representatives in breach of this Section 8.4(b), (B) becomes available to a member of Seller Group or its Representatives after the Closing from a source other than Buyer or its Affiliates or its Representatives if the source of such information is not known by a member of Seller Group or its Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information, or (C) is independently developed by a member of Seller Group or its Representatives without breach of this Section 8.4(b).

        (c)   From and after the Closing until the date that is two years after the Closing Date, Buyer shall, and shall cause its Affiliates and Representatives to, keep confidential any and all non-public information relating to a member of Seller Group, including any information that was furnished to Buyer and its Affiliates or Representatives by a member of Seller Group or its Representatives in connection with the Contemplated Transactions; provided, however, that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined to be required by Buyer (with the advice of counsel) by any applicable Law or Governmental Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Affiliates or Representatives are required by any applicable Law or Governmental Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such applicable Law or Governmental Order, provide Seller Parent with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such applicable Law or Governmental Order to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Seller Parent's request, reasonably cooperating with Seller Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information (at Seller Parent's sole cost and expense). Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public other than as a result of a disclosure by Buyer or its Affiliates or Representatives in breach of this Section 8.4(c) or (B) becomes available to Buyer or its Affiliates or Representatives from a source other than a member of Seller Group or its Representatives if the source of such information is not known by Buyer or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, a member of Seller Group with respect to such information, or (C) is independently developed by Buyer or its Affiliates or Representatives without breach of this Section 8.4(c).

        Section 8.5    Publicity.

        Except with respect to (a) an Adverse Recommendation Change, a Superior Proposal or any matter related to any of the foregoing, (b) any dispute between or among the parties regarding this Agreement or the Contemplated Transactions, and (c) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party in accordance with this Agreement, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c), to the extent such disclosure is still accurate, Buyer and Seller Parent shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other written public statement with respect to this Agreement or the Contemplated Transactions, and shall not issue any such press release or make any such written public statement prior to such consultation, except as such party reasonably concludes (based upon advice of its outside legal counsel) may be required by applicable Law, court process or by obligations pursuant to the rules of any national securities exchange or national securities quotation system. Buyer and Seller Parent agree that the initial press release to be issued with respect to this Agreement and the Contemplated Transactions shall be in a form agreed to by the parties.

        Section 8.6    Tax Matters.

        (a)   Mutual Cooperation.    Seller Parent and Buyer shall, solely with respect to the Company, its Subsidiaries and the Business, (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return or the defense or administration of any Tax Contest, (ii) each retain and provide the other upon reasonable request any records (or portions thereof) that may be relevant to any Tax Return or Tax Contest; provided that (x) with respect to any Consolidated Group Tax Return, provision of solely the portions relevant to the Business is sufficient to meet this obligation, (y) the exceptions provided in Sections 5.4(a)(i)(B) and (C) (including the proviso with respect thereto) are incorporated herein by reference, mutatis mutandis and (z) neither party shall be required to provide the portions of any records or other documentation pertaining to assets other than the Company, its Subsidiaries and the Business, and (iii) each provide the other with any final determination of any such Tax Contest if the other party is responsible for any Liability that arises therefrom. Without limiting the generality of the foregoing, Buyer and Seller Parent shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns for all Pre-Closing Tax Periods.

        (b)   Transaction Taxes.    Seller Parent and Buyer shall each bear 50% of any Transaction Taxes arising from or with respect to the sale and purchase of the Interests, and Seller shall bear 100% of any other Transaction Taxes. Buyer and Seller Parent agree to reasonably cooperate with each other to timely complete and file (i) all Tax Returns for Transaction Taxes, and (ii) to the extent permitted by applicable Law, any and all exemption certificates or other documents that may reduce or eliminate any Transaction Taxes.

        (c)   Straddle Periods.    In the case of any Straddle Tax Period, Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in the case of (i) real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes, on a daily pro rata basis and (ii) Taxes other than the Taxes described in clause (i), as if such period ended on the Closing Date.

        (d)   Tax Returns.    Seller Parent shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Company and its Subsidiaries or relating directly to the Business for any Pre-Closing Tax Period (other than a Straddle Tax Period) and, to the extent due on or prior to the Closing Date, any Straddle Tax Period. Buyer shall prepare and timely file (or cause to be prepared and timely filed) all other Tax Returns, other than Seller Parent's Consolidated Group Tax Returns, of the Company and its Subsidiaries relating directly to the Business with respect to any Straddle Tax Period. If Seller Parent or Buyer is required to (i) file any Tax Return to be prepared by the other party or (ii) bear the economic burden of any portion of the Tax payable in connection with any Tax Return to be prepared by the other party, the party responsible for preparing such Tax Return (the "Preparer") shall deliver to the other party (the "Reviewer") a copy of such Tax Return and any supporting work schedules, work papers and other documentation relevant to the Reviewer's review of such Tax Return not later than 45 days prior to the due date for such Tax Return (including applicable extensions) (the "Due Date"). The Preparer shall not file such Tax Return until the earlier of (i) the receipt of written notice from the Reviewer indicating the Reviewer's consent thereto, or (ii) one day prior to the Due Date, and shall incorporate all reasonable comments of the Reviewer. If the Reviewer is required to file such Tax Return, the parties will discuss in good faith any reasonable comments of the Reviewer and revise the Tax Return accordingly prior to the filing of such Tax Return.

        (e)   Refunds and Credits.    If one party receives a refund (or credit) of Taxes that were allocable to, payable by, and actually paid or reimbursed by the other party (which refund or credit shall be allocable between the parties based on the same methodology used to allocate the original taxes refunded or credited), such party shall promptly pay such refund or credit over to the other party.

        (f)    Tax Contests.

  (i)
  If, following the Closing Date, Buyer receives written notice of any Tax Contest relating to the Company or its Subsidiaries with respect to a Pre-Closing Tax Period or in respect of which Seller Parent may have any Liability, including pursuant to this Agreement, Buyer shall promptly provide a copy of such notice to Seller Parent. Except with respect to any Tax Contest dealing with a Straddle Tax Period or any Consolidated Group Tax Return of Buyer or its Affiliates, Seller Parent shall have the right, but not the obligation, at Seller Parent's expense, to control, manage and be responsible for, and to contest or settle, any such Tax Contest in connection with such notice. Buyer may participate in such Tax Contest at its own expense. Seller Parent shall keep Buyer informed of the progress of all such Tax Contests and provide copies of all written communications with any Taxing Authority related to such Tax Contests.

  (ii)
  If, following the Closing Date, Seller Parent receives written notice of any Tax Contest relating to the Company or any of its Subsidiaries, Seller Parent shall promptly provide a copy of such notice to Buyer. If such Tax Contest relates solely to a Pre-Closing Tax Period (not a Straddle Period), then Seller Parent shall have the right, but not the obligation, at Seller Parent's expense, to control, manage and be responsible for, and to contest or settle, any such Tax Contest in connection with such notice. Buyer may participate in such Tax Contest at its own expense. Seller Parent shall keep Buyer informed of the progress of all such Tax Contests and provide copies of all written communications with any Taxing Authority related to such Tax Contests.

  (iii)
  Buyer shall have the right to control, manage and be responsible for, and to contest or settle (in its sole discretion) all other Tax Contests relating to the Company or its Subsidiaries. If such Tax Contest is with respect to a Straddle Tax Period, Seller Parent may participate at its own expense; provided that Buyer may not settle any claims with respect to a Straddle Tax Period without Seller Parent's prior written consent (not to be unreasonably withheld, conditioned or delayed).

        (g)   GIPOP Elections.    If requested in writing by Buyer prior to the Closing Date, Seller Parent shall use commercially reasonable efforts to cause GIPOP to (i) make a valid election under Section 754 of the Code for the taxable period that includes the Closing Date, and (ii) use the interim closing of the books method under Section 706 of the Code in respect of the Contemplated Transactions.

        Section 8.7    Payments.

        If following the Closing, a member of Seller Group receives payment on behalf of one of the Business that constitutes an asset of the Business (after giving effect to the Restructuring), such payment shall be the property of, and Seller Parent and Seller shall cause the applicable member of the Seller Group to forward and remit to Buyer, as promptly as practicable, but no later than ninety days, after receipt thereof. In the event that Buyer or the Company receives any payments on behalf of any business of a member of Seller Group or Affiliates (other than the Business) after the Closing, such payments shall be the property of, and shall be forwarded and remitted to such member of Seller Group or Affiliate as promptly as practicable, but no later than ninety days, after receipt thereof.

        Section 8.8    Use of Names and Logos.

        (a)   On and after the Closing Date, Buyer shall not, directly or indirectly, and shall not assist others to, in any way adopt, use, seek to use, apply to register or register the Retained Marks, or any confusingly similar Trademark, on or in connection with any product, service, corporate name, Trademark, trade name, domain name, service mark or service name. On and after the Closing Date, Buyer further shall not, directly or indirectly, challenge, and shall not assist any other party in challenging, by cancellation, opposition or otherwise, the validity of the Retained Marks or any current or future applications for registration or registrations thereof, or Seller Parent's or any of its Subsidiaries' ownership thereof or title thereto, except in the event Seller Parent or any of its Subsidiaries first initiates any action, lawsuit or other claim against Buyer or any of its Subsidiaries. Except as provided in Section 8.8(b), in no event shall Buyer or any of its Affiliates, use any such Retained Mark on or after the Closing in any way, including in any manner likely to cause confusion, or to cause mistake or to deceive as to the affiliation, connection, or association of Buyer or any Affiliate of Buyer, or as to the origin, sponsorship, or approval of such products or services. Within 60 days after the Closing Date, Buyer shall, or shall cause the Company and its Subsidiaries to, submit all necessary and appropriate requests with the Secretary of State of the State of Delaware and all other applicable Governmental Authorities to amend the company name of the Company and each of its Subsidiaries to remove "Verso" from its company name.

        (b)   Notwithstanding the foregoing, for a period of one hundred 180 days commencing on the Closing Date, Seller Parent hereby grants to Buyer and Buyer hereby accepts, a limited and non-exclusive right and license (which right and license shall not be sublicensable or transferable or assignable, including by change of control or operation of law) to use the Retained Marks solely in connection with the operation of the Business (and subject at all times to Seller Parent's right to exercise quality control with respect to the use of the Retained Marks and the goodwill associated therewith) solely for the purpose of exhausting the inventory of printed purchase orders, sales invoices, marketing materials, stationery, printed forms, other documents and office and shipping supplies, and other products, equipment, items and web/Internet pages bearing the Retained Marks as of the Closing Date on a royalty-free basis, subject to the terms and conditions of this Agreement. Buyer's use of the Retained Marks during this 180 day phase-out license period shall be strictly conform to the manner in which such marks were used by Seller Parent or its Subsidiaries prior to Closing and all use of such marks shall be, at all time, subject to Seller Parent's direction and control. Buyer shall correct any use that materially deviates from the written quality standards provided to Buyer prior to the Closing. Upon the termination of the one hundred 180 days license period, Buyer shall terminate all use of the Retained Marks, including from all signage, web/Internet use, and other business materials and documents, and certify the same in writing. Buyer shall use commercially reasonable efforts to destroy any remaining items which bear the Retained Marks upon the termination of the foregoing license.

        Section 8.9    Know-How Documentation.

        The parties agree that the documentation in which any Know-How of the Business is embodied is already available to Buyer and a separate handover of such documentation is therefore not necessary. To the extent that Seller Parent or its applicable Subsidiary, including but not limited due to statutory safekeeping periods or contractual obligations, is not authorized to transfer such documentation, such transfer will not take place together with the transfer of the Business. In such a case Seller Parent will, as far as legally possible, grant to Buyer the necessary access to such documents at any time within the statutory safekeeping periods. As far as is legally permissible, Buyer may have copies of such documents made at its own cost.

        Section 8.10    Certain Proprietary Information of Seller.

        Prior to the Closing Date, the Business was routinely supplied copies of proprietary and confidential information relating to strategic, technical, or marketing plans of Seller Parent and its Affiliates and their various operations unrelated to the Business (collectively, "Seller Information"). Although Seller Parent has attempted to recover such Seller Information related to the Business, some of this confidential information may still be present within the Company. Buyer therefore agrees that it will not use or disclose Seller Information that is specifically identified as such for any purpose whatsoever, and shall destroy any remaining copies of such specifically identified Seller Information in its possession after Closing.

        Section 8.11    Further Assurances.

        Following the Closing, and subject to the terms and conditions of this Agreement, Buyer, Seller Parent and Seller shall execute and deliver, or cause other members of the Seller Group to execute and deliver, such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the transactions contemplated by this Agreement and the Contemplated Transactions. Members of the Seller Group agree, for the benefit of Buyer, that the Business Transfer Documents referred to in the Restructuring Agreement shall be reasonably acceptable to Buyer and that Buyer shall have a reasonable opportunity to review the same prior to the Closing Date.

ARTICLE IX
INDEMNIFICATION

        Section 9.1    Survival of Representations and Warranties and Covenants.

        (a)   All of the representations and warranties (other than the Buyer Fundamental Representations, the representations and warranties set forth in Section 3.16 and the Seller Fundamental Representations) of the parties set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, upon the Closing Date. The Buyer Fundamental Representations and the Seller Fundamental Representations and the representations and warranties set forth in Section 3.16 shall survive until 60 days after the applicable statute of limitations has run (taking into account any extensions or waivers thereof), and all Liability and indemnification obligations with respect to any such representations and warranties shall thereupon be extinguished (except to the extent a claim for indemnification has been made in writing prior to such time for any breach thereof). All covenants and agreements set forth herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing for the period expressly specified therein. All covenants and agreements contained herein which by their terms are to be performed in whole on or prior to the Closing Date shall survive the Closing for 12 months.

        (b)   As used in this Article IX, any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the appropriate Disclosure Schedule, relating to such Section.

        Section 9.2    Indemnification.

        (a)   Upon the terms and subject to the conditions of this Article IX, and subject to the limitations set forth in Section 9.4, from and after the Closing, Seller Parent hereby agrees to hold harmless and indemnify Buyer, its equityholders, directors, officers, Affiliates, employees, successors and permitted assigns (hereinafter individually referred to as a "Buyer Indemnified Party") from and against, without duplication, any and all losses, Liabilities, damages, demands, claims, suits, actions, causes of action, judgments, assessments, Taxes, costs and expenses, and any and all amounts paid in settlement of any claim or litigation including reasonable attorneys' fees and reasonable out-of-pocket expenses (collectively, "Damages") incurred by any Buyer Indemnified Party, as a result of or arising from: (i) a breach of any Seller Fundamental Representation or other representation or warranty made by Seller Parent in Section 3.16, (ii) a breach or non-fulfillment of any covenant or agreement made by any member of Seller Group in this Agreement or the Restructuring Agreement (or the Business Transfer Documents referred to therein), (iii) without duplication, any Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, any Transaction Taxes allocable to Seller Parent under Section 8.6(b) and any Consolidated Return Taxes, (iv) Retained Liabilities, and (v) any claim that Buyer's use of the Retained Marks pursuant to Section 8.8(b) infringes a Trademark owned by any third party (clauses (i) through (v) collectively, "Buyer Indemnifiable Claims").

        (b)   Upon the terms and subject to the conditions of this Article IX, and subject to the limitation set forth in Section 9.4, from and after the Closing, Buyer hereby agrees to hold harmless and indemnify Seller, its shareholders, directors, officers, Affiliates, employees, successors and permitted assigns (hereinafter individually referred to as a "Seller Indemnified Party"), from and against, without duplication, any and all Damages incurred by any Seller Indemnified Party as a result of or arising from: (i) a breach of any Buyer Fundamental Representation, (ii) a breach or non-fulfillment of any covenant or agreement made by Buyer in this Agreement or the Company in the Restructuring Agreement (or the Business Transfer Documents referred to therein) to be performed following the Closing and (iii) any Transaction Taxes allocable to Buyer under Section 8.5(b) (collectively, "Seller Indemnifiable Claims").

        (c)   As used herein, the term "Indemnified Party" means a Buyer Indemnified Party when applied to Section 9.2(a) hereof and means a Seller Indemnified Party when applied to Section 9.2(b) hereof; and the term "Indemnifiable Claims" means Buyer Indemnifiable Claims when applied to Section 9.2(a) hereof and Seller Indemnifiable Claims when applied to Section 9.2(b) hereof.

        Section 9.3    Claim Procedure.

        (a)   An Indemnified Party seeking indemnity under this Article IX shall give written notice (a "Claim Notice") to the party from whom indemnification is sought (an "Indemnifying Party") promptly upon becoming aware of the matters forming the basis of such Indemnifiable Claim, whether the Damages sought arise from matters solely between the parties or from third-party Indemnifiable Claims described in Section 9.3(d). The Claim Notice shall contain (i) a description of the matter and a good faith estimate of the amount of the Damages (the "Claimed Amount") incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice, (iii) a demand for payment of those Damages, and (iv) a certification that the Indemnified Party has in good faith already sustained some (though not necessarily all) Damages with respect to such Indemnifiable Claim.

        (b)   Response to Claim Notice.    Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the

Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party or (ii) dispute that the Indemnified Party is entitled to receive all of the Claimed Amount (in such an event, the Response shall be referred to as an "Objection Notice"). If the Indemnifying Party fails to deliver a Response in the required 30 day period, the Indemnifying Party shall be deemed to have delivered an Objection Notice.

        (c)   Contested Claims.    If the Indemnifying Party disputes, or is deemed to dispute, its obligation to pay the Claimed Amount pursuant to an Objection Notice, Buyer and Seller Parent shall attempt in good faith to reach an agreement as to the disputed matter. If Buyer and Seller Parent shall have failed to resolve such disputed matters within 90 days from the Indemnifying Party's receipt of the Objection Notice, then such outstanding dispute shall be determined by litigation conducted in accordance with Section 10.10 of this Agreement.

        (d)   Third-Party Claims.    Except with respect to any Tax Contest, which shall be governed by Section 8.6(f):

  (i)
  If an Indemnified Party receives notice or otherwise learns of the assertion by a Person other than a Buyer Indemnified Party or Seller Parent Indemnified Party of any Indemnifiable Claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article IX, the Indemnified Party shall give a Claim Notice to the Indemnifying Party within five days thereafter; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability hereunder except to the extent of any Liability caused by or arising out of such failure or to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Indemnifying Party with respect thereto. Within 30 days after delivery of a Claim Notice, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense.

  (ii)
  The party not controlling such defense (the "Non-Controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, that the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non-Controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. Each of Buyer and Seller Parent (or a duly authorized Representative of such party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

  (iii)
  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required if the Indemnifying

    Party agrees to pay any amounts payable pursuant to such settlement or judgment, such settlement or judgment includes a complete release of the Indemnified Party with respect to the Indemnifiable Claim and the only remedy required by such settlement or judgment is monetary. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed).

        (e)   Subrogation.    To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party's Affiliates may have against any other Person with respect to any Damages to which such indemnification payment is directly related. Promptly following a request by an Indemnifying Party, such Indemnified Party will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

        (f)    Mitigation.    Each Indemnified Party will use its commercially reasonable efforts to mitigate any Damages incurred or reasonably expected to be incurred by it or any Person it controls from an Indemnifiable Claim for which such Indemnified Party intends to seek indemnification under this Article IX, including through the pursuit of any Tax refund, upon becoming aware of any fact, event or circumstance which has resulted in, or would reasonably be expected to give rise to, any such Damage. If an Indemnified Party mitigates its Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Damages, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the value of the benefit to the Indemnified Party of that mitigation within 10 Business Days after the benefit is received.

        Section 9.4    Limitations on Indemnification.

        Notwithstanding anything to the contrary contained in this Agreement:

        (a)   No Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for (i) punitive Damages, that arise out of or relate to this Agreement, any Transaction Agreement, or the performance or breach thereof or any liability retained or assumed hereunder or thereunder or (ii) any Damages relating to any matter to the extent that (A) a liability or reserve relating to such matter is expressly included in the Business Financial Information (except to the extent relating to Taxes), (B) the Indemnified Party has otherwise been compensated for such Damages pursuant to an insurance policy or separate indemnity claim for a breach of one or more other representations, warranties, covenants or agreements giving rise to the same or duplicative Damages or (C) it was included in the calculation of the Purchase Price, as finally determined pursuant to Section 2.5. No party shall be entitled to rescission of this Agreement after Closing as a result of breach of any other party's representations, warranties, covenants or agreements, or for any other matter set forth herein.

        (b)   The amount of any and all Damages shall be determined net of any amounts actually recovered by any Buyer Indemnified Party under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Damages (after giving effect to any applicable deductible, retention, collection costs, retrospectively rated premiums and actual increase in future premiums primarily as a result of or incurred in connection with the claim).

        (c)   Buyer Indemnified Parties shall not be entitled to recover any Damages resulting from or in connection with any Tax for a Post-Closing Tax Period, except to the extent any such Damages constitute Consolidated Return Taxes or Transaction Taxes that are payable by Seller Parent under Section 8.6(b).

        (d)   In any case where a Buyer Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnified Party was indemnified pursuant to Section 9.2(a), such Buyer Indemnified Party shall promptly pay over to Seller Parent the amount so recovered (after giving effect to any applicable deductible, retention, collection costs, retrospectively rated premiums and actual increase in future premiums primarily as a result of or incurred in connection with the claim) (after deducting therefrom the full amount of the expenses incurred by such Buyer Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Buyer Indemnified Party in respect of such matter and (ii) any amount expended by Seller Parent in pursuing or defending any claim arising out of such matter.

        (e)   (i) Seller Parent shall not be liable for any Buyer Indemnifiable Claims pursuant to Section 9.2(a)(i) in an amount in excess of the Purchase Price and (ii) Buyer shall not be liable for any Seller Indemnifiable Claims pursuant to Section 9.2(b)(i) in an amount in excess of the Purchase Price.

        (f)    Following the Closing Date, Seller Parent shall have no obligation to indemnify any Buyer Indemnified Party under Section 9.2(a) for any Damages arising under Environmental Law or relating to the Release of Hazardous Materials and relating to any Owned Real Property or Leased Real Property to the extent such Damages arise from or are the result of Buyer, its Affiliates, the owner of the Business or its Affiliates, or their representatives (a) undertaking excavation, drilling or similar intrusive activities impacting the subsurface or invasive sampling or testing activities of environmental media (including any soil, sediment, groundwater, or surface water) or building material at the Owned Real Property or Leased Real Property other than: (i) as a result of any order or direction of any Governmental Authority with authority to issue such order or direction (provided such order or direction is not solicited by or on behalf of the Buyer, its Affiliates, the owner of the Business or its Affiliates, or their representatives for the purpose of triggering an indemnification right under this Agreement), (ii) as required by applicable Law or any Permit or to respond to a third-party claim, or (iii) in connection with any construction, maintenance or repair activities or any excavation, drilling or similar intrusive activities conducted in the ordinary course of operating the Business and for a legitimate business purpose; (b) disclosing, without the prior consent of Seller Parent, any presence or Release of any Hazardous Materials in, to or from any environmental media that existed or occurred prior to the Closing Date to any Governmental Authority with respect to the Owned Real Property or Leased Real Property (it being understood that the mere reporting of information as required by applicable Environmental Law or any Permit shall not be construed as an unauthorized disclosure), or (c) changing the zoning classification of any specific Owned Real Property after the Closing Date to a non-commercial or non-industrial, as applicable, use. Furthermore, Seller Parent shall have no obligation to indemnify any Buyer Indemnified Party under Section 9.2(a) for any Damages for any investigation, remediation or corrective action related to any contamination or other environmental condition arising from a Release of Hazardous Materials at any Owned Real Property or Leased Real Property to the extent such investigation, remediation or corrective action exceeds (i) that which is required by applicable Environmental Law or any Permit or any Lease first entered into prior to the Closing Date, or (ii) the most cost-effective means of investigating, remediating or undertaking remedial or corrective action regarding such contamination or other condition that is permitted by Environmental Law and all Governmental Authorities with jurisdiction over such matter for the continued use of such Owned Real Property or Leased Real Property, consistent with its use at the time of the Closing Date (for the avoidance of doubt, if the means of investigating, remediating or undertaking corrective action is not the most cost-effective means, then Seller Parent shall be liable for Damages up to the most cost-effective means and Buyer shall be responsible for any Damages in excess of the most cost-effective means).

        Section 9.5    Exclusive Remedy.

        From and after the Closing, except for payment of the Additional Payment Amount pursuant to Section 2.5, the rights to reimbursement and indemnification set forth in Section 5.7(c) and Section 5.12(b), claims under the Transition Services Agreement or the Pulp Supply Agreement and Fraud (collectively, the "Excluded Claims") Section 9.2 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the Contemplated Transactions; provided, however, that the foregoing shall not preclude any party's right to seek injunctive or other equitable relief in respect of any other party's failure to fulfill or perform any of its covenants, agreements or obligations contained herein or pursuant to the Restructuring Agreement if such claim for injunctive or other equitable relief is submitted within the applicable time period. Except for Excluded Claims and as specifically set forth in Section 9.2(a) or Section 9.2(b), Buyer and Seller Parent each waives on behalf of itself and all other Indemnified Parties and its and their successors and assigns any other claims that it or it's Indemnified Parties may have against the other party and its or their representatives related to the Contemplated Transaction; provided that nothing herein shall prevent any Buyer Indemnified Party from seeking recovery, or recovering, against the R&W Insurance Policy in accordance with its terms; provided further that nothing herein shall operate to limit the Liability of any party to the other parties for Fraud in the event such Fraud is finally determined by a court of competent jurisdiction.

        Section 9.6    Payment.

        (a)   All indemnification payments required to be made pursuant to this Article IX shall be made by wire transfer of immediately available funds by the Indemnifying Party to an account(s) provided by the Indemnified Party.

        (b)   Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price, including all applicable Tax purposes.

        Section 9.7    R&W Insurance Policy.

        The parties acknowledge that, as of the date hereof, Buyer has bound the R&W Insurance Policy and that a true and correct copy of such R&W Insurance Policy has been delivered to Seller. The R&W Insurance Policy shall provide that the insurer shall waive and not pursue any subrogation rights against Seller, unless the Loss (as defined in the R&W Insurance Policy) is caused by the Fraud of Seller. Notwithstanding anything to the contrary in this Agreement (including Section 9.4), Buyer shall not be obligated to make a claim under the R&W Insurance Policy for any Damages arising from or related to a failure of a Seller Fundamental Representation or representation contained in Section 3.16 to be true and correct until three years after Closing and then only to the extent there is any limit remaining under such policy after satisfaction of all pending claims thereunder.

        Section 9.8    Transfer of Indemnity.

        In the event that Seller Parent consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity, or transfers or conveys all or substantially all of its properties or assets to any Person, then Seller Parent shall make proper provision in a written agreement reasonably satisfactory to Buyer so that Seller Parent's successors and assigns or, as applicable, the transferee of such properties or assets, shall assume all of Seller Parent's obligations under this Article IX.

ARTICLE X
GENERAL PROVISIONS

        Section 10.1    Expenses.

        Except as otherwise set forth herein, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of the Transaction Agreements and the Contemplated Transactions, including all fees and expenses of Representatives. For the avoidance of doubt, all expenses incurred by any member of Seller Group in connection with the Contemplated Transactions shall be paid by Seller or Seller Parent and not by the Company or its Subsidiaries.

        Section 10.2    Notices.

        Pursuant to the terms of this Section 10.2, all notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt), (b) transmitted by facsimile (with confirmation of transmission), (c) by E-mail ((x) having obtained electronic delivery confirmation thereof if during normal business hours of the recipient, except for a notice of change of address, which shall be effective only upon receipt thereof or (y) having obtained written confirmation thereof) or (d) when delivered by a nationally recognized express overnight delivery service (return receipt requested), in each case to the appropriate addresses at the applicable direction set forth below (or to such other addresses and direction as a party may designate by notice to the other parties):

        If to Seller Parent or Seller:

Verso Corporation 8540 Gander Creek Drive Miamisburg, Ohio 45342
Attn:	St. John Daugherty Vice President, Legal and Corporate Affairs
Facsimile No.:	(937) 242-9328
E-mail:	St.John.Daugherty@Versoco.com

        with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036
Attn:	Kerry Berchem Zachary Wittenberg
Facsimile No.:	(212) 872-1002
E-mail:	kberchem@AkinGump.com zwittenberg@AkinGump.com

        If to Buyer:

Pixelle Specialty Solutions LLC c/o Lindsay Goldberg LLC 630 Fifth Avenue New York, NY 10111
Attn:	Russell Triedman Vincent Ley
Email:	triedman@lindsaygoldbergllc.com ley@lindsaygoldbergllc.com

        With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019
Attn:	Thomas E. Dunn, Esq.
Email:	tdunn@cravath.com

        Section 10.3    Waiver.

        The parties' rights and remedies are cumulative and not alternative. A party's failure or delay in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will not operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

        Section 10.4    Entire Agreement and Amendments.

        The Transaction Agreements (including the exhibits and schedules included herewith and therewith), together with the Confidentiality Agreement, supersede all prior agreements between the parties with respect to their respective subject matter and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to the respective subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto. Notwithstanding anything herein to the contrary, no Debt Financing Provision (and no other provision of this Agreement to the extent that an amendment, supplement, change or waiver of such provision would modify the substance of any Debt Financing Provision) may be amended, supplemented, changed or waived in a manner adverse to any Debt Financing Source Related Party without the prior written consent of its related Debt Financing Source.

        Section 10.5    Assignments, Successors, and Third-Party Rights.

        No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided, however, that Buyer may, without any other party consent (a) grant a security interest in, and collaterally assign, any of its rights under this Agreement or any related agreement entered into in connection with this Agreement in connection with the Debt Financing, (b) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates (in which case, Buyer nonetheless shall remain responsible for the performance of all of its obligations under this Agreement), (c) designate one or more of its Affiliates to perform its obligations under this Agreement (in which case, Buyer nonetheless shall remain responsible for the performance of all of its obligations under this Agreement), and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of Buyer (in which case, Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their successors and permitted assigns. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.5 shall be void. Notwithstanding the foregoing, each of the Debt Financing Source Related Parties shall be an express third-party beneficiary with respect to this Section 10.5, Section 7.3(e), Section 7.3(f), the last sentence of Section 10.4, the last sentence of Section 10.8, Section 10.9, the last sentence of Section 10.10, the last sentence of Section 10.11 and Section 10.18(b) (such provisions, collectively, the "Debt Financing Provisions") (it being understood that the foregoing provisions may not be amended, supplemented, changed or waived in a manner adverse to any Debt Financing Source Related Party without the prior written consent of its related Debt Financing Source).

        Section 10.6    Severability.

        Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 10.7    Section Headings.

        The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise specified, references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

        Section 10.8    Governing Law.

        All matters arising out of or in connection with this Agreement and its exhibits and schedules (whether arising in contract, tort, equity or otherwise), including the construction and interpretation thereof and the legal relations between the parties hereto, shall be governed by the laws of the State of New York without regard to the location of physical assets or to conflicts of laws principles. Notwithstanding the foregoing, all claims or causes of action (whether arising in contract, tort, equity or otherwise), against any Debt Financing Source Related Party arising out of or relating to (a) the Debt Commitment Letter or (b) this Agreement and its exhibits and schedules, including the construction and interpretation hereof or thereof and the legal relations between the parties hereto or thereto, shall, except as otherwise expressly provided in the Debt Commitment Letter, be governed by the laws of the State of New York without regard to the location of physical assets or to conflicts of laws principles.

        Section 10.9    Waiver of Jury Trial.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, OR THE DEBT FINANCING OR THE AGREEMENTS DELIVERED IN CONNECTION THEREWITH OR CONTEMPLATED THEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE AGREEMENTS DELIVERED IN CONNECTION THEREWITH OR CONTEMPLATED THEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

        Section 10.10    Submission to Jurisdiction.

        Each party irrevocably agrees that any Legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any State or federal court in the State of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the Transaction Agreements and the Contemplated Transactions. Each of the parties agrees not to commence any Legal Proceeding relating thereto except in the courts described above in the State of New York, other than Legal Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Legal Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Legal Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, subject to Section 10.18(b), each of the parties hereto agrees that it will not, and it will not permit any of its Affiliates to, bring or support any Legal Proceeding of any kind or description, whether in law or in equity and whether in contract or tort or otherwise, against the Debt Financing Source Related Parties in any way relating to this Agreement or any of the transactions contemplated hereby (including, but not limited to, any dispute arising out of or relating to the Debt Financing or the performance thereof) in any forum other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan or, in either case, any appellate court from any thereof.

        Section 10.11    Specific Performance.

        The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (a) the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief, and (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. In circumstances where Buyer is obligated to consummate the Contemplated Transactions and the Contemplated Transactions have not been consummated, Buyer expressly acknowledges and agrees that Seller Group and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate Seller Group, and that Seller on behalf of itself and Seller Group shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Buyer's obligations to consummate the Contemplated Transactions, including to cause Buyer to cause the Equity Investors to fund the Equity Financing pursuant to the terms of the Equity Commitment Letter. Seller's pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which Seller Group may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by any member of Seller Group and its stockholders. For the avoidance of doubt, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and payment of Buyer Termination Fee. The parties hereto agree that, notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to specific performance (or any other equitable relief) to cause Buyer to effect the Closing on the terms and subject to the conditions in this Agreement, only if: (i) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement) shall have been satisfied (or are capable of being satisfied at the Closing) or (to the extent permissible under applicable Law) waived, (ii) the full amount of the Debt Financing has been funded or would be funded at the Closing, and (iii) Buyer has failed to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement. Notwithstanding anything herein to the contrary, in no event shall Seller or any member of Seller Group and its stockholders be entitled to or cause Buyer to seek the remedy of specific performance of this Agreement against the Debt Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

        Section 10.12    Bulk Transfer Laws.

        Buyer hereby waives compliance by Seller and its Affiliates with the provisions of any so called "bulk transfer law" of any jurisdiction in connection with the sale of the Interests.

        Section 10.13    Disclosure Schedules.

        The Disclosure Schedules and the Buyer Disclosure Schedules will be arranged in sections corresponding to the sections contained in Section 1.1 or Article III, as applicable, and any reference in Section 1.1 or Article III, as the case may be, to items "set forth on Schedule" or "Schedule contains" or words of similar effect will be deemed to mean the section or subsection of the Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be, corresponding to the section or subsection of this Agreement where such reference appears. The disclosures in any section or subsection of the Disclosure Schedules and the Buyer Disclosure Schedules will qualify other sections or subsections in Article III if it is reasonably apparent that such disclosure is applicable to such other sections and subsections. No reference to or disclosure of any item or other matter in the Disclosure Schedules or the Buyer Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be. The information set forth in the Disclosure Schedules and the Buyer Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by Seller or Buyer, as the case may be, to any third-party of any matter whatsoever, including any violation of Law or breach of any Contract. The Disclosure Schedules and the Buyer Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller or Buyer, as applicable, contained in this Agreement. Nothing in the Disclosure Schedules or the Buyer Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedules and the Buyer Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules or the Buyer Disclosure Schedules, as the case may be. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

        Section 10.14    No Other Duties.

        The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

        Section 10.15    Remedies.

        All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

        Section 10.16    Reliance on Counsel and Other Advisors.

        Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

        Section 10.17    Legal Representation of the Parties.

        This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or to any other Transaction Agreement.

        Section 10.18    Non-Recourse.

        (a)   All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement), may be made only against (and are those solely of) the Persons that are expressly identified as parties hereto. No Person who is not a party hereto, including without limitation (a) any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any party hereto, or (b) any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (collectively, "Non-Party Affiliates"), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by law, each party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, each party hereto hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a party hereto or otherwise impose liability of a party hereto or any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise.

        (b)   Notwithstanding anything to the contrary, no Debt Financing Source Related Party shall have any liability to Seller or any of its Affiliates for any obligations or liabilities of Buyer or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. In no event shall Seller or any of its Affiliates (i) seek to enforce this Agreement against, make or support any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source Related Party or (ii) seek to enforce the Debt Financing or the Debt Commitment Letter against, make or support any claims for breach of the Debt Financing or the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source Related Party for any reason, including in connection with the Debt Financing or the Debt Commitment Letter or the obligations of the Debt Financing Source Related Parties thereunder. For the avoidance of doubt, this Section 10.18(b) does not limit or affect any rights or remedies that Buyer may have against the Debt Financing Source Related Parties pursuant to the Debt Commitment Letter.

        Section 10.19    Counterparts and Delivery.

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signed counterpart of this Agreement may be delivered by facsimile or other form of electronic transmission (e.g., pdf), with the same legal force and effect as delivery of an originally signed agreement.

        Section 10.20    Exhibits and Schedules.

        The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(Signature pages follow)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

VERSO CORPORATION
By:	/s/ LESLIE T. LEDERER
	Name:	Leslie T. Lederer
	Title:	Interim Chief Executive Officer
VERSO PAPER HOLDING LLC
By:	/s/ LESLIE T. LEDERER
	Name:	Leslie T. Lederer
	Title:	Interim Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

PIXELLE SPECIALTY SOLUTIONS LLC
By:	/s/ TIMOTHY HESS
	Name:	Timothy Hess
	Title:	President

[Signature Page to Membership Interest Purchase Agreement]

APPENDIX B

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

November 11, 2019

Verso Corporation
8540 Gander Creek Drive
Miamisburg, OH 45342
Attn: The Board of Directors

Dear Members of the Board:

        We understand that Verso Corporation ("Seller Parent"), intends to enter into a Membership Interest Purchase Agreement (the "Agreement") by and between Pixelle Specialty Solutions, LLC ("Buyer"), Seller Parent and Verso Paper Holding LLC, an indirect, wholly owned subsidiary of Seller Parent ("Seller"), pursuant to which, among other things, Seller will sell all of the issued and outstanding equity interests (the "Interests") of Verso Androscoggin LLC (the "Company") to Buyer (the "Transaction") in exchange for $400,000,000 in cash (the "Consideration"), subject to adjustment as provided for in the Agreement (as to which adjustment we express no opinion). We further understand that, in connection with the Transaction, Seller Parent, Seller, Verso Minnesota Wisconsin LLC ("VMW"), Verso Energy Holding LLC ("VEH" and collectively with Seller Parent, Seller and VMW, the "Transferring Parties") and the Company will enter into a Restructuring Agreement (the "Restructuring Agreement"), pursuant to which, among other things, prior to the Transaction, (i) the Transferring Parties will transfer to the Company certain assets (the "Acquired Assets") related to Seller's pulp, paper and paper-based packaging materials business at those certain manufacturing facilities located in Stevens Point, Wisconsin and Jay (Androscoggin), Maine (the "Business"), (ii) the Company will assume from the Transferring Parties certain liabilities (the "Assumed Business Liabilities") related to the Business, and (iii) Seller Parent will assume or its applicable affiliate will remain responsible for, certain liabilities (the "Retained Business Liabilities") related to the Business (such transactions, the "Restructuring").

        The Board of Directors (the "Board") of Seller Parent has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Consideration to be received by Seller for the Interests in the Transaction pursuant to the Agreement after giving effect to the Restructuring is fair, from a financial point of view, to Seller Parent. For purposes of our analyses and this Opinion, we have, with your consent, evaluated the fairness, from a financial point of view, to Seller Parent of the Consideration being received by Seller for the Interests in the Transaction pursuant to the Agreement after giving effect to the Restructuring as though the Interests were being transferred, and the Consideration received, by Seller Parent.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the following agreements and documents:

  a.
  a draft, dated November 9, 2019, of the Agreement; and

  b.
  a draft, dated November 9, 2019, of the Restructuring Agreement;

  2.
  reviewed certain publicly available business and financial information relating to Seller Parent, Seller, the Company and the Business that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Business made available to us by Seller Parent, including financial projections (and adjustments thereto) prepared by or discussed with the management of Seller Parent relating to the Business for the fiscal years ending December 31, 2019 through 2024 (the "Projections");

  4.
  compared the financial and operating performance of the Business with that of companies with publicly traded equity securities that we deemed to be relevant;

  5.
  considered the publicly available financial terms of certain transactions that we deemed to be relevant; and

  6.
  spoken with certain members of the management of Seller Parent regarding the business, operations, financial condition and prospects of the Business, the Transaction and related matters; and

  7.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of Seller Parent has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Business. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Business and the Transaction and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Business since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

        For purposes of our analyses and this Opinion, we have with your agreement assumed that (i) the Transaction will not impair the ability of Seller Parent and its affiliates to operate the assets, businesses or operations of Seller Parent and its subsidiaries other than the Business (the "Retained Businesses") as currently conducted, or as the management of Seller Parent and its subsidiaries currently contemplate conducting the Retained Businesses, (ii) upon the consummation of the Transaction pursuant to the Agreement, neither Seller Parent nor any of its subsidiaries will have any liability or obligation with respect to the Assumed Business Liabilities, and (iii) after giving effect to the Restructuring and immediately prior to the consummation of the Transaction, the Company will have no assets or operations other than the Business.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Restructuring and the Transaction will be satisfied without waiver thereof, and (d) the Restructuring and the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Restructuring and the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Restructuring and the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Restructuring, the Transaction, the Business, the Company, Seller, Seller Parent or Buyer or any expected benefits of the Transaction that would be material to our analyses or this Opinion. With your agreement we have also assumed that any adjustments to the Consideration pursuant to the Agreement or otherwise will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of any draft documents identified above will not differ in any respect from the drafts of said documents.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Business, the Company, the Retained Businesses, Seller, Seller Parent, Buyer or any other party and we were not provided with any such appraisal or evaluation.

        We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, Seller, Seller Parent or Buyer is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Business, the Company, the Retained Businesses, Seller, Seller Parent or Buyer is or may be a party or is or may be subject.

        This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Except as set forth in the last sentence of this Opinion, we are not expressing any view or opinion as to the price or range of prices at which the Interests may be purchased or sold, or otherwise be transferable, at any time.

        This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, Seller Parent, Seller, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction, the Restructuring or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Seller, Seller Parent, Buyer or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey and/or certain of its affiliates have in the past provided investment banking, financial advisory and/or other financial or consulting services to Seller Parent and Lindsay Goldberg LLC, an affiliate of Buyer ("Lindsay Goldberg"), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Lindsay Goldberg (collectively, with Lindsay Goldberg, the "Lindsay Goldberg Group"), for which Houlihan Lokey and/or its affiliates have received compensation, including, among other things, having acted as financial advisor to ECS Federal, LLC, then a member of the Lindsay Goldberg Group, in connection with its sale transaction, which transaction closed in April 2018. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Seller Parent, Buyer, members of the Lindsay Goldberg Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Lindsay Goldberg, other participants in the Transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Lindsay Goldberg Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Seller Parent, Buyer, members of the Lindsay Goldberg Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

        Houlihan Lokey has provided certain financial advisory services to the Board in connection with the Transaction and will receive a fee for such services. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the conclusion set forth in this Opinion or the successful completion of the Transaction. Seller Parent has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        This Opinion only addresses whether the Consideration to be received by Seller for the Interests in the Transaction pursuant to the Agreement after giving effect to the Restructuring is fair, from a financial point of view, to Seller Parent in the manner set forth herein and does not address any other aspect or implication of the Transaction, any related transaction, or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Restructuring except that, for purposes of our analyses and this Opinion we have assumed the consummation of the Restructuring prior to consummation of the Transaction. In addition, this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, Seller Parent, Seller, Buyer, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of Seller Parent, Seller, the Company, Buyer or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Business, the Company, Seller, Seller Parent, Buyer or any other party, (v) the fairness of any portion or aspect of the Transaction to the stockholders of Seller Parent or any other person (including, without limitation, any distribution or other use of the Consideration following the consummation the Transaction) (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's, Seller's, Seller Parent's, Buyer's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's, Seller's, Seller Parent's, Buyer's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vii) whether or not Seller, Seller Parent, Buyer, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (viii) the solvency, creditworthiness or fair value of the Business, the Retained Businesses, the Acquired Assets, the Company, Seller, Seller Parent, Buyer or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, environmental, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, Seller Parent, Seller, the Company, Buyer and their respective advisors, as to all legal, regulatory, accounting, environmental, insurance, tax and other similar matters with respect to the Business, the Company, Seller, Seller Parent, Buyer and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by Seller for the Interests in the Transaction pursuant to the Agreement after giving effect to the Restructuring is fair to Seller Parent from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet – QUICK AND EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail Verso Corporation As a stockholder of Verso Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. To ensure your vote is cast, votes submitted telephonically or electronically over the Internet should be received by [ ], Eastern Time, on [ ], 2020. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice and Proxy Statement are Available at: www.stockholderdocs.com/VRS   FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY CARD Verso Corporation SPECIAL MEETING OF STOCKHOLDERS This proxy is solicited by the Board of Directors [ ], 2020 at [ ] Eastern Time The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement, hereby appoint(s) Adam St. John, Allen J. Campbell, and St. John Daugherty, and each of them, acting individually or in the absence of others, as proxies, each with the full power of substitution and re-substitution, and hereby authorize(s) them to represent and to vote, in accordance with the instructions on this proxy card, all of the shares of Class A common stock and Class B common of Verso Corporation that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held at [ ] eastern time on [ ], 2020 at [ ] located at [ ] and any all postponements or adjournments thereof. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the Special Meeting of Stockholders, including any previously given by telephone or Internet. This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, each of the proxies (or their respective substitutes) will have authority to vote “FOR” Proposals 1 and 2 in accordance with the Board of Directors’ recommendations, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof, to the extent authorized under Rule 14a-4(c) under the Exchange Act. (Continued, and to be marked, dated and signed, on the other side)  Vote by Mail Sign and return your proxy in the postage-paid envelope provided. Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-877-587-0766 Vote by Internet Access the Website and submit your proxy: www.proxyvoting.com/VRS

VERSO CORPORATION THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED Verso Corporation The Board of Directors recommends you vote FOR Proposal 1 and 2 Please mark your votes like this 1. Company Proposal: to approve the sale For  Against  Abstain  of our Androscoggin mill, located in Jay, Maine, and our Stevens Point mill, located in Stevens Point, Wisconsin, pursuant to the Membership Interest Purchase Agreement, dated as November 11, 2019, by and between Pixelle Specialty Solutions LLC, Verso Paper Holding LLC and Verso; 2. Company Proposal: to approve the For  Against  Abstain  adjournment or postponement of the Special Meeting from time to time, if necessary or appropriate (as determined by the board of directors or a committee thereof), to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposed sale described in Proposal 1. Signature Signature, if held jointly (Title) Date , 2020 Note: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. If you have questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below: 1407 Broadway, 27th Floor New York, New York 10018 Call Collect: (212) 929-5500 or Toll-Free (800) 322-2885 Email: proxy@mackenziepartners.com